As filed with the Securities and Exchange Commission on August 30, 2017

Registration No. 333-219975

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Kansas	6022	72-1532188
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

(316) 612-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

Wichita, Kansas 67207

(316) 612-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael G. Keeley, Esq. Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-7932 (214) 855-3906	C. Bruce Crum, Esq. McAfee & Taft A Professional Corporation 10th Floor, Two Leadership Square 211 N. Robinson Oklahoma City, Oklahoma 73102 (405) 552-2247

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED AUGUST 30, 2017

PROXY STATEMENT/PROSPECTUS

Prospectus of Equity Bancshares, Inc.	Proxy Statement of Cache Holdings, Inc.

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To Shareholders of Cache Holdings, Inc.:

On July 14, 2017, Equity Bancshares, Inc., a Kansas corporation (which we refer to in this proxy statement/prospectus as “Equity”) and Cache Holdings, Inc., an Oklahoma corporation (which we refer to in this proxy statement/prospectus as “Cache”) entered into an Agreement and Plan of Reorganization (which we refer to in this proxy statement/prospectus as the “merger agreement”). Subject to its terms and conditions, the merger agreement provides that Cache will merge with and into Equity (which we refer to in this proxy statement/prospectus as the “merger”), with Equity continuing as the surviving corporation.

At the effective time of the merger (which we refer to in this proxy statement/prospectus as the “effective time”), each outstanding share of Cache common stock will be converted into the right to receive (i) 53.00 shares of Class A common stock, par value of $0.01 per share, of Equity (which we refer to in this proxy statement/prospectus as “Equity common stock”), and (ii) $615.12, in cash, subject to a possible downward adjustment of the cash consideration based upon Cache’s consolidated capital, surplus and retained earnings accounts less all intangible assets and Cache merger costs (which we refer to in this proxy statement/prospectus as the “Cache adjusted shareholders’ equity”) prior to the closing of the merger (which we refer to in this proxy statement/prospectus as the “Closing”) as provided in the merger agreement. The Equity common stock is listed on the NASDAQ Stock Market, Inc. Global Select Market System (which we refer to in this proxy statement/prospectus as the “NASDAQ”) under the symbol “EQBK.” The market value of the shares of Equity common stock to be paid as consideration will fluctuate with the market price of Equity common stock; therefore, the market value of the shares of Equity common stock at closing will not be known at the time the Cache shareholders vote on the merger.

Based on (i) the closing price of $31.61 for Equity common stock on NASDAQ on July 11, 2017, the day used by D.A. Davidson for purposes of its financial analysis, the implied value of the stock component of the merger consideration per share of Cache common stock would be approximately $1,675.33, and, together with the maximum $615.12 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,290.45 per share of Cache common stock, (ii) the closing price of $31.57 for Equity common stock on NASDAQ on July 14, 2017, the last trading day before public announcement of the merger, the implied value of the stock component of the merger consideration per share of Cache common stock would be approximately $1,673.21, and, together with the maximum $615.12 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,288.33 per share of Cache common stock, and (iii) the closing price of $34.48 for Equity’s common stock on the NASDAQ on August 7, 2017, the latest practicable trading day before the initial filing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of Cache common stock would be approximately $1,827.44 and together with the maximum $615.12 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,442.56 per share of Cache common stock and (iv) the closing price of $34.11 for Equity’s common stock on NASDAQ on August 28, 2017, the latest practicable trading day before the printing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of Cache common stock would be approximately $1,807.83 and together with the maximum $615.12 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,422.95 per share of Cache common stock. Each of the foregoing examples in the preceding sentence assumes there is no downward adjustment to the cash component of the merger consideration.

Cache is required to deliver $30,810,000 of Cache adjusted shareholders’ equity in connection with the closing of the merger. If the Cache adjusted shareholders’ equity is less than $30,810,000, as of the close of business on the calculation date, which will be the date five business days before the closing of the merger, then the per share cash consideration to be paid to each holder of Cache common stock will be reduced pro rata for each dollar that the Cache adjusted shareholders’ equity is less than $30,810,000. In the event that the Cache adjusted shareholders’ equity is less than $17,932,463, then the holders of Cache common stock would receive no cash consideration. As of June 30, 2017, Cache’s shareholders’ equity was approximately $34.2 million. Cache estimates that it will earn approximately $2.8 million prior to the anticipated closing of the merger in the fourth quarter of 2017. As of August 7, 2017, Cache estimated that the Cache Merger Costs (as defined in the merger agreement) would be approximately $872,000. Based on the foregoing estimates, Cache expects that the Cache shareholders will receive $615.12 in cash per share of Cache common stock.

We urge you to obtain current market quotations for Equity common stock. There are no current market quotations for Cache common stock because Cache is a privately owned corporation and its common stock is not traded on any established public trading market.

Cache will hold a special meeting (which we refer to in this proxy statement/prospectus as the “Cache special meeting”) of its shareholders in connection with the merger. Cache shareholders will be asked to vote to adopt the merger agreement and approve related matters as described in this proxy statement/prospectus.

Cache’s board of directors unanimously recommends that Cache shareholders vote “FOR” the adoption of the merger agreement and “FOR” the other matters to be considered at the Cache special meeting.

This proxy statement/prospectus describes the Cache special meeting, the merger, the issuance of the Equity common stock in connection with the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 40, for a discussion of the risks relating to the proposed merger. You also can obtain information about Equity from documents that it has filed with the Securities and Exchange Commission (which we refer to in this proxy statement/prospectus as the “SEC”).

Brad S. Elliott Chairman and Chief Executive Officer Equity Bancshares, Inc.	Michael E. Bezanson Chairman and Chief Executive Officer Cache Holdings, Inc.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Equity or Cache, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is September 1, 2017, and it is first being mailed or otherwise delivered to the shareholders of Cache on or about September 8, 2017.

CACHE HOLDINGS, INC.

9292 S. Delaware Avenue

Tulsa, Oklahoma 74137

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Cache Holdings, Inc.:

Notice is hereby given that Cache Holdings, Inc. (“Cache”) will hold the Cache special meeting at the Southern Hills Country Club located at 2636 E. 61st Street, Tulsa, Oklahoma 74136 on October 17, 2017 at 5:00 p.m., local time, to consider and vote upon the following matters:

•	a proposal to adopt the Agreement and Plan of Reorganization (the “merger agreement”), by and among Equity Bancshares, Inc. (“Equity”) and Cache, pursuant to which Cache will merge with and into Equity (the “merger”), and approve the merger, each as more fully described in this proxy statement/prospectus (which Equity and Cache refer to in this proxy statement/prospectus as the “Cache Merger Proposal”);

•	a proposal to terminate the Shareholders’ Agreement dated August 28, 2009, by and among Cache Holdings, Inc. and its shareholders (which Equity and Cache refer to in this proxy statement/prospectus as the “Cache Termination Proposal”); and

•	a proposal to adjourn the Cache special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Cache Merger Proposal or the Cache Termination Proposal (the “Cache Adjournment Proposal”).

Cache has fixed the close of business on September 1, 2017 as the record date for the Cache special meeting (the “Cache record date”). Only Cache shareholders of record at that time are entitled to notice of, and to vote at, the Cache special meeting, or any adjournment or postponement of the Cache special meeting. Approval of the Cache Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Cache common stock. Approval of the Cache Termination Proposal requires the affirmative vote of holders of a majority of the shares of Cache common stock, including holders of options to purchase Cache common stock. The Cache Adjournment Proposal will be approved if a majority of the votes cast on such proposal at the Cache special meeting are voted in favor of such proposal.

Cache shareholders have the right to demand appraisal of their shares of Cache common stock and obtain payment in cash of the appraised fair value of their shares of Cache common stock under applicable provisions of the Oklahoma General Corporation Act (the “OGCA”). In order for a Cache shareholder to perfect his or her appraisal rights such Cache shareholder must carefully follow the procedures set forth in the OGCA. A copy of the applicable provisions of the OGCA is included as Annex E to the proxy statement/prospectus and a summary of the provisions can be found under the section of this proxy statement/prospectus entitled “The Merger—Appraisal Rights in the Merger.”

Cache’s board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Cache and its shareholders, and unanimously recommends that Cache shareholders vote “FOR” the Cache Merger Proposal, “FOR” the Cache Termination Proposal and “FOR” the Cache Adjournment Proposal.

Your vote is very important. Equity and Cache cannot complete the merger unless Cache’s shareholders adopt the merger agreement and approve the merger. Regardless of whether you plan to attend the Cache special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of Cache, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

This proxy statement/prospectus provides a detailed description of the Cache special meeting, the Cache Merger Proposal, the Cache Termination Proposal, the Cache Adjournment Proposal, the documents related to the merger and other related matters. You are urged to read this proxy statement/prospectus, including any documents they refer you to, and its annexes carefully and in their entirety. We look forward with pleasure to seeing and visiting with you at the Cache special meeting.

By Order of the Board of Directors,

Michael E. Bezanson

Chairman and Chief Executive Officer

ADDITIONAL INFORMATION

This proxy statement/prospectus references important business and financial information about Equity and Cache from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement/prospectus by accessing the SEC’s website maintained at http://www.sec.gov, for documents regarding Equity, or by requesting copies in writing or by telephone from the appropriate company, as set forth below, for documents regarding either Equity or Cache:

Equity Bancshares, Inc. 7701 East Kellogg Drive, Suite 300 Wichita, Kansas 67207 Attention: Investor Relations Telephone: (316) 612-6000	Cache Holdings, Inc. 9292 S. Delaware Avenue Tulsa, Oklahoma 74137 Attention: Michael E. Bezanson Telephone: (918) 209-5200

You will not be charged for any of these documents that you request. To receive timely delivery of these documents in advance of the special meeting, you must make your request no later than October 3, 2017.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (which we refer to in this proxy statement/prospectus as the “SEC”) by Equity (File No. 333-219975), constitutes a prospectus of Equity under Section 5 of the Securities Act of 1933, as amended (which we refer to in this proxy statement/prospectus as the “Securities Act”), with respect to the shares of Equity common stock to be issued to Cache shareholders pursuant to the terms of the merger agreement. This document also constitutes a proxy statement for Cache. It also constitutes a notice of special meeting with respect to the Cache special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated September 1, 2017, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Cache shareholders nor the issuance by Equity of shares of Equity common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Equity has been provided by Equity and information contained in this document regarding Cache has been provided by Cache.

For more details, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 160.

i

ii

QUESTIONS AND ANSWERS

The following are some questions that you, as a Cache shareholder, may have about the merger and the Cache special meeting, and brief answers to those questions. You are urged to read the remainder of this proxy statement/prospectus carefully because the information in this section does not provide all of the information that might be important to you with respect to the merger, the Cache special meeting or the proposals presented at that meeting. Additional important information is also contained in the annexes to this proxy statement/prospectus. For details about where you can find additional important information, please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

Unless the context otherwise requires, references in this proxy statement/prospectus to “Equity” refer to Equity Bancshares, Inc., a Kansas corporation, and its affiliates, including Equity Bank, a Kansas state bank and a wholly-owned subsidiary of Equity (which Equity and Cache refer to in this proxy statement/prospectus as “Equity Bank”). Additionally, unless the context otherwise requires, references in this proxy statement/prospectus to “Cache” refer to Cache Holdings, Inc., an Oklahoma corporation, and its affiliates, including Patriot Bank, an Oklahoma state bank and a wholly-owned subsidiary of Cache (which Equity and Cache refer to in this proxy statement/prospectus as “Patriot Bank”).

Q:	What is the merger?

A:	Equity and Cache entered into the merger agreement on July 14, 2017. Under the merger agreement, Cache will merge with and into Equity, with Equity surviving the merger (Equity and Cache refer to the merger in this proxy statement/prospectus as the “merger”). Immediately following the merger (or at such later time as Equity may determine in its sole discretion), Equity will cause Patriot Bank to merge with and into Equity Bank (the “Bank Merger”), with Equity Bank surviving the Bank Merger.

A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

The merger cannot be completed unless, among other things, the Cache shareholders approve the proposal to adopt the merger agreement.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Cache is delivering this document to you because it is a proxy statement being used by Cache’s board of directors (which Equity and Cache refer to in this proxy statement/prospectus as the “Cache Board”) to solicit proxies of Cache’s shareholders entitled to vote on the adoption of the merger agreement and the approval of the merger and related matters.

Cache has called a special meeting of its shareholders to adopt the merger agreement and approve the merger and related matters. This document serves as a proxy statement for the Cache special meeting and describes the proposals to be presented at the Cache special meeting. It also constitutes a notice of special meeting with respect to the Cache special meeting.

In addition, this document is also a prospectus that is being delivered to Cache shareholders because Equity is offering shares of Equity common stock to Cache shareholders in connection with the merger.

This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Cache special meeting and important information to consider in connection with an investment in Equity common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending the Cache special meeting. Your vote is important, and you are encouraged to submit your proxy as soon as possible.

Q:	What are Cache shareholders being asked to vote on at the Cache special meeting?

A:	Cache is soliciting proxies from its common shareholders with respect to the following proposals:

•	a proposal to adopt the merger agreement and approve the merger (which Equity and Cache refer to as the “Cache Merger Proposal”);

•	a proposal to terminate the Shareholders’ Agreement dated August 28, 2009 by and among Cache Holdings, Inc. and its shareholders (which Equity and Cache refer to as the “Cache Termination Proposal”); and

•	a proposal to adjourn the Cache special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Cache Merger Proposal and the Cache Termination Proposal (which Equity and Cache refer to as the “Cache Adjournment Proposal”). Completion of the merger is not conditioned upon approval of the Cache Adjournment Proposal.

Q:	What will Cache shareholders and option holders be entitled to receive in the merger?

A:	If the merger is completed, each share of Cache common stock (other than shares of Cache common stock held by Cache, Equity and any Cache shareholder who has perfected such shareholder’s appraisal rights under Section 1091 of the OGCA (which Equity and Cache refer to in this proxy statement/prospectus as a “dissenting shareholder”)) will be converted into the right to receive (i) 53.00 shares of Equity common stock, and (ii) $615.12, in cash, subject to a possible downward adjustment of the cash consideration based upon the amount of Cache adjusted shareholders’ equity (as defined below) prior to Closing, for each share of Cache common stock they hold immediately prior to the merger. For a discussion of the possible downward adjustment to the cash component of the merger consideration, the Cache shareholders’ equity as of a recent date and Cache’s estimate of the Cache Merger Costs, see “Questions and Answers—Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?” beginning on page 3 and “The Merger Agreement—Merger Consideration” beginning on page 78.

If the merger is completed, each option to purchase shares of Cache common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the calculation date, will be surrendered, and each share of Cache common stock subject to such option will, on the effective date of the merger, be converted into a number of shares of Equity common stock equal to the excess, if any, of $2,267.13 over the exercise price per share of such option, divided by $31.17.

Equity will not issue any fractional shares of Equity common stock in the merger. Cache shareholders and option holders who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the closing price of Equity common stock as of the calculation date, which will be the date five business days before the closing of the merger. Shares of Cache common stock held by dissenting shareholders of Cache will not be converted into the merger consideration.

As a result of the foregoing, based on the number of shares of Equity common stock and Cache common stock outstanding as of August 28, 2017, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, approximately 90.9% of outstanding Equity common stock following the merger, and approximately 83.5% of outstanding Equity common stock following the merger and the Eastman merger, will be held by shareholders who were holders of Equity common stock immediately prior to the effectiveness of the merger and approximately 9.0% of outstanding Equity common stock following the merger and 8.3% of outstanding Equity common stock following the merger and the Eastman merger will be held by shareholders and option holders who were holders of Cache common stock or options to acquire Cache common stock immediately prior to the effectiveness of the merger.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:	The value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for Equity common stock. Any fluctuation in the market price of Equity common stock after the date of this proxy statement/prospectus will change the value of the shares of Equity common stock that Cache shareholders will be entitled to receive.

The table below sets forth the implied value of the merger consideration based on the closing price of Equity common stock as quoted by NASDAQ on the specified dates:

Date	Closing price of Equity common stock	Implied value of stock consideration per share of Cache common stock	Cash consideration per share of Cache common stock(6)	Implied value of merger consideration per share of Cache common stock	Aggregate stock consideration(5)	Aggregate cash consideration(6)	Aggregate total consideration
July 11, 2017(1)	$31.61	$1,675.33	$615.12	$2,290.45	$35,073,033	$12,877,537	$47,950,570
July 14, 2017(2)	$31.57	$1,673.21	$615.12	$2,288.33	$35,028,651	$12,877,537	$47,906,188
August 7, 2017(3)	$34.48	$1,827.44	$615.12	$2,442.56	$38,257,456	$12,877,537	$51,134,993
August 28, 2017(4)	$34.11	$1,807.83	$615.12	$2,422.95	$37,846,921	$12,877,537	$50,724,458

(1)	The day used by D.A. Davidson & Co. (which we refer to in this proxy statement/prospectus as “D.A. Davidson”) for purposes of its financial analysis.
(2)	The last trading day before public announcement of the merger.
(3)	The latest practicable trading day before the initial filing of this proxy statement/prospectus.
(4)	The latest practicable trading day before the printing of this proxy statement/prospectus.
(5)	Excludes stock issued as part of the option consideration. See “The Merger—Interests of Cache’s Directors and Officers in the Merger.”
(6)	Assumes there is no downward adjustment to the cash component of the merger consideration. For a discussion of the possible downward adjustment to the cash component of the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page 78.

Based on (i) the closing price of $31.61 for Equity common stock on NASDAQ on July 11, 2017, the day used by D.A. Davidson for purposes of its financial analysis, the implied value of the stock component of the merger consideration per share of Cache common stock would be approximately $1,675.33, and, together with the maximum $615.12 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,290.45 per share of Cache common stock, (ii) the closing price of $31.57 for Equity common stock on NASDAQ on July 14, 2017, the last trading day before public announcement of the merger, the implied value of the stock component of the merger consideration per share of Cache common stock would be approximately $1,673.21, and, together with the maximum $615.12 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,288.33 per share of Cache common stock, (iii) the closing price of $34.48 for Equity common stock on NASDAQ on August 7, 2017, the latest practicable trading day before the initial filing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of Cache common stock would be approximately $1,827.44 and together with the maximum $615.12 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,442.56 per share of Cache common stock and (iv) the closing price of $34.11 for Equity common stock on NASDAQ on August 28, 2017, the latest practicable trading day before the printing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of Cache common stock would be approximately $1,807.83 and together with the maximum $615.12 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,422.95 per share of Cache common stock.

The cash component of the merger consideration is subject to downward adjustment based upon Cache adjusted shareholders’ equity. If the Cache adjusted shareholders’ equity is less than $30,810,000, then the per share cash consideration to be paid to each holder of Cache common stock will be reduced pro rata for each dollar that the Cache adjusted shareholders’ equity is less than $30,810,000. In the event that the Cache adjusted shareholders’ equity is less than $17,932,463, then the holders of Cache common stock would receive no cash consideration. As of August 7, 2017, the most recent practicable date before the initial filing of this proxy statement/prospectus, Cache adjusted shareholders’ equity would have been $31,593,000.

The Cache Merger Costs are the costs and expenses that Cache will incur in connection with the merger that are not reflected in Cache’s shareholders’ equity as of the calculation date, which will be the date five business days before the closing of the merger. The Cache Merger Costs will be subtracted from Cache’s shareholders’ equity as of the calculation date to calculate the Cache adjusted shareholders’ equity. The Cache Merger Costs is defined in the merger agreement and it includes, among other costs and expenses:

•	contract termination costs, including employment related agreements and obligations;

•	the payment of certain bonuses and change-in-control payments to employees of Cache not being paid by Equity;

•	the payment of all costs, fees and expenses relating to the engagement and performance by an independent accounting firm of an audit on Cache’s financial statements for 2015 and 2016; and

•	all legal, accounting and financial advisory fees of Cache associated with the merger.

The following table presents the effect of the estimated Cache Merger Costs on the per share cash consideration to be received by the Cache shareholders. As of August 7, 2017, the most recent practicable date before the initial filing of this proxy statement/prospectus, Cache estimates that the Cache Merger Costs would be approximately $872,000. The table also presents up to $1,000,000 of additional Cache Merger Costs in increments of $250,000. For a discussion of the risks and assumptions associated with the estimates and forecasts included in this table, see “Risk Factors—Risks Relating to the Merger—The sum of Cache’s consolidated capital, surplus and retained earnings accounts less all intangible assets prior to the closing of the merger could be an amount that results in the reduction of the amount of the cash portion of the merger consideration that Cache shareholders would be entitled to receive.”

Estimated Cache tangible shareholders’ equity on the calculation date(1)	Estimated Cache Merger Costs(2)	Estimated Cache dividends(3)	Estimated Cache adjusted shareholders’ equity	Per share reduction in the cash consideration payable to Cache shareholders	Cash consideration per share of Cache common stock
$34,183,000	$872,000	1,718,000	$31,593,000	$0	$615.12
$34,183,000	$1,122,000	1,718,000	$31,343,000	$0	$615.12
$34,183,000	$1,372,000	1,718,000	$31,093,000	$0	$615.12
$34,183,000	$1,622,000	1,718,000	$30,843,000	$0	$615.12
$34,183,000	$1,872,000	1,718,000	$30,593,000	$10.37	$604.75

(1)	This number reflects the Cache tangible stockholders’ equity at June 30, 2017 of approximately $31.4 million, plus Cache’s estimated earnings from June 30, 2017 through the anticipated calculation date of approximately $2.8 million. The calculation date is the date that is five business days before the closing of the merger. The closing of the merger is expected to occur in the fourth quarter of 2017. The estimated earnings of Cache are based on the financial and operating forecast provided by Cache’s management.
(2)	Reflects Cache’s estimate as of August 7, 2017 of the Cache Merger Costs and additional Cache Merger Costs in increments of $250 thousand.
(3)	Dividends paid to Cache Shareholders are included in the Cache Merger Costs under the merger agreement but broken out here for reference.

Q:	How does the Cache Board recommend that I vote at the Cache special meeting?

A:	The Cache Board unanimously recommends that you vote “FOR” the Cache Merger Proposal, “FOR” the Cache Termination Proposal and “FOR” the Cache Adjournment Proposal.

Q:	When and where is the special meeting?

A:	The Cache special meeting will be held at Southern Hills Country Club located at 2636 E. 61st Street, Tulsa, Oklahoma 74136 on October 17, 2017, at 5.00 p.m. local time.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at your special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at their special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:	If you are a Cache shareholder and if your shares of Cache common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of Cache common stock. On the Cache record date, Cache had 60 holders of record.

If your shares of Cache common stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” This proxy statement/prospectus and the Cache proxy card have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions it included in the mailing or by following its instructions for voting.

Q:	If my shares of Cache common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:	No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:	What is a broker non-vote?

A:	A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

If you are a Cache shareholder, your broker does not have discretionary authority to vote your shares with respect to the Cache Merger Proposal or the Cache Termination Proposal, but your broker does have discretionary authority to vote your shares with respect to the Cache Adjournment Proposal.

Q:	How are broker non-votes and abstentions treated?

A:

Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner of the shares. The only routine matter to be presented at the Cache special meeting is the Cache Adjournment Proposal. If you hold shares in “street name” and do not provide voting instructions to your broker, those shares will be counted as broker non-votes for all non-routine matters. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

Abstentions and broker non-votes by Cache shareholders will have the effect of a vote against the Cache Merger Proposal and the Cache Termination Proposal because Oklahoma law requires the Cache Merger Proposal to be approved by a majority of the outstanding Cache common stock and the Shareholders Agreement requires the Cache Termination Proposal to be approved by a majority of the holders of shares and options to purchase shares.

Abstentions and broker non-votes will have no effect on the vote on the Cache Adjournment Proposal because the Cache bylaws require the Cache Adjournment Proposal to be approved by a majority of votes cast on the proposal. As the Cache Adjournment Proposal is considered a routine matter and a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to occur in connection with this proposal.

Q:	What constitutes a quorum for the Cache special meeting?

A:	The presence (in person or by proxy) of holders of at least a majority of the voting power represented by all issued and outstanding shares of Cache common stock entitled to be voted at the Cache special meeting constitutes a quorum for transacting business at the Cache special meeting. All shares of Cache common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Cache special meeting.

Q:	What is the vote required to approve each proposal at the Cache special meeting?

A:	Cache Merger Proposal: The affirmative vote of the majority of the outstanding shares of Cache common stock is required to approve the Cache Merger Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Cache special meeting or fail to instruct your bank or broker how to vote with respect to the Cache Merger Proposal, it will have the effect of a vote against the Cache Merger Proposal.

Cache Termination Proposal: The affirmative vote of the majority of the shares and options to purchase shares of Cache common stock is required to approve the Cache Termination Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Cache special meeting or fail to instruct your bank or broker how to vote with respect to the Cache Termination Proposal, it will have the effect of a vote against the Cache Termination Proposal.

Cache Adjournment Proposal: The affirmative vote of a majority of votes cast on the proposal at the Cache special meeting is required to approve the Cache Adjournment Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Cache special meeting or fail to instruct your bank or broker how to vote with respect to the Cache Adjournment Proposal, it will have no effect on this proposal.

Q:	Why is my vote important?

A:	If you do not vote, it will be more difficult for Cache to obtain the necessary quorum to hold its special meeting and to obtain approval of the proposals to be voted upon at the special meetings. In addition, your failure to vote will have the effect of a vote against the Cache Merger Proposal and the Cache Termination Proposal, as applicable. The Cache Board unanimously recommends that you, as a Cache shareholder, vote “FOR” the Cache Merger Proposal, “FOR” the Cache Termination Proposal and “FOR” the Cache Adjournment Proposal.

Q:	Can I attend the meeting and vote my shares in person?

A:	Yes. All shareholders of Cache, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record, are invited to attend the Cache special meeting. Holders of record of Cache common stock can vote in person at the Cache special meeting. If you are not a shareholder of record, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Cache special meeting. If you plan to attend the Cache special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Cache reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Cache special meeting is prohibited without Cache’s express written consent, respectively.

Q:	Can I change my vote?

A:	Yes. If you are a holder of record of Cache common stock, you may change your vote or revoke any proxy at any time before it is voted by (1) attending and voting in person at the Cache special meeting; (2) giving notice of revocation of the proxy at the Cache special meeting; or (3) delivering to the Secretary of Cache (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed. Attendance at the Cache special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Cache after the vote will not affect the vote. Cache’s corporate secretary’s mailing address is: 9292 S. Delaware Ave, Tulsa, Oklahoma 74137.

If you hold your shares of Cache common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.

Q:	What are the expected U.S. federal income tax consequences to a holder of Cache common stock as a result of the transactions contemplated by the merger agreement?

A:	Equity and Cache intend that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). If the merger qualifies as a reorganization under Section 368(a) of the Code, a holder of Cache common stock who exchanges Cache common stock for a combination of Equity common stock and cash should recognize gain (but not loss) in the exchange equal to the lesser of (1) the cash received by such holder and (2) the amount, if any, by which the cash plus the fair market value of Equity common stock received by such holder exceeds his or her adjusted tax basis in the Cache common stock surrendered in exchange therefor (in each case excluding cash received in lieu of a fractional share of Equity common stock).

Further, while Cache is taxed as an S Corporation under the Code, Equity is taxed as a C corporation. The acquisition by a Cache shareholder of Equity common stock will result in different tax consequences with respect to the ownership of Equity common stock as compared to the ownership of Cache common stock. For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, please see below the section entitled “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of Equity’s C Corporation Status.”

The U.S. federal income tax consequences described above may not apply to all holders of Cache common stock. Your tax consequences will depend on your individual situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

For further information on the U.S. federal income tax consequences of the Merger, please see “Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	Are Cache shareholders entitled to appraisal rights?

A:	Yes, Cache shareholders may assert appraisal rights. For further information, see “The Merger—Appraisal Rights in the Merger” beginning on page 74, which discussion is qualified by that description and by the text of the provisions of the Oklahoma General Corporation Act (which we refer to in this proxy statement/prospectus as the “OGCA”) relating to appraisal rights set forth in Annex E hereto.

Q:	If I am a Cache shareholder, should I send in my Cache stock certificates now?

A:	No. Please do not send in your Cache stock certificates with your proxy. Prior to the merger, Continental Stock Transfer and Trust Company (which Equity and Cache refer to in this proxy statement/prospectus as “Continental”) will send you instructions for exchanging Cache stock certificates for the merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates” beginning on page 81.

Q:	Whom may I contact if I cannot locate my Cache stock certificate(s)?

A:	If you are unable to locate your original Cache stock certificate(s), you should contact Michael E. Bezanson, Cache’s Chairman and Chief Executive Officer, at (918) 209-5200.

Q:	What should I do if I receive more than one set of voting materials?

A:	Cache shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Cache common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Cache common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Cache common stock that you own.

Q:	When do you expect to complete the merger?

A:	Equity and Cache currently expect to complete the merger in the fourth calendar quarter of 2017. However, neither Equity nor Cache can assure you of when or if the merger will be completed. Before the merger is completed, Cache must obtain the approval of Cache shareholders for the Cache Merger Proposal and the Cache Termination Proposal, the necessary regulatory approvals must be obtained and certain other closing conditions must be satisfied.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, holders of Cache common stock will not receive any consideration for their shares in connection with the merger. Instead, Cache will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Cache. See the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 94 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:	Whom should I call with questions?

A:	If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Cache common stock, please contact Michael E. Bezanson, Cache’s Chairman and Chief Executive Officer, at (918) 209-5200.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read the entire proxy statement/prospectus carefully, including the annexes, and the other documents to which they refer in order to fully understand the merger. A copy of the merger agreement is attached as Annex A. For more information about Equity, see “Where You Can Find More Information” beginning on page 160. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Companies (page 106)

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

(316) 612-6000

Equity is a Kansas corporation and bank holding company headquartered in Wichita, Kansas. Equity’s wholly-owned banking subsidiary, Equity Bank, provides a broad range of financial services primarily to businesses and business owners as well as individuals through Equity’s network of 37 full service branches located in Arkansas, Kansas and Missouri. As of June 30, 2017, Equity had consolidated total assets of $2.4 billion, total loans held for investment of $1.5 billion (net of allowances), total deposits of $1.8 billion and total stockholders’ equity of $286.1 million. Equity’s stock is traded on NASDAQ under the symbol “EQBK”.

Equity Bank is a Kansas state-chartered bank and member of the Federal Reserve (jointly supervised by both the Federal Reserve Bank of Kansas City and the Office of the Kansas State Bank Commissioner), and its deposits are insured by the FDIC. Equity Bank conducts a complete range of commercial and personal banking activities. Equity Bank operated a total of 37 branches, consisting of four branches in the Wichita, Kansas metropolitan area, six branches in the Kansas City metropolitan area, three branches in Topeka, Kansas, ten branches in Western Missouri, five branches in Western Kansas, four branches in Southeast Kansas and five branches in Arkansas. Most of Equity Bank’s branches are equipped with automated teller machines and drive-through facilities.

Equity’s principal office is located at 7701 East Kellogg Drive, Suite 300, Wichita, Kansas 67207, and its telephone number at that location is (316) 612-6000. Additional information about Equity and its subsidiaries is included in documents referred to in the section of this proxy statement/prospectus entitled “Where You Can Find More Information,” beginning on page 160.

Cache Holdings, Inc.

9292 S. Delaware Ave

Tulsa, Oklahoma 74137

(918) 209-5200

Cache is an Oklahoma corporation and bank holding company headquartered in Tulsa, Oklahoma. Cache’s wholly-owned banking subsidiary, Patriot Bank, provides a broad range of financial services to businesses and individuals, focusing on commercial loans and treasury services. Cache has elected to be taxed pursuant to Subchapter S of the Internal Revenue Code (an “S corporation”) and therefore does not pay taxes at the corporate level. See Note 1 in Cache’s Consolidated Financial Statements for the year ended December 31, 2016, beginning on page F-28. As of June 30, 2017, Cache had consolidated total assets of $346.7 million, total loans held for investment of $323.6 million (net of allowances), total deposits of $288.2 million and total shareholders’ equity of $34.2 million. Cache does not file reports with the SEC.

Patriot Bank is an Oklahoma state-chartered bank and member of the Federal Reserve (jointly supervised by both the Federal Reserve Bank of Kansas City and the Oklahoma State Banking Department) and its deposits are insured by the FDIC. Patriot Bank’s main office is located in Tulsa, Oklahoma.

Cache’s principal executive offices are located at 9292 S. Delaware Ave, Tulsa, Oklahoma 74137, and its telephone number at that location is (918) 209-5200. For additional information about Cache and its subsidiaries see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 160.

In the Merger, Cache shareholders Will Be Entitled To Receive Shares of Equity common stock and cash (pages 54 and 78)

Equity and Cache are proposing a strategic merger. If the merger is completed, each share of Cache common stock (other than shares of Cache common stock held by Cache, Equity and any dissenting shareholder) will be converted into the right to receive (i) 53.00 shares of Equity common stock, and (ii) $615.12, in cash, subject to a possible downward adjustment of the cash consideration based upon the amount of Cache adjusted shareholders’ equity prior to Closing. Equity will not issue any fractional shares of Equity common stock in the merger. Cache shareholders who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the closing price of Equity common stock as of the calculation date, which will be the date five business days before the closing of the merger.

The Equity common stock is listed on NASDAQ under the symbol “EQBK.” The market value of the shares of Equity common stock to be paid as consideration will fluctuate with the market price of Equity common stock and will not be known at the time the Cache shareholders vote on the merger.

Based on (i) the closing price of $31.61 for Equity common stock on NASDAQ on July 11, 2017, the day used by D.A. Davidson for purposes of its financial analysis, the implied value of the stock component of the merger consideration per share of Cache common stock would be approximately $1,675.33, and, together with the maximum $615.12 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,290.45 per share of Cache common stock, (ii) the closing price of $31.57 for Equity common stock on NASDAQ on July 14, 2017, the last trading day before public announcement of the merger, the implied value of the stock component of the merger consideration per share of Cache common stock would be approximately $1,673.21, and, together with the maximum $615.12 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,288.33 per share of Cache common stock, (iii) the closing price of $34.48 for Equity common stock on NASDAQ on August 7, 2017, the latest practicable trading day before the initial filing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of Cache common stock would be approximately $1,827.44 and together with the maximum $615.12 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,442.56 per share of Cache common stock and (iv) the closing price of $34.11 for Equity common stock on NASDAQ on August 28, 2017, the latest practicable trading day before the printing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of Cache common stock would be approximately $1,807.83 and together with the maximum $615.12 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,422.95 per share of Cache common stock.

The table below sets forth the implied value of the merger consideration based on the closing price of Equity common stock as quoted by NASDAQ on the specified dates:

Date	Closing price of Equity common stock	Implied value of stock consideration per share of Cache common stock	Cash consideration per share of Cache common stock(6)	Implied value of merger consideration per share of Cache common stock	Aggregate stock consideration(5)	Aggregate cash consideration(6)	Aggregate total consideration
July 11, 2017(1)	$31.61	$1,675.33	$615.12	$2,290.45	$35,073,033	$12,877,537	$47,950,570
July 14, 2017(2)	$31.57	$1,673.21	$615.12	$2,288.33	$35,028,651	$12,877,537	$47,906,188
August 7, 2017(3)	$34.48	$1,827.44	$615.12	$2,442.56	$38,257,456	$12,877,537	$51,134,993
August 28, 2017(4)	$34.11	$1,807.83	$615.12	$2,422.95	$37,846,921	$12,877,537	$50,724,458

(1)	The day used by D.A. Davidson for purposes of its financial analysis.
(2)	The last trading day before public announcement of the merger.
(3)	The latest practicable trading day before the initial filing of this proxy statement/prospectus.
(4)	The latest practicable trading day before the printing of this proxy statement/prospectus.
(5)	Excludes stock issued as part of the option consideration. See “The Merger—Interests of Cache’s Directors and Officers in the Merger.”
(6)	Assumes there is no downward adjustment to the cash component of the merger consideration. For a discussion of the possible downward adjustment to the cash component of the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page 78.

The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

The Cache Board unanimously recommends that Cache shareholders Vote “FOR” the Cache Merger Proposal, “FOR” the Cache Termination Proposal and “FOR” the Cache Adjournment Proposal (page 53)

The Cache Board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Cache and its shareholders and has unanimously approved the merger agreement. The Cache Board unanimously recommends that Cache shareholders vote “FOR” the Cache Merger Proposal, “FOR” the Cache Termination Proposal and “FOR” the Cache Adjournment Proposal. For the factors considered by the Cache Board in reaching its decision to approve the merger agreement, see “The Merger—Cache’s Reasons for the Merger; Recommendation of the Cache Board.”

Certain executive officers, directors, affiliates, founders and their family members, and holders of 5% or more of the voting equity securities of Cache have entered into a voting agreement with Equity, solely in their capacity as shareholders of Cache, pursuant to which they have agreed to vote in favor of the Cache Merger Proposal and in favor of any other matter required to be approved by the shareholders of Cache to facilitate the transactions contemplated by the merger agreement. For more information regarding the support agreements, see “The Merger Agreement—Director Support Agreements” and “The Merger Agreement—Voting Agreement”

Opinion of Cache’s financial advisor (page 58 and Annex D)

In connection with the merger, the Cache Board received a written opinion letter from D.A. Davidson, the financial advisor to Cache, as to the fairness to Cache’s shareholders, from a financial point of view, of the consideration to be received in the merger by such shareholders. The full text of the opinion letter of D.A. Davidson. dated July 14, 2017, is included in this document as Annex D. Cache encourages you to read this opinion letter carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by D.A. Davidson. The opinion letter of D.A. Davidson is directed to the board of directors of Cache and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger agreement or any other matter relating to the proposed transaction. For further information, please see the section entitled “The Merger—Opinion of Cache’s Financial Advisor” on page 58.

Cache will hold the Cache Special Meeting on October 17, 2017 (page 49)

The Cache special meeting will be held on October 17, at 5:00 p.m. local time, at the Southern Hills Country Club located at 2636 E. 61st Street, Tulsa, Oklahoma 74136. At the Cache special meeting, Cache shareholders will be asked to approve the Cache Merger Proposal, to approve the Cache Termination Proposal and to approve the Cache Adjournment Proposal.

Only holders of record of Cache common stock at the close of business on September 1, 2017, the Cache record date, will be entitled to notice of and to vote at the Cache special meeting. Each share of Cache common stock is entitled to one vote on each proposal to be considered at the Cache special meeting. Additionally, each holder of an option for Cache common stock is entitled to one vote on the Cache Termination Proposal for each share of Cache common stock subject to the option. As of the Cache record date, there were 20,935 shares of Cache common stock entitled to vote on each proposal at the Cache special meeting and options representing 2,520 shares of Cache common stock entitled to vote on the Cache Termination Proposal. As of the Cache record date, the directors and executive officers of Cache and their affiliates beneficially owned and were entitled to vote, in the aggregate, 6,597 shares of Cache common stock representing approximately 31.5% of the shares of Cache common stock outstanding on that date and such directors and executive officers were entitled to vote, in the aggregate, 8,867 shares of Cache common stock representing approximately 37.8% of the shares of Cache common stock and options to purchase Cache common stock entitled to vote on the Cache Termination Proposal.

The Cache Merger Proposal will be approved if a majority of the outstanding shares of Cache common stock are voted in favor of such proposal. The Cache Termination Proposal will be approved if a majority of shares and options to purchase shares of Cache common stock are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy card or vote in person at the Cache special meeting or fail to instruct your bank or broker how to vote with respect to the Cache Merger Proposal or the Cache Termination Proposal, it will have the effect of a vote against the Cache Merger Proposal and the Cache Termination Proposal.

The Cache Adjournment Proposal will be approved if a majority of the votes cast on the proposal at the Cache special meeting are voted in favor of the proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy card or vote in person at the Cache special meeting or fail to instruct your bank or broker how to vote with respect to the Cache Adjournment Proposal, it will have no effect on the proposal.

Material U.S. federal income tax consequences of the Merger (page 94)

The obligations of Equity and Cache to complete the merger are conditioned on, among other things, the receipt by Equity and Cache of tax opinions from Norton Rose Fulbright US LLP and McAfee & Taft A Professional Corporation, respectively, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions described in such opinions, the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, it is anticipated that a holder of Cache common stock who exchanges Cache common stock for a combination of Equity common stock and cash should recognize gain (but not loss) in the exchange equal to the lesser of the cash received by such holder and the amount, if any, by which the cash plus the fair market value of Equity common stock received by such holder exceeds his or her adjusted tax basis in the Cache common stock surrendered in exchange therefor (in each case excluding cash received in lieu of a fractional share of Equity common stock).

For further information, please see “Material U.S. Federal Income Tax Consequences of the Merger.” The U.S. federal income tax consequences described above may not apply to all holders of Cache common stock. Your tax consequences will depend on your individual situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Interests of Cache directors and executive officers in the Merger (page 72)

In considering the recommendation of the Cache Board with respect to the merger agreement, you should be aware that some of Cache’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Cache shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of the Cache shareholders include:

•	Indemnification and Insurance. Equity has agreed to indemnify the directors and officers of Cache against certain liabilities arising before the effective time of the merger and to provide certain “tail” insurance for the benefit of the directors and officers of Cache.

•	Employment Agreements. Equity Bank has entered into employment agreements to be effective as of the effective time of the merger with Michael E. Bezanson, Philip Houchin and Jay Morey.

•	Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of Cache who continue on as employees of Equity will be entitled to participate in the Equity health and welfare benefit and similar plans on the same terms and conditions as employees of Equity. Subject to certain exceptions, these employees will receive credit for their years of service to Cache or Patriot Bank for participation, vesting and benefit accrual purposes.

•	Employee Severance Benefits. Equity has agreed to provide certain severance benefits to Cache’s employees whose employment is terminated under the circumstances specified in the merger agreement.

•	Option Cancellation. Equity has entered into option cancellation agreements with certain of Cache’s directors and executive officers. Upon completion of the merger, each outstanding option will be surrendered and each share of Cache common stock that was subject to the option will be converted into a number of shares of Equity common stock equal to the excess, if any, of $2,267.13 over the exercise price of the option divided by $31.17.

Certain of the above payments are transaction expenses borne by Cache shareholders. These interests are discussed in more detail in the section of this proxy statement/prospectus entitled “The Merger—Interests of Cache’s Directors and Executive Officers in the Merger” beginning on page 72. The Cache Board was aware of these interests and considered them, among other matters, in approving the merger agreement.

Cache shareholders are entitled to demand appraisal rights (page 74 and Annex E)

Cache shareholders have the right to demand an appraisal of their shares of Cache common stock and obtain payment in cash of the fair value of their shares of Cache common stock under Section 1091 the OGCA. In order for such Cache shareholder to perfect such Cache shareholder’s appraisal rights, such Cache shareholder must carefully follow the procedure set forth in the applicable provisions of the OGCA. A copy of the applicable provisions of the OGCA. is included as Annex E to this proxy statement/prospectus and a summary of the provisions can be found under the section of this proxy statement/prospectus entitled “The Merger—Appraisal Rights in the Merger” beginning on page 74.

Conditions that must be satisfied or waived for the Merger to occur (page 89)

Currently, Cache and Equity expect to complete the merger in the fourth calendar quarter of 2017. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. Each party’s obligations under the merger agreement are conditioned upon (1) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (2) the performance in all material respects by the other party of its obligations under the merger agreement, (3) adoption of the merger agreement by Cache’s shareholders, (4) receipt of required regulatory and other third party consents or approvals, (5) no action having been taken and the absence of any statute, rule, regulation or order prohibiting the consummation of the merger, (6) the receipt of required closing documents from the other party, (7) execution and delivery of employment agreements for certain employees of Patriot Bank, (8) the absence of any material adverse change with respect to the other party since December 31, 2016, and (9) the effectiveness of the registration statement of which this proxy statement/prospectus is a part.

Cache’s obligation to complete the merger is also subject to (1) the shares of Equity common stock to be issued pursuant to the merger agreement being approved for listing on NASDAQ, (2) receipt of an opinion from McAfee & Taft A Professional Corporation to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (3) Equity obtaining a six year tail insurance coverage policy in accordance with the merger agreement.

Equity’s obligation to complete the merger is also subject to (1) receipt of releases from directors and certain officers of Cache, (2) the termination of certain employee benefit plans of Cache, (3) holders of not more than 10% of the outstanding shares of Cache common stock having duly exercised their dissenters’ rights under the OGCA, (4) the Cache adjusted shareholders’ equity being at least $17,932,463, (5) the receipt of option cancellation agreements by holders of options to purchase shares of Cache common stock prior to the Closing, (6) receipt from Cache of a notice to the Internal Revenue Service (the “IRS”) conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2) and a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certificate of Non-Foreign Status, (7) receipt of an opinion from Norton Rose Fulbright US LLP to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (8) receipt of documentation demonstrating Cache’s shareholders’ eligibility to own Cache common stock in accordance with Section 1361 of the Code.

Neither Cache nor Equity can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the merger agreement (page 92)

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by the mutual written consent of Equity and Cache;

•	by either Cache or Equity (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if the conditions precedent to such party’s obligations to close have not been met or waived by December 31, 2017; provided, however, that such date may be extended to such later date as agreed upon by Cache and Equity;

•

by either Equity or Cache if any of the transactions contemplated by the merger agreement are disapproved by any federal or state governmental or regulatory agency or authority whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the merger agreement or the transactions contemplated hereby and such disapproval, order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate the merger agreement pursuant to this provision is required to use its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action;

•	by either Equity or Cache if there has been any material adverse change with respect to the other party;

•	subject to certain cure rights, by Equity or Cache, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in the merger agreement or any other agreement contemplated in the merger agreement on the part of the other party to the merger agreement, which breach or inaccuracy, either individually or in the aggregate with all other breaches (or inaccuracies of such representations and warranties), would constitute, if occurring or continuing on the Closing, the failure of a closing condition; provided, however, that the right to terminate the merger agreement under this provision shall not be available to a party if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement;

•	by Equity or Cache, if Cache does not receive the required shareholder approval at the Cache special meeting or any adjournment or postponement thereof; provided, however, that Cache may not terminate the merger agreement pursuant to this provision if Cache has breached in any material respect any of its obligations under the merger agreement, in each case in a manner that caused the failure to obtain the approval of the shareholders at the Cache special meeting, or at any adjournment or postponement thereof;

•	by Cache prior to obtaining the approval of the Cache shareholders at the Cache special meeting, and subject to the terms and conditions set forth in the merger agreement, in order to accept an alternative acquisition proposal;

•	by Equity if Cache’s board of directors, prior to obtaining the approval of the Cache shareholders and in compliance with the procedures set forth in the merger agreement, approves, endorses or recommends an alternative acquisition proposal or enters into a definitive agreement with respect to an alternative acquisition proposal or modifies or amends its recommendation in a manner adverse to Equity or withdraws its recommendation;

•	by Equity or Cache if the other party or its respective banking subsidiary enters into any formal or informal administrative action with any court, arbitrator, federal or state governmental agency or other authority or any such action is threatened by any such entity; or

•	by Cache, within two business days of the calculation date, which will be the date five business days before the closing of the merger, if both (i) the volume weighted average closing price of Equity common stock during the twenty trading day period ending on the close of business on the calculation date is less than $24.94 and (ii) Equity’s common stock underperforms the NASDAQ Bank Index by more than 20%; provided that, Equity has a right to cure by adjusting the exchange ratio or increasing the per share cash amount as provided in the merger agreement.

Termination fee (page 94)

If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the Cache Board, Cache may be required to pay to Equity a termination fee equal to $1,500,000. This termination fee could discourage other companies from seeking to acquire or merge with Cache. Termination fees are discussed in more detail in the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 94.

Regulatory approvals required for the Merger (page 76)

Subject to the terms of the merger agreement, both Cache and Equity have agreed to cooperate with each other and use their commercially reasonable efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include approvals from, among others, the Federal Reserve Board and the Office of the State Bank Commissioner of Kansas. Equity has submitted applications and notifications to obtain regulatory approvals from, or provide prior notice to, each required governmental authority.

Although neither Cache nor Equity knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Cache and Equity cannot be certain when or if they will be obtained.

The rights of Cache shareholders will change as a result of the Merger (page 145)

The rights of Cache shareholders will change as a result of the merger due to differences in Equity’s and Cache’s governing documents. See “Comparison of Shareholders’ Rights” for a description of the material differences in shareholders’ rights under each of the Equity and Cache governing documents.

Risk factors (page 40)

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 40.

RECENT DEVELOPMENTS

Eastman Acquisition

On July 14, 2017, Equity entered into an Agreement and Plan of Reorganization (the “Eastman Agreement”), by and between Equity, ENB Merger Sub, Inc., an Oklahoma corporation and a wholly-owned subsidiary of Equity (“Merger Sub”) and Eastman National Bancshares, Inc., an Oklahoma corporation (“Eastman”).

Subject to the terms and conditions set forth in the Eastman Agreement, Merger Sub will merge with and into Eastman (the “Eastman Merger”), with Eastman continuing as the surviving corporation and a wholly-owned subsidiary of Equity. Immediately following the Eastman Merger, Equity will cause Eastman to merge with and into Equity, with Equity surviving (the “Second Step Eastman Merger”). Following the Second Step Eastman Merger, or at such later time as Equity may determine, The Eastman National Bank of Newkirk, a national association and wholly-owned subsidiary of Eastman, will merge with and into Equity Bank, a Kansas state bank and wholly-owned subsidiary of Equity, with Equity Bank surviving.

Subject to the terms and conditions set forth in the Eastman Agreement, at the effective time of the Eastman Merger (the “Eastman Effective Time”), each outstanding share of Eastman common stock will be converted into the right to receive, without interest, (i) 6.1389 shares of Equity common stock and (ii) $48.91, in cash, subject to adjustment based upon Eastman’s consolidated capital, surplus and retained earnings accounts less all intangible assets, and adjusted to reflect certain merger costs and other specified items (“Eastman Equity”), calculated prior to the closing of the Eastman Merger (the “Eastman Closing”) as provided in the Eastman Agreement.

The Eastman Agreement contains customary representations and warranties from both Equity and Eastman, and each party has agreed to customary covenants, including, among others, covenants relating to the conduct of its business during the interim period between the execution of the Eastman Agreement and the Eastman Effective Time, Eastman’s obligation to recommend that its shareholders approve the Eastman Agreement and the transactions contemplated thereby, and Eastman’s non-solicitation obligations relating to alternative acquisition proposals.

Completion of the Eastman Merger is subject to certain customary conditions, including, among others, (1) approval of the Eastman Agreement by Eastman’s shareholders, (2) receipt of required regulatory and other third party consents or approvals, (3) the absence of any statute, rule, regulation, order, injunction or other action prohibiting the consummation of the Eastman Merger, (4) the Registration Statement on Form S-4 becoming effective under the Securities Act of 1933, as amended, and (5) authorization for listing on the NASDAQ of the shares of Equity common stock to be issued in the Eastman Merger. Each party’s obligation to complete the Eastman Merger is also subject to certain additional customary conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) performance in all material respects by the other party of its obligations under the Eastman Agreement, (iii) the delivery of required closing documents by the other party. Equity’s obligation to complete the Eastman Merger is also subject to (1) the Eastman Equity, after adjusting for the items specified in the Eastman Agreement, being at least $16,569,329, (2) holders of not more than 5% of the outstanding shares of Eastman common stock having duly exercised their dissenters rights, and (3) Equity’s receipt of an opinion from its counsel to the effect that the Eastman Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The Eastman Agreement provides certain termination rights for both Equity and Eastman and further provides that upon termination of the Eastman Agreement under certain circumstances, a termination fee of $1,750,000 will be payable by Eastman to Equity. The Eastman Agreement also provides that Eastman may terminate the Eastman Agreement if, subject to the terms of the Eastman Agreement, both (i) the volume weighted average closing price of Equity Class A Stock during the twenty trading day period ending on the close of business on the calculation date, which will be the date five business days before the closing of the merger, is less than $25.50 and (ii) Equity’s common stock underperforms the NASDAQ Bank Index by more than 20% (the “Eastman VWAP Termination Right”). If Eastman exercises the Eastman VWAP Termination Right, it would not receive any termination fee or any other amounts from Equity.

Additional information on Equity’s acquisition of Eastman may be found in Equity’s reports filed with the SEC, including the Form 8-K filed with the SEC on July 17, 2017 and Form S-4 (File No. 333-219974) filed with the SEC on August 14, 2017.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EQUITY

The following table sets forth selected historical consolidated financial and other data (i) as of and for the six months ended June 30, 2017 and 2016 and (ii) as of and for the years ended December 31, 2016, 2015 and 2014. Selected consolidated financial data as of and for the years ended December 31, 2016, 2015 and 2014 have been derived from Equity’s audited financial statements which are incorporated by reference in this proxy statement/prospectus. Selected financial data as of and for the six months ended June 30, 2017 and 2016 have been derived from Equity’s unaudited financial statements incorporated by reference in this proxy statement/prospectus and have not been audited but, in the opinion of Equity’s management, contain all adjustments (consisting of only normal or recurring adjustments) necessary to present fairly Equity’s financial position and results of operations for such periods in accordance with generally accepted accounting principles, or GAAP. Equity’s historical results are not necessarily indicative of any future period. The performance, asset quality and capital ratios are unaudited and derived from Equity’s audited and unaudited financial statements as of and for the periods presented. Average balances have been calculated using daily averages, unless otherwise denoted.

(Dollars in thousands, except per share data)	As of and for the six months ended June 30,		As of and for the years ended December 31,
	2017	2016	2016	2015	2014
Statement of Income Data
Interest and dividend income	$48,297	$29,242	$61,799	$53,028	$46,794
Interest expense	7,205	4,290	9,202	6,766	5,433
Net interest income	41,092	24,952	52,597	46,262	41,361
Provision for loan losses	1,723	1,255	2,119	3,047	1,200
Net gain on acquisition	—	—	—	682	—
Net gain from securities transactions	96	479	479	756	986
Other non-interest income	7,205	4,671	9,987	8,364	7,688
Merger expense	1,062	—	5,294	1,691	—
Loss on debt extinguishment	—	58	58	316	—
Other non-interest expense	29,295	19,572	41,723	36,568	35,645
Income before income taxes	16,313	9,217	13,869	14,442	13,190
Provision for income taxes	5,095	2,931	4,495	4,142	4,203
Net income	11,218	6,286	9,374	10,300	8,987
Dividends and discount accretion on preferred stock	—	(1)	(1)	(177)	(708)
Net income allocable to common stockholders	11,218	6,285	9,373	10,123	8,279
Basic earnings per share	0.93	0.77	1.09	1.55	1.31
Diluted earnings per share	0.91	0.75	1.07	1.54	1.30
Balance Sheet Data (at period end)
Cash and cash equivalents	$24,212	$46,202	$35,095	$56,829	$31,707
Available-for-sale securities	92,435	74,976	95,732	130,810	52,985
Held-to-maturity securities	532,159	317,509	465,709	310,539	261,017
Loans held for sale	3,463	4,002	4,830	3,504	897
Gross loans held for investment	1,529,396	980,110	1,383,605	960,355	725,876
Allowance for loan losses	7,568	6,030	6,432	5,506	5,963
Loans held for investment, net of allowance for loan losses	1,521,828	974,080	1,377,173	954,849	719,913
Goodwill and core deposit intangibles, net	70,306	19,506	63,589	19,679	19,237
Other intangible assets	1,302	26	23	29	—
Total assets	2,408,624	1,544,857	2,192,192	1,585,727	1,174,515
Total deposits	1,819,677	1,196,767	1,630,451	1,215,914	981,177
Borrowings	292,302	179,801	293,909	194,064	70,370
Total liabilities	2,122,566	1,386,669	1,934,228	1,418,494	1,056,786
Total stockholders’ equity	286,058	158,188	257,964	167,233	117,729
Tangible common equity*	214,450	138,656	194,352	131,153	82,133

Performance ratios
Return on average assets (ROAA) annualized	0.98%	0.76%	0.55%	0.75%	0.78%
Return on average equity (ROAE) annualized	8.26%	8.15%	5.55%	8.19%	7.30%
Return on average tangible common equity (ROATCE) annualized*	11.30%	9.54%	6.75%	9.66%	9.99%
Yield on loans annualized	5.53%	4.97%	4.98%	5.31%	5.63%
Cost of interest-bearing deposits annualized	0.74%	0.63%	0.65%	0.55%	0.49%
Net interest margin annualized	3.93%	3.25%	3.30%	3.65%	3.92%
Efficiency ratio*	60.66%	66.07%	66.67%	66.94%	72.67%
Non-interest income / average assets annualized	0.64%	0.63%	0.61%	0.71%	0.75%
Non-interest expense / average assets annualized	2.65%	2.38%	2.74%	2.81%	3.08%
Capital Ratios
Tier 1 Leverage Ratio	10.15%	9.32%	11.81%	9.47%	9.62%
Common Equity Tier 1 Capital Ratio	13.07%	13.04%	13.34%	12.35%	N/A
Tier 1 Risk Based Capital Ratio	13.89%	13.90%	14.25%	13.85%	13.16%
Total Risk Based Capital Ratio	14.34%	14.45%	14.67%	14.35%	13.86%
Equity / Assets	11.88%	10.24%	11.77%	10.55%	10.02%
Tangible common equity to tangible assets*	9.18%	9.09%	9.13%	8.37%	7.11%
Book value per share	$23.44	$19.25	$22.09	$18.37	$16.71
Tangible book value per share*	$17.57	$16.87	$16.64	$15.97	$13.54
Tangible common book value per diluted share*	$17.24	$16.64	$16.37	$15.74	$13.07

*	Indicates non-GAAP financial measure. Please refer to explanation below.

Non-GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Some of the financial measures included in Equity’s selected historical consolidated financial and other data are not measures of financial performance recognized by GAAP. These non-GAAP financial measures include tangible common equity, return on average tangible common equity, efficiency ratio, tangible book value per share, and tangible common equity to tangible assets. Equity’s management uses the non-GAAP financial measures set forth below in its analysis of Equity’s performance.

•	“Tangible common equity” is total stockholders’ equity less goodwill, other intangible assets and preferred stock.

•	“Tangible book value per share” is defined as tangible common equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets.

•	“Tangible common equity to tangible assets” is defined as the ratio of stockholders’ equity less goodwill, other intangible assets and preferred stock, divided by total assets less goodwill and other intangible assets.

•	“Average tangible common equity” is defined as the average of Equity’s tangible common equity for the applicable period.

•	“Return on average tangible common equity,” or ROATCE, is defined as net income available to common stockholders divided by average tangible common equity.

•	“Efficiency ratio” is defined as noninterest expense not including loss on extinguishment of debt, divided by Equity’s operating revenue (which is equal to net interest income plus noninterest income)

excluding gains and losses on sales of securities. This ratio measures Equity’s efficiency by the amount of revenue generated for each dollar spent.

Equity believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to Equity’s financial condition, results of operations and cash flows computed in accordance with GAAP. However, Equity acknowledge that its non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use. The following reconciliation table provides a more detailed analysis of these non-GAAP financial measures.

Non-GAAP Financial Measures

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity, tangible book value per common share, and diluted tangible book value per common share and compares these values with book value per common share (dollars in thousands, except per share data):

	June 30, 2017	June 30, 2016	December 31, 2016	December 31, 2015	December 31, 2014
Total stockholders’ equity	$286,058	$158,188	$257,964	$167,233	$117,729
Less: preferred stock	—	—	—	16,372	16,359
Less: goodwill	64,587	18,130	58,874	18,130	18,130
Less: core deposit intangibles, net	5,719	1,376	4,715	1,549	1,107
Less: other intangible assets	1,302	26	23	29	—

Tangible common equity	$214,450	$138,656	$194,352	$131,153	$82,133

Common shares outstanding at period end	12,206,319	8,219,415	11,680,308	8,211,727	6,067,511

Diluted common shares outstanding at period end	12,441,429	8,334,445	11,873,480	8,332,762	6,285,628

Book value per common share	$23.44	$19.25	$22.09	$18.37	$16.71

Tangible book value per common share	$17.57	$16.87	$16.64	$15.97	$13.54

Tangible book value per diluted common share	$17.24	$16.64	$16.37	$15.74	$13.07

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets (dollars in thousands):

	June 30, 2017	June 30, 2016	December 31, 2016	December 31, 2015	December 31, 2014
Total stockholders’ equity	$286,058	$158,188	$257,964	$167,233	$117,729
Less: preferred stock	—	—	—	16,372	16,359
Less: goodwill	64,587	18,130	58,874	18,130	18,130
Less: core deposit intangibles, net	5,749	1,376	4,715	1,549	1,107
Less: other intangible assets	1,302	26	23	29	—

Tangible common equity	$214,450	$138,656	$194,352	$131,153	$82,133

Total assets	$2,408,624	$1,544,857	$2,192,192	$1,585,727	$1,174,515
Less: goodwill	64,587	18,130	58,874	18,130	18,130
Less: core deposit intangibles, net	5,749	1,376	4,715	1,549	1,107
Less: other intangible assets	1,302	26	23	29	—

Tangible assets	$2,336,986	$1,525,325	$2,128,580	$1,566,019	$1,155,278

Equity / assets	11.88%	10.24%	11.77%	10.55%	10.02%

Tangible common equity to tangible assets	9.18%	9.09%	9.13%	8.37%	7.11%

The following table reconciles, as of the dates set forth below, total average stockholders’ equity to average tangible common equity and net income allocable to common shareholders to adjusted net income allocable to common shareholders (dollars in thousands):

	As of and for the six months ended June 30,		As of and for the years ended December 31,
	2017	2016	2016	2015	2014
Total average stockholders’ equity	$274,010	$155,166	$168,823	$125,808	$123,181
Less: average intangible assets and preferred stock	68,471	19,887	25,883	19,165	37,924

Average tangible common equity	$205,539	$135,279	$142,940	$106,643	$85,257

Net income allocable to common	$11,218	$6,285	$9,373	$10,123	$8,279
Amortization of core deposit intangible	465	176	419	275	363
Less: Tax effect of core deposit intangible amortization	163	62	147	96	127

Adjusted net income allocable to common stockholders	$11,520	$6,399	$9,645	$10,302	$8,515

Return on average equity (ROAE) annualized	8.26%	8.15%	5.55%	8.19%	7.30%

Return on average tangible common equity (ROATCE) annualized	11.30%	9.54%	6.75%	9.66%	9.99%

The following table reconciles, as of the dates set forth below, the efficiency ratio to the GAAP-based efficiency ratio (dollars in thousands):

	As of and for the six months ended June 30,		As of and for the years ended December 31,
	2017	2016	2016	2015	2014
Non-interest expense	$30,357	$19,630	$47,075	$38,575	$35,645
Less: merger expenses	1,062	—	5,294	1,691	—
Less: loss on debt extinguishment	—	58	58	316	—

Non-interest expense, excluding merger expenses and loss on debt extinguishment	$29,295	$19,572	$41,723	$36,568	$35,645

Net interest income	$41,092	$24,952	$52,597	$46,262	$41,361

Non-interest income	$7,301	$5,150	$10,466	$9,802	$8,674
Less: net gain from securities transactions	96	479	479	756	986
Less: net gain on acquisition	—	—	—	682	—

Non-interest income, excluding net gains on security transactions and on acquisition	$7,205	$4,671	$9,987	$8,364	$7,688

Non-interest expense to net interest income plus non-interest income	62.73%	65.21%	74.65%	68.81%	71.24%

Efficiency Ratio	60.66%	66.07%	66.67%	66.94%	72.67%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CACHE

The following table sets forth selected historical consolidated financial and other data (i) as of and for the six months ended June 30, 2017 and 2016 and (ii) as of and for the years ended December 31, 2016 and 2015. Selected consolidated financial data as of and for the years ended December 31, 2016 and 2015 and for the six months ended June 30, 2017 and 2016 have been derived from Cache’s unaudited financial statements included elsewhere in this proxy statement/prospectus and have not been audited but, in the opinion of Cache’s management, contain all adjustments (consisting of only normal or recurring adjustments) necessary to present fairly Cache’s financial position and results of operations for such periods in accordance with generally accepted accounting principles, or GAAP. Cache’s historical results are not necessarily indicative of any future period. The performance, asset quality and capital ratios are unaudited and derived from Cache’s audited and unaudited financial statements as of and for the periods presented. Average balances have been calculated using daily averages, unless otherwise denoted.

(Dollars in thousands, except per share data)	As of and for the Six Months ended June 30,		As and for the years ended December 31,
	2017	2016	2016	2015
Statement of Income Data
Interest and dividend income	$7,454	$5,652	$12,481	$9,101
Interest expense	1,133	741	1,657	1,042
Net interest income	6,321	4,911	10,824	8,060
Provision for loan losses	415	495	1,035	850
Other non-interest income	212	437	668	436
Other non-interest expense	2,484	2,230	4,560	4,101
Income before income taxes	3,635	2,623	5,897	3,545
Provision for income taxes	—	—	—	—
Net income	3,635	2,623	5,897	3,545
Net income allocable to common shareholders	3,635	2,623	5,897	3,545
Basic earnings per share	$173.63	$125.29	$281.68	$169.33
Number of Shares	20,935	20,935	20,935	20,935
Balance Sheet Data (at period end)
Cash and cash equivalents	$4,486	$3,286	$3,271	$3,695
Investment securities held-to-maturity	—	—	—	—
Gross loans held for investment	327,666	249,380	268,542	190,053
Allowance for loan losses	4,030	3,323	3,826	2,828
Loans held for investment, net of allowance for loan losses	323,636	246,057	264,715	187,225
Total assets	346,705	278,794	302,264	220,944
Total deposits	288,245	246,582	265,490	186,252
Borrowings	22,484	1,300	2,300	5,115
Total liabilities	312,462	249,440	269,602	192,974
Total shareholders’ equity	34,243	29,354	32,662	27,970
Performance ratios
Return on average assets (ROAA) annualized	2.30%	2.11%	2.17%	1.84%
Return on average equity (ROAE) annualized	21.78%	18.90%	19.94%	16.54%
Yield on loans annualized	4.79%	4.74%	4.66%	4.71%
Cost of interest-bearing deposits annualized	0.78%	0.66%	0.67%	0.57%
Net interest margin annualized	4.10%	4.11%	4.12%	4.36%
Efficiency ratio*	38.02%	41.70%	39.68%	48.27%
Non-interest income / average assets annualized	0.13%	0.34%	0.25%	0.22%
Non-interest expense / average assets annualized	1.51%	1.75%	1.65%	2.07%

Capital Ratios
Tier 1 Leverage Ratio	9.69%	10.04%	10.03%	11.59%
Common Equity Tier 1 Capital Ratio	9.45%	10.05%	10.61%	11.08%
Tier 1 Risk Based Capital Ratio	9.45%	10.05%	10.61%	11.08%
Total Risk Based Capital Ratio	10.64%	11.30%	11.86%	12.73%
Equity / Assets	9.88%	10.53%	10.81%	12.66%
Book value per share	$1,635.70	$1,402.13	$1,560.15	$1,336.05

*	“Efficiency ratio” is defined as noninterest expense not including loss on extinguishment of debt, divided by Cache’s operating revenue (which is equal to net interest income plus noninterest income) excluding gains and losses on sales of securities. This ratio measures Cache’s efficiency by the amount of revenue generated for each dollar spent.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following table shows selected unaudited pro forma condensed consolidated combined financial information about the financial condition and results of operations of Equity giving effect to the merger. The selected unaudited pro forma condensed combined financial information assumes that the merger is accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Cache, as of the effective time, will be recorded by Equity at their respective fair values and the excess of the merger consideration over the fair value of Cache’s net assets will be allocated to goodwill.

The table sets forth the information as if the merger had become effective on June 30, 2017, with respect to financial condition data, and on January 1, 2016, with respect to the results of operations data. The selected unaudited pro forma condensed consolidated combined financial data has been derived from and should be read in connection with the unaudited pro forma condensed consolidated combined financial information, including the notes thereto, which is included in this proxy statement/prospectus under “Unaudited Pro Forma Condensed Consolidated Combined Financial Information.”

The selected unaudited pro forma condensed consolidated combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma condensed consolidated combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions among other factors. Further, as explained in more detail in the notes accompanying the detailed unaudited pro forma condensed consolidated combined financial information included under “Unaudited Pro Forma Condensed Consolidated Combined Financial Information,” the allocation of the purchase price reflected in the selected unaudited pro forma condensed consolidated combined financial data is subject to adjustments and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Additionally, the final adjustments may be different from the unaudited pro forma adjustments presented in this proxy statement/prospectus.

As of June 30, 2017
(Dollars in thousands)
Pro Forma Condensed Consolidated Combined Balance Sheet Data:
Loans held for investment	$1,807,701
Allowance for loan losses	(7,568)
Total assets	2,759,609
Deposits	2,107,918
Other borrowed funds	317,012
Total stockholders’ equity	325,361

	For the Six Months Ended June 30, 2017	For the Year Ended December 31, 2016
	(Dollars in thousands, except per share data)
Pro Forma Condensed Consolidated Combined Income Statement Data:
Net interest income	$47,492	$63,574
Provision for loan losses	2,138	3,154
Non-interest income	7,513	11,134
Non-interest expense	32,876	51,735
Income before income taxes	19,991	19,819
Net income	13,461	13,003
Net income allocable to common stockholders	13,461	13,002
Pro Forma Condensed Consolidated Combined Per Share Data:
Basic earnings per share	$1.02	$1.32
Diluted earnings per share	1.00	1.31

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated combined financial information of Equity as of and for the six months ended June 30, 2017 and for the year ended December 31, 2016, is presented to show the impact on Equity’s historical financial position and results of operations of:

•	the merger;

•	the Eastman merger;

•	the proposed issuance of common stock of Equity to Cache shareholders and the cash consideration to be paid to Cache shareholders in connection with the merger; and

•	the proposed issuance of common stock of Equity to Eastman shareholders and the cash consideration to be paid to Eastman shareholders in connection with the Eastman Merger.

As a result of the merger, Cache shareholders will be entitled to receive an aggregate of approximately 1,195,952 shares of Equity common stock, including 86,397 shares issued to holders of Cache options, and aggregate cash of approximately $12,877,537, subject to downward adjustment as described in the merger agreement. The calculation of the aggregate merger consideration assumes that no cash is paid in lieu of issuing fractional shares of Equity common stock and that no downward adjustment is made as described under the sections of this proxy statement/prospectus entitled “The Merger—Terms of the Merger” beginning on page 54 and “The Merger Agreement—Merger Consideration” beginning on page 78. In addition, the unaudited pro forma condensed consolidated combined financial information and explanatory notes are based upon the following assumptions:

•	the total number of shares of Cache common stock outstanding immediately prior to the effective time of the merger will be 20,935;

•	a closing price of Equity common stock of $34.48, which was the closing price of Equity common stock on August 7, 2017, the last practicable trading day before the initial filing of this proxy statement/prospectus; and

•	Cache’s consolidated capital, surplus and retained earnings accounts less all intangible assets and Cache merger costs prior to the closing total will equal or exceed $30,810,000.

The unaudited Pro Forma Condensed Consolidated Combined Balance Sheet reflects the historical position of Equity and Cache as of June 30, 2017, with pro forma adjustments based on the assumption that the merger and the Eastman Merger were completed on June 30, 2017. The pro forma adjustments are based on the acquisition method of accounting. The unaudited Pro Forma Condensed Consolidated Combined Statements of Income assume that the merger and the Eastman merger were completed on January 1, 2016. The adjustments are based on information available and certain assumptions that Equity believes are reasonable. The pro forma adjustments do not consider any potential revenue opportunities or anticipated cost savings and expense efficiencies. The final allocation of the purchase price for Cache between stockholders’ equity and goodwill will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of Cache’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of Cache will change the amount of the purchase price allocable to goodwill. Further, changes that would affect stockholders’ equity at Cache, such as net income from June 30, 2017 through the date the merger is completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be different from the unaudited pro forma adjustments presented in this proxy statement/prospectus.

The following information should be read in conjunction with and is qualified in its entirety by Equity’s consolidated financial statements and accompanying notes, which are incorporated by reference in this proxy statement/prospectus, and the consolidated financial statements and accompanying notes of Cache, which are included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed consolidated combined financial information is intended for informational purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger been in effect as of the date or for the periods presented.

Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet

As of June 30, 2017

(Dollars in thousands)

	Equity Historical	Cache Historical	Pro Forma Adjustments		Pro Forma Equity & Cache Combined	Eastman Historical	Pro Forma Adjustments		Pro Forma Equity, Cache & Eastman Combined
ASSETS
Cash and due from banks	$24,193	$4,487	$(15,601)	(a)	$13,079	$9,337	$(13,991)	(m)	$8,425
Federal funds sold	19	5,084	—		5,103	184	—		5,287

Cash and cash equivalents	24,212	9,571	(15,601)		18,182	9,521	(13,991)		13,712
Interest-bearing time deposits in other banks	4,241	—	—		4,241	250	—		4,491
Investment securities	624,594	—	—		624,594	62,363	(1,086)	(n)	685,871
Loans held for sale	3,463	43,607	—		47,070	—	—		47,070
Loans held for investment	1,529,396	284,059	(5,754)	(b)	1,807,701	183,940	(5,245)	(o)	1,986,396
Allowance for loan losses	(7,568)	(4,030)	4,030	(c)	(7,568)	(2,818)	2,818	(p)	(7,568)

Loans, net	1,521,828	280,029	(1,724)		1,800,133	181,122	(2,427)		1,978,828
Other real estate owned, net	11,714	—	—		11,714	—	—		11,714
Premises and equipment, net	54,693	4,051	—		58,744	1,851	—		60,595
Bank owned life insurance	48,765	3,848	—		52,613	—	—		52,613
Federal Reserve Bank and Federal Home Loan Bank stock	19,795	1,670	—		21,465	436	—		21,901
Interest receivable	9,062	647	—		9,709	1,154	—		10,863
Goodwill	64,587	2,867	20,365	(d)	87,819	—	24,102	(q)	111,921
Core deposit intangible, net	5,719	—	924	(e)	6,643	—	2,542	(r)	9,185
Other assets	15,951	415	316	(f)	16,682	1,437	342	(s)	18,461

Total assets	$2,408,624	$346,705	$4,280		$2,759,609	$258,134	$9,482		$3,027,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Non-interest-bearing deposits	$262,508	$21,147	$—		$283,655	$68,848	$—		$352,503
Interest-bearing transaction and savings	901,396	154,217	—		1,055,613	124,601	—		1,180,214
Time deposits	655,773	112,881	(4)	(g)	768,650	27,576	(94)	(t)	796,132

Total deposits	1,819,677	288,245	(4)		2,107,918	221,025	(94)		2,328,849
Federal funds purchased and retail repurchase agreements	21,069	—	—		21,069	10,183	—		31,252
Federal Home Loan Bank advances	257,408	21,484	15	(h)	278,907	—	—		278,907
Bank stock loan	—	1,000	—		1,000	—	—		1,000
Subordinated debentures	13,825	—	—		13,825	—	—		13,825
Contractual obligations	2,211	—	—		2,211	—	—		2,211
Interest payable and other liabilities	8,376	1,732	(790)	(i)	9,318	414	(1,507)	(u)	8,225

Total liabilities	2,122,566	312,461	(779)		2,434,248	231,622	(1,601)		2,664,269
Commitments and contingent liabilities
Stockholders’ equity
Common stock	137	21	(21)	(j)	149	20	(20)	(v)	161
			12	(k)			12	(w)
Additional paid-in capital	252,469	23,390	(23,390)	(j)	293,693	2,560	(2,560)	(v)	334,360
			41,224	(k)			40,667	(w)
Retained earnings	55,546	10,833	(10,833)	(j)	53,613	25,211	(25,211)	(v)	50,529
			(1,933)	(l)			(3,084)	(x)
Accumulated other comprehensive income (loss)	(2,269)	—	—		(2,269)	(101)	101	(v)	(2,269)
Employee stock loans	(170)	—	—		(170)	—	—		(170)
Treasury stock	(19,655)	—	—		(19,655)	(1,178)	1,178	(v)	(19,655)

Total stockholders’ equity	286,058	34,244	5,059		325,361	26,512	11,083		362,956

Total liabilities and stockholders’ equity	$2,408,624	$346,705	$4,280		$2,759,609	$258,134	$9,482		$3,027,225

See accompanying notes to pro forma condensed consolidated combined financial information

Unaudited Pro Forma Condensed Consolidated Combined Statement of Income

For the Six Months Ended June 30, 2017

(Dollars in thousands, except per share amounts)

	Equity Historical	Cache Historical	Pro Forma Adjustments		Pro Forma Equity & Cache Combined	Eastman Historical	Pro Forma Adjustments		Pro Forma Equity, Cache & Eastman Combined
Interest and dividend income
Loans, including fees	$40,062	$7,322	$222	(aa)	$47,606	$4,968	$169	(hh)	$52,743
Securities	7,595	—	—		7,595	326	41	(ii)	7,962
Other interest income	640	132	(148)	(bb)	624	35	(125)	(jj)	534

Total interest and dividend income	48,297	7,454	74		55,825	5,329	85		61,239
Interest expense
Deposits	5,470	1,036	—	(cc)	6,506	142	—	(kk)	6,648
Federal funds purchased and retail repurchase agreements	25	—	—		25	6	—		31
Federal Home Loan Bank advances	1,236	77	(5)	(dd)	1,308	—	—		1,308
Bank stock loan	—	20	—		20	—	—		20
Subordinated debentures	474	—	—		474	—	—		474

Total interest expense	7,205	1,133	(5)		8,333	148	—		8,481
Net interest income	41,092	6,321	79		47,492	5,181	85		52,758
Provision for loan losses	1,723	415	—		2,138	115	—		2,253

Net interest income after provision for loan losses	39,369	5,906	79		45,354	5,066	85		50,505
Non-interest income
Service charges and fees	2,376	39	—		2,415	1,058	—		3,473
Debit card income	2,210	—	—		2,210	—	—		2,210
Mortgage banking	1,025	84	—		1,109	—	—		1,109
Increase in value of bank owned life insurance	709	55	—		764	—	—		764
Net gains on investment securities transactions	96	—	—		96	—	—		96
Other non-interest income	885	34	—		919	67	—		986

Total non-interest income	7,301	212	—		7,513	1,125	—		8,638
Non-interest expense
Salaries and employee benefits	16,042	1,634	(41)	(ee)	17,635	1,739	—		19,374
Net occupancy and equipment	3,018	232	—		3,250	300	—		3,550
Data processing	2,352	98	—		2,450	370	—		2,820
Professional fees	978	51	—		1,029	149	—		1,178
Amortization of core deposit intangible	444	—	76	(ff)	520	—	208	(ll)	728
Other real estate owned, net	275	—	—		275	—	—		275
Merger expenses	1,062	—	—		1,062	—	—		1,062
Other non-interest expense	6,186	469	—		6,655	613	—		7,268

Total non-interest expense	30,357	2,484	35		32,876	3,171	208		36,255

Income before income taxes	16,313	3,634	44		19,991	3,020	(123)		22,888
Provision for income taxes	5,095	—	1,435	(gg)	6,530	1,130	(48)	(mm)	7,612

Net income	11,218	3,634	(1,391)		13,461	1,890	(75)		15,276
Dividends and discount accretion on preferred stock	—	—	—		—	—	—		—

Net income allocable to common stockholders	$11,218	$3,634	$(1,391)		$13,461	$1,890	$(75)		$15,276

Basic earnings per share	$0.93	$173.62			$1.02	$9.84			$1.06
Weighted average shares outstanding	12,010,538	20,935			13,206,490	192,104			14,386,283
Diluted earnings per share	$0.91				$1.00				$1.04
Weighted average shares outstanding	12,264,156				13,460,108				14,639,901

See accompanying notes to pro forma condensed consolidated combined financial information

Unaudited Pro Forma Condensed Consolidated Combined Statement of Income

For the Year Ended December 31, 2016

(Dollars in thousands, except per share amounts)

	Equity Historical	Cache Historical	Pro Forma Adjustments		Pro Forma Equity & Cache Combined	Eastman Historical	Pro Forma Adjustments		Pro Forma Equity, Cache & Eastman Combined
Interest and dividend income
Loans, including fees	$50,272	$12,338	$443	(aa)	$63,053	$9,864	$338	(hh)	$73,255
Securities	9,765	—	—		9,765	1,054	82	(ii)	10,901
Other interest income	1,762	143	(296)	(bb)	1,609	23	(250)	(jj)	1,382

Total interest and dividend income	61,799	12,481	147		74,427	10,941	170		85,538
Interest expense
Deposits	7,042	1,587	4	(cc)	8,633	275	94	(kk)	9,002
Federal funds purchased and retail repurchase agreements	58	—	—		58	15	—		73
Federal Home Loan Bank advances	1,400	60	(10)	(dd)	1,450	7	—		1,457
Bank stock loan	31	10	—		41	—	—		41
Subordinated debentures	671	—	—		671	—	—		671

Total interest expense	9,202	1,657	(6)		10,853	297	94		11,244
Net interest income	52,597	10,824	153		63,574	10,644	76		74,294
Provision for loan losses	2,119	1,035	—		3,154	125	—		3,279

Net interest income after provision for loan losses	50,478	9,789	153		60,420	10,519	76		71,015
Non-interest income
Service charges and fees	3,552	98	—		3,650	2,155	—		5,805
Debit card income	2,898	—	—		2,898	—	—		2,898
Mortgage banking	1,394	407	—		1,801	—	—		1,801
Increase in value of bank owned life insurance	1,000	114	—		1,114	—	—		1,114
Net gains on investment securities transactions	479	—	—		479	309	—		788
Other non-interest income	1,143	49	—		1,192	125	—		1,317

Total non-interest income	10,466	668	—		11,134	2,589	—		13,723
Non-interest expense
Salaries and employee benefits	21,951	2,897	(68)	(ee)	24,780	3,457	—		28,237
Net occupancy and equipment	4,586	444	—		5,030	624	—		5,654
Data processing	3,568	214	—		3,782	700	—		4,482
Professional fees	2,075	157	—		2,232	245	—		2,477
Amortization of core deposit intangible	413	—	168	(ff)	581	—	462	(ll)	1,043
Other real estate owned, net	386	—	—		386	2	—		388
Merger expenses	5,294	—	—		5,294	—	—		5,294
Other non-interest expense	8,802	848	—		9,650	1,415	—		11,065

Total non-interest expense	47,075	4,560	100		51,735	6,443	462		58,640

Income before income taxes	13,869	5,897	53		19,819	6,665	(386)		26,098
Provision for income taxes	4,495	—	2,321	(gg)	6,816	2,361	(151)	(mm)	9,026

Net income	9,374	5,897	(2,268)		13,003	4,304	(235)		17,072
Dividends and discount accretion on preferred stock	(1)	—	—		(1)	—	—		(1)

Net income allocable to common stockholders	$9,373	$5,897	$(2,268)		$13,002	$4,304	$(235)		$17,071

Basic earnings per share	$1.09	$281.68			$1.32	$22.41			$1.55
Weighted average shares outstanding	8,624,108	20,935			9,820,060	192,088			10,999,853
Diluted earnings per share	$1.07				$1.31				$1.53
Weighted average shares outstanding	8,755,526				9,951,478				11,131,271

See accompanying notes to pro forma condensed consolidated combined financial information

Notes to Unaudited Pro Forma Condensed Consolidated Combined Financial Information

(Dollars in thousands, except per share amounts)

The following pro forma adjustments have been reflected in the unaudited pro forma condensed consolidated combined financial information. All adjustments are based on current assumptions and valuations which are subject to change.

(a)	This adjustment includes the cash portion of the merger consideration of $12.9 million and pre-tax direct-incremental merger and stock issuance costs of $2.7 million ($1.9 million, after-tax).

(b)	This adjustment represents the fair value adjustments on loans. The purchase accounting adjustment for the acquired loan portfolio is comprised of $4.3 million of non-accretable credit adjustments and $1.4 million of accretable interest-rate adjustments.

(c)	This adjustment represents the elimination of Cache’s allowance for loan losses as part of the purchase accounting transactions.

(d)	This adjustment represents the purchase price allocation for the merger, calculated as follows:

Issue 1,195,952 Equity shares valued at the closing price for Equity common stock on August 7, 2017	$41,236
Cash merger consideration, including cash in lieu of fractional shares	12,878

Total purchase price	54,114
Less: Cache’s equity at book value	(34,244)
Allocated to loan fair value	5,754
Elimination of allowance for loan losses as part of purchase accounting	(4,030)
Allocated to core deposit intangibles	(924)
Allocated to time deposit fair value	(4)
Allocated to Federal Home Loan Bank advances	15
Allocated to net deferred tax assets	(316)

Eliminate Cache’s goodwill and record estimated goodwill	$20,365

(e)	This adjustment represents the recognition of core deposit intangibles.

(f)	This adjustment represents the impact on deferred income taxes of the purchase accounting adjustments, calculated as follows:

Loan fair value adjustments	$1,724
Core deposit intangibles	(924)
Deposits fair value adjustments	(4)
Federal Home Loan Bank advances fair value adjustments	15

Subtotal of fair value adjustments	811

Calculated deferred taxes at Equity’s estimated statutory rate of 39%	$316

(g)	This adjustment reflects interest-bearing time deposits at their estimated fair values.

(h)	This adjustment reflects Federal Home Loan Bank advances at their estimated fair values.

(i)	This adjustment represents the impact on income taxes payable of an estimated $790 thousand of tax benefit on the direct, incremental merger expenses.

(j)	This adjustment represents the elimination of the historical equity of Cache.

(k)	This adjustment represents issuance of 1,195,952 shares of Equity common stock, par value $0.01 per share, to shareholders of Cache, valued at the closing price for Equity common stock on August 7, 2017.

(l)	This adjustment represents the after-tax incremental merger and stock issuance costs of $1.9 million ($2.7 million, pre-tax).

(m)	This adjustment includes the cash portion of the merger consideration of $9.4 million and pre-tax direct-incremental merger and stock issuance costs of $4.6 million ($3.1 million, after-tax).

(n)	This adjustment represents fair value adjustments on Eastman’s investment securities.

(o)	This adjustment represents the fair value adjustments on loans. The purchase accounting adjustment for the acquired loan portfolio is comprised of $2.7 million of non-accretable credit adjustments and $2.5 million of accretable interest-rate adjustments.

(p)	This adjustment represents the elimination of Eastman’s allowance for loan losses as part of the purchase accounting transactions.

(q)	This adjustment represents the purchase price allocation for the merger, calculated as follows:

Issue 1,179,793 Equity shares valued at the closing price for Equity common stock on August 7, 2017	$40,679
Cash merger consideration, including cash in lieu of fractional shares	9,400

Total purchase price	50,079
Less: Eastman’s equity at book value	(26,512)
Allocated to investment securities fair value	1,086
Allocated to loan fair value	5,245
Elimination of allowance for loan losses as part of purchase accounting	(2,818)
Allocated to core deposit intangibles	(2,542)
Allocated to time deposit fair value	(94)
Allocated to net deferred tax assets	(342)

Adjustment for estimated goodwill to be recognized	$24,102

(r)	This adjustment represents the recognition of core deposit intangibles.

(s)	This adjustment represents the impact on deferred income taxes of the purchase accounting adjustments, calculated as follows:

Investment securities fair value adjustments	$1,086
Loan fair value adjustments	2,427
Core deposit intangibles	(2,542)
Deposits fair value adjustments	(94)

Subtotal of fair value adjustments	877

Calculated deferred taxes at Equity’s estimated statutory rate of 39%	$342

(t)	This adjustment reflects interest-bearing time deposits at their estimated fair values.

(u)	This adjustment represents the impact on income taxes payable of an estimated $1.5 million tax benefit on the direct, incremental merger expenses.

(v)	This adjustment represents the elimination of the historical equity of Eastman.

(w)	This adjustment represents issuance of 1,179,793 shares of Equity common stock, par value $0.01 per share, to shareholders of Eastman, valued at the closing price for Equity common stock on August 7, 2017.

(x)	This adjustment represents the after-tax incremental merger and stock issuance costs of $3.1 million ($4.6 million, pre-tax).

		For the Six Months Ended June 30, 2017	Year Ended December 31, 2016
(aa)	Adjustment to loan interest income
	To reflect accretion of loan discount from interest rate fair value adjustment over an estimated 3.3 years.	$222	$443

(bb)	Adjustment to other interest income
	To reflect the estimated loss of investment income related to the cash portion of the merger consideration and the after-tax direct, incremental merger costs assuming a reinvestment rate of 2.0%.	$(148)	$(296)

(cc)	Adjustment to deposit interest expense
	To reflect amortization of the time deposit fair value adjustment. The amortization has been reflected over 12 months.	$—	$4

(dd)	Adjustment to interest expense on FHLB advances
	To reflect accretion of the fair value adjustment on the Federal Home Loan Bank term advances. The accretion has been reflected over 1.5 years.	$(5)	$(10)

(ee)	Adjustment to salaries and employee benefits expense
	To reflect the reduction of share-based compensation expense associated with the Cache options which will be settled by issuing additional stock consideration as part of the merger.	$(41)	$(68)

(ff)	Adjustment to amortization of core deposit intangible
	To reflect amortization of the core deposit intangible on an accelerated basis over an estimated ten years.	$76	$168

(gg)	Adjustment to provision for income taxes
	To reflect the net tax effect of the pro forma adjustments using Equity’s statutory tax rate of 39%.	$17	$21
	Cache, as a subchapter S corporation, is not subject to federal or Oklahoma state tax at the corporate level. This adjustment provides an estimated provision for income taxes on Cache’s pre-tax income using Equity’s statutory tax rate of 39%.	1,418	2,300

		$1,435	$2,321

(hh)	Adjustment to loan interest income
	To reflect accretion of loan discount from interest rate fair value adjustment over an estimated 7.2 years.	$169	$338

(ii)	Adjustment to securities interest income
	To reflect accretion of securities discount from fair value adjustment over an estimated 13.2 years.	$41	$82

		For the Six Months Ended June 30, 2017	Year Ended December 31, 2016

(jj)	Adjustment to other interest income
	To reflect the estimated loss of investment income related to the cash portion of the merger consideration and the after-tax direct, incremental merger costs assuming a reinvestment rate of 2.0%.	$(125)	$(250)
(kk)	Adjustment to deposit interest expense
	To reflect amortization of the time deposit fair value adjustment. The amortization has been reflected over 12 months.	$—	$94

(ll)	Adjustment to amortization of core deposit intangible
	To reflect amortization of the core deposit intangible on an accelerated basis over an estimated ten years.	$208	$462

(mm)	Adjustment to provision for income taxes
	To reflect the net tax effect of the pro forma adjustments using Equity’s statutory tax rate of 39%.	$(48)	$(151)

UNAUDITED COMPARATIVE PER SHARE DATA

Presented below for Equity, Cache and Eastman is historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the year ended December 31, 2016 and as of and for the six months ended June 30, 2017. The information presented below should be read together with the historical consolidated financial statements of Equity, which are incorporated by reference herein, the historical consolidated financial statements of Cache, which are included elsewhere in this proxy statement/prospectus, the historical consolidated financial statements of Eastman, which are included in the Registration Statement on Form S-4 filed by Equity with respect to the Eastman Merger, and the unaudited pro forma condensed consolidated combined financial information, including the notes thereto, which are included elsewhere in this proxy statement/prospectus.

The unaudited pro forma and pro forma per equivalent share information gives effect to the merger as if (i) the merger had become effective on June 30, 2017 or December 31, 2016 in the case of the book value data, and as if the merger had been effective on January 1, 2016 in the case of earnings per share and cash dividends data and (ii) the merger and the Eastman Merger had become effective on June 30, 2017 or December 31, 2016 in the case of the book value data, and as if the merger and the Eastman Merger had been effective on January 1, 2016 in the case of earnings per share and cash dividends data. The unaudited pro forma data combines the historical results of Cache and, where indicated, Eastman, into Equity’s consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other merger-related activity, they are not indicative of what could have occurred had the merger or the merger and the Eastman Merger taken place on January 1, 2016.

The per equivalent Cache share data shows the effect of the merger and, where indicated, the Eastman merger, from the perspective of an owner of Cache common stock. The data was computed by multiplying the pro forma data based on the exchange ratio of 53.00 shares of Equity common stock to be exchanged for each shares of Cache common stock. The maximum exchange ratio is calculated by dividing the maximum aggregate merger consideration by the number of exchangeable shares. The calculation of the maximum aggregate merger consideration assumes that no downward adjustment of the cash consideration is made as described under the sections of this proxy statement/prospectus entitled “The Merger—Terms of the Merger” beginning on page 54 and “The Merger Agreement—Merger Consideration” beginning on page 78. Assuming the exchange ratio is 53.00, then, based on the closing sale prices of Equity common stock on NASDAQ on August 28, 2017, which is $34.11, the implied value of the merger consideration per share of Cache common stock is $2,422.95.

The selected unaudited pro forma adjustments are based upon available information and certain assumptions that Equity and Cache management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Cache will be reflected in the consolidated financial statements of Equity on a prospective basis.

	Equity Historical	Cache Historical	Pro Forma Equity & Cache Combined	Per Equivalent Cache Share*	Eastman Historical	Pro Forma Equity, Cache & Eastman Combined	Per Equivalent Cache Share*
For the six months ended June 30, 2017:
Basic earnings per share	$0.93	$173.62	$1.02	$54.06	$9.84	$1.06	$56.18
Diluted earnings per share	0.91	173.62	1.00	53.00	9.84	1.04	55.12
Cash dividends per share	—	—	—	—	—	—	—
Book value per common share as of June 30, 2017	$23.44	$1,635.70	$24.28	$1,286.84	$137.95	$24.89	$1,319.17
For the year ended December 31, 2016:
Basic earnings per share	$1.09	$281.68	$1.32	$69.96	$22.41	$1.55	$82.15
Diluted earnings per share	1.07	281.68	1.31	69.43	22.41	1.53	81.09
Cash dividends per share	—	60.81	—	—	25.97	—	—
Book value per common share as of December 31, 2016	$22.09	$1,560.15	$23.09	$1,223.77	$126.39	$23.82	$1,262.64

*	Reflects Cache shares at an exchange ratio of 53.00.

RISK FACTORS

In addition to general investment risks and the other information contained in this proxy statement/prospectus, including the matters addressed under the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 47 and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by Equity for the fiscal year ended December 31, 2016, as updated by a subsequently filed Form 10-Q and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus.

Unless the context otherwise requires, references in this proxy statement/prospectus to “Equity” refer to Equity Bancshares, Inc., a Kansas corporation, and its affiliates, including Equity Bank.

Risks Relating to the Merger

The Merger may not be completed.

Completion of the merger is subject to regulatory approval. Equity may not receive the required regulatory approvals. If Equity does not obtain the required regulatory approvals, the merger will not be completed. If such regulatory approvals are received, they may impose conditions that would result in certain closing conditions of the merger not being satisfied or may not be received timely.

The consummation of the merger is also subject to other conditions precedent described in the merger agreement. If a condition of either party is not satisfied, such party may be able to terminate the merger agreement and, in such case, the merger would not be consummated. If all of the conditions precedent in the merger agreement are not satisfied, the merger may not be completed.

The sum of Cache’s consolidated capital, surplus and retained earnings accounts less all intangible assets prior to the closing of the merger could be an amount that results in the reduction of the amount of the cash portion of the merger consideration that Cache shareholders would be entitled to receive.

The amount of the cash portion of the merger consideration that Cache shareholders would be entitled to receive in the merger will be reduced on a dollar for dollar basis if the sum of Cache’s consolidated capital, surplus and retained earnings accounts less all intangible assets as of the close of business on the fifth business day preceding the closing date of the merger, after adjusting for items specified in the merger agreement, is less than $30,810,000. Cache’s capital, surplus, and retained earnings as calculated prior to the closing of the merger will depend in part on the results of Cache’s business operations and the management of merger-related expenses by Cache prior to the closing of the merger. If Cache’s earnings are less than it expects or if the Cache Merger Costs are greater than Cache expects, Cache’s adjusted shareholders’ equity may be less than $30,810,000. Preparing for integration of the merger may have a negative impact on Cache’s results of operations, and the merger-related expenses for which Cache will be liable are difficult to predict. As of June 30, 2017, the most recent practicable date before the printing of this proxy statement/prospectus, Cache shareholders’ equity was approximately $34.2 million. For a discussion of the possible downward adjustment to the cash component of the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page 78. Accordingly, at the time Cache shareholders vote with respect to the Cache Merger Proposal and the Cache Termination Proposal, they will not know the exact value of the aggregate cash portion of the merger consideration they will be entitled to receive in the merger.

Preparing for the merger may negatively impact Cache’s operating results and, as a result, the amount of the cash portion of the merger consideration that Cache shareholders would be entitled to receive.

Cache is taking various actions, as required by the merger agreement, to prepare for the merger and expects to continue to do so prior to the closing of the merger. These actions include participating in preparing regulatory filings for the merger, meeting with customers and employees to discuss the merger, and preparing for systems conversion related to the merger. These items may distract Cache’s management from pursuing the business strategy that Cache has historically employed. In addition, the merger agreement places material restrictions on the ability of Cache to manage its operations independently, including by requiring Cache to obtain the approval of Equity prior to taking certain actions. Finally, Cache will be liable for certain merger-related expenses prior to the closing of the merger. Additional discussion of Cache’s covenants made in connection with the merger agreement are discussed more fully in “The Merger Agreement—Covenants and Agreements,” beginning on page 85. These factors may impact Cache’s profitability and these one-time expenses could result in Cache’s non-interest expenses being higher than historical levels prior to the consummation of the merger. Accordingly, the results of Cache’s operations prior to Cache’s entry into the merger agreement may not have any predictive value relating to, or be representative of, Cache’s operating results and profitability following its entry into the merger agreement. Lower profits and higher expenses may adversely affect Cache’s capital, surplus, and retained earnings prior to the consummation of the merger, which may limit how much cash, if any, will be paid to Cache’s shareholders as merger consideration.

Because the market price of Equity common stock will fluctuate, Cache shareholders cannot be certain of the market value of the merger consideration they will receive.

Upon completion of the merger, each outstanding share of Cache common stock (except for dissenting shares (as defined in the merger agreement) and shares of Cache common stock held by Cache, Equity or their respective subsidiaries (other than (i) shares of Cache common stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Cache common stock held in respect of a debt previously contracted)) will be converted into the right to receive 53.00 shares of Equity common stock and $615.12, in cash, subject to adjustment based upon the sum of Cache’s consolidated capital, surplus and retained earnings accounts less all intangible assets prior to the closing of the merger, after adjusting for items specified in the merger agreement. The market value of the equity portion of the merger consideration will vary from the closing price of Equity common stock on the date Equity and Cache announced the merger, on the date that this proxy statement/prospectus is mailed to Cache shareholders, on the date of the Cache special meeting and on the date the merger is completed and thereafter. Any change in the market price of Equity common stock prior to the completion of the merger will affect the market value of the equity portion of the merger consideration that Cache shareholders will be entitled to receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of shares of Equity common stock. Stock price changes may result from a variety of factors that are beyond the control of Equity, including, but not limited to, general market and economic conditions, changes in Equity’s business, operations and prospects and regulatory considerations.

Therefore, at the time of the Cache special meeting you will not know the precise market value of the merger consideration you will be entitled to receive at the effective time. You should obtain current market quotations for shares of Equity common stock. There are no current market quotations for Cache common stock because Cache is a privately owned corporation and its common stock is not traded on any established public trading market.

The market price of Equity common stock after the merger may be affected by factors different from those affecting the shares of Cache or Equity currently.

Upon completion of the merger, holders of Cache common stock will become holders of Equity common stock. Equity’s business differs in important respects from that of Cache, and, accordingly, the results of operations of the combined company and the market price of Equity common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Equity and Cache. For a discussion of the business of Cache and of some important factors to consider in connection with its business, see “Information About Cache” beginning on page 106.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, Equity must obtain approvals from the Board of Governors of the Federal Reserve System and the Office of the State Bank Commissioner of Kansas. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals, waivers or consents, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals Required for the Merger” beginning on page 76. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approvals, waivers or consents, or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger—Regulatory Approvals Required for the Merger” beginning on page 76.

Combining the two companies, including the retention of key employees, may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

Equity and Cache have operated and, until the completion of the merger, will continue to operate, independently and may not begin the actual integration process. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Equity’s ability to successfully combine and integrate the businesses of Equity and Cache in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Equity’s ability to successfully conduct its business, which could have an adverse effect on Equity’s financial results and the value of its common stock. If Equity experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that can cause Equity and/or Cache to lose customers or cause customers to remove their accounts from Equity and/or Cache and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Cache and Equity during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

The unaudited pro forma condensed consolidated combined financial information included in this proxy statement/prospectus are preliminary and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma condensed consolidated combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Equity’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed consolidated combined financial information reflects adjustments to illustrate the effect of the merger had it been completed on the dates indicated, which is based upon preliminary estimates, to record the Cache identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Cache as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” beginning on page 29.

Certain of Cache’s directors and executive officers may have interests in the merger that may differ from the interests of Cache’s shareholders.

Cache’s shareholders should be aware that some of Cache’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of Cache’s shareholders generally. The Cache Board was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Cache’s shareholders vote in favor of adopting the merger agreement.

These interests include the following:

•	Indemnification and Insurance. Equity has agreed to indemnify the directors and officers of Cache against certain liabilities arising before the effective time of the merger and to provide certain “tail” insurance for the benefit of the directors and officers of Cache.

•	Employment Agreements. Equity Bank has entered into employment agreements to be effective as of the effective time of the merger with Michael E. Bezanson, Philip Houchin and Jay Morey.

•	Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of Cache who continue on as employees of Equity will be entitled to participate in the Equity health and welfare benefit and similar plans on the same terms and conditions as employees of Equity. Subject to certain exceptions, these employees will receive credit for their years of service to Cache or Patriot Bank for participation, vesting and benefit accrual purposes.

•	Employee Severance Benefits. Equity has agreed to provide certain severance benefits to Cache’s employees whose employment is terminated under the circumstances specified in the merger agreement.

•	Option Cancellation. Equity has entered into option cancellation agreements with certain of Cache’s directors and executive officers. Upon completion of the merger, each outstanding option will be surrendered and each share of Cache common stock that was subject to the option will be converted into a number of shares of Equity common stock equal to the excess, if any, of $2,267.13 over the exercise price of the option divided by $31.17.

For a more complete description of these interests, see “The Merger—Interests of Cache’s Directors and Executive Officers in the Merger” beginning on page 72.

Termination of the merger agreement could negatively impact both Cache and Equity.

If the merger agreement is terminated, there may be various consequences. For example, Cache’s or Equity’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Equity’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, Cache may be required to pay to Equity a termination fee of $1,500,000.

Cache and Equity will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Cache or Equity. These uncertainties may impair Cache’s or Equity’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Cache or Equity to seek to change existing business relationships with Cache or Equity. Retention of certain employees by Cache or Equity may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Cache or Equity. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Cache or Equity, Cache’s business or Equity’s business could be harmed. In addition, subject to certain exceptions, Cache and Equity have each agreed to operate its business in the ordinary course prior to closing and agreed to certain restrictive covenants. See “The Merger Agreement—Covenants and Agreements” beginning on page 85 for a description of the restrictive covenants applicable to Cache and Equity.

If the merger is not completed, Equity and Cache will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of Equity and Cache has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Equity and Cache would have to recognize these expenses without realizing the expected benefits of the merger.

The merger agreement limits Cache’s ability to pursue acquisition proposals and requires Cache to pay a termination fee of $1,500,000 under limited circumstances, including circumstances relating to acquisition proposals for Cache.

The merger agreement prohibits Cache from initiating, soliciting or knowingly encouraging certain third-party acquisition proposals. See “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 89. The merger agreement also provides that Cache must pay a termination fee in the amount of $1,500,000 in the event that the merger agreement is terminated under certain circumstances, including a change of recommendation of the Cache Board in connection with a third-party acquisition proposal. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Cache from considering or proposing such an acquisition. See the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 94.

The shares of Equity common stock to be received by Cache shareholders as a result of the merger will have different rights from the shares of Cache common stock.

Upon completion of the merger, Cache shareholders will become Equity shareholders and their rights as Equity shareholders will be governed by the K.S.A, Equity’s Second Amended and Restated Articles of Incorporation (which Equity and Cache refer to in this proxy statement/prospectus as the “Equity articles”) and Equity’s Amended and Restated Bylaws (which Equity and Cache refer to in this proxy statement/prospectus as the “Equity bylaws”). The rights associated with Cache common stock are different from the rights associated with Equity common stock. Please see “Comparison of Shareholders’ Rights” beginning on page 145 for a discussion of the different rights associated with Equity common stock.

Holders of Cache and Equity common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of Cache common stock and Equity common stock currently have the right to vote in the election of the board and on other matters affecting Cache and Equity, respectively. Upon the completion of the merger, each Cache shareholder and option holder who receives shares of Equity common stock will become a shareholder of Equity with a percentage ownership of Equity that is smaller than the shareholder’s percentage ownership of Cache or that is smaller than the percentage ownership of Cache such option holder would have upon exercising such option holder’s option. Based on the number of shares of Equity common stock and Cache common stock outstanding as of August 28, 2017, it is currently expected that the former shareholders and option holders of Cache as a group will receive shares in the merger constituting approximately 9.0% of the outstanding shares of Equity common stock immediately after the merger and approximately 8.3% of the outstanding shares of Equity common stock after the merger and the Eastman merger. As a result, current holders of Equity common stock as a group will own approximately 90.9% of the outstanding shares of Equity common stock immediately after the merger and approximately 83.5% of the outstanding shares of Equity common stock after the merger and the Eastman merger. Because of this, Cache shareholders and option holders may have less influence on the management and policies of Equity than they now have on the management and policies of Cache and current Equity shareholders may have less influence than they now have on the management and policies of Equity.

The appraisal rights process is uncertain.

Cache shareholders may or may not be entitled to receive more than the amount provided for in the merger agreement for their shares of Cache common stock if they elect to exercise their appraisal rights with respect to the proposed merger, depending on the appraisal of the fair value of the Cache common stock pursuant to the appraisal procedures under the OGCA. See “The Merger—Appraisal Rights in the Merger” beginning on page 74 and Annex E. For this reason, the amount of cash that you might be entitled to receive should you elect to exercise your appraisal rights with respect to the merger may be more or less than the value of the merger consideration to be paid pursuant to the merger agreement. In addition, it is a closing condition of the merger agreement that the holders of not more than 10% of the outstanding shares of Cache common stock shall have exercised their statutory appraisal rights under the OGCA. The number of shares of Cache common stock that will exercise appraisal rights under the OGCA is not known and therefore we do not know whether this closing condition will be satisfied.

The opinion of Cache’s financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

Cache has not obtained an updated opinion from its financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Equity or Cache, general market and economic conditions and other factors that may be beyond the control of Equity or Cache, and on which the opinion of the financial advisor of Cache was based, may significantly alter the value of Cache or the price of Equity common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Cache does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed.

Litigation may be filed against Cache, Equity or their respective boards of directors or officers, which could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

Lawsuits may be filed against Cache, Equity or their respective boards of directors or officers in connection with the merger, which could prevent or delay completion of the merger and result in substantial costs to Cache and Equity, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Equity’s business, financial condition, results of operations and cash flows following completion of the merger.

Future sales or the possibility of future sales of a substantial amount of Equity common stock may depress the price of shares of Equity common stock.

Future sales or the availability for sale of substantial amounts of Equity common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price of Equity common stock and could impair Equity’s ability to raise capital through future sales of equity securities.

Equity’s certificate of formation authorizes us to issue up to 45,000,000 shares of Class A common stock and up to 5,000,000 shares of Class B common stock. Immediately after the completion of this merger, Equity expects that approximately 14,395,551 shares of Class A common stock and 186,513 shares of Class B common stock will be outstanding. Sales of a substantial number of shares of Equity common stock, or the perception that such sales may occur, may adversely impact the price of Equity common stock.

Equity may issue shares of Equity common stock or other securities from time to time as consideration for future acquisitions and investments and pursuant to compensation and incentive plans. If any such acquisition or investment is significant, the number of shares of Equity common stock, or the number or aggregate principal amount, as the case may be, of other securities that Equity may issue may in turn be substantial. Equity may also grant registration rights covering those shares of Equity common stock or other securities in connection with any such acquisitions and investments.

Equity cannot predict the size of future issuances of Equity common stock or the effect, if any, that future issuances and sales of Equity common stock will have on the market price of Equity common stock. Sales of substantial amounts of Equity common stock (including shares of Equity common stock issued in connection with an acquisition or under a compensation or incentive plan), or the perception that such sales could occur, may adversely affect prevailing market prices for Equity common stock and could impair Equity ability to raise capital through future sales of Equity securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information presented herein and in other documents filed with or furnished to the SEC, in press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Equity’s and Cache’s current views with respect to, among other things, future events and Equity’s financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Equity’s and Cache’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Equity’s and Cache’s control. Accordingly, Equity and Cache caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although Equity and Cache believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described in “Risk Factors” section of this proxy statement/prospectus.

There are or will be important factors that could cause Equity’s and Cache’s actual results to differ materially from those indicated in these forward-looking statements, including, but are not limited to, the following:

•	an economic downturn, especially one affecting Equity’s or Cache’s core market areas;

•	the occurrence of various events that negatively impact the real estate market, since a significant portion of Equity’s and Cache’s loan portfolio is secured by real estate;

•	difficult or unfavorable conditions in the market for financial products and services generally;

•	interest rate fluctuations, which could have an adverse effect on Equity’s and Cache’s profitability;

•	external economic and/or market factors, such as changes in monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System, inflation or deflation, changes in the demand for loans, and fluctuations in consumer spending, borrowing and savings habits, which may have an adverse impact on Equity’s and Cache’s financial condition;

•	continued or increasing competition from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than Equity and Cache;

•	costs arising from the environmental risks associated with making loans secured by real estate;

•	losses resulting from a decline in the credit quality of the assets that Equity and Cache hold;

•	inadequacies in Equity’s and Cache’s allowance for loan losses, which could require Equity or Cache to take a charge to earnings and thereby adversely affect Equity’s or Cache’s financial condition;

•	inaccuracies or changes in the appraised value of real estate securing the loans that Equity or Cache originate, which could lead to losses if the real estate collateral is later foreclosed upon and sold at a price lower than the appraised value;

•	the costs of integrating the businesses Equity acquires, including the costs of integrating Eastman or Cache, which may be greater than expected;

•	challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services;

•	a lack of liquidity resulting from decreased loan repayment rates, lower deposit balances, or other factors;

•	restraints on the ability of banks to pay dividends to bank holding companies, which could limit liquidity;

•	the loss of large loan and depositor relationships;

•	limitations on Equity’s and Cache’s ability to lend and to mitigate the risks associated with Equity’s and Cache’s lending activities as a result of Equity’s and Cache’s size and capital position;

•	additional regulatory requirements and restrictions on our business, which could impose additional costs;

•	increased capital requirements imposed by banking regulators, which may require raising capital at a time when capital is not available on favorable terms or at all;

•	a failure in the internal controls Equity and Cache have implemented to address the risks inherent to the business of banking;

•	inaccuracies in assumptions about future events, which could result in material differences between financial projections and actual financial performance;

•	the departure of key members of Equity or Cache management personnel or the inability to hire qualified management personnel;

•	the disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, information technology systems;

•	unauthorized access to nonpublic personal information of customers, which could expose us to litigation or reputational harm;

•	disruptions, security breaches, or other adverse events affecting the third-party vendors who perform several of our critical processing functions;

•	the occurrence of adverse weather or manmade events, which could negatively affect Equity’s and Cache’s core markets or disrupt Equity’s or Cache’s operations;

•	an increase in FDIC deposit insurance assessments, which could adversely affect Equity’s and Cache’s earnings;

•	an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies; and

•	other factors that are discussed in “Risk Factors.”

The foregoing factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this proxy statement/prospectus. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from what Equity and Cache anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Equity and Cache do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible to predict those events or how they may affect it. In addition, Equity and Cache cannot assess the impact of each factor on Equity’s and Cache’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Equity and Cache or persons acting on Equity’s or Cache’s behalf may issue.

THE CACHE SPECIAL MEETING

This section contains information for Cache shareholders about the Cache special meeting that Cache has called to allow its shareholders to consider and vote on the Cache Merger Proposal, the Cache Termination Proposal and the Cache Adjournment Proposal. Cache is mailing this proxy statement/prospectus to you, as a Cache shareholder, on or about September 8, 2017. This proxy statement/prospectus is accompanied by a notice of the Cache special meeting and a form of proxy card that the Cache Board is soliciting for use at the Cache special meeting and at any adjournments or postponements of the Cache special meeting.

Date, Time and Place of the Cache special meeting

The Cache special meeting will be held at the Southern Hills Country Club located at 2636 E. 61st street, Tulsa, Oklahoma 74136, at 5:00 p.m. local time, on October 17, 2017. On or about September 8, 2017, Cache will commence mailing this document and the enclosed form of proxy card to its shareholders entitled to vote at the Cache special meeting.

Matters to Be Considered

At the Cache special meeting, you, as a Cache shareholder, will be asked to consider and vote upon the following matters:

•	the Cache Merger Proposal;

•	the Cache Termination Proposal; and

•	the Cache Adjournment Proposal.

Completion of the merger is conditioned on, among other things, Cache shareholder approval of the merger agreement and the transactions contemplated thereby, including the merger. No other business may be conducted at the Cache special meeting.

Recommendation of the Cache Board

On July 14, 2017, the Cache Board unanimously approved the merger agreement and the transactions contemplated thereby. Based on Cache’s reasons for the merger described in the section of this proxy statement/prospectus entitled “The Merger—Cache’s Reasons for the merger; Recommendation of the Cache Board” beginning on page 56, the Cache Board believes that the merger is in the best interests of the Cache shareholders.

Accordingly, the Cache Board recommends that you vote “FOR” the Cache Merger Proposal, “FOR” the Cache Termination Proposal and “FOR” the Cache Adjournment Proposal.

Cache Record Date and Quorum

The Cache Board has fixed the close of business on September 1, 2017 as the Cache record date for determining the holders of Cache common stock entitled to receive notice of and to vote at the Cache special meeting.

As of the Cache record date, there were 20,935 shares of Cache common stock outstanding and entitled to notice of, and to vote at, the Cache special meeting or any adjournment thereof, and such outstanding shares of Cache common stock were held by 60 holders of record. Each share of Cache common stock entitles the holder to one vote at the Cache special meeting on each proposal to be considered at the Cache special meeting.

As of the record date, there were options to purchase 2,520 shares of Cache common stock outstanding and entitled to vote solely on the Cache Termination Proposal, along with the Cache shareholders. Each option entitles the holder to one vote for each share of Cache common stock that is issuable upon exercise of the option on the Cache Termination Proposal.

No business may be transacted at the Cache special meeting unless a quorum is present. The presence (in person or by proxy) of holders of at least a majority of the voting power represented by all issued and outstanding shares of Cache common stock entitled to be voted at the Cache special meeting constitutes a quorum for transacting business at the Cache special meeting. All shares of Cache common stock present in person or represented by proxy, including abstentions and broker-non votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Cache special meeting.

As of the Cache record date, the directors and executive officers of Cache and their affiliates beneficially owned and were entitled to vote, in the aggregate, 6,597 shares of Cache common stock, representing approximately 31.5% of the shares of Cache common stock outstanding on that date and options to purchase 2,270 shares of Cache common stock, representing approximately 90% of the outstanding options. As of the Cache record date, Equity beneficially held no shares of Cache common stock.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

Cache Merger Proposal: The affirmative vote of the holders of a majority of the outstanding shares of Cache common stock is required to approve the Cache Merger Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Cache special meeting or fail to instruct your bank or broker how to vote with respect to the Cache Merger Proposal, it will have the effect of a vote against the proposal.

Cache Termination Proposal: The affirmative vote of the majority of the shares and options to purchase shares of Cache common stock is required to approve the Cache Termination Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Cache special meeting or fail to instruct your bank or broker how to vote with respect to the Cache Termination Proposal, it will have the effect of a vote against the Cache Termination Proposal.

Cache Adjournment Proposal: The affirmative vote of a majority of votes cast on the Cache Adjournment Proposal at the Cache special meeting is required to approve the Cache Adjournment Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Cache special meeting or fail to instruct your bank or broker how to vote with respect to the Cache Adjournment Proposal, it will have no effect on the proposal.

Voting on Proxies; Incomplete Proxies

A Cache shareholder of record as of the Cache record date may vote by proxy or in person at the Cache special meeting. If you hold your shares of Cache common stock in your name as a Cache shareholder of record as of the Cache record date, we ask that you complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Cache requests that Cache shareholders vote by completing and signing the accompanying proxy card and returning it to Cache as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Cache common stock represented by it will be voted at the Cache special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Cache common stock represented by the proxy card will be voted as recommended by the Cache Board.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker.

Every Cache shareholder’s vote is important. Accordingly, each Cache shareholder should sign, date and return the enclosed proxy card whether or not you plan to attend the Cache special meeting in person. Sending in your proxy card will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”; Broker Non-Votes

Banks, brokers and other nominees who hold shares of Cache common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Cache special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of Cache common stock in “street name,” your broker, bank or other nominee will vote your shares of Cache common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.

Revocability of Proxies and Changes to a Cache shareholder’s Vote

You have the power to change your vote at any time before your shares of Cache common stock are voted at the Cache special meeting by:

•	attending and voting in person at the Cache special meeting;

•	giving notice of revocation of the proxy at the Cache special meeting; or

•	delivering to the Secretary of Cache at 9292 S. Delaware Ave, Oklahoma 74137 (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed.

Attendance at the Cache special meeting will not in and of itself constitute a revocation of a proxy.

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Cache special meeting.

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

In addition to solicitation by mail Cache’s proxy solicitor and/or directors, officers, and employees of Cache may solicit proxies by personal interview, telephone, or electronic mail. Cache reimburses brokerage houses, custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy material to their principals. Cache will bear the entire cost of soliciting proxies from you.

Attending the Cache special meeting

All Cache shareholders and option holders, including holders of record as of the Cache record date and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Cache special meeting. Only Cache shareholders and option holders of record as of the Cache record date can vote in person at the Cache special meeting. If you are a Cache shareholder of record as of the Cache record date and you wish to attend the Cache special meeting, please bring your proxy card and evidence of your stock ownership, such as your most recent account statement, to the Cache special meeting. You should also bring valid picture identification.

A Cache shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which Equity and Cache refer to in this proxy statement/prospectus as a “beneficial owner”) who desires to attend the Cache special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

Assistance

If you need assistance in completing your proxy card, have questions regarding Cache’s special meeting or would like additional copies of this proxy statement/prospectus, please contact Michael E. Bezanson, Cache’s Chairman and Chief Executive Officer, at (918) 209-5200.

CACHE PROPOSALS

Proposal No. 1 Cache Merger Proposal

Cache is asking its shareholders to adopt the merger agreement and approve the merger. Holders of Cache common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the Cache Board, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Cache and the shareholders of Cache. See “The Merger—Cache’s Reasons for the Merger; Recommendation of the Cache Board” beginning on page 56 of this proxy statement/prospectus for a more detailed discussion of the Cache Board’s recommendation.

The Cache Board recommends a vote “FOR” the Cache Merger Proposal.

Proposal No. 2 Cache Termination Proposal

Cache is asking its shareholders and option holders to terminate the Shareholders’ Agreement between Cache and its shareholders and option holders, dated as of August 28, 2009, as contemplated by the merger agreement and as required as a condition to closing in the merger agreement.

After careful consideration, the Cache Board, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the termination of the Shareholders’ Agreement, to be advisable and in the best interest of Cache and the shareholders and option holders of Cache. See “The Merger—Cache’s Reasons for the merger; Recommendation of the Cache Board” beginning on page 56 of this proxy statement/prospectus for a more detailed discussion of the Cache Board’s recommendation.

A shareholder’s or option holder’s vote “FOR” Proposal 2 also constitutes an appointment of Michael E. Bezanson and John B. Morey as that shareholder’s or option holder’s attorney-in-fact for the sole purpose of executing any documents necessary or appropriate to terminate the Shareholders’ Agreement.

The Cache Board recommends a vote “FOR” the Cache Termination Proposal.

Proposal No. 3 Cache Adjournment Proposal

The Cache special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Cache special meeting to adopt the Cache Merger Proposal and the Cache Termination Proposal.

If, at the Cache special meeting, the number of shares of Cache common stock present or represented and voting in favor of the Cache Merger Proposal and the Cache Termination Proposal is insufficient to adopt the Cache Merger Proposal or the Cache Termination Proposal, Cache intends to move to adjourn the Cache special meeting in order to enable the Cache Board to solicit additional proxies for approval of the Cache Merger Proposal or the Cache Termination Proposal. In that event, Cache will ask its shareholders to vote upon the Cache Adjournment Proposal, but not the Cache Merger Proposal or the Cache Termination Proposal.

In this proposal, Cache is asking its shareholders to authorize the holder of any proxy solicited by the Cache Board on a discretionary basis to vote in favor of adjourning the Cache special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Cache shareholders who have previously voted.

The Cache Board recommends a vote “FOR” the Cache Adjournment Proposal.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. You are urged to read this entire proxy statement/prospectus carefully, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of the board of directors of Equity (which we refer to in this proxy statement/prospectus as the “Equity Board”) and the Cache Board has unanimously approved the merger agreement. To consummate the merger, Cache will merge with and into Equity, with Equity surviving the merger. Immediately following the merger (or at such later time as Equity may determine in its sole discretion), Equity will cause Patriot Bank, the banking subsidiary of Cache, to merge with and into Equity Bank, the banking subsidiary of Equity, with Equity Bank surviving the bank merger.

If the merger is completed, each share of Cache common stock (other than shares of Cache common stock held by Cache, Equity and any dissenting shareholder) will be converted into the right to receive (i) 53.00 shares of Equity common stock, and (ii) $615.12, in cash, subject to a possible downward adjustment of the cash consideration based upon the amount of Cache adjusted shareholders’ equity prior to Closing. Equity will not issue any fractional shares of Equity common stock in the merger. Cache shareholders who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the closing price of Equity common stock as of the calculation date, which will be the date five business days before the closing of the merger.

In addition, if the merger is completed, each option to purchase shares of Cache common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the calculation date, will be surrendered, and each share of Cache common stock subject to such option will, on the effective date of the merger, be converted into a number of shares of Equity common stock equal to the excess, if any, of $2,267.13 over the exercise price per share of such option, divided by $31.17. Option holders who would otherwise be entitled to a faction of a share of Equity common stock upon the completion of the merger will instead receive cash in lieu of such fractional shares just as will holders of Cache common stock. For details about the options, option holders and the consideration the option holders will receive, please see the section of this proxy statement/prospectus entitled “The Merger – Interests of Cache’s Directors and Executive Officers in the Merger.”

Cache’s shareholders are being asked to adopt the merger agreement. See the section of this proxy statement/prospectus entitled “The Merger Agreement” beginning on page78 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of Cache’s ongoing effort to improve its community banking franchise and enhance shareholder value, the Cache Board and Cache’s management have periodically reviewed various strategic opportunities available to Cache, including, among other things, continued independence and a strategic merger with or acquisition by another financial institution. In the course of these periodic reviews, the Cache Board and Cache’s management have considered the pro forma effect of various opportunities on earnings per share, book value per share, return on equity and other pertinent financial ratios, compared quantitative measures of Cache’s performance with those of other financial institutions and monitored trends in capital raising by community banks and the local, regional and national financial institution mergers and acquisitions environment.

During the normal course of business, Cache has received inquiries from other financial institutions regarding Cache’s willingness to consider an acquisition by, or affiliation with, other financial institutions. Consistent with the directors’ fiduciary obligations to Cache and its shareholders, the Cache Board considered such inquiries and evaluated them for the level and form of consideration proposed, the seriousness of the proposal, Cache’s expected future operations and other considerations and factors deemed relevant by the Cache Board and Cache’s management. Cache formulated its business plan with the intent of providing maximum value to its shareholders by enhancing Cache’s franchise value and expanding Cache’s business operations. The Cache Board has continuously evaluated the cost of adding additional financial products, locations and alternative delivery methods in an effort to remain competitive in the marketplace while implementing a growth strategy, continuing to deliver the current array of services to Cache’s customers and providing competitive returns to Cache’s shareholders.

On January 19, 2017, at a joint meeting of the Cache Board and the Patriot Bank board of directors, a representative of D.A. Davidson & Co. (“D.A. Davidson”) provided an overview of the Oklahoma banking industry and an update on merger and acquisition trends. The representative informed the Cache Board and the Patriot Bank board of directors of Equity’s potential interest in entering Oklahoma and in pursuing discussions with Cache for the purpose of merging the two organizations.

On February 10, 2017, members of the management of Cache and Equity and a representative of D.A. Davidson held an introductory meeting in Tulsa, Oklahoma.

On February 16, 2017, at a joint meeting of the Cache Board and the Patriot Bank board of directors, a representative of Commerce Street Capital discussed banking trends, merger and acquisition activity and other strategic matters.

On February 24, 2017, Equity and Cache entered into a Mutual Confidentiality Agreement, and on March 10, 2017, Cache engaged D.A. Davidson to render financial advisory and investment banking services. Throughout March and April of 2017, management of Cache engaged in discussions with, and provided additional information to, management of Equity. On April 20, 2017, at a joint meeting of the Cache Board and the Patriot Bank board of directors, a representative of D.A. Davidson discussed the financial institutions market.

On May 8, 2017, management of Equity met with the Cache Board and Cache’s management at which time Equity formally articulated its interest in acquiring Cache. Following that meeting, Equity verbally conveyed the proposed terms of an acquisition of Cache. Discussions and continued negotiations ensued thereafter. On May 18, 2017, at a joint meeting of the Cache Board and the Patriot Bank board of directors, Chairman Bezanson discussed ongoing communications with representatives of D.A. Davidson.

In June of 2017, Equity performed on-site due diligence of Cache.

On June 23, 2017, Equity circulated an initial draft of the merger agreement to Cache’s legal counsel. Negotiations regarding the merger agreement and the related documents (including the bank merger agreement, the Cache voting agreements, the Cache director support agreements and other related agreements) continued into July of 2017.

On July 11, 2017, Cache’s management and financial and legal advisors participated in a reverse due diligence conference call with Equity’s management, during which call Cache’s management and advisors asked and received answers to questions of Equity’s management.

At a special joint meeting of the Cache Board and the Patriot Bank board of directors held on July 14, 2017, the Cache Board and the Patriot Bank board of directors considered the merger agreement and the related agreements to which Cache and/or Patriot Bank would be a party. Representatives of D.A. Davidson and McAfee & Taft A Professional Corporation attended the meeting. Representatives of D.A. Davidson provided a financial analysis of the proposed transaction and informed the Cache Board that the proposed merger consideration set forth in the merger agreement is fair to Cache’s shareholders from a financial point of view. Representatives of McAfee & Taft A Professional Corporation reviewed the terms of the merger agreement, the Cache voting agreements, the Cache director support agreements and other related agreements with the Cache Board and the Patriot Bank board of directors. Representatives of D.A. Davidson and McAfee & Taft A Professional Corporation responded to questions from the Cache Board and the Patriot Bank board of directors. Following these discussions and after further discussion by the directors, the Cache Board concluded that the merger agreement, the related agreements and the merger were in the best interest of Cache and its shareholders, unanimously approved the merger agreement, the related agreements and the merger, and authorized Cache’s Chairman and Chief Executive Officer, Mike Bezanson, and President, Jay Morey, to negotiate any final changes to, and to execute and deliver, the merger agreement and the related agreements. In addition, the Patriot Bank board of directors approved the various related agreements to which Patriot Bank was a party.

On July 14, 2017, Cache and Equity entered into the merger agreement, and on July  17, 2017, Cache and Equity publicly announced the merger.

Cache’s Reasons for the Merger; Recommendation of the Cache Board

The Cache Board has unanimously approved the merger agreement and unanimously recommends that the Cache shareholders vote “FOR” approval of the Cache Merger Proposal, “FOR” approval of the Cache Termination Proposal and “FOR” approval of the Cache Adjournment Proposal.

In reaching its decision to approve the merger agreement and to recommend its approval to Cache shareholders, the Cache Board and executive management consulted with D.A. Davidson, its outside financial advisor, with respect to Cache’s standalone potential to maintain its track record of growth and strong shareholder returns in the current banking and economic environment. The Cache Board compared the standalone prospects and associated execution risks of Cache with the value that Cache shareholders would receive in the merger, and the Cache Board concluded that the merger consideration offers additional long-term value and is in the best interests of Cache and its shareholders. The Cache Board further consulted with D.A. Davidson as to the fairness to the shareholders of Cache from a financial point of view of the consideration to be received by the shareholders in the merger and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its recommendation, the Cache Board considered a number of factors, including the following:

•	the Cache Board’s familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Cache;

•	the value of the consideration to be received by Cache’s shareholders relative to the book value and earnings per share of Cache’s common stock, including particularly the relationship between the consideration and Cache’s tangible book value;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Equity;

•	the current and prospective environment in which Cache operates, including overall local and regional economic conditions, the competitive environment for banks and other financial institutions, the increased regulatory burdens on financial institutions and the trend toward consolidation in the banking industry;

•	the results that Cache could expect to achieve operating independently, and the likely risks and benefits to shareholders of that course of action, as compared with the value of the merger consideration;

•	the opportunities and prospects of Cache for future organic growth and/or future growth through acquisitions;

•	the need for additional deposits to fund Cache’s future loan growth;

•	the resources required to keep pace with technology and cybersecurity risks;

•	that a merger with a larger bank holding company could provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance customer products and services;

•	the belief of the Cache Board that Equity emphasizes many of the same values embraced by Cache in the conduct of its business, such as, excellent customer service, employee development and delivering value to shareholders;

•	the prospects for continued growth and enhanced performance of the combined company;

•	the financial analyses presented by D.A. Davidson and the opinion of D.A. Davidson provided to the Cache Board on July 14, 2017, (the date on which Cache Board approved the merger agreement) subject to the assumptions, limitations and qualifications set forth in the opinion, that the total aggregate consideration to be received is fair, from a financial point of view, to the holders of Cache common stock (see “Opinion of Cache’s Financial Advisor,” beginning on page 58);

•	that shareholders of Cache will receive approximately 75% of the merger consideration in shares of Equity common stock, which are publicly traded on NASDAQ, contrasted with the absence of a public market for Cache common stock;

•	that (based on the advice from Cache’s tax counsel) the proposed merger would qualify as a “tax-free reorganization” within the meaning of Section 368(a) of the Code;

•	the historical performance of Equity;

•	the anticipated likelihood of Equity to receive the requisite regulatory approvals in a timely manner;

•	the belief that the proposed merger enables leadership of Cache to maintain meaningful influence in the direction of the newly combined company;

•	the potential effect of the merger on Cache’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by Equity to Cache’s employees; and

•	the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing and the limitations on Cache’s ability to pursue other merger opportunities.

The Cache Board also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with Equity were likely to outweigh substantially these risks and factors. The risk factors included:

•	the lack of control of the Cache Board and Cache shareholders over the future operations and strategy of the combined company;

•	the requirement that Cache conduct its business in the ordinary course and the other restrictions on the conduct of Cache’s business before completion of the merger, which could delay or prevent Cache from undertaking business opportunities that may arise before completion of the merger;

•	the fact that certain benefits of the merger are reliant on the successful operation of Equity in the future, as opposed to selling Cache entirely for cash, which would deliver all value to Cache shareholders upon closing of such a sale;

•	the limited liquidity of Equity common stock, even though it is quoted on NASDAQ; and

•	that under the merger agreement Cache shall not solicit competing proposals for the acquisition of Cache.

The reasons set out above for the merger are not intended to be exhaustive but is believed to include all material factors considered by the Cache Board in approving the merger. In reaching its determination, the Cache

Board did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. The Cache Board conducted an overall analysis of the factors described above as a whole, including thorough discussions with, and questioning of, its executive management and outside financial and legal advisors. Based on the reasons stated, the Cache Board believed that the merger was in the best interest of Cache and its shareholders and unanimously approved the merger agreement and the merger.

The foregoing explanation of the Cache Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The Cache Board determined that the merger and the merger agreement are in the best interests of Cache and its shareholders. Accordingly, the Cache Board unanimously approved the merger and the merger agreement and unanimously recommends that Cache shareholders vote “FOR” approval of the Cache Merger Proposal, “FOR” approval of the Cache Termination Proposal and “FOR” approval of the Cache Adjournment Proposal.

Opinion of Cache’s Financial Advisor

On March 10, 2017, Cache entered into an engagement agreement with D.A. Davidson to render financial advisory and investment banking services to Cache. As part of its engagement, D.A. Davidson agreed to assist Cache in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between Cache and another corporation or business entity. D.A. Davidson also agreed to provide the Cache Board with an opinion as to the fairness, from a financial point of view, to the holders of Cache common stock of the consideration to be paid to the holders of Cache common stock in the proposed merger. Cache engaged D.A. Davidson because D.A. Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Cache and its business. As part of its investment banking business, D.A. Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On July 14, 2017, the Cache Board held a meeting to evaluate the proposed merger. At this meeting, D.A. Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the Cache Board that, as such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the consideration to be paid to the holders of the Cache common stock was fair, from a financial point of view, to the Cache in the proposed merger.

The full text of D.A. Davidson’s written opinion, dated July 14, 2017, is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Cache’s shareholders are urged to read the opinion in its entirety.

D.A. Davidson’s opinion speaks only as of the date of the opinion and D.A. Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the Cache Board and addresses only the fairness, from a financial point of view, to the holders of Cache common stock of the consideration to be paid to the holders of the Cache common stock in the proposed merger. The opinion does not address, and D.A. Davidson expresses no view or opinion with respect to, (i) the underlying business decision of Cache to engage in or proceed with the merger, (ii) the relative merits or effect of the merger as compared to any strategic alternatives or business strategies or combinations that may be or may have been available to or contemplated by Cache or the Cache Board, or (iii) any legal, regulatory, accounting, tax or similar matters relating to Cache, its shareholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger. Cache and Equity determined the consideration through the negotiation process. The opinion does not constitute a recommendation to any Cache shareholder as to how such shareholder should vote at the Cache meeting on the merger or any related matter. The opinion does not express any view as to the fairness of the amount or nature of the compensation to any of Cache’s or Equity’s officers, directors or employees, or any class of such persons, relative to the merger consideration. The opinion has been reviewed and approved by D.A. Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

D.A. Davidson has reviewed the proxy statement/prospectus and consented to the inclusion of its opinion to the Cache Board as Annex D to this proxy statement/prospectus and to the references to D.A. Davidson and its opinion contained herein.

In connection with rendering its opinion, D.A. Davidson reviewed, analyzed and relied upon material bearing upon the merger and the financial and operating condition of Cache and Equity and the merger, including among other things, the following:

•	the draft of the merger agreement dated July 10, 2017;

•	certain financial statements and other historical financial and business information about Cache and Equity made available to us from published sources and/or from the internal records of Cache and Equity;

•	certain internal financial projections and other financial and operating data concerning the business, operations and prospects of Cache and Equity prepared by or at the direction of management of Cache and Equity, as approved for our use by Cache and Equity, respectively;

•	the current market environment generally and the banking environment in particular;

•	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

•	compared the current and historical market prices and trading activity of Equity’s common stock with that of certain other publicly-traded companies that we deemed relevant;

•	considered the pro forma financial effects of the merger, taking into consideration the amounts and timing of transaction costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the merger;

•	participated in discussions and negotiations among representatives of Cache and Equity, and their respective financial and legal advisors;

•	the net present value of Cache with consideration of projected financial results through 2022;

•	the relative contributions of Cache and Equity to the combined company;

•	compared the financial and operating performance of Cache and Equity with publicly available information concerning certain other companies that we deemed relevant; and

•	such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of Cache and Equity concerning the business, financial condition, results of operations and prospects of Cache and Equity.

In arriving at its opinion, D.A. Davidson has assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to D.A. Davidson, discussed with or reviewed by or for D.A. Davidson, or publicly available, and D.A. Davidson has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Cache or Equity, nor did D.A. Davidson make an independent appraisal or analysis of Cache or Equity with respect to the merger. In addition, D.A. Davidson has not assumed any obligation to conduct, nor has D.A. Davidson conducted any physical inspection of the properties or facilities of Cache or Equity. D.A. Davidson has further relied on the assurances of management of Cache and Equity that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. D.A. Davidson did not make an independent evaluation or appraisal of the specific assets or liabilities including the amount of any fair value adjustments per FASB 141(R). D.A. Davidson did not make an independent evaluation of the adequacy of the allowance for loan losses of Cache or Equity nor has D.A. Davidson reviewed any individual credit files relating to Cache or Equity. D.A. Davidson has assumed that the respective allowances for loan losses for both Cache and Equity are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. D.A. Davidson has assumed that there has been no material change in Cache’s or Equity’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to D.A. Davidson. D.A. Davidson has assumed in all respects material to its analysis that Cache and Equity will remain as going concerns for all periods relevant to its analysis. D.A. Davidson has also assumed in all respects material to its analysis that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. D.A. Davidson has assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. D.A. Davidson’s opinion is necessarily based upon information available to D.A. Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date the fairness opinion letter was delivered to the Cache Board.

Set forth below is a summary of the material financial analyses performed by D.A. Davidson in connection with rendering its opinion. The summary of the analyses of D.A. Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A. Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of July 11, 2017, the last trading day prior to the date on which D.A. Davidson delivered the fairness opinion letter to the Cache Board, and is not necessarily indicative of market conditions after such date.

Summary of Proposal

D.A. Davidson reviewed the financial terms of the proposed transaction. As described in the merger agreement, each outstanding share of Cache common stock will be converted into the right to receive (i) 53.00 shares of Equity common stock, and (ii) $615.12, in cash, subject to a possible downward adjustment of the cash consideration based upon Cache adjusted shareholders’ equity as provided in the merger agreement. The terms and conditions of the merger are more fully described in the merger agreement. For purposes of the financial analyses described below, based on the closing price of Equity common stock on July 11, 2017, of $31.61, the consideration represented a value of $2,290.45 per share of Cache common stock. Based upon financial information as of or for the twelve month period ended June 30, 2017, D.A. Davidson calculated the following transaction ratios:

Transaction Ratios
	Aggregate
Transaction Price / Book Value	155.0%
Transaction Price / Tangible Book Value	170.0%
Transaction Price / Core Tangible Book Value	175.6%
Tangible Book Premium / Core Deposits(1)	15.1%
Transaction Price / Last Twelve Months Net Income(2)	13.1	x
Transaction Price / Net Income (2017E)(3)	13.0	x
Transaction Price / Net Income (2018E)(3)	12.5	x

(1)	Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits
(2)	Net income have been adjusted to C-Corp equivalent using a 38.9% tax rate
(3)	Projections based on Cache management’s forecast and D.A. Davidson & Co. assumptions

Contribution Analysis

D.A. Davidson analyzed the relative contribution of Cache and Equity to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) branches; (ii) full time equivalent (“FTE”) employees; (iii) assets per FTE employee; (iv) estimates for Cache’s GAAP net income for the twelve months ended December 31, 2017 based on Cache management’s forecast; (v) estimates for Cache GAAP net income for the twelve months ended December 31, 2018 and December 31, 2019 based on D.A. Davidson Investment Banking assumptions; (vi) total assets; (vii) total cash; (viii) total investment securities; (ix) gross loans (including loans held for sale); (x) loan loss reserve; (xi) total deposits; (xii) total non-interest bearing deposits; (xiii) total non-maturity deposits; (xiv) total tangible common equity. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below:

Contribution Analysis
	Equity Stand-alone	Equity % of Total	Cache Stand-alone	Cache % of Total	Total
Company Information
Branches	37	97.4%	1	2.6%	38
Full Time Equivalent (“FTE”) Employees	449	94.1%	28	5.9%	477
Assets per FTE Employee	$5,344	—	$12,382	—	—
Income Statement—Projections
2017 Estimated Net Income (in thousands)(1)	$24,350	86.2%	$3,890	13.8%	$28,240
2018 Estimated Net Income (in thousands)(2)	$27,400	87.1%	$4,043	12.9%	$31,443
2019 Estimated Net Income (in thousands)(2)	$29,250	87.6%	$4,129	12.4%	$33,379
Balance Sheet
Total Assets (in thousands)	$2,399,256	87.4%	$346,702	12.6%	$2,745,958
Total Cash (in thousands)	39,809	89.9%	4,475	10.1%	44,284
Total Investment Securities (in thousands)	638,395	99.0%	6,765	1.0%	645,160
Gross Loans Incl. Loans HFS (in thousands)	1,522,597	82.3%	327,666	17.7%	1,850,263
Loan Loss Reserve (in thousands)	7,048	63.6%	4,030	36.4%	11,078
Total Deposits (in thousands)	1,821,090	86.3%	288,561	13.7%	2,109,651
Non-Interest Bearing Demand Deposits (in thousands)	286,337	93.0%	21,463	7.0%	307,800
Non-Maturity Deposits (in thousands)	1,199,870	86.5%	187,587	13.5%	1,387,457
Tangible Common Equity (in thousands)	$208,731	87.5%	$29,741	12.5%	$238,472

Note: Pro forma contribution does not include any purchase accounting or merger adjustments

(1)	Net income based on Cache management’s forecast
(2)	Net income based on D.A. Davidson & Co. Investment Banking assumptions

Equity Comparable Companies Analysis—Central U.S.

D.A. Davidson used publicly available information to compare selected financial and market trading information for Equity and a group of 21 financial institutions selected by D.A. Davidson which: (i) were banks with common stock listed on NASDAQ or NYSE; (ii) were headquartered in Arkansas, Colorado, Illinois, Iowa,

Kansas, Missouri, Nebraska, and Oklahoma; and (iii) had assets between $1.0 billion and $10.0 billion. These 21 financial institutions were as follows:

Simmons First National Corporation	Byline Bancorp, Inc.
Heartland Financial USA, Inc.	MidWestOne Financial Group, Inc.
BancFirst Corporation	First Mid-Illinois Bancshares, Inc.
First Busey Corporation	Old Second Bancorp, Inc.
Enterprise Financial Services Corp	Bear State Financial, Inc.
National Bank Holdings Corporation	West Bancorporation, Inc.
Great Southern Bancorp, Inc.	BankFinancial Corporation
CoBiz Financial Inc.	Southern Missouri Bancorp, Inc.
Guaranty Bancorp	Ames National Corporation
QCR Holdings, Inc.	Hawthorn Bancshares, Inc.
Midland States Bancorp, Inc.

*	Does not reflect impact from pending acquisitions or acquisitions closed after July 11, 2017

The analysis compared publicly available financial and market trading information for Equity to the data for the 21 financial institutions identified above as of and for the twelve-month period ended March 31, 2017. The table below compares the data for Equity and the data for the comparable companies, with pricing data as of July 11, 2017. The 2017 and 2018 Earnings Per Share estimates used in the table below were based on average FactSet Research Systems, Inc. consensus earnings estimates for Equity and the 21 financial institutions identified above.

Financial Condition and Performance

		Comparable Companies
	Equity	Median	Average	Minimum	Maximum
Total Assets (in millions)	$2,399	$3,374	$3,772	$1,320	$8,627
Non-Performing Assets / Total Assets	1.52%	0.84%	0.85%	0.05%	1.74%
Tangible Common Equity Ratio	8.91%	8.65%	8.90%	7.05%	12.56%
Net Interest Margin	3.53%	3.69%	3.65%	3.24%	4.10%
Cost of Deposits	0.59%	0.29%	0.31%	0.13%	0.68%
Non-Interest Income / Average Assets	0.59%	0.86%	0.98%	0.41%	1.91%
Efficiency Ratio	63.3%	60.7%	61.9%	46.2%	78.4%
Return on Average Equity	5.50%	9.86%	10.47%	3.62%	25.17%
Return on Average Assets	0.58%	1.02%	1.04%	0.48%	2.53%

Market Performance Multiples

	Equity		Comparable Companies
			Median		Average		Minimum		Maximum
Market Capitalization (in millions)	$385.8		$630.2		$701.0		$118.8		$1,688.4
Price / LTM Earnings Per Share	28.7	x	18.2	x	19.8	x	15.1	x	38.3	x
Price / 2017 Est. Earnings Per Share(1)	16.0	x	17.0	x	18.1	x	14.1	x	29.6	x
Price / 2018 Est. Earnings Per Share(1)	14.4	x	15.0	x	15.6	x	12.9	x	21.3	x
Price / Tangible Book Value Per Share	185.9%		198.1%		199.5%		127.7%		266.9%

(1)	Earnings per share estimates based on average FactSet Research Systems, Inc. consensus earnings estimates for Equity.

Equity Comparable Companies Analysis—Recent IPOs

D.A. Davidson used publicly available information to compare selected financial and market trading information for Equity and a group of 24 financial institutions selected by D.A. Davidson which: (i) were banks with common stock listed on NASDAQ or NYSE; (ii) were headquartered nationwide; and (iii) completed an IPO since the beginning of 2014. These 24 financial institutions were as follows:

Citizens Financial Group, Inc.	Triumph Bancorp, Inc.
First Hawaiian, Inc.	Allegiance Bancshares, Inc.
Great Western Bancorp, Inc.	National Commerce Corporation
Cadence Bancorporation	Live Oak Bancshares, Inc.
FCB Financial Holdings, Inc.	Guaranty Bancshares, Inc.
Opus Bank	People’s Utah Bancorp
ServisFirst Bancshares, Inc.	Bankwell Financial Group, Inc.
Green Bancorp, Inc.	Veritex Holdings, Inc.
Franklin Financial Network, Inc.	CapStar Financial Holdings, Inc.
Midland States Bancorp, Inc.	County Bancorp, Inc.
Byline Bancorp, Inc.	Investar Holding Corporation
FB Financial Corporation	Esquire Financial Holdings, Inc.

*	Does not reflect impact from pending acquisitions or acquisitions closed after July 11, 2017

The analysis compared publicly available financial and market trading information for Equity to the data for the 24 financial institutions identified above as of and for the twelve-month period ended March 31, 2017. The table below compares the data for Equity and the data for the comparable companies, with pricing data as of July 11, 2017. The 2017 and 2018 Earnings Per Share estimates used in the table below were based on average FactSet Research Systems, Inc. consensus earnings estimates for Equity and the 24 financial institutions identified above.

Financial Condition and Performance

	Equity	Comparable Companies
		Median	Average	Minimum	Maximum
Total Assets (in millions)	$2,399	$2,901	$10,542	$425	$150,285
Non-Performing Assets / Total Assets	1.52%	0.65%	0.82%	0.00%	2.13%
Tangible Common Equity Ratio	8.91%	8.97%	9.56%	6.62%	14.35%
Net Interest Margin	3.53%	3.50%	3.70%	2.90%	5.75%
Cost of Deposits	0.59%	0.50%	0.52%	0.16%	1.17%
Non-Interest Income / Average Assets	0.59%	0.82%	1.11%	0.20%	5.91%
Efficiency Ratio	63.3%	58.1%	59.4%	38.3%	78.4%
Return on Average Equity	5.50%	8.68%	9.07%	0.19%	25.17%
Return on Average Assets	0.58%	0.97%	0.99%	0.02%	2.53%

Market Performance Multiples

	Equity	Comparable Companies
		Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$385.8	$579.8	$1,664.5	$102.4	$18,605.4
Price / LTM Earnings Per Share	28.7x	19.7x	20.0x	14.5x	25.6x
Price / 2017 Est. Earnings Per Share(1)	16.0x	18.7x	19.0x	13.5x	25.5x
Price / 2018 Est. Earnings Per Share(1)	14.4x	15.2x	15.4x	11.9x	19.4x
Price / Tangible Book Value Per Share	185.9%	199.6%	211.7%	130.2%	394.4%

(1)	Earnings per share estimates based on average FactSet Research Systems, Inc. consensus earnings estimates for Equity.

Cache Comparable Companies Analysis

D.A. Davidson used publicly available information to compare selected financial and market trading information for Cache and a group of 8 financial institutions selected by D.A. Davidson which: (i) were banks with common stock listed on NASDAQ or NYSE; (ii) were headquartered nationwide; (iii) had total assets less than $1.0 billion; and (iv) core deposits less than 70.0% of total deposits. The 8 financial institutions were as follows:

Commerce Union Bancshares, Inc.	Patriot National Bancorp, Inc.
Select Bancorp, Inc.	Community West Bancshares
Bancorp of New Jersey, Inc.	Central Federal Corporation
California First National Bancorp	OptimumBank Holdings, Inc.

*	Does not reflect impact from pending acquisitions or acquisitions closed after July 11, 2017

The analysis compared financial and market trading information for Cache as of and for the twelve-month period ended June 30, 2017 to the data for the 8 financial institutions identified above as of and for the twelve-month period ended March 31, 2017. The table below compares the data for Cache and the data for the 8 financial institutions identified above, with pricing data as of July 11, 2017.

Financial Condition and Performance

	Cache	Comparable Companies
		Median	Average	Minimum	Maximum
Total Assets (in millions)	$327	$805	$699	$118	$962
Non-Performing Assets / Total Assets	0.35%	0.64%	0.78%	0.00%	2.37%
Tangible Common Equity Ratio	9.18%	9.01%	10.01%	2.24%	23.19%
Net Interest Margin	4.11%	3.42%	3.53%	2.79%	4.58%
Core Deposits / Total Deposits	47.61%	64.14%	60.55%	33.25%	69.22%
Cost of Deposits	0.70%	0.69%	0.71%	0.42%	1.18%
Non-Interest Income / Average Assets	0.23%	0.30%	0.37%	0.03%	1.01%
Efficiency Ratio	38.1%	72.4%	71.9%	32.8%	109.1%
Return on Average Equity	14.41%	5.72%	3.73%	-12.57%	8.18%
Return on Average Assets	1.32%	0.61%	0.61%	-0.33%	1.41%

Market Performance Multiples

	Comparable Companies
	Median		Average		Minimum		Maximum
Market Capitalization (in millions)	$94.5		$100.9		$3.3		$197.2
Price / LTM Earnings Per Share	20.5	x	20.3	x	14.2	x	28.0	x
Price / 2017 Est. Earnings Per Share(1)	16.5	x	16.5	x	16.5	x	16.5	x
Price / 2018 Est. Earnings Per Share(1)	15.1	x	15.1	x	15.1	x	15.1	x
Price / Tangible Book Value Per Share	124.5%		130.4%		91.3%		203.7%

(1)	Earnings per share estimates based on Cache mangement projections and D.A. Davidson Investment Banking assumptions.

Precedent Transactions Analysis

D.A. Davidson reviewed two sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “High Performing Banks,” and (2) “Regional Banks”.

The “High Performing Banks” comparable transaction group included 22 transactions where:

•	the transaction was announced between January 1, 2015 and July 11, 2017;

•	the transaction involved banks headquartered nationwide;

•	the last twelve months C-Corp adjusted ROAA was above 1.00%;

•	the selling company’s total assets was between $200.0 million and $500.0 million; and

•	the transaction was not a merger of equals.

The “Regional Banks” comparable transaction group included 13 transactions where:

•	the transaction was announced since January 1, 2013 and July 11, 2017;

•	the transaction involved banks headquartered in Arkansas, Kansas, Missouri, and Oklahoma;

•	the selling company’s total assets were between $200.0 million and $500.0 million; and

•	the transaction was not a merger of equals.

The following tables set forth the transactions included in “High Performing Banks,” and “Regional Banks,” and are sorted by announcement date:

High Performing Banks Comparable Transactions

Announcement Date	Acquirer	Target
6/06/2017*	Glacier Bancorp, Inc.	Columbine Capital Corporation
5/04/2017*	Seacoast Banking Corp. of FL	Palm Beach Community Bank
5/02/2017*	Seacoast Commerce Banc Holdings	Capital Bank
4/20/2017*	United Community Banks, Inc.	HCSB Financial Corporation
2/14/2017	Progress Financial Corporation	First Partners Financial, Inc.
1/23/2017*	Hope Bancorp, Inc.	U & I Financial Corp.
1/11/2017*	Investor Group	Bank Management, Inc.
11/15/2016	Glacier Bancorp, Inc.	TFB Bancorp, Inc.
11/10/2016	T Acquisition, Inc.	T Bancshares, Inc.
9/22/2016	CVB Financial Corp.	Valley Commerce Bancorp
8/23/2016	First Defiance Financial Corp.	Commercial Bancshares, Inc.
7/29/2016	Monona Bankshares, Inc.	MCB Bankshares, Inc.
7/14/2016	Equity Bancshares, Inc.	Community First Bancshares
6/09/2016	Byline Bancorp, Inc.	Ridgestone Financial Services
4/06/2016	First Interstate BancSystem, Inc.	Flathead Bank of Bigfork
4/05/2016	State Bank Financial Corporation	NBG Bancorp, Inc.
12/03/2015	Charter Financial Corporation	CBS Financial Corporation
11/10/2015	RBB Bancorp	TFC Holding Company
5/13/2015	River Financial Corporation	Keystone Bancshares, Inc.
4/01/2015	First Financial Bankshares, Inc.	FBC Bancshares, Inc.
3/03/2015	Howard Bancorp, Inc.	Patapsco Bancorp, Inc.
3/02/2015	Wintrust Financial Corporation	Community Financial Shares

*	Indicates the transaction was pending as of July 11, 2017

Regional Banks Comparable Transactions

Announcement Date	Acquirer	Target
3/15/2017	Topeka Bancorp Inc.	Kaw Valley Bancorp, Inc.
7/14/2016	Equity Bancshares, Inc.	Community First Bancshares
5/24/2016	RCB Holding Company, Inc.	Cornerstone Alliance, Ltd.
7/30/2015	Farmers & Merchants Bankshares	Bankshares of Fayetteville, Inc.
6/22/2015	Bear State Financial, Inc.	Metropolitan National Bank
5/27/2015	Southwest Bancorp, Inc.	First Commercial Bancshares
10/28/2014	Durant Bancorp, Inc.	Consolidated Equity Corporation
7/14/2014	Magnolia Banking Corporation	First National Bancshares
5/23/2014	First Business Financial Services	Aslin Group, Inc.
3/24/2014	Simmons First National Corporation	Delta Trust & Banking Corp.
2/25/2014	Southern Missouri Bancorp, Inc.	Peoples Service Company
5/15/2013	Commerce Bancshares, Inc.	Summit Bancshares, Inc.
1/16/2013	Investor group	Grand Savings Bank

*	Indicates the transaction was pending as of July 11, 2017

For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:

•	transaction price compared to net income for the twelve months ended March 31, 2017;

•	transaction price compared to tangible book value as of March 31, 2017; and

•	tangible book premium to core deposits as of March 31, 2017.

As illustrated in the following table, D.A. Davidson compared the proposed merger multiples to the multiples of the comparable transaction groups and other operating financial data where relevant. The table below sets forth the data for the comparable transaction groups as of the last twelve months ended prior to the transaction announcement and Cache data for the last twelve months ended March 31, 2017.

Financial Condition and Performance
	Cache	High Performing Banks				Regional Banks
		Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Total Assets (in millions)	$326.9	$342.5	$338.1	$206.9	$486.9	$304.5	$329.3	$222.8	$484.4
Return on Average Assets	1.32%	1.23%	1.39%	1.03%	3.04%	0.68%	0.74%	0.16%	1.45%
Return on Average Equity	14.41%	11.39%	13.13%	7.50%	27.23%	5.98%	7.34%	1.26%	12.36%
Tangible Common Equity Ratio	9.18%	11.16%	10.63%	2.76%	14.25%	10.29%	10.18%	8.05%	12.05%
Core Deposits / Total Deposits	47.6%	82.8%	79.6%	43.3%	97.9%	82.0%	79.5%	46.2%	92.8%
Non-Interest Income / Average Assets	0.23%	0.57%	1.26%	0.09%	7.95%	0.81%	0.90%	0.36%	1.76%
Efficiency Ratio	38.1%	62.8%	65.3%	51.6%	117.6%	74.9%	74.3%	57.1%	95.0%
Non-Performing Assets / Total Assets	0.35%	1.23%	1.59%	0.02%	5.54%	1.46%	1.64%	0.30%	3.27%
Loan Loss Reserves / Non-Performing Loans	363.4%	61.1%	102.7%	17.5%	425.6%	83.2%	114.3%	40.2%	310.5%

Transaction Multiples
	Cache		High Performing Banks								Regional Banks
			Median		Average		Minimum		Maximum		Median		Average		Minimum		Maximum
Transaction Price / Last Twelve Months Earnings	13.1	x	14.3	x	13.9	x	7.9	x	19.6	x	17.3	x	17.5	x	9.3	x	27.2	x
Transaction Price / Tangible Book Value	170.0%		161.9%		167.1%		100.6%		389.6%		127.9%		135.7%		89.2%		188.3%
Tangible Book Premium / Core Deposits(1)	15.14%		10.18%		9.45%		0.04%		20.96%		4.66%		5.35%		0.12%		12.86%

(1)	Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value over tangible book value by core deposits

Net Present Value Analysis for Cache

D.A. Davidson performed an analysis that estimated the net present value per share of Cache common stock under various circumstances. The analysis assumed: (i) Cache performed in accordance with Cache management’s financial forecasts for the years ending December 31, 2017; and (ii) Cache performed in accordance with D.A. Davidson Investment Banking assumptions for the years ended December 31, 2018, December 31, 2019, December 31, 2020, December 31, 2021, and December 31, 2022, as discussed with and confirmed by Cache management. To approximate the terminal value of Cache common stock at December 31, 2022, D.A. Davidson applied multiples of tangible book value ranging from 150.0% to 200.0% and price to earnings multiples of 15.0x to 20.0x. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.00% to 12.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Cache’s common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the July 14, 2017 meeting of the Cache Board, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of aggregate values of Cache common stock of $43.3 million to $64.2 million when applying the multiples of tangible book value to the financial forecasts and $33.1 million to $48.7 million when applying the price to earnings multiples to the financial forecasts.

Tangible Book Value Multiples

	Tangible Book Value Multiple
Discount Rate	150.0%	162.5%	175.0%	187.5%	200.0%
10.00%	$48,156	$52,169	$56,182	$60,195	$64,208
10.50%	$46,968	$50,882	$54,796	$58,710	$62,624
11.00%	$45,815	$49,633	$53,450	$57,268	$61,086
11.50%	$44,695	$48,419	$52,144	$55,868	$59,593
12.00%	$43,607	$47,241	$50,875	$54,509	$58,143

Earnings Per Share Multiples

	Earnings Multiple
Discount Rate	15.0x	16.3x	17.5x	18.8x	20.0x
10.00%	$36,559	$39,605	$42,652	$45,698	$48,745
10.50%	$35,657	$38,628	$41,600	$44,571	$47,543
11.00%	$34,781	$37,680	$40,578	$43,477	$46,375
11.50%	$33,931	$36,759	$39,586	$42,414	$45,241
12.00%	$33,105	$35,864	$38,623	$41,382	$44,140

Financial Impact Analysis

D.A. Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of Cache and Equity. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Equity. In the course of this analysis, D.A. Davidson used (i) Cache management’s financial forecasts for the year ended December 31, 2017; (ii) D.A. Davidson Investment Banking net income assumptions for Cache for the years ended December 31, 2018, December 31, 2019, December 31, 2020, December 31, 2021, and December 31, 2022, as discussed with and confirmed by Cache management; (iii) average FactSet Research Systems, Inc. consensus earnings estimates for Equity for the years ended December 31, 2017, December 31, 2018, and December 31, 2019; and (iv) D.A. Davidson Investment Banking net income assumptions for Equity for the years thereafter, as discussed with and confirmed by Cache management. This analysis indicated that the merger is expected to be accretive to Equity’s estimated earnings per share in 2018, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Equity and that Equity would maintain capital ratios in excess of those required for Equity to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Cache and Equity prior to and following the merger will vary from the projected results, and the variations may be material.

D.A. Davidson prepared its analyses for purposes of providing its opinion to the Cache Board as to the fairness, from a financial point of view, to the holders of Cache common stock of the consideration to be paid to the holders of the Cache common stock in the proposed merger and to assist the Cache Board in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of Cache, Equity or D.A. Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

D.A. Davidson’s opinion was one of many factors considered by the Cache Board in its evaluation of the merger and should not be viewed as determinative of the views of the Cache Board or management with respect to the merger or the merger consideration.

D.A. Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. D.A. Davidson acted as financial advisor to Cache in connection with, and participated in certain of the negotiations leading to the merger. D.A. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson and its affiliates may provide such services to Cache, Equity and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Cache and Equity for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Cache selected D.A. Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated March 10, 2017, Cache engaged D.A. Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, Cache agreed to pay D.A. Davidson a cash fee of $50,000 concurrently with the rendering of its opinion. Cache will pay to D.A. Davidson at the time of closing of the merger a contingent cash fee equal to (i) 1.00% of the aggregate consideration if the aggregate consideration is less than $55,000,000; (ii) 1.25% of the aggregate consideration if the aggregate consideration is between $55,000,000 and $60,000,000; (iii) $750,000 plus 2.50% of the aggregate consideration in excess of $60,000,000 if the aggregate consideration is between $60,000,000 and $65,000,000; or (iv) $875,000 plus 5.00% of the aggregate consideration in excess of $65,000,000 if the aggregate consideration is greater than $65,000,000. Cache has also agreed to reimburse D.A. Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify D.A. Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

During the two years preceding the date of D.A. Davidson’s opinion, neither D.A. Davidson nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Cache or Equity.

Certain Cache Unaudited Prospective Financial Information

Equity and Cache do not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates and the inherent difficulty of accurately predicting financial performance for future periods. In connection with the proposed merger, however, Cache provided to the Equity Board, the Cache Board and the parties’ respective financial advisors, for purposes of performing the financial analyses described above under “The Merger—Opinion of Cache’s Financial Advisor,” certain unaudited prospective financial information with respect to Cache on a stand-alone, pre-merger basis (which we refer to as the “projections”). Equity and Cache have included in this proxy statement/prospectus certain limited unaudited financial information for Cache to give Cache shareholders access to certain nonpublic information provided to the Equity Board and the Cache Board, respectively, and their respective financial advisors, for purposes of considering and evaluating the merger.

The projections were not prepared with a view toward public disclosure, and the inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Equity, Cache or any other recipient of the projections considered, or now considers, them to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Cache’s business, all of which are difficult to predict and many of which are beyond Equity and Cache’s control.

The projections also reflect assumptions as to certain business decisions that are subject to change. The projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Cache’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, and regulations or rules. For other factors that could cause the actual results to differ, please see the “Risk Factors” section and “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus.

None of Equity, Cache or their respective affiliates assumes any responsibility for the accuracy, completeness or validity of the projections. The projections were not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. None of Equity’s current independent registered public accounting firm, Crowe Chizek LLP, Cache’s current independent public accounting firm, Sewell & Taylor LLP, or any other independent accountants, have compiled, examined or performed any procedures with respect to the projections included below, or expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement. Further, the projections do not take into account the effect of any possible failure of the merger to occur. None of Equity, Cache nor any of their financial advisors nor any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections if they are or become inaccurate (even in the short term). The inclusion of the projections herein should not be deemed an admission or representation by Equity or Cache that they are viewed by Equity or Cache as material information of Equity or Cache, respectively, particularly in light of the inherent risks and uncertainties associated with such forecasts. The projections included below are not being included to influence your decision whether to vote in favor of the Cache Merger Proposal or any other proposal to be considered at the special meetings, but is being provided solely because it was made available to and considered by Equity’s and Cache’s respective financial advisors and boards of directors in connection with the merger.

Cache Projections

For purposes of performing its financial analyses of Cache on a standalone basis, D.A. Davidson used the financial and operating forecasts for Cache for the fiscal years 2017 through 2022 set forth in the table below:

(in thousands, except per share data)	2016 actual	2017 estimate	2018 estimate	2019 estimate	2020 estimate	2021 estimate	2022 estimate
Total Assets	$302,263	$327,093	$343,448	$357,186	$367,901	$375,259	$379,012
Asset Growth Rate	36.81%	8.21%	5.00%	4.00%	3.00%	2.00%	1.00%
Net Income (S-Corp)	$5,897	$6,790	$7,041	$7,181	$7,251	$7,246	$7,166
Earnings Per Share (S-Corp)	$281.68	$324.34	$336.31	$343.04	$346.35	$346.11	$342.28
ROAA (S-Corp)	2.25%	2.16%	2.10%	2.05%	2.00%	1.95%	1.90%
ROATCE (S-Corp)	29.13%	23.12%	19.75%	18.07%	16.52%	15.08%	13.73%
Net Income (C-Corp)	$3,200	$3,890	$4,043	$4,129	$4,172	$4,169	$4,119
Earnings Per Share (C-Corp)	$152.88	$185.81	$193.13	$197.24	$199.26	$199.12	$196.77
Dividends Per Share	$—	$—	$—	$—	$—	$—	$—
ROAA (C-Corp)	1.22%	1.24%	1.21%	1.18%	1.15%	1.12%	1.09%
ROATCE (C- Corp)	15.81%	13.25%	11.34%	10.39%	9.50%	8.67%	7.89%
Tangible Common Equity	$25,103	$33,631	$37,674	$41,803	$45,975	$50,143	$54,263
Tangible Common Equity Ratio	8.38%	10.37%	11.06%	11.80%	12.59%	13.47%	14.43%
Tangible Book Value Per Share	$1,199.09	$1,606.43	$1,799.56	$1,996.80	$2,196.06	$2,395.18	$2,591.95

Equity’s Reasons for the Merger

After careful consideration, the Equity Board, at a meeting held on July 14, 2017, unanimously determined that the merger agreement and the issuance of the Equity common stock is in the best interests of Equity and its shareholders. Accordingly, the Equity Board approved the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Equity Board consulted with Equity’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Equity Board considered a number of factors, including the following material factors:

•	each of Equity’s, Cache’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the Equity Board considered its view that Cache’s financial condition and asset quality are sound, that Cache’s business and operations complement those of Equity, and that the merger and the other transactions contemplated by the merger agreement would result in a combined company with a larger market presence and more diversified loan portfolio as well as a more attractive funding base, including core deposit funding, than Equity on a standalone basis. The Equity Board further considered that Cache’s earnings and prospects, and the synergies potentially available in the proposed merger, create the opportunity for the combined company to have superior future earnings and prospects compared to Equity’s earnings and prospects on a standalone basis. In particular, the Equity Board considered the following:

•	the strategic rationale for the merger, given its potential for enhancing the Equity banking franchise;

•	potential growth opportunities through the expansion into new and attractive markets including northern Oklahoma;

•	the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and footprint;

•	the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on financial metrics including earnings, funding sources, and capital;

•	its understanding of the current and prospective environment in which Equity and Cache operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Equity both with and without the merger;

•	its review and discussions with Equity’s management concerning the due diligence examination of Cache’s business;

•	Equity management’s expectation that Equity will retain its capital position and asset quality upon completion of the transaction;

•	the expectation of annual cost savings resulting from the transaction, enhancing efficiencies;

•	the terms of the merger agreement, including the expected tax treatment and deal protection and termination fee provisions, which it reviewed with Equity’s management and legal advisor; and

•	Equity’s past record of integrating acquisitions and of realizing projected financial goals and benefits of acquisitions.

The Equity Board also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:

•	the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

•	the possibility of encountering difficulties in successfully integrating Cache’s business, operations, and workforce with those of Equity;

•	certain anticipated merger related costs;

•	the diversion of management attention and resources from the operation of Equity’s business towards the completion of the merger;

•	the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions; and

•	the merger’s effect on Equity’s regulatory capital levels.

The foregoing discussion of the factors considered by the Equity Board is not intended to be exhaustive, but, rather, includes the material factors considered by the Equity Board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Equity Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Equity Board considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Equity Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 47.

Interests of Cache’s Directors and Executive Officers in the Merger

In considering the recommendation of the Cache Board that Cache shareholders vote in favor of the Cache Merger Proposal, Cache shareholders should be aware that Cache’s directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of Cache. The Cache Board was aware of these interests and took them into account in its decision to approve the merger agreement and the merger. Such interests include the following items.

Indemnification and Insurance. Equity has agreed to indemnify the directors and officers of Cache against certain liabilities arising before the effective time of the merger. Equity has also agreed to purchase a six year “tail” prepaid policy, on the same terms as Cache’s existing directors’ and officers’ liability insurance, for the current directors and officers of Cache, subject to a cap on the cost of such policy equal to 200% of Cache’s current annual premium.

Employment Agreements. Equity has agreed to appoint the following officers of Cache to officer positions with Equity upon completion of the merger and the subsidiary bank merger, as set forth below:

•	Michael E. Bezanson, Chairman and Chief Executive Officer of Patriot Bank, to be appointed as CEO—Tulsa of Equity Bank following the completion of the merger.

•	Philip Houchin, Executive Vice President and Chief Lending Officer of Patriot Bank, to be appointed Senior Vice President of Equity Bank following completion of the merger.

•	Jay Morey, President of Patriot Bank, to be appointed Market President—Tulsa of Equity Bank following completion of the merger.

Pursuant to employment agreements with Equity Bank entered into at the time of the merger agreement and which will be effective as of the closing of the merger, the three officers are expected to receive an annual base salary following the merger for their continued service to Equity at the same or a reduced level as compared to their respective salaries with Cache. Each executive will also be eligible to receive customary benefits in connection with their continued employment with Equity, and certain rights to severance upon the termination of his employment with Equity. In addition, the employment agreement with Mr. Bezanson includes customary confidentiality covenants (with an indefinite duration), non-solicitation covenants (with a duration of two years following the termination of his employment with Equity Bank) and non-competition covenants (with a duration of two years following the termination of his employment with Equity). The employment agreements with Messrs. Houchin and Morey include customary confidentiality covenants (each with an indefinite duration), non-solicitation covenants (each with a duration of two years following the termination of the respective executive’s employment with Equity Bank) and non-competition covenants (each with a duration of the lesser of (i) two years following the termination of the respective executive’s employment agreement with Equity Bank or (ii) so long as the executive continues to receive his base salary), provided, that the duration of the non-solicitation and non-competition covenants applicable to Messrs. Houchin and Morey shall not extend beyond the five-year anniversary of the effective time.

Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of Cache who continue on as employees of Equity will be entitled to participate in the Equity health and welfare benefit and similar plans on the same terms and conditions as employees of Equity. Subject to certain exceptions, these employees will receive credit for their years of service to Cache or Patriot Bank for participation, vesting and benefit accrual purposes.

Option Cancellation Agreements. Equity has entered into option cancellation agreements with certain directors and officers of Cache as set forth below. Upon cancellation of the options pursuant to these option cancellation agreements, including vested and unvested options, the directors and officers will be entitled to receive the number of shares of Equity common stock equal to the excess, if any, of $2,267.13 over the exercise price of the option divided by $31.17, set forth below.

Option Holder	Share of Equity Common Stock	Option Consideration(1)
Michael Bezanson	30,968	$1,067,787
John B. Morey	22,234	$702,844
Randall Wimmer	5,508	$189,929
Jared Goldfarb	4,364	$150,478
Philip Houchin	13,355	$460,489
Ryan Yates	4,957	$170,943

Total	81,389	$2,806,284

(1)	Option consideration based on the closing price of Equity common stock on August 7, 2017 of $34.48 per share.

Public Trading Markets

Equity common stock is listed for trading on NASDAQ under the symbol “EQBK”. Following the merger, shares of Equity common stock will continue to be traded on NASDAQ under the symbol “EQBK”. Under the merger agreement, Equity will cause the shares of Equity common stock to be issued in the merger to be approved for listing on NASDAQ, subject to notice of issuance, and the merger agreement provides that neither Equity nor Cache will be required to complete the merger if such shares are not authorized for listing on NASDAQ, subject to notice of issuance.

Equity’s Dividend Policy

Equity has not historically declared or paid cash dividends on its common stock and it does not expect to pay dividends on Equity’s common stock for the foreseeable future. Instead, Equity anticipates that all of its future earnings will be retained to support its operations and to finance the growth and development of Equity’s business. In addition, the payment of dividends by bank holding companies is generally subject to legal and regulatory limitations. For further information, see “Comparative Market Prices and Dividends” beginning on page 157.

Restrictions on Resale of Equity common stock

The shares of Equity common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Equity for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Equity include individuals or entities that control, are controlled by, or are under common control with Equity and may include the executive officers, directors and significant shareholders of Equity.

Appraisal Rights in the Merger

Introductory Information

General. Dissenters’ rights with respect to Cache common stock are governed by the OGCA. Cache shareholders have the right to dissent from the merger and to obtain payment of the “fair value” of their shares in cash (as specified in the OGCA) in the event the merger is consummated. Strict compliance with the dissent procedures is required to exercise and perfect dissenters’ rights under the OGCA. Subject to the terms of the merger agreement, the Cache Board could elect to terminate the merger agreement even if it is approved by Cache’s shareholders, thus cancelling dissenters’ rights.

Cache urges any Cache shareholder who contemplates exercising his right to dissent to read carefully the provisions of Section 1091 of the OGCA, which are attached to this proxy statement/prospectus as Annex E. The statute describes the steps that each Cache shareholder must take to exercise his right to dissent. Each Cache shareholder who wishes to dissent should read both the summary and the full text of the law. Cache cannot give any Cache shareholder legal advice. To completely understand this law, each Cache shareholder may want, and Cache encourages any Cache shareholder seeking to dissent, to consult with his legal advisor. Any Cache shareholder who wishes to dissent should not send in a signed proxy unless he marks his proxy to vote against the merger or such shareholder will lose the right to dissent.

Address for Notices. Send or deliver any written notice or demand concerning any Cache shareholder’s exercise of his dissenters’ rights to Cache Holdings, Inc., 9292 S. Delaware Avenue, Tulsa, Oklahoma 74137, Attention: Michael E. Bezanson, Telephone: (918) 209-5200.

Act Carefully. Cache urges any Cache shareholder who wishes to dissent to act carefully. Cache cannot and does not accept the risk of late or undelivered notices or demands. A dissenting Cache shareholder may call Cache at (918) 209-5200 and ask for Cache’s Chairman and Chief Executive Officer, Michael E. Bezanson, to receive confirmation that his notice or demand has been received. If his notices or demands are not timely received by Cache, then such shareholder will not be entitled to exercise his dissenters’ rights. Cache’s shareholders bear the risk of non-delivery and of untimely delivery.

If any Cache shareholder intends to dissent, or thinks that dissenting might be in his best interests, such shareholder should read Annex E carefully.

Summary of Section 1091 of the OGCA—Dissenters’ Rights

The following is a summary of Section 1091 of the OGCA and the procedures that a Cache shareholder must follow to dissent from the merger agreement and to perfect his appraisal rights and receive cash rather than the merger consideration (including Equity common stock), if the merger agreement is approved and the merger is completed. This summary is qualified in its entirety by reference to Section 1091 of the OGCA, which is reprinted in full as part of this Annex E to this proxy statement/prospectus. Annex E should be reviewed carefully by any shareholder who wishes to perfect his dissenters’ rights. Failure to strictly comply with the procedures set forth in Section 1091 of the OGCA will, by law, result in the loss of dissenters’ rights. It may be prudent for a person considering whether to dissent to obtain professional counsel.

If the merger is completed, any Cache shareholder who has properly perfected his statutory dissenters’ rights in accordance with Section 1091 of the OGCA has the right to obtain, in cash, payment of the fair value of such shareholder’s shares of Cache common stock. The appraised fair value may be more or less than the value of the merger consideration to be received in the merger. Investment banker opinions as to the fairness from a financial point of view of the consideration payable in a transaction such as the merger are not opinions as to, and do not address in any manner, fair value under the OGCA.

Under Section 1091 of the OGCA, each Cache shareholder who demands an appraisal in connection with the Cache merger and who complies with the various procedural requirements of Section 1091 of the OGCA is entitled to “appraisal rights, “pursuant to which the Cache shareholder will receive the fair value of his shares of Cache common stock in cash. The value as determined by an Oklahoma court may be more or less than the value such shareholder is entitled to under the merger agreement.

To exercise and perfect appraisal rights under Section 1091 of the OGCA, a Cache shareholder must do each of the following:

•	deliver to Cache, before a shareholder vote is taken at the Cache special meeting, a written demand for appraisal of the shares of the Cache shareholder. The written demand must reasonably inform Cache of the identity of the shareholder and that such shareholder intends thereby to demand appraisal of the shares of the shareholder. Neither a proxy nor vote against the merger will satisfy the requirement of such written demand;

•	not vote in favor of the merger (note that a vote, in person or by proxy, against the merger will not satisfy the statutory requirement that a shareholder make a written demand for an appraisal of his shares); and

•	continuously hold his shares of Cache common stock on and from the date he makes the demand through the effective time of the merger.

If a Cache shareholder does not vote against the merger, it will not constitute a waiver of his appraisal rights under the OGCA if such shareholder makes a written demand for payment before the vote is taken at the Cache special meeting. Conversely, voting against the merger agreement will not, by itself, be sufficient to satisfy a Cache shareholder’s obligations if he dissents and wants to exercise his appraisal rights. A Cache shareholder must follow the procedures set forth in Section 1091 of the OGCA to exercise any appraisal rights.

Each outstanding share of Cache common stock as to which a legally sufficient demand in accordance with Section 1091 of the OGCA has been made and that did not vote in favor of approval of the merger retains all other rights of a Cache shareholder until those rights are cancelled by consummation of the merger. However, after the effective time of the merger, no dissenting shareholder who has demanded appraisal rights shall be entitled to vote the stock for any purpose or to receive payment of dividends (except dividends payable to shareholders of record prior to the effective time of the merger).

If the merger is approved at the Cache special meeting, within 10 days after the effective date of the merger, Equity must notify the dissenting shareholders who have complied with the provisions of Section 1091 of the OGCA described above that the merger has become effective. Within 120 days after the effective date of the merger, Equity will send to such dissenting shareholders, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The written statement will be mailed to the dissenting shareholders within 10 days after the written request is received by Equity or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Also within 120 days after the effective date of the merger, any dissenting shareholder who has complied with the provisions of Section 1091 of the OGCA or Equity may file a petition in district court demanding a determination of the value of the stock of the dissenting shareholders; however, at any time within 60 days after the effective date of the merger, each dissenting shareholder has the right to withdraw his demand for appraisal and to accept the merger consideration offered under the merger agreement. The court shall provide notice to Equity of any such petition filed by a shareholder and, within 20 days of service of that notice, Equity shall provide to the court a list of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by Equity. After providing proper notice of the proceeding, the court will determine the shareholders who are entitled to appraisal rights and will direct Equity to pay the fair value of the shares, together with interest, to the Cache shareholders entitled to such payment. In determining the fair value of the shares, the court will take into account all relevant factors and will exclude any element of value arising from the accomplishment or expectation of the merger. The court will determine the costs of the proceeding and may tax the parties as it deems appropriate. Upon request by a dissenting shareholder, the court may order all or a portion of the expenses incurred by any shareholder, including attorneys’ fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to an appraisal. Payment will be made to dissenting shareholders with certificated shares immediately and to those with uncertificated shares upon surrender of the certificates representing the shares of Cache common stock.

The shares for which a dissenting shareholder has properly exercised and perfected appraisal rights and followed the required procedures in the OGCA will not be converted into, or represent, the right to receive Equity common stock and cash as provided under the merger agreement. None of these Cache shares will, after the effective time of the merger, be entitled to vote for any purpose or receive any dividends or other distributions. If, however, the holder of such shares fails to properly perfect, effectively withdraws, waives or loses, or otherwise becomes ineligible to exercise appraisal rights under the OGCA, then at that time shares held by such holder will be converted into Equity common stock and cash as provided in the merger agreement.

The foregoing discussion does not purport to be a complete statement of the procedures for exercising and perfecting appraisal rights under the OGCA and is qualified in its entirety by reference to the full text of Section 1091 of the OGCA, a copy of which is attached as Annex E to this proxy statement/prospectus.

If any Cache shareholder intends to dissent, or if such shareholder believes that dissenting might be in his best interests, such shareholder should read Annex E carefully.

Regulatory Approvals Required for the Merger

The completion of the merger and the bank merger are subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approvals from, among others, the Federal Reserve and the Office of the State Bank Commissioner of Kansas. Subject to the terms of the merger agreement, both Cache and Equity have agreed to cooperate with each other and use their commercially reasonable efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement.

On July 28, 2017, Equity filed the required application with the Federal Reserve Bank of Kansas City to request the Federal Reserve’s approval under the BHC Act and submitted a copy of that application to the Office of the Comptroller of the Currency.

In addition, the bank merger of Patriot Bank with and into Equity Bank requires the approval of the Federal Reserve and the Office of the State Bank Commissioner of Kansas and notice to the Oklahoma State Banking Department. On July 31, 2017, Equity Bank filed the required application with the Federal Reserve Bank of Kansas City and the Office of the State Bank Commissioner of Kansas and provided the required notice to the Oklahoma State Banking Department. Although neither Cache nor Equity knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Cache and Equity cannot be certain when or if they will be obtained.

The U.S. Department of Justice 30 days following approval by the Federal Reserve Board to challenge the approval on antitrust grounds. However, with the concurrence of the Department of Justice, this period may be shortened by the Federal Reserve Board to no less than 15 days after approval. While Equity and Cache do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve Board and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed transaction.

Equity and Cache are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of Equity’s and Cache’s respective boards of directors has approved the merger agreement. Under the merger agreement, Cache will merge with and into Equity, with Equity surviving the merger. Immediately following the merger (or at such later time as Equity may determine in its sole discretion), Equity will cause Patriot Bank to merge with and into Equity Bank, with Equity Bank surviving the merger.

Merger Consideration; Option Consideration

At the effective time, each share of Cache common stock issued and outstanding (other than shares of Cache common stock held by Cache, Equity and any dissenting shareholder) will be converted into the right to receive (i) 53.00 shares of Equity common stock, and (ii) $615.12, in cash, subject to a possible downward adjustment of the cash consideration.

The cash component of the merger consideration is subject to downward adjustment based upon the Cache adjusted shareholders’ equity. If the Cache adjusted shareholders’ equity is less than $30,810,000 on the calculation date, which will be the date five business days before the closing of the merger, then the per share cash consideration to be paid to each holder of Cache common stock will be reduced pro rata for each dollar that the Cache adjusted shareholders’ equity is less than $30,810,000. In the event that the Cache adjusted shareholders’ equity is less than $17,932,463, then the holders of Cache common stock would receive no cash consideration. As of August 28, 2017, the most recent practicable date before the printing of this proxy statement/prospectus, Cache adjusted shareholders’ equity would have been estimated to be $31,593,000.

The Cache Merger Costs are the costs and expenses that Cache will incur in connection with the merger that are not reflected in Cache’s shareholders’ equity as of the calculation date, which will be the date five business days before the closing of the merger. The Cache Merger Costs will be subtracted from Cache’s shareholders’ equity as of the calculation date to calculate the Cache adjusted shareholders’ equity. The Cache Merger Costs is defined in the merger agreement and it includes, among other costs and expenses:

•	contract termination costs, including employment related agreements and obligations;

•	the payment of certain bonuses and change-in-control payments to employees of Cache not being paid by Equity;

•	the payment of all costs, fees and expenses relating to the engagement and performance by an independent accounting firm of an audit on Cache’s financial statements for 2015 and 2016; and

•	all legal, accounting and financial advisory fees of Cache associated with the merger.

The following table presents the effect of the estimated Cache Merger Cost on the per share cash consideration to be received by the Cache shareholders. As of August 7, 2017, the most recent practicable date before the initial filing of this proxy statement/prospectus, Cache estimates that the Cache Merger Costs would be approximately $872,000. The table also presents up to $1,000,000 of additional Cache Merger Costs in increments of $250,000. For a discussion of the risks and assumptions associated with the estimates and forecasts included in this table, see “Risk Factors—Risks Relating to the Merger—The sum of Cache’s consolidated capital, surplus and retained earnings accounts less all intangible assets prior to the closing of the merger could be an amount that results in the reduction of the amount of the cash portion of the merger consideration that Cache shareholders would be entitled to receive.”

Estimated Cache tangible shareholders’ equity on the calculation date(1)	Estimated Cache Merger Costs(2)	Estimated Cache dividends(3)	Estimated Cache adjusted shareholders’ equity	Per share reduction in the cash consideration payable to Cache shareholders	Cash consideration per share of Cache common stock
$34,183,000	$872,000	1,718,000	$31,593,000	$0	$615.12
$34,183,000	$1,122,000	1,718,000	$31,343,000	$0	$615.12
$34,183,000	$1,372,000	1,718,000	$31,093,000	$0	$615.12
$34,183,000	$1,622,000	1,718,000	$30,843,000	$0	$615.12
$34,183,000	$1,872,000	1,718,000	$30,593,000	$10.37	$604.75

(1)	This number reflects the Cache tangible stockholders’ equity at June 30, 2017 of approximately $31.4 million, plus Cache’s estimated earnings from June 30, 2017 through the anticipated calculation date of approximately $2.8 million. The calculation date is the date that is five business days before the closing of the merger. The closing of the merger is expected to occur in the fourth quarter of 2017. The estimated earnings of Cache are based on the financial and operating forecast provided by Cache’s management.
(2)	Reflects Cache’s estimate as of August 7, 2017 of the Cache Merger Costs and additional Cache Merger Costs in increments of $250 thousand.
(3)	Dividends paid to Cache Shareholders are included in the Cache Merger Costs under the merger agreement but broken out here for reference.

In addition, at the effective time, each option to purchase shares of Cache common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the calculation date, will be surrendered, and each share of Cache common stock subject to such option will, on the effective date of the merger, be converted into a number of shares of Equity common stock equal to the excess, if any, of $2,267.13 over the exercise price per share of such option, divided by $31.17. Option holders who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive cash in lieu of such fractional shares just as will holders of Cache common stock. For details about the options, option holders and the consideration the option holders will receive, please see the section of this proxy statement/prospectus entitled “The Merger – Interests of Cache’s Directors and Executive Officers in the Merger.”

If, between the date of the merger agreement and the effective time, the outstanding shares of Equity common stock increase, decrease, change into or are exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then the exchange ratio and the option consideration set forth in the merger agreement will be appropriately and proportionately adjusted.

The table below sets forth the implied value of the merger consideration based on the closing price of Equity common stock as quoted by NASDAQ on the specified dates:

Date	Closing price of Equity common stock	Implied value of stock consideration per share of Cache common stock	Cash consideration per share of Cache common stock(6)	Implied value of merger consideration per share of Cache common stock	Aggregate stock consideration(5)	Aggregate cash consideration(6)	Aggregate total consideration
July 11, 2017(1)	$31.61	$1,675.33	$615.12	$2,290.45	$35,073,033.6	$12,877,537	$47,950,570
July 14, 2017(2)	$31.57	$1,673.21	$615.12	$2,288.33	$35,028,651	$12,877,537	$47,906,188
August 7, 2017(3)	$34.48	$1,827.44	$615.12	$2,442.56	$38,257,456	$12,877,537	$51,134,993
August 28, 2017(4)	$34.11	$1,807.83	$615.12	$2,422.95	$37,846,921	$12,877,537	$50,724,458

(1)	The day used by D.A. Davidson & Co. (which we refer to in this proxy statement/prospectus as “D.A. Davidson”) for purposes of its financial analysis.
(2)	The last trading day before public announcement of the merger.
(3)	The latest practicable trading day before the initial filing of this proxy statement/prospectus.

(4)	The latest practicable trading day before the printing of this proxy statement/prospectus.
(5)	Excludes stock issued as part of the option consideration. See “The Merger—Interests of Cache’s Directors and Officers in the Merger.”
(6)	Assumes there is no downward adjustment to the cash component of the merger consideration. For a discussion of the possible downward adjustment to the cash component of the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page 78.

Based on (i) the closing price of $31.61 for Equity common stock on NASDAQ on July 11, 2017, the day used by D.A. Davidson for purposes of its financial analysis, the implied value of the stock component of the merger consideration per share of Cache common stock would be approximately $1,675.33, and, together with the maximum $615.12 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,290.45 per share of Cache common stock, (ii) the closing price of $31.57 for Equity common stock on NASDAQ on July 14, 2017, the last trading day before public announcement of the merger, the implied value of the stock component of the merger consideration per share of Cache common stock would be approximately $1,673.21, and, together with the maximum $615.12 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,288.33 per share of Cache common stock, (iii) the closing price of $34.48 for Equity common stock on NASDAQ on August 7, 2017, the latest practicable trading day before the initial filing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of Cache common stock would be approximately $1,827.44 and together with the maximum $615.12 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,442.56 per share of Cache common stock and (iv) the closing price of $34.11 for Equity common stock on NASDAQ on August 28, 2017, the latest practicable trading day before the printing of this proxy statement/prospectus, the implied value of the stock component of the merger consideration per share of Cache common stock would be approximately $1,807.83 and together with the maximum $615.12 per share to be paid in cash (subject to a possible downward adjustment of the cash consideration), the total merger consideration would be approximately $2,422.95 per share of Cache common stock.

Fractional Shares

Equity will not issue any fractional shares of Equity common stock in the merger. Cache shareholders and option holders who would otherwise be entitled to a fraction of a share of Equity common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the closing price of Equity common stock as of the calculation date, which will be the date five business days before the closing of the merger, without interest.

Governing Documents; Directors and Officers; Governance Matters

At completion of the merger, the Equity articles and the Equity bylaws, as in effect immediately before the effective time, will be the articles of incorporation and bylaws of the surviving corporation, Equity, until thereafter changed or amended as provided by law.

The directors and officers, respectively, of Equity at the effective time will remain the directors and officers of the surviving corporation and will hold office from the effective time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the surviving corporation or as otherwise provided by law.

Closing and Effective Time

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See “—Conditions to Complete the Merger.” Following satisfaction or waiver of all the conditions to the merger, on a date mutually acceptable to Equity and Cache within thirty (30) days, the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the merger and the other transactions contemplated by the merger agreement.

The merger and other transactions contemplated by the merger agreement will become effective on the date and at the time specified in the certificate of merger, reflecting the merger, filed with the Secretary of State of the State of Kansas in accordance with the Kansas General Corporation Code (the “KGCC”) and the Secretary of State of the State of Oklahoma in accordance with the OGCA. It currently is anticipated that the completion of the merger will occur in the fourth calendar quarter of 2017, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither Cache nor Equity can guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of Cache common stock into the right to receive the merger consideration will occur automatically at the effective time. After completion of the merger, the exchange agent will exchange certificates representing shares of Cache common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

As promptly as practicable, but no later than seven (7) business days after the effective time, and subject to the receipt by the exchange agent of a list of Cache’s shareholders in a format that is reasonably acceptable to the exchange agent, Equity will cause the exchange agent to mail to each holder of record of Cache common stock (i) a letter of transmittal and (ii) instructions for use in surrendering each certificate representing shares of Cache common stock in exchange for the merger consideration, any cash in lieu of a fractional share and any dividends or distributions to which such holder is entitled pursuant to the terms of the merger agreement.

Cache’s shareholders will be entitled to receive their respective merger consideration only after receipt by the exchange agent of a properly completed letter of transmittal including delivery of certificates representing shares of Cache common stock. No interest will be paid on the merger consideration.

If a certificate for Cache common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by Equity or the exchange agent, the posting of a bond in an amount as Equity may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of Cache of shares of Cache common stock that were issued and outstanding immediately prior to the effective time.

Withholding

Equity and the exchange agent, as the case may be, will be entitled to deduct and withhold, if necessary, from any consideration otherwise payable pursuant to the merger agreement to any person such amounts as Equity or the exchange agent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Equity or the exchange agent, as the case may be, and remitted to the appropriate governmental entity, such withheld amounts will be treated for all purposes of the merger agreement as having been paid to such person in respect of which such deduction and withholding was made by Equity or the exchange agent, as the case may be.

Dividends and Distributions

No dividends or other distributions with respect to Equity common stock will be paid to the holder of any unsurrendered certificates of Cache common stock with respect to the shares of Equity common stock represented thereby, until the holder of the Cache common stock surrenders the certificates representing the shares of Cache common stock in accordance with the terms of the merger agreement. Following surrender of any such certificate in accordance with the terms of the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Equity common stock which the shares of Cache common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement and this summary of the representations and warranties in this section are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Equity and Cache contained in this proxy statement/prospectus or in the public reports of Equity filed with the SEC may supplement, update or modify the factual disclosures about Equity and Cache contained in the merger agreement. The merger agreement contains representations and warranties of Equity and Cache that may be subject to limitations, qualifications or exceptions agreed upon by the parties, including being qualified by confidential disclosures, and may be subject to a contractual standard of materiality that differs from the materiality standard that applies to reports and documents filed with the SEC. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties, other provisions of the merger agreement or any description of these provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus, the documents incorporated by reference into this proxy statement/prospectus and the other reports, statements and filings that Equity publicly files with the SEC. See “Where You Can Find More Information.”

The merger agreement contains customary representations and warranties of each of Equity and Cache relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.

The merger agreement contains representations and warranties made by Cache relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	authority relative to execution and delivery of the merger agreement;

•	capitalization;

•	compliance with laws;

•	the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	financial statements;

•	the absence of undisclosed liabilities;

•	legal proceedings;

•	consents and approvals, required governmental and other regulatory filings in connection with the merger;

•	title to assets;

•	the absence of certain changes or events;

•	certain contracts;

•	certain tax matters;

•	insurance matters;

•	the absence of any material adverse change;

•	intellectual property;

•	related party transactions;

•	indebtedness of Cache;

•	condition of assets;

•	environmental matters;

•	regulatory compliance;

•	absence of certain business practices;

•	books and records;

•	forms of instruments;

•	fiduciary responsibilities;

•	guaranties;

•	voting agreements and shareholders’ agreements;

•	employment matters;

•	employee benefits;

•	certain obligations to employees;

•	interest rate risk management;

•	internal controls;

•	compliance with the various specified statutes, rules and regulations;

•	certain matters concerning the trading of Cache’s securities;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	intercompany agreements;

•	the nature of the representations in the merger agreement;

•	inapplicability of takeover statutes; and

•	receipt by the Cache Board of an opinion from Cache’s financial advisor.

The merger agreement contains representations and warranties made by Equity relating to a more limited number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	authority relative to execution and delivery of the merger agreement;

•	capitalization;

•	filings with the SEC, certain compliance matters and financial statements;

•	compliance with SEC disclosure requirements;

•	compliance with laws; and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the absence of undisclosed liabilities;

•	legal proceedings;

•	consents and approvals, required governmental and other regulatory filings in connection with the merger;

•	regulatory compliance;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	the absence of certain changes or events;

•	disclosure controls and procedures;

•	the fairness opinion received by its financial advisor;

•	the nature of the representations in the merger agreement; and

•	certain tax matters.

Certain representations and warranties of Equity and Cache are qualified as to “materiality” or “material adverse change.” For purposes of the merger agreement, a “material adverse change,” means, with respect to either Equity or Cache, any event, occurrence, fact, condition, effect or change that is, or would reasonably expect to become, materially adverse to the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, or the ability of such party to consummation the transactions contemplated by the merger agreement on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute a material adverse change: (i) any changes in laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or regulatory accounting principles (“RAP”) that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by the merger agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Kansas or Oklahoma, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by the merger agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by the merger agreement; (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (viii) the announcement of the transactions contemplated by the merger agreement; provided, however, that in the case of clauses (i) through (vii), such party is not affected to a greater extent than other persons, bank holding companies or insured depository institutions in the industry in which such party operates.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

Cache has agreed that, prior to the effective time, it will, and will cause its subsidiaries to, unless otherwise permitted in writing by Equity:

•	operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

•	except as required by prudent business practices, use all commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

•	perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Cache or any of its subsidiaries may in good faith reasonably dispute;

•	use commercially reasonable efforts to maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

•	timely file, subject to extensions, all reports required to be filed with any governmental entity and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings;

•	timely file, subject to extensions, all tax returns required to be filed by it and timely pay all taxes that become due and payable, except those being contested in good faith by appropriate proceedings;

•	promptly notify Equity of any tax proceeding or claim pending or threatened against or with respect to Cache or any of its subsidiaries;

•	withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all taxes required to be withheld therefrom and pay the same to the proper governmental entity when due;

•	account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

•	promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Reports of Condition and Income (“Call Report”) and the Uniform Retail Credit Classification and Account Management Policy;

•	maintain the allowance for loan losses account in an amount not less than 1.40% of aggregate loans (excluding loans held for sale);

•	pay or accrue all costs, expenses and other charges to be incurred in connection with the merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the calculation date, which will be the date five business days before the closing of the merger;

•	ensure that all accruals for taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP); and

•	take all actions necessary to maintain its election as an S corporation and maintain the qualified subchapter S subsidiary as defined in section 1361 of the Internal Revenue Code of 1986, as amended.

Additionally, prior to the effective time, subject to specified exceptions, Cache will not, and will not permit any of its subsidiaries to, without the prior written consent of Equity, undertake the following actions:

•	take or fail to take any action that would cause any of the representations and warranties in the merger agreement to be inaccurate at the time of the closing or preclude Cache from making such representations and warranties at the time of the closing;

•	merge into, consolidate with or sell its assets to any other person or entity, change or amend Cache’s or any of its subsidiaries’ certificate of incorporation or bylaws, increase the number of shares of Cache common stock (other than by exercise of any Cache stock options) or any of its subsidiaries’ stock outstanding or increase the amount of the Patriot Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

•	except as explicitly permitted hereunder or in accordance with applicable law or pursuant to a contract existing as of the date of the merger agreement, engage in any transaction with any affiliated person or allow such persons to acquire any assets from Cache or any of its subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under Cache’s employee benefit plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

•	declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property, provided, however, that it may, subject to restrictions in the merger agreement, declare and pay certain distributions for tax purposes for the period from January 1, 2017 to the closing date;

•	purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities;

•	discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated by the merger agreement;

•	issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

•	accelerate the vesting of pension or other benefits in favor of employees of Cache or any of its subsidiaries except according to a Cache employee benefit plan or as otherwise contemplated by the merger agreement or as required by applicable law;

•	acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

•	mortgage, pledge or subject to lien any of its property, business or assets, tangible or intangible, except (i) certain permitted encumbrances and (ii) pledges of assets to secure public funds deposits and Federal Home Loan Bank borrowings;

•	sell, transfer, lease to others or otherwise dispose of any of its assets, or cancel or compromise any debt or claim, or waive or release any right or claim of a market value in excess of $1,000;

•	make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than increases consistent with past practices;

•	enter into any employment or consulting contract (other than as contemplated by the terms of a Cache employee benefit plan or the merger agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend any employment agreement, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable law or by the merger agreement;

•	make any capital expenditures or capital additions or betterments except for such capital expenditures or capital additions that are set forth in writing in the budget provided to Equity or that are necessary to prevent substantial deterioration of the condition of a property or that do not exceed $25,000 in the aggregate;

•	sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

•	make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by Cache’s independent auditors, or as required by any applicable regulatory agency, or (iv) tax election, change in taxable year, accounting methods for tax purposes, amendment of a tax return, restriction on any assessment period relating to taxes, settlement of any tax claim or assessment relating to Cache or any of its subsidiaries, “closing agreement” within the meaning of section 7121 of the Code (or any similar provision of state, local or foreign law), or surrender any claim to a refund;

•	reduce the amount of Patriot Bank’s allowance for loan losses except through charge offs;

•	sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

•	renew, extend the maturity of, or alter any of the terms of any loan classified by Cache as “watch,” “special mention,” “substandard,” “doubtful,” and “non-accrual” or other words of similar import or make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $600,000 except in accordance with the approval procedures set forth in the merger agreement;

•	revoke Cache’s election to be an S corporation or revoke or allow any action to be taken (other than the consummation of the merger) that would result in the termination of any subsidiary’s election to be treated as a qualified subchapter S subsidiary (as defined in Section 1361(b)(3)(B) of the Code);

•	enter into any acquisitions or leases of real property, including new leases and lease extensions; or

•	take or omit to take any action that could reasonably be expected to prevent the merger from qualifying as a “reorganization” under section 368(a) of the Code.

Regulatory Matters

Equity and Cache have agreed to use their commercially reasonable efforts to promptly prepare and file or cause to be filed, within thirty days of the date of the merger agreement, applications for all regulatory approvals required to be obtained by each of the parties in connection with the merger agreement and the transactions contemplated thereby.

Employee Matters

Equity has agreed to consult with the Chief Executive Officer of Cache with respect to the termination of any employees of Cache in connection with the closing. Subject to the terms of the merger agreement, employees of Cache whose employment is terminated in connection with the merger will be eligible to receive certain severance payments under specified circumstances.

Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of Equity, each continuing employee will be entitled, as an employee of Equity or its subsidiaries, to participate in the employee benefit plans of Equity provided to similarly situated employees of Equity or its subsidiaries, if such continuing employee will be eligible and, if required by the terms of such plans, selected for participation therein under the terms thereof and makes any required contributions. The provisions of the merger agreement are not intended to give any continuing employee any rights or privileges superior to those of other similarly situated employees of Equity or its subsidiaries or to provide duplication of similar benefits but, subject to that qualification, Equity will, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a continuing employee may participate (excluding any defined benefit pension plan), credit each continuing employee with his or her term of service with Cache or any of its subsidiaries. Equity has agreed to use commercially reasonable efforts to cause each such plan of Equity to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Equity, and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time for the plan year in which the effective time occurs.

Director and Officer Indemnification and Insurance

The merger agreement provides that after the completion of the merger, Equity and the surviving corporation will indemnify the directors, officers, employees and agents to the extent that such person would have been entitled to indemnification under the articles of incorporation, bylaws or any existing indemnification agreements of Cache prior to the merger.

Prior to closing, Equity and Equity Bank will obtain, at the expense of Equity, a six (6) year tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance currently maintained by Cache and Patriot Bank as of the date of the merger agreement with respect to claims arising from facts or events that occurred on or prior to the effective time (including the transactions contemplated by the merger agreement) as currently maintained by Cache, on terms no less advantageous than those contained in Cache’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, Equity is not obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date of the merger agreement by Cache for such insurance.

Shareholder Meeting and Recommendation of Cache’s Board of Directors

Cache has agreed to (i) duly call, give notice of, convene and hold the Cache special meeting of its shareholders as soon as practicable after the registration statement of which this proxy statement/prospectus is a part becomes effective with the SEC for the purpose of approving and adopting the Cache Merger Proposal and the Cache Termination Proposal; (ii) require no greater than the minimum vote of the capital stock of Cache required by applicable law in order to approve the Cache Merger Proposal and require no greater than the minimum vote of the capital stock of Cache required by applicable law or the Shareholders’ Agreement in order to approve the Cache Termination Proposal; (iii) include in this proxy statement/prospectus the recommendation of the Cache Board that the Cache shareholders vote in favor of the approval and adoption of the Cache Merger Proposal and the Cache Termination Proposal; and (iv) cause this proxy statement/prospectus to be mailed to the

Cache shareholders as soon as practicable after it becomes effective with the SEC, and use its commercially reasonable efforts to obtain the approval and adoption of Cache Merger Proposal and the Cache Termination Proposal.

Agreement Not to Solicit Other Offers

Cache has agreed that it will not, and will cause its subsidiaries not to, and will cause Cache’s and its subsidiaries’ respective officers, directors, employees, affiliate, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any acquisition proposal or (ii) except as otherwise permitted by the merger agreement, (A) engage in negotiations or discussions with or provide any information or data to, any person relating to an acquisition proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal.

Cache further agreed that it will, and will cause each of its officers, directors, employees, affiliate, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any person (other than Equity) conducted heretofore with respect to any acquisition proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any acquisition proposal to which it or any of its officers, directors, employees, affiliate, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. Notwithstanding the foregoing, at any time prior to obtaining the approval of the its shareholders, in the event that Cache receives a bona fide acquisition proposal that complies with the terms of the merger agreement, Cache and its Board may participate in discussions or negotiations with, or furnish any information to, any person making such acquisition proposal and its agents and representatives or potential sources of debt financing that need to be involved in such discussion if the Cache Board determines in good faith, after consultation with its counsel and financial advisor, that such person is reasonably likely to submit to Cache a proposal deemed to be superior to Equity’s proposal (as determined in accordance with the terms of the merger agreement) and that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties.

In connection with the receipt and negotiation of any acquisition proposal by Cache, Cache is required to comply with the terms, conditions and procedures set forth in the merger agreement, which require, among other things, Cache to enter into a confidentiality agreement with the person making an acquisition proposal, providing certain notices and information to Equity and allowing Equity to make counter offers that Cache will consider in good faith.

Cache’s Board may, at any time prior to obtaining the approval of Cache’s shareholders, (i) approve, endorse or recommend a proposal deemed to be superior to Equity’s proposal (as determined in accordance with the terms of the merger agreement) or enter into a definitive agreement with respect to such superior proposal or (ii) modify or amend in a manner adverse to Equity or withdraw its recommendation in favor of adoption of the merger agreement, provided that (x) prior to such change in recommendation, the Cache Board will determine, in good faith (after consultation with its counsel), that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (y) such change in recommendation is in connection with a superior proposal or an intervening event and such superior proposal has been made and has not been withdrawn and continues to be a superior proposal after taking into account any action taken by Equity.

Conditions to Complete the Merger

Cache’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•

subject to certain materiality and material adverse change exceptions, each of the representations and warranties of Equity set forth in the merger agreement will be true and correct in all respects at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

•	Equity has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Equity under the merger agreement on or prior to the closing date;

•	the Cache Merger Proposal having been approved by the requisite vote of its shareholders;

•	Cache and Equity having received approvals, acquiescences or consents of the transactions contemplated by the merger agreement from all necessary governmental entities and certain third parties and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state governmental entity or by any other third party by formal proceedings;

•	no action having been taken, and no statute, rule, regulation or order being promulgated, enacted, entered, enforced or deemed applicable to the merger agreement or the transactions contemplated hereby by any federal, state or foreign government or governmental entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to the merger agreement to complete the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby, or (iii) if the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby are completed, subject Cache or any officer, director, shareholder or employee of Cache to criminal or civil liability. Further, no action or proceeding before any court or governmental entity, by any government or governmental entity or by any other person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences described above;

•	Cache will have received all documents required to be received from Equity on or prior to the closing date all in form and substance reasonably satisfactory to Cache;

•	there having been no material adverse change with respect to Equity since December 31, 2016.

•	the registration statement of which this proxy statement/prospectus is a part, including any amendments or supplements thereto, will be effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by the merger agreement will have been received and remain in effect;

•	the shares of Equity common stock to be issued pursuant to the merger agreement will have been approved for listing on NASDAQ;

•	Cache will have received an opinion of McAfee & Taft A Professional Corporation, in form and substance reasonably satisfactory to Cache, dated as of the closing date and based on facts, representations and assumptions described in such opinion, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, McAfee & Taft A Professional Corporation may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Equity and Cache;

•	Equity will have procured a tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance in accordance with the terms and subject to the conditions the merger agreement; and

•	Equity will have delivered fully executed employment agreements for certain employees of Eastman Bank.

Equity’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	subject to certain materiality and material adverse change exceptions, each of the representations and warranties of Equity set forth in the merger agreement will be true and correct in all respects at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

•	Cache has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Cache under the merger agreement on or prior to the closing date;

•	the Cache Merger Proposal and Cache Termination Proposal having been approved by the requisite vote of Cache’s shareholders;

•	Equity having received approvals, acquiescences or consents of the transactions contemplated by the merger agreement from all necessary governmental entities and certain the third parties, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state governmental entity or by any other third party by formal proceedings;

•	no action having been taken, and no statute, rule, regulation or order being promulgated, enacted, entered, enforced or deemed applicable to the merger agreement or the transactions contemplated hereby by any federal, state or foreign government or governmental entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby illegal, invalid or unenforceable, (ii) require the divestiture of a material portion of the assets of Equity or its subsidiaries, or (iii) impose material limits on the ability of any party to the merger agreement to complete the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby, or (iv) if the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby are completed, subject Equity or any officer, director, shareholder or employee of Equity to criminal or civil liability. Further, no action or proceeding before any court or governmental entity, by any government or governmental entity or by any other person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences described above;

•	Equity having received from each of the directors of Cache an instrument dated as of the closing date releasing Cache, its subsidiaries and each of its affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein). Further, Equity having received from each of the specified officers of Cache an instrument dated as of the closing date releasing Cache, its subsidiaries and each of its affiliates, successors and assigns, from any and all claims of such officers;

•	Equity will have received fully executed employment agreements from Cache for certain employees of Patriot Bank;

•	there will have been no material adverse change to Cache since December 31, 2016;

•

Equity having received evidence reasonably satisfactory to Equity that, as of the effective time, all employee benefit plans of Cache (other than such plans Equity elects not to terminate) have been terminated in accordance with the terms of such employee benefit plans of Cache, the Code, ERISA and all other applicable laws on a basis satisfactory to Equity in its reasonable discretion and that, to the extent required by the employee benefit plans of or applicable law, affected participants have been notified of such terminations and/or integrations;

•	the registration statement of which this proxy statement/prospectus is a part, including any amendments or supplements thereto, will be effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by the merger agreement will have been received and remain in effect;

•	holders of not more than 10% of the outstanding shares of Cache common stock having duly exercised their appraisal rights under the OGCA;

•	Equity will have received all documents required to be received from Cache on or prior to the closing date, all in form and substance reasonably satisfactory to Equity;

•	Cache’s adjusted shareholders’ equity shall be equal to or greater than $17,932,463;

•	Equity will have received an executed option cancellation agreement from each holder of an option to purchase shares of Cache common stock under the Cache stock option plan or in any individual stock option award agreement, in the form provided in the merger agreement prior to the calculation date, which will be the date five business days before the closing of the merger, or Cache will have cancelled any such options to purchase shares of Cache common stock that remains unexercised on such date;

•	Equity will have received an opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to Equity, dated as of the closing date and based on facts, representations and assumptions described in such opinion, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such tax opinion, Norton Rose Fulbright US LLP may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Equity and Cache;

•	Equity will have received from Cache certain tax documents in form and substance satisfactory to Equity, dated as of the closing date and executed by Cache; and

•	Equity will have received from Cache documentation reasonably satisfactory to Equity demonstrating Cache’s shareholders’ eligibility to own Cache common stock in accordance with Section 1361 of the Code.

Neither Cache nor Equity can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by the mutual written consent of Equity and Cache;

•	by either Cache or Equity (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such party’s obligations to close have not been met or waived by December 31, 2017; provided, however, that such date may be extended to such later date as agreed upon by Cache and Equity;

•

by either Equity or Cache if any of the transactions contemplated by the merger agreement are disapproved by any federal or state governmental or regulatory agency or authority whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the merger agreement or the transactions contemplated hereby and such disapproval, order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate merger agreement pursuant to this provisions is required to use its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action;

•	by either Equity or Cache if there has been any material adverse change with respect to the other party;

•	subject to certain cure rights, by Equity or Cache, if there will have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty will cease to be true and correct) set forth in the merger agreement on the part of the other party to merger agreement or any other agreement contemplated thereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing, the failure of a closing condition; provided, however, that the right to terminate merger agreement under this provision will not be available to a party if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement;

•	by Equity or Cache, if Cache does not receive the required shareholder approval at the Cache special meeting or any adjournment or postponement thereof; provided, however, that Cache may not terminate merger agreement pursuant to this provision if Cache has breached in any material respect any of its obligations under the merger agreement in a manner that caused the failure to obtain the approval of the shareholders at the Cache special meeting, or at any adjournment or postponement thereof;

•	by Cache prior to obtaining the approval of the Cache shareholders at the Cache special meeting, and subject to the terms and conditions set forth in the merger agreement, in order to accept an alternative acquisition proposal;

•	by Equity if the Cache Board, prior to obtaining the approval of the Cache shareholders and in compliance with the procedures set forth in the merger agreement, approves, endorses or recommends an alternative acquisition proposal or enters into a definitive agreement with respect to an alternative acquisition proposal or modifies or amends its recommendation in a manner adverse to Equity or withdraws its recommendation;

•	by Equity or Cache if the other party or its respective banking subsidiary enter into any formal or informal administrative action with any court, arbitrator, federal or state governmental agency or other authority or any such action is threatened by any such entity; or

•	by Cache, within two business days of the calculation date, which will be the date five business days before the closing of the merger, if both (i) the volume weighted average closing price of Equity common stock during the twenty trading day period ending on the close of business on the calculation date is less than $24.94 and (ii) Equity’s common stock underperforms the NASDAQ Bank Index by more than 20%; provided that, Equity has a right to cure by adjusting the exchange ratio or increasing the per share cash amount as provided in the merger agreement.

Effect of Termination

If the merger agreement is terminated, then neither Equity nor Cache will have any further liability or obligation under the merger agreement; provided, however, that (i) no such termination will relieve any party of any liability or damages resulting from any willful breach of the merger agreement or actual fraud; (ii) provisions of the merger agreement concerning termination fees and certain other specified provisions will survive any such termination; and (iii) the confidentiality agreement between Equity and Cache will survive any such termination in accordance with its terms.

Termination Fee

If Equity is not in material breach of any covenant or obligation under the merger agreement and the merger agreement is terminated:

•	by Cache prior to obtaining the approval of the Cache shareholders at the Cache special meeting, and subject to the terms and conditions set forth in merger agreement, in order to accept an acquisition proposal, then Cache will pay to Equity, by wire transfer of same day funds, a termination fee equal to $1,500,000, concurrently with any such termination;

•	by Equity if the Cache Board, prior to obtaining the approval of the Cache shareholders and in compliance with the procedures set forth in the merger agreement, approves, endorses or recommends an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal or modifies or amends its recommendation in a manner adverse to Equity or withdraws its recommendation, then Cache will pay to Equity, by wire transfer of same day funds, a termination fee equal to $1,500,000, within two (2) Business Days of receipt of such written notice of termination from Equity; and

•	by (i) Equity or Cache if the conditions precedent to such parties’ obligations to close the merger agreement have not be met or waived by December 31, 2017 and Cache shall have failed to obtain the approval of its shareholders at the Cache Special Meeting or (ii) by Equity if Cache breaches any of its covenants, agreements, representations or warranties under the merger agreement and, following notice, fails to cure such breach, if such breach would constitute, if occurring or continuing on the closing date, the failure of a condition to closing, and in either (i) or (ii), only if (y) prior to the termination of the merger agreement, a bona fide acquisition proposal will have been made known to senior management of Cache, the board of directors of Cache or directly to Cache’s shareholders generally or any person will have publicly announced (and not withdrawn) an acquisition proposal with respect to Cache and (z) prior to the date that is twelve (12) months after the date of such termination, Cache enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Cache will pay to Equity, by wire transfer of same day funds, a termination fee equal to $1,500,000, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction; provided, however, that, solely for the purposes of this termination provision, certain thresholds amounts for an acquisition proposal will be increased from 15% to 50%.

If Cache fails to pay in a timely manner any termination fee due to Equity, then Cache (i) will pay to Equity the reasonable costs and expenses of Equity (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection Equity’s efforts to obtain payment of any amounts due to Equity and (ii) will pay all interest accrued on any amount due to Equity, which will accrue at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder will be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

Expenses and Fees

Except (i) with respect to costs and expenses of printing and mailing the proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger, which will be borne equally by Equity and Cache, (ii) as otherwise provided in the termination provision, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties to the merger agreement. At any time prior to the closing, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document, certificate or writing delivered pursuant to the merger agreement, or (iii) waive compliance with any of the agreements, covenants or conditions contained in the merger agreement, in each case, in accordance with the terms of the merger agreement.

Cache Director Support Agreements

Cache Director Support Agreements

In connection with entering into the merger agreement, each of the directors of Cache have entered into a Director Support Agreement with Equity (which we refer to in this proxy statement/prospectus as the “Cache director support agreements”) pursuant to which they agree to refrain from harming the goodwill of Equity, Cache or any of their respective subsidiaries and their respective customer, client and vendor relationships. Each director also agreed to certain additional restrictive covenants.

Cache Voting Agreement

Cache Voting Agreement

In connection with entering into the merger agreement, Equity entered into a Voting Agreement with Cache, Brad S. Elliott, as proxy, and certain shareholders of Cache (which we refer to in this proxy statement/prospectus as the “Cache voting agreement”). The shareholders that are party to the Cache voting agreement beneficially own in the aggregate approximately 61.68% of the outstanding shares of Cache common stock. The Cache voting agreement requires, among other things, that the shareholders party thereto vote all of their shares of Cache common stock in favor of the merger and the other transactions contemplated by the merger agreement and against alternative transactions and generally prohibits them from transferring their shares of Cache common stock prior to the termination of the Cache voting agreement. The Cache voting agreement will terminate upon the earlier of the termination of the merger agreement in accordance with its terms or the completion of the transactions contemplated by the merger agreement.

Option Cancellation Agreement

Option Cancellation Agreement

In connection with entering into the merger agreement, Equity entered into option cancellation agreements with certain directors and executive officers of Cache (which we refer to in this proxy statement/prospectus as the “option cancellation agreements”). The directors and executive officers of Cache hold options, including vested and unvested options, to acquire an aggregate of 2,520 shares of Cache common stock. The option cancellation agreements provide that the option holder will receive, in exchange for the cancellation of the options, the option consideration set forth in the merger agreement. The option cancellation agreements also prohibit the option holders from exercising their respective options. For details about the option consideration, please see the section of this proxy statement/prospectus entitled “The Merger Agreement—Merger Consideration; Option Consideration.” For details about the options, option holders and the consideration the option holders will receive, please see the section of this proxy statement/prospectus entitled “The Merger—Interests of Cache’s Directors and Executive Officers in the Merger.”

ACCOUNTING TREATMENT

The accounting principles applicable to this transaction as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Equity (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Cache common stock. The discussion is based on the Code, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement/prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Accordingly, the U.S. federal income tax consequences of the merger to holders of Cache common stock could differ from those described below.

This discussion applies only to U.S. holders that hold their Cache common stock, and will hold the Equity common stock received in exchange for their Cache common stock, as a capital asset within the meaning of Section 1221 of the Code (generally assets held for investment). Further, this discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of such holder’s personal circumstances or to a U.S. holder subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	financial institutions or mutual funds;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	partnerships and other pass-through entities and investors in such entities;

•	controlled foreign corporations or passive foreign investment companies;

•	regulated investment companies and real estate investment trusts;

•	broker-dealers;

•	holders liable for the alternative minimum tax;

•	holders that have a functional currency other than the U.S. dollar;

•	holders who received their Cache common stock through the exercise of employee stock options, through a tax-qualified retirement plan, deferred stock award or otherwise as compensation;

•	holders who hold Cache common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment; and

•	U.S. expatriates or certain former citizens or long-term residents of the United States.

In addition, the discussion does not address any state, local or foreign tax consequences of the merger, or any tax consequences of the merger under any U.S. federal tax laws other than those pertaining to the income tax. In addition, the discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

For purposes of this discussion, a U.S. holder is a beneficial owner of Cache common stock that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that has made a valid election to be treated as a United States person for U.S. federal income tax purposes. Holders of Cache common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment of the merger under United States and non-United States tax laws.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Cache common stock, the U.S. federal income tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. We urge such partners and partnerships to consult their own tax advisors regarding the particular tax consequences of the merger to them.

Determining the actual U.S. federal income tax consequences of the merger to a holder may be complex and will depend, in part, on the holder’s particular circumstances. We urge each holder of Cache common stock to consult his or her tax advisor with respect to the particular tax consequences of the merger to such holder.

U.S. Federal Income Tax Consequences of the Merger Generally

The obligations of Equity and Cache to complete the merger are conditioned on, among things, the receipt by Equity and Cache of tax opinions from Norton Rose Fulbright US LLP and McAfee & Taft A Professional Corporation, respectively, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions described in such opinions, the merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

In rendering the opinions, Norton Rose Fulbright US LLP and McAfee & Taft A Professional Corporation will rely upon customary assumptions, representations, and covenants, including those contained in certificates of officers of Equity and Cache. If any of the assumptions, representations or covenants upon which these opinions are based are incorrect or inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinions represent Norton Rose Fulbright US LLP’s and McAfee & Taft A Professional Corporation’s best legal judgment and do not bind the courts nor will they preclude the IRS from adopting a position contrary to the ones expressed in the opinions. Additionally, the IRS has not issued (and is not expected to issue) any ruling as to the qualification of the merger as reorganization under Section 368(a) of the Code. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to any of the tax consequences set forth below. The following discussion regarding the U.S. federal income tax consequences of the merger assumes that the merger will be consummated as described in the merger agreement and this proxy statement/prospectus.

Exchange for Equity common stock and cash. A U.S. holder who receives both Equity common stock and cash in the exchange for such holder’s Cache common stock will recognize gain (but not loss) equal to the lesser of (i) the amount by which the sum of the fair market value of the Equity common stock and cash received by such holder of Cache common stock exceeds such holder’s adjusted tax basis in its Cache common stock, and (ii) the amount of cash received by such holder of Cache common stock (in each case excluding any cash received in lieu of a fractional share of Equity common stock, the U.S. federal income tax treatment of which is discussed below in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Federal Income Tax Consequences of the Merger Generally—Cash Received in Lieu of a Fractional Share”). Any gain recognized by a U.S. holder could be taxed as a capital gain or a dividend, as described below. Except to the extent any cash received is treated as a dividend as discussed below, any gain recognized by a U.S. holder generally will be long-term capital gain if, as of the effective time of the merger, such holder’s holding period with respect to the Cache common stock surrendered exceeds one year.

If a U.S. holder acquired his or her Cache common stock at different times or different prices, such holder should consult the holder’s tax advisor regarding the manner in which gain or loss should be determined for each identifiable block of Cache common stock surrendered in the exchange.

The aggregate tax basis of the shares of Equity common stock received (including any fractional share of Equity common stock deemed received and redeemed for cash as described below) by a U.S. holder will be equal to such holder’s aggregate tax basis in the shares of Cache common stock surrendered in exchange for the shares of Equity common stock, and then increased by any taxable gain recognized in the merger by such holder (excluding any gain recognized as a result of cash received in lieu of a fractional share of Equity common stock) regardless of whether such gain is classified as capital gain or dividend income, and reduced by any cash received (other than cash received in lieu of a fractional share of Equity common stock) by such holder in the merger. The aggregate tax basis of the Equity common stock received by a U.S. holder as determined above will be reduced by the amount of tax basis allocated to any fractional share deemed received and redeemed. See “Material U.S. Federal Income Tax Consequences to the Merger—U.S. Federal Income Tax Consequences of the Merger Generally—Cash Received in Lieu of a Fractional Share.” The holding period for shares of Equity common stock received in the merger (including any fractional share of Equity common stock deemed received and redeemed for cash as described below) by a U.S. holder will include such holder’s holding period for the Cache common stock surrendered in exchange for the Equity common stock. If a U.S. holder purchased or acquired Cache common stock on different dates or at different prices, such holder should consult his or her tax advisor for purposes of determining the basis and holding period of the Equity common stock received in the merger.

Cash Received in Lieu of a Fractional Share. A U.S. holder who receives cash in lieu of a fractional share of Equity common stock will be treated as having received the fractional share in the merger and then as having exchanged the fractional share for cash in redemption by Equity. A U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and such holder’s tax basis allocable to the fractional share. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held the fractional share exchanged (including the holding period for the Cache common stock exchanged therefor) for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

Potential Characterization of Gain as a Dividend. In general, the determination of whether gain recognized by a U.S. holder in the exchange will be treated as capital gain or as a dividend will depend on whether, and to what extent, the merger reduces such holder’s deemed percentage ownership of Equity common stock. For purposes of this determination, a U.S. holder will be treated as if such holder first exchanged his or her Cache common stock solely for Equity common stock and then Equity immediately redeemed a portion of such holder’s Equity common stock in the exchange for cash received in the merger by such holder. The gain recognized by the U.S. holder in the exchange followed by a deemed redemption will be capital gain if, with respect to such holder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”

In general, the deemed redemption will be “substantially disproportionate” with respect to a U.S. holder if the percentage described in clause (ii) below is less than 80% of the percentage described in clause (i) below. In general, such determination requires a comparison of (i) the percentage of outstanding voting stock of Equity that the U.S. holder is deemed actually and constructively to have owned immediately before the deemed redemption by Equity and (ii) the percentage of outstanding voting stock of Equity actually and constructively owned by such holder immediately after the deemed redemption by Equity. In applying the foregoing test, a U.S. holder may, under constructive ownership rules, be deemed to own stock in addition to stock actually owned by such holder, including stock owned by certain other persons and stock subject to an option held by such holder or by certain other persons. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a U.S. holder will depend on such holder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the reduction must result in a “meaningful reduction” in the U.S. holder’s deemed percentage ownership of Equity common stock. The IRS has indicated that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a meaningful reduction if that shareholder has any reduction in his or her percentage stock ownership under the foregoing analysis.

These rules are complex and dependent upon the specific facts of a particular U.S. holder. Consequently, each U.S. holder that may be subject to these rules is urged to consult his or her own tax advisor as to the application of these rules to the particular facts relevant to such holder.

Dissenters. Upon the proper exercise of dissenters’ rights, a U.S. holder will exchange all of the shares of Cache common stock actually owned by such holder solely for cash and will recognize gain or loss equal to the difference between the amount of cash received and his or her adjusted tax basis in the shares of Cache common stock surrendered. The gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period with respect to the Cache common stock surrendered is more than one year. The deductibility of capital losses is subject to limitations. In some cases, if the U.S. holder owns shares of Equity common stock actually or constructively after the merger, the cash received could be treated as a dividend, in which case such holder may recognize dividend income up to the amount of cash received.

Information Reporting and Backup Withholding

Payments of cash to a U.S. holder pursuant to the merger may under certain circumstances be subject to information reporting and backup withholding. Generally, backup withholding will not apply if a U.S. holder:

•	furnishes a correct taxpayer identification number to the exchange agent and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal received and otherwise complies with applicable requirements of the backup withholding rules; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided such holder furnishes the required information to the IRS.

Reporting Requirements

A U.S. holder who receives shares of Equity common stock upon completion of the merger and who is considered a “significant holder” will be required to retain records pertaining to the merger and to file with such holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. For this purpose, a U.S. holder is only a significant holder if the person owns at least 1% by vote or value of Cache’s outstanding shares or has a tax basis of $1,000,000 or more in his or her Cache common stock and securities. Such statement must include the U.S. holder’s tax basis in and fair market value of his or her Cache common stock and securities surrendered in the merger.

Tax Treatment of Entities

No gain or loss should be recognized by Equity or Cache as a result of the merger.

Tax Consequences of Equity’s C Corporation Status

Cache is taxed for U.S. federal income tax purposes as an S corporation under the Code, while Equity is taxed as a C corporation. Below is a summary of certain U.S. federal income tax consequences that will change as a result of holding stock in a C corporation rather than stock in an S corporation:

Reduction of shareholder tax liability. For U.S. federal income tax purposes, the income and losses of Cache as an S corporation are deemed to accrue ratably on a daily basis to the U.S. holders of Cache common stock. As a result, U.S. holders of Cache common stock have been required to include their pro rata portion of Cache’s income or loss on their separate tax returns and been directly liable for the U.S. federal income taxes imposed on their allocable portion of Cache’s income, regardless of whether Cache made any distributions on its Cache common stock. Cache did not incur any separate U.S. federal income tax liability.

As a C corporation, the liability for U.S. federal income taxes on income of Equity does not accrue to its shareholders, but instead this tax liability is imposed on and payable by Equity at the entity level. Accordingly, U.S. holders of Equity common stock will not recognize U.S. federal income when Equity recognizes U.S. federal income but instead will recognize income on the receipt of distributions from Equity on such holder’s Equity common stock that are treated as dividends to the extent of Equity’s current or accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds Equity’s current and accumulated earnings and profits will be treated first as a return of the U.S. holder’s tax basis in his or her shares of Equity common stock and then as gain from the disposition of shares of Equity’s common stock.

Losses, if any, allocable to a U.S. holder of Cache common stock are no longer available to shelter other income of such holder. As an S corporation for U.S. federal income tax purposes, if Cache incurred losses during any taxable year, a pro rata share of such losses was available (subject to certain limitations) to the U.S. holders of Cache common stock to offset such holder’s other U.S. federal taxable income during such year. Any losses recognized by Equity will remain with Equity and will not pass through to the holders of Equity common stock.

Federal income tax basis in common stock of Equity will no longer increase by the amount of earnings retained as srockholders’ equity. The U.S. federal income tax basis of a U.S. holder’s shares of Cache common stock generally is increased by such holder’s pro rata share of Cache’s income retained by Cache as capital and generally is decreased by such holder’s pro rata share of Cache’s losses. For U.S. federal income tax purposes, any net increase in tax basis reduces the amount of gain on the sale by a U.S. holder of shares of Cache common stock and any net decrease in tax basis increases the amount of taxable gain on such sale. For U.S. federal income tax purposes, the income or losses of Equity will not impact a U.S. holder’s tax basis in his or her shares of Equity common stock.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of Cache common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

EQUITY SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of Equity’s common stock as of August 7, 2017, subject to certain assumptions set forth in the footnotes for:

•	each person known by Equity to be the beneficial owner of 5% or more of outstanding Equity common stock;

•	each of Equity’s directors;

•	each of Equity’s named executive officers; and

•	all of Equity’s directors and executive officers as a group.

To Equity’s knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement.

Each share of Equity common stock is entitled to one vote on matters on which holders of Equity common stock are eligible to vote. Equity’s Class B common stock has no voting rights.

Unless otherwise noted, the address for each shareholder listed on the table below is: c/o Equity Bancshares, Inc., 7701 East Kellogg Drive, Suite 300, Wichita, Kansas 67207.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number	Percentage(19)
5% Shareholders:
Entities affiliated with RMB Capital Management, LLC(2)	687,317	5.7%
Directors and Named Executive Officers:
Brad S. Elliott(3)	487,721	4.0%
Gregory H. Kossover(4)	126,123	1.1%
Julie A. Huber(5)	45,176	*
Gary C. Allerheiligen(6)	34,253	*
L. James Berglund(7)	32,824	*
Jeff A. Bloomer(8)	14,417	*
Dan R. Bowers(9)	121,376	1.0%
Roger A. Buller(10)	142,954	1.2%
Michael R. Downing(11)	70,023	*
P. John Eck(12)	219,940	1.8%
Gregory L. Gaeddert(13)	38,402	*
Randee R. Koger(14)	62,682	*
Jerry P. Maland(15)	149,696	1.3%
Shawn D. Penner(16)	128,895	1.1%
Harvey R. Sorensen(17)	68,614	*
All Directors and Executive Officers as a Group (22 Persons)(18)	1,863,216	14.9%

*	Indicates less than 1%

(1)	Unless otherwise noted, all references are to shares of Equity common stock
(2)	This information is derived from the Schedule 13G filed with the SEC on February 13, 2017 by RMB Capital Management, LLC. RMB Capital Management LLC is the investment manager of Iron Road Capital Partners L.L.C. RMB Capital Holdings LLC is the ultimate parent company of RMB Capital Management LLC. RMB Capital Management, LLC, or entities affiliated with RMB Capital Management, LLC, may own additional shares of Equity common stock of which Equity is unaware. The address for RMB Capital Management, LLC and its affiliates is 115 S. LaSalle Street, 34th Floor, Chicago, IL 60603.
(3)	Includes (i) 191,939 shares held of record by Mr. Elliott, (ii) 3,500 shares held in Mr. Elliott’s individual retirement account, (iii) 9,615 shares held of record by Equity Holdings, LLC of which Mr. Elliott is the managing member and (iv) 282,667 shares issuable upon the exercise of options exercisable within 60 days. Mr. Elliott has pledged 172,210 shares of his Equity common stock as security for certain obligations.
(4)	Includes (i) 85,811 shares held of record by the Gregory H. Kossover Revocable Trust of which Mr. Kossover serves as the trustee and (ii) 40,312 shares issuable upon the exercise of options exercisable within 60 days.
(5)	Includes (i) 21,976 shares held of record by Ms. Huber, (ii) 19,700 shares jointly held of record by Ms. Huber and her spouse, and (iii) 3,500 shares issuable upon the exercise of options exercisable within 60 days.
(6)	Includes (i) 7,500 shares held of record in Mr. Allerheiligen’s individual retirement account, (ii) 7,520 shares held of record by the Gary C. Allerheiligen Living Trust DTD 1-5-2006 of which Mr. Allerheiligen serves as trustee (the “GCA Trust”), and (ii) 19,233 shares issuable upon the exercise of options exercisable within 60 days.
(7)	Includes (i) 10,000 shares held of record by the L. James Berglund Revocable Trust of which Mr. Berglund serves as the trustee, (ii) 8,000 shares held of record by the Deana K. Berglund Revocable Trust of which Mr. Berglund’s spouse serves as the trustee and (iii) 14,824 shares issuable upon the exercise of options exercisable within 60 days.
(8)	Includes (i) 3,700 shares held of record by Mr. Bloomer, (ii) 3,700 shares held of record in the Sharon S. Bloomer Trust DTD 11-12-02 of which Mr. Bloomer’s father serves as the trustee, and (iii) 7,017 shares issuable upon the exercise of options exercisable within 60 days.
(9)	Includes (i) 726 shares held of record by Mr. Bowers and (ii) 120,650 shares held of record by the Dan R. Bowers Revocable Trust of which Mr. Bowers serves as the trustee.
(10)	Includes (i) 85,000 shares held of record by Buller Revocable Family Trust of which Mr. Buller serves as trustee, (ii) 1,457 shares held of record by Mr. Buller, (iii) 34,017 shares held of record in Mr. Buller’s individual retirement account, (iv) 5,000 shares held of record in Mr. Buller’s spouse’s individual retirement account and (v) 17,480 shares issuable upon the exercise of options exercisable within 60 days.
(11)	Includes 70,023 shares held of record by Mr. Downing.
(12)	Includes (i) 104,732 shares held of record by Mr. Eck, (ii) 92,617 shares held of record by the Eck 90 Trust of which Mr. Eck serves as trustee, (iii) 15,000 shares held in Mr. Eck’s individual retirement account and (iv) 7,591 shares issuable upon the exercise of options exercisable within 60 days.
(13)	Includes (i) 8,299 shares held of record by Mr. Gaeddert, (ii) 18,000 shares held of record by D&G Investments, LLC of which Mr. Gaeddert is the managing member and (iii) 12,103 shares issuable upon the exercise of options within 60 days.
(14)	Includes (i) 47,085 shares of stock held of record by Ms. Koger and (ii) 15,597 shares issuable upon the exercise of options within 60 days.
(15)	Includes (i) 15,828 shares held of record by Mr. Maland, (ii) 125,702 shares held of record by the Jerry Paul Maland & Jane Lou Maland Living Revocable Trust DTD 9-21-99 of which Mr. Maland and his spouse serve as co-trustees, (iii) 5,954 shares held of record by Mr. Maland’s spouse, and (iv) 2,212 shares held of record under the Community First Employee Stock Ownership Plan, which are pending distribution to Mr. Maland subject to the satisfaction of certain conditions.
(16)	Includes 128,895 shares jointly held of record by Mr. Penner and his spouse. Mr. Penner has pledged 124,469 shares as security for certain obligations.
(17)

Includes (i) 34,018 shares held of record by Blau Investment Co., LLC of which Mr. Sorensen’s spouse serves as President, (ii) 3,320 shares held of record by Mr. Sorensen’s individual retirement account,

(iii) 3,319 shares held of record by Mr. Sorensen’s spouse’s individual retirement account, (iv) 1,000 shares jointly held of record by Mr. Sorensen and his spouse, (v) 310 shares held in trusts for the benefits of Mr. Sorensen’s grandchildren of which Mr. Sorensen serves as trustee, and (vi) 26,647 shares issuable upon the exercise of options exercisable within 60 days. Blau Investment Co., LLC has pledged 34,018 shares as security for certain obligations.
(18)	Includes 456,527 shares issuable upon the exercise of options exercisable within 60 days by such group. Individuals in this group have separately pledged a total of 444,208 shares as security for certain obligations of such individuals.
(19)	Based on 12,019,806 shares of Equity common stock outstanding as of August 7, 2017, plus the number of shares issuable to such individual (or group of individuals) upon the exercise of stock options within 60 days.

CACHE SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of Cache common stock as of the record date by (i) each director, the chief executive officer, the chief financial officer and the next other three most-highly compensated executive officers of Cache, (ii) each person who is known by Cache to own beneficially 5% or more of the Cache common stock, and (iii) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Cache believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number(12)	Percentage(13)
5% Shareholders:
Gentner F. Drummond(3)	1,457	6.96%
Jonathan E. Drummond	1,121	5.35%
Martha F. Hendricks(3)	1,655	7.91%
John Sarkis Marouk Revocable Living Trust	1,050	5.02%
Singer Financial Institution Investment Trust	1,247	5.96%
Directors and Named Executive Officers:
Michael Bezanson(5)	766	3.66%
Patricia Chernicky(2)	1,810	8.65%
Arlo DeKraii(6)	758	3.62%
B.J. Dumond(4)	1,099	5.25%
Larry Edwards(7)	539	2.57%
John Morey	421	2.01%
David Stewart(8)	436	2.08%
Gregory Wood(9)	300	1.43%
Randy Wimmer(10)	100	*
Philip Houchin(11)	301	1.44%
Ryan Yates	67	*
All Directors and Executive Officers as a Group (11 Persons)	6,597	31.51%

*	Indicates less than 1%
(1)	Except as otherwise noted, may include shares held by or with such person’s spouse and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shared with a spouse); or shares held in an individual retirement account or pension as to which such person has pass-through voting rights and investment powers. Does not include options held by any person, as options may not be exercised pursuant to the terms of the option cancellation agreements entered into in connection with the merger agreement. Option holders may not vote on the Cache Merger Proposal or the Cache Adjournment Proposal but may vote on the Cache Termination Proposal.
(2)	Includes 1,810 shares held of record by Patricia G. Chernicky Revocable Trust.
(3)	Includes 135 shares held of record by Mr. Drummond’s spouse.
(4)	Includes (i) 766 shares held of record by RD Revocable Trust and (ii) 333 shares held of record by BJD Revocable Trust.
(5)	Includes 766 shares held of record by Michael E. Bezanson and Kay Ellen Bezanson Revocable Trust
(6)	Includes (i) 425 shares held of record by Arlo B. DeKraai 1990 Revocable Trust and (ii) 333 shares held of record by Barbara J. DeKraai 1990 Revocable Trust.
(7)	Includes 539 held of record by The Larry D. and Pamela J. Edwards Rev. Living Trust.

(8)	Includes (i) 321 shares held of record by David R. Stewart Revocable Living Trust and (ii) 115 shares held of record by Mr. Stewart’s spouse.
(9)	Includes 300 shares held of record by Gregory P. Wood Revocable Trust.
(10)	Includes 100 shares held of record by The Randall and Linda Wimmer Trust.
(11)	Includes 175 shares held of record by Philip R. Houchin Trust.
(12)	Does not include any shares issuable upon the exercise of options. All outstanding options are to be cancelled on the effective date of the merger in exchange for the option consideration.
(13)	Based on 20,935 shares of Cache common stock outstanding.

INFORMATION ABOUT CACHE

Cache is an Oklahoma corporation that owns all of the outstanding shares of common stock of Patriot Bank, an Oklahoma-chartered state non-member bank, with operational headquarters in Tulsa, Oklahoma. Patriot Bank offers consumer and commercial banking services to customers throughout its market area centered in northeast Oklahoma.

Cache’s principal executive offices are located at 9292 S. Delaware Ave, Tulsa, Oklahoma 74137, and its telephone number at that location is (918) 209-5200. Additional information about Cache and its subsidiaries can be requested from Cache. See “Where You Can Find More Information,” beginning on page 160.

Information About Cache’s Business

General. Cache was incorporated as an Oklahoma corporation in 2008 to serve as a bank holding company for Patriot Bank. Cache does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for Patriot Bank. Its primary activities are to provide assistance in the management and coordination of Patriot Bank’s financial resources. Cache’s principal asset is the outstanding common stock of Patriot Bank. Cache derives its revenues primarily from the operations of Patriot Bank in the form of dividends received from Patriot Bank.

Patriot Bank is an Oklahoma state-chartered banking association and a member of the Federal Reserve System. Patriot Bank was chartered in 1995 as Federal BankCentre and changed its name to Patriot Bank in 2009. Since 1995, Patriot Bank has served as a community-based financial institution with operations centered in northeastern Oklahoma.

As a bank holding company, Cache is subject to supervision and regulation by the Federal Reserve, in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.

As of June 30, 2017, Cache had consolidated total assets of approximately $346.7 million, total loans held for investment of $323.6 million (net of allowances), total deposits of $288.2 million and total stockholders’ equity of $34.2 million. Cache does not file reports with the SEC.

Products and Services. Patriot Bank is a traditional commercial bank offering a variety of banking services to consumer and commercial customers in northeastern Oklahoma. Patriot Bank offers a range of lending services and is focused on commercial loans and treasury services to businesses that are located in or conduct a substantial portion of their business in Tulsa, Oklahoma.

Patriot Bank funds its lending activities primarily from the core deposit base. Patriot Bank obtains deposits from its local markets and is not heavily dependent on any single depositor.

Competition. The table below lists Cache deposit market share as of June 30, 2017 (the most recent date as of which the relevant data is available from the FDIC), for the Tulsa, Oklahoma banking markets served by Cache.

Market Area	Market Rank		Office Count	Deposits In Market (in thousands)	Market Share (%)
Tulsa, Oklahoma	20	th	1	$246,800	1.01%

Each activity in which Patriot Bank is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, Patriot Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Banks and other financial institutions with which Patriot Bank competes may have capital resources and legal loan limits substantially higher than those maintained by Patriot Bank.

Employees. As of June 30, 2017, Patriot Bank had 28 full-time employees, none of whom are covered by a collective bargaining agreement, and did not have any part-time employees.

Information About Cache’s Properties

Patriot Bank owns its main and principal executive offices, which are located at 9292 S. Delaware Ave, Tulsa, Oklahoma 74137. This property is not subject to a ground lease.

Legal Proceedings

Various legal claims arise from time to time in the normal course of business which, in the opinion of Cache’s management, will have no material effect on Cache’s consolidated financial statements.

Cache Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Cache Holdings, Inc. (“Cache”) is a bank holding company headquartered in Tulsa, Oklahoma. Cache’s wholly-owned banking subsidiary, Patriot Bank, provides a broad range of financial services primarily to businesses and business owners as well as individuals through its single full service branch located in northeast Oklahoma. As of June 30, 2017, Cache had consolidated total assets of $346.7 million, total loans held for investment of $323.6 million (net of allowances), total deposits of $288.2 million and total shareholders’ equity of $34.2 million. During the three-month periods ended June 30, 2017 and June 30, 2016, net income was $2.1 million and $1.6 million, respectively, and for the six-month periods ended June 30, 2017 and June 30, 2016, net income was $3.6 million and $2.6 million, respectively. For the years ended 2016 and 2015, Cache’s net income was $5.9 million and $3.5 million, respectively.

Critical Accounting Policies

Cache’s discussion and analysis of financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with GAAP. GAAP is complex and requires Cache’s management to apply significant judgment to various accounting, reporting and disclosure matters. Cache’s management must use assumptions and estimates to apply these principles where actual measurement is not possible or practical. Actual results may differ from these estimates under different assumptions or conditions.

In the opinion of Cache’s management, the most critical accounting policies and estimates impacting its consolidated financial statements are in Note 1 to Cache’s Consolidated Financial Statements for the year ended December 31, 2016 beginning on page F-28. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on the financial statements. For a complete discussion of Cache’s significant accounting policies, see the Notes to the Consolidated Financial Statements beginning on page F-28.

Cache’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—June 30, 2017

Results of Operations

Cache generates most of its revenue from interest income, fees on loans and non-interest income, such as service charges and fees, debit card income and LHFS transactions fees. Cache incurs interest expense on deposits and other borrowed funds and non-interest expense, such as salaries and employee benefits and data processing fees.

Changes in interest rates earned on interest-earning assets or incurred on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and non-interest-bearing liabilities and shareholders’ equity, are usually the largest drivers of periodic change in net interest income. Fluctuations in interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in Cache’s loan portfolio are affected by, among other factors, economic and competitive conditions in or near the northeast Oklahoma region, as well as developments affecting the commercial, consumer and real estate sectors within these markets.

Net Income

Three months ended June 30, 2017 compared with three months ended June 30, 2016:

Net income for the three months ended June 30, 2017 was $2.1 million as compared to net income of $1.6 million for the three months ended June 30, 2016. Net income for the second quarter of 2017 increased $415 thousand primarily due to an increase in net interest income when compared to the three-month period ended June 30, 2016. The changes in the components of net income are discussed in more detail in the following sections of “Results of Operations.”

Six months ended June 30, 2017 compared with six months ended June 30, 2016:

Net income for the six months ended June 30, 2017 was $3.6 million as compared to net income of $2.6 million for the six months ended June 30, 2016. Net income for the first six months of 2017 increased $1.0 million primarily due to an increase in net interest income when compared to the six-month period ended June 30, 2016. The changes in the components of net income are discussed in more detail in the following sections of “Results of Operations.”

Net Interest Income and Net Interest Margin Analysis

Net interest income is the difference between interest income on interest-earning assets, including loans and securities, and interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. To evaluate net interest income, management measures and monitors (1) yields on loans and other interest-earning assets, (2) the costs of deposits and other funding sources, (3) the net interest spread and (4) net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because non-interest-bearing sources of funds, such as non-interest-bearing deposits and shareholders’ equity also fund interest-earning assets, net interest margin includes the benefit of these non-interest-bearing sources of funds. Net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a “volume change,” and it is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a “yield/rate change.”

Three months ended June 30, 2017 compared with three months ended June 30, 2016: The following table shows the average balance of each principal category of assets, liabilities, and shareholders’ equity and the average yields on interest-earning assets and average rates on interest-bearing liabilities for the three-month periods ended June 30, 2017 and 2016. The yields and rates are calculated by dividing annualized income or annualized expense by the average daily balances of the associated assets or liabilities.

Average Balance Sheets and Net Interest Analysis

	For Three Months Ended June 30,
	2017			2016
(Dollars in thousands)	Avg. Balances	Interest inc./ Expense	Avg. Yield / Rate	Avg. Balances	Interest inc./ Expense	Avg. Yield / Rate
Interest earning Assets:
Loans	$305,790	$3,860	5.06%	$237,347	$2,943	4.99%
FHLB and FRB Stock	1,859	38	8.20%	1,315	27	8.26%
Fed Funds Sold and Other	10,306	28	1.09%	10,501	12	0.46%

Total Interest Earning Assets	$317,955	$3,926	4.95%	$249,163	$2,982	4.81%

Non-Interest Earning assets
Premises & Equip.	4,071	—	—	4,119	—	—
Other Non-Interest earning assets	11,829	—	—	11,112	—	—

Total Assets	$333,855			$264,394

Interest Bearing Liabilities:
Interest Bearing Demand Deposits	$85,200	$142	0.67%	$55,071	$59	0.43%
Savings & Money Market	64,635	139	0.86%	48,259	82	0.68%

Interest Bearing Demand, Savings & Money Mkt	149,835	281	0.75%	103,330	141	0.55%
CDs	109,404	288	1.06%	110,477	245	0.89%

Total Interest Bearing Deposits	259,239	569	0.88%	213,807	386	0.75%
FHLB Term & Line of Credit Advances	16,004	46	1.15%	3,456	10	1.16%

Total Interest Bearing Liabilities	$275,243	$615	0.89%	$217,263	$396	0.73%

Non-Interest Bearing Liabilities & Shareholders’ Equity:
Non-Interest Bearing Deposits	$22,917	—	—	$17,148	—	—
Non-Interest Bearing Liabilities	1,633	—	—	1,488	—	—
Shareholders’ Equity	34,062	—	—	28,495	—	—

Total Liabilities & Shareholders’ Equity	$333,855			$264,394

Net Interest Income		$3,311			$2,586

Interest rate Spread			4.06%			4.08%

Net Interest Margin			4.18%			4.17%
Total Cost of Deposits including non-Interest
Bearing Deposits	$282,156	$569	0.81%	$230,955	$386	0.67%

Avg. Interest Earning Assets to Int. Bearing Liabilities			115.52%			114.68%

(1)	Average loan balances include nonaccrual loans.

(2)	Net interest margin is calculated by dividing annualized net interest income by average interest-earnings assets for the period.
(3)	Tax exempt income is not included in the above table on a tax equivalent basis.

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest yields/rates. The following table analyzes the change in volume variances and yield/rate variances for the three-month periods ended June 30, 2017 and 2016.

Analysis of Changes in Net Interest Income

For the Three Months Ended June 30, 2017 and 2016

	Increase (Decrease) Due to:		Total Increase / (Decrease)
(Dollars in thousands)	Volume(1)	Yield/Rate(1)
Interest-earning assets:
Loans	$863	$54	$917
FHLB and FRB Stock	11	—	11
Federal funds sold and other	—	16	16

Total interest-earning assets	$874	$70	$944

Interest-bearing liabilities:
Interest-bearing demand, savings and money market	$76	$64	$140
Certificates of deposit	(2)	45	43

Total interest-bearing deposits	74	109	183
FHLB Term and Line of Credit Advances	36	—	36

Total interest-bearing liabilities	$110	$109	$219

Net Interest Income	$764	$(39)	$725

(1)	The effect of changes in volume is determined by multiplying the change in volume by the previous year’s average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the prior year’s volume. The changes attributable to both volume and rate, which cannot be segregated, have been allocated to the volume variance and the rate variance in proportion to the relationship of the absolute dollar amount of the change in each.

Net interest income before the provision for loan losses for the three months ended June 30, 2017 was $3.3 million compared with $2.6 million for the three months ended June 30, 2016, an increase of $725 thousand, or 28.0%. Interest income for the three months ended June 30, 2017 was $3.9 million, an increase of $944 thousand, or 31.7%, from $3.0 million for the three months ended June 30, 2016. Interest income increased primarily due to an increase in the average volume of interest-earning assets due in large part to growth in loan balances during the period. Interest expense for the three months ended June 30, 2017 was $615 thousand, an increase of $219 thousand, or 55.3%, from $396 thousand for the three months ended June 30, 2016. The increase in interest expense was primarily due to an increase in interest bearing deposits.

Interest income on loans, including loan fees which consist of fees for loan origination, renewal, prepayment, covenant breakage and loan modification, was $3.9 million for the three months ended June 30, 2017; an increase of $917 thousand, or 31.2%, compared with the three months ended June 30, 2016. This increase was due to an increase in average loans, as well as a marginal increase in the average yield on the loan portfolio. The increase in average loan volume was primarily from increases in real estate and commercial average loan volume. The average yield on loans was 5.06% for the three months ended June 30, 2017 and

4.99% for the three months ended June 30, 2016. The increase in yield was primarily due to an increase in volume of the loan portfolio. Interest income on all securities was $38 thousand for the quarter ended June 30, 2017, an increase of $11 thousand when compared to the quarter ended June 30, 2016. The increase was primarily due to an increase in average FHLB and FRB stock.

Interest expense was $615 thousand for the three months ended June 30, 2017, an increase of $219 thousand over interest expense of $396 thousand for the three months ended June 30, 2016. The change in interest expense was primarily due to an increase of $58.0 million in the average volume of interest-bearing liabilities. Average interest-bearing demand, savings, and money market deposits increased $46.5 million for the three months ended June 30, 2017 when compared to the three months ended June 30, 2016, and the average rate on these interest-bearing deposits increased 20 basis points for the same periods. Average certificates of deposit decreased $1.1 million for the three months ended June 30, 2017 compared to the three months ended June 30, 2016, and the average rate increased from 0.89% to 1.06% for the same period.

Net interest margin was 4.18% for the three months ended June 30, 2017, an increase of 1 basis point when compared with net interest margin of 4.17% for the three months ended June 30, 2016. The increase in net interest margin for the three months ended June 30, 2017 is primarily due to an increase in average total loans.

Six months ended June 30, 2017 compared with six months ended June 30, 2016: The following table shows the average balance of each principal category of assets, liabilities, and shareholders’ equity and the average yields on interest-earning assets and average rates on interest-bearing liabilities for the six-month periods ended June 30, 2017 and 2016. The yields and rates are calculated by dividing annualized income or annualized expense by the average daily balances of the associated assets or liabilities.

Average Balance Sheets and Net Interest Analysis

	For Six Months Ended June 30,
	2017			2016
(Dollars in thousands)	Avg. Balances	Interest inc./ Expense	Avg. Yield / Rate	Avg. Balances	Interest inc./ Expense	Avg. Yield / Rate
Interest earning Assets:
Loans	$286,586	$7,321	5.15%	$220,583	$5,585	5.09%
Non Taxable Securities	1,813	51	5.67%	1,268	32	5.08%
Fed Funds Sold and Other	19,416	82	0.85%	14,619	35	0.48%

Total Interest Earning Assets	$307,815	$7,454	4.88%	$236,470	$5,652	4.81%

Non-Interest Earning assets
Premises & Equip.	4,079			4,138
Other Non-Interest earning assets	11,559			10,804

Total Assets	$323,453			$251,412

Interest Bearing Liabilities:
Interest Bearing Demand Deposits	$79,473	$239	0.61%	$48,433	$101	0.42%
Savings & Money Market	64,019	264	0.83%	44,827	155	0.70%

Interest Bearing Demand, Savings & Money Market	143,492	503	0.71%	93,260	256	0.55%
CDs	107,655	531	0.99%	107,654	464	0.87%

Total Interest Bearing Deposits	251,147	1,034	0.83%	200,914	720	0.72%
FHLB Term & Line of Credit Advances	14,885	78	1.06%	3,940	20	1.02%

Total Interest Bearing Liabilities	266,032	1,112	0.84%	204,854	740	0.73%

	For Six Months Ended June 30,
	2017			2016
(Dollars in thousands)	Avg. Balances	Interest inc./ Expense	Avg. Yield / Rate	Avg. Balances	Interest inc./ Expense	Avg. Yield / Rate
Non-Interest Bearing Liabilities & Shareholders’ Equity:
Non-Interest Bearing Deposits	21,558			16,655
Non-Interest Bearing Liabilities	1,646			1,489
Shareholders’ Equity	34,217			28,414

Total Liabilities & Shareholders’ Equity	$323,453			$251,412

Net Interest Income		$6,342			$4,912

Interest rate Spread			4.04%			4.08%

Net Interest Margin			4.15%			4.18%

Total Cost of Deposits including non-Interest Bearing Deposits	$272,705	$1,034	0.76%	$217,569	$720	0.67%

Average Interest Earning Assets to Interest Bearing Liabilities			115.71%			115.43%

(1)	Average loan balances include nonaccrual loans.
(2)	Net interest margin is calculated by dividing annualized net interest income by average interest-earnings assets for the period.
(3)	Tax exempt income is not included in the above table on a tax equivalent basis.

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest yields/rates. The following table analyzes the change in volume variances and yield/rate variances for the six-month periods ended June 30, 2017 and 2016.

Analysis of Changes in Net Interest Income

For the Six Months Ended June 30, 2017 and 2016

	Increase (Decrease) Due to:		Total Increase / (Decrease)
(Dollars in thousands)	Volume(1)	Yield/Rate(1)
Interest-earning assets:
Loans	$1,686	$50	$1,736
Nontaxable securities	15	4	19
Federal funds sold and other	14	33	47

Total interest-earning assets	$1,715	$87	$1,802

Interest-bearing liabilities:
Interest-bearing demand, savings and money market	$163	$84	$247
Certificates of deposit	—	67	67

Total interest-bearing deposits	163	151	314
FHLB term and line of credit advances	57	1	58

Total interest-bearing liabilities	$220	$152	$372

Net Interest Income	$1,495	$(65)	$1,430

(1)	The effect of changes in volume is determined by multiplying the change in volume by the previous year’s average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the prior year’s volume. The changes attributable to both volume and rate, which cannot be segregated, have been allocated to the volume variance and the rate variance in proportion to the relationship of the absolute dollar amount of the change in each.

Net interest income before the provision for loan losses for the six months ended June 30, 2017 was $6.3 million compared with $4.9 million for the six months ended June 30, 2016, an increase of $1.4 million, or 29.1%. Interest income for the six months ended June 30, 2017 was $7.5 million, an increase of $1.8 million, or 31.9%, from $5.7 million for the six months ended June 30, 2016. Interest income increased primarily due to an increase in the average volume of interest-earning assets due in large part to growth in loan balances during the period. Interest expense for the six months ended June 30, 2017 was $1.1 million, which was an increase of $372 thousand, or 50.3%, from $740 thousand for the six months ended June 30, 2016.

Interest income on loans, including loan fees which consist of fees for loan origination, renewal, prepayment, covenant breakage and loan modification, was $7.3 million for the six months ended June 30, 2017, an increase of $1.7 million, or 31.1%, compared with the six months ended June 30, 2016. This increase was due to an increase in average loans, with a 5 basis point increase in the average yield on the loan portfolio. The increase in average loan volume was primarily from increase in average loan volume in the real estate and commercial loan portfolios. The average yield on loans was 5.2% for the six months ended June 30, 2017 and 5.06% for the six months ended June 30, 2016. Interest income on all securities was $51 thousand for the six months ended June 30, 2017, which is an increase of $19 thousand, or 59.4%, when compared to the six months ended June 30, 2016.

Interest expense was $1.1 million for the six-months ended June 30, 2017, which was an increase of $372 thousand, or 50.3%, from the interest expense of $740 thousand for the six months ended June 30, 2016. This increase was primarily attributable to higher interest rates.

Net interest margin was 4.15% for the six months ended June 30, 2017, a decrease of 3 basis points when compared with net interest margin of 4.18% for the six months ended June 30, 2016.

Provision for Loan Losses

Cache maintains an allowance for loan losses for potential credit losses. The allowance for loan losses is increased by a provision for loan losses, which is a charge to earnings, and subsequent recoveries of amounts previously charged-off, but is decreased by charge-offs when the collectability of a loan balance is unlikely. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the loan portfolio, information about specific borrower situations and estimated collateral values, discounted cash flows, economic conditions, and other factors including regulatory guidance. For additional discussion see “Allowance for Loan Losses.”

Three months ended June 30, 2017 compared with three months ended June 30, 2016: The provision for loan losses for the three months ended June 30, 2017 was $200 thousand compared with $205 thousand for the three months ended June 30, 2016. Recoveries for the three months ended June 30, 2017 were $4 thousand compared to no recoveries for the three months ended June 30, 2016. For the three months ended June 30, 2017, gross charge-offs were $215 thousand. There were no gross charge-offs for the three months ended June 30, 2016.

Six months ended June 30, 2017 compared with six months ended June 30, 2016: The provision for loan losses for the six months ended June 30, 2017 was $415 thousand compared with $495 thousand for the six months ended June 30, 2016. Recoveries for the six months ended June 30, 2017 were $4 thousand compared to no recoveries for the six months ended June 30, 2016. For the six months ended June 30, 2017, gross charge-offs were $215 thousand offset by gross recoveries of $4 thousand. There were no gross charge-offs for the six months ended June 30, 2016 and no gross recoveries.

Non-Interest Income

The primary sources of non-interest income are service charges and fees, loans held for sale transaction fees and debit card income. Non-interest income does not include loan origination or other loan fees and mortgage banking income which are recognized as an adjustment to yield using the interest method.

Three months ended June 30, 2017 compared with three months ended June 30, 2016: The following table provides a comparison of the major components of non-interest income for the three months ended June 30, 2017 and 2016:

Non-Interest Income

	For the Three Months Ended June 30,
(Dollars in thousands)	2017	2016	Change	%
Service Charges on Deposits	$20	$24	$(4)	16.7%
Loans Held For Sale Transaction Fees	51	43	8	18.6%
Gain on Sale of Loans	—	251	(251)	(100.0)%
Other	47	42	5	11.9%

Total Non-Interest Income	$118	$360	$(242)	(67.2)%

For the three months ended June 30, 2017, non-interest income totaled $118 thousand, which was a decrease of $242 thousand, or 67.2%, when compared with the three months ended June 30, 2016. This decrease was primarily attributable to the fact that there was no gain on the sale of loans in the three months ended June 30, 2017 as compared to a gain on the sale of loans of $251 thousand in the three months ended June 30, 2016.

Six months ended June 30, 2017 compared with six months ended June 30, 2016: The following table provides a comparison of the major components of non-interest income for the six months ended June 30, 2017 and 2016:

Non-Interest Income

	For the Six Months Ended June 30,
(Dollars in thousands)	2017	2016	Change	%
Service Charges on Deposits	$39	$53	$(14)	(26.4)%
Loans Held For Sale Transaction Fees	84	51	33	64.7%
Gain on Sale of Loans	—	251	(251)	(100.0)%
Other	89	82	7	8.5%

Total Non-Interest Income	$212	$437	$(225)	(51.5)%

For the six months ended June 30, 2017, non-interest income totaled $212 thousand, which was a decrease of $225 thousand, or 51.5%, when compared with the six months ended June 30, 2016. This decrease was primarily attributable to the fact that there was no gain on the sale of loans in the six months ended June 30, 2017 as compared to a gain on the sale of loans of $251 thousand in the six months ended June 30, 2016.

Non-Interest Expense

Three months ended June 30, 2017 compared with three months ended June 30, 2016: For the three-months ended June 30, 2017, non-interest expense totaled $1.2 million, which is a $77 thousand decrease, or 6.9%, when compared with the three months ended June 30, 2016. The overall decrease was primarily due to the recovery of legal fees related to a problem loan.

The following table provides a comparison of the major components of non-interest expense for the three months ended June 30, 2017 and 2016.

Non-Interest Expense

	For the Three Months Ended June 30,
(Dollars in thousands)	2017	2016	Change	%
Salaries and Benefits	$790	$727	$63	8.7%
Occupancy	86	79	7	8.9%
Furniture and Equipment	23	22	1	4.6%
Advertising and Public Relations	91	94	(3)	(3.2)%
Outside Professional Services	(24)	22	(46)	(209.1)%
Credit Card Fees and Processing	5	2	3	150.0%
Data Processing	49	55	(6)	(10.9)%
Supplies	10	6	4	66.7%
Telephone	6	6	—	—%
Postage	3	3	—	—%
Directors’ Fees	13	13	—	—%
FDIC and State Assessments	84	34	50	147.1%
Other	50	46	4	8.7%

Total Non-Interest Expense	$1,186	$1,109	$77	6.9%

Six months ended June 30, 2017 compared with six months ended June 30, 2016: For the six months ended June 30, 2017, non-interest expense totaled $2.5 million, an increase of $254 thousand, or 11.4%, compared with the six months ended June 30, 2016. The overall increase was primarily due to an increase in staffing due to growth.

The following table provides a comparison of the major components of non-interest expense for the six months ended June 30, 2017 and 2016.

Non-Interest Expense

	For the Six Months Ended June 30,
(Dollars in thousands)	2017	2016	Change	%
Salaries and Benefits	$1,633	$1,450	$183	12.6%
Occupancy	175	155	20	12.9%
Furniture and Equipment	45	42	3	7.1%
Advertising and Public Relations	167	172	(5)	(2.9)%
Outside Professional Services	38	62	(24)	(38.7)%
Credit Card Fees and Processing	12	10	2	20.0%
Data Processing	98	115	(17)	(14.8)%
Supplies	17	18	(1)	(5.6)%
Telephone	12	12	—	—%
Postage	6	5	1	20.0%
Directors’ Fees	29	27	2	7.4%
FDIC and State Assessments	155	69	86	124.6%
Other	97	93	4	4.3%

Total Non-Interest Expense	$2,484	$2,230	$254	11.4%

Efficiency Ratio

The efficiency ratio is a supplemental financial measure utilized in the internal evaluation of Cache’s performance and is not defined under GAAP. Cache’s efficiency ratio is computed by dividing non-interest expense, by the sum of net interest income and non-interest income, excluding net gains on sales of and settlement of securities. Generally, an increase in the efficiency ratio indicates that more resources are being utilized to generate the same volume of income, while a decrease would indicate a more efficient allocation of resources.

Cache’s efficiency ratio was 34.0% for the three months ended June 30, 2017, compared with 37.1% for the three months ended June 30, 2016. The decrease in the ratio was primarily due an increase in loan volume during 2017.

Cache’s efficiency ratio was 38.02% for the six months ended June 30, 2017, compared with 41.7% for the six months ended June 30, 2016. The decrease was primarily due to the increased income on the loan portfolio.

Income Taxes

Cache Holdings, Inc., with the consent of its shareholders, elected to be an S corporation. Under the election, shareholders must include their proportionate share of Cache’s taxable income in their personal income tax returns, whether or not distributed as dividends. The election continues unless Cache becomes disqualified or until the election is revoked voluntarily.

Impact of Inflation

Cache’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

Unlike many industrial companies, substantially all of Cache’s assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

Financial Condition

Cache’s total assets increased $44.4 million, or 14.7%, from $302.3 million at December 31, 2016, to $346.7 million at June 30, 2017. The increase in total assets was primarily from decreases of Federal Funds Sold of $16 million, along with $58.9 million increase in loans. Total liabilities increased $42.9 million, or 15.9%, from $269.6 million at December 31, 2016 to $312.5 million at June 30, 2017. The increase in total liabilities was primarily from increase in FHLB advances of $20.2 million, and $22.7 million in total deposits. Total shareholders’ equity increased $1.6 million, or 4.8%, from $32.7 million at December 31, 2016 to $34.2 million at June 30, 2017. The increase in total shareholders’ equity was primarily from income of $3.6 million, partially offset by dividends paid on common stock.

Loan Portfolio

Loans are the largest category of earning assets and typically provide higher yields than other types of earning assets. At June 30, 2017, gross loans held for investment totaled $327.7 million, an increase of $59 million, or 22%, compared with December 31, 2016.

Cache’s loan portfolio consists of various types of loans, most of which are made to borrowers located in or near the northeast Oklahoma region. Although the portfolio is diversified and generally secured by various types of collateral, the majority of Cache’s loan portfolio consists of commercial real estate loans including loans for the purchasing, constructing or renovating owner-occupied and investment properties. A substantial portion of the borrowers’ ability to honor their obligations is dependent on local economic conditions in or near northeast Oklahoma. As of June 30, 2017, there was a concentration of loans in real estate, including LHSF, totaling 70.7% of the loan portfolio.

At June 30, 2017, total loans were 113.6% of deposits and 94.5% of total assets. At December 31, 2016, total loans were 101.1% of deposits and 88.8% of total assets.

Patriot Bank provides loans for commercial lines of credit, working capital loans, commercial real estate-backed loans (including loans secured by owner occupied commercial properties), term loans, equipment financing, acquisition, expansion and development loans, real estate construction loans, SBA loans, letters of credit and other loan products to regional companies, real estate developers, manufacturing and industrial companies and other businesses. The types of loans made to consumers include installment loans, unsecured, and secured personal loans.

The following table summarizes Patriot Bank’s loan portfolio by type of loan as of the dates indicated:

Composition of Loan Portfolio

	June 30,		December 31,
	2017		2016
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial	$95,717	29.21%	$75,593	28.15%
Real Estate	187,983	57.37%	168,890	62.89%
Consumer	359	0.11%	343	0.13%

Total Loans Held for Investment	$284,059	86.69%	$244,826	91.17%

Loans Held for Sale	43,607	13.31%	23,715	8.83%

Total Loans (net of allowances)	$327,666	100.00%	$268,541	100.00%

Real Estate: Real estate loans include all loans secured by agricultural land, nonfarm nonresidential properties, and residential properties. Patriot Bank’s real estate loans were $231.6 million at June 30, 2017, an increase of $39 million, or 20.2%, compared to December 31, 2016.

Loans Held for Sale: Loans held for sale are residential real estate mortgages that are sold to the secondary market. These loans are purchased from a mortgage company and are typically held for 60 days or less. Cache has a buy-back agreement with the mortgage company in the event that a mortgage is not paid-off within 60 days. Loans held for sale were $43.6 million at June 30, 2017, in increase of $19.9 million, or 83.9%, as compared to December 31, 2016.

Commercial and industrial: Commercial and industrial loans include loans used to purchase fixed assets, to provide working capital, or meet other financing needs of the business. Patriot Bank’s commercial and industrial portfolio totaled $95.7 million at June 30, 2017, an increase of $20.1 million, or 26.6%, compared to December 31, 2016.

Consumer: Consumer loans include loans generally secured by consumer assets, but may be unsecured. Cache’s consumer portfolio totaled $359 thousand at June 30, 2017, an increase of $16 thousand, or 4.7%, compared to December 31, 2016.

Cache’s loan growth for the six months ending June 30, 2017 was not attributable to any special loan pricing or programs it had in place. The growth was more the result of the lenders’ continued focus on building relationship with their customers.

The contractual maturity ranges of loans in Cache’s loan portfolio and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of June 30, 2017 are summarized in the following table:

Loan Maturity and Sensitivity to Changes in Interest Rates

	As of June 30, 2017
	One Year or Less	After One Year Through Five Years	After Five Years	Total
	(Dollars in Thousands)
Commercial	$27,545	$48,305	$19,867	$95,717
Real Estate	50,557	107,052	30,374	187,983
Consumer	75	284	—	359
Loans Held for Sale	43,607	—	—	43,607

Total	$121,784	$155,641	$50,241	$327,666

The contractual maturity ranges of loans in Cache’s loan portfolio and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of December 31, 2016 are summarized in the following table:

Loan Maturity and Sensitivity to Changes in Interest Rates

	As of December 31, 2016
	One Year or Less	After One Year Through Five Years	After Five Years	Total
	(Dollars in Thousands)
Commercial	$28,687	$23,362	$23,544	$75,593
Real Estate	46,690	93,836	28,364	168,890
Consumer	44	299	—	343
Loans Held for Sale	23,715	—	—	23,715

Total	$99,136	$117,497	$51,908	$268,541

Credit Quality Indicators

Cache’s credit quality indicators consist of an internal grading system analysis used to assign grades to all loans. The grade for each individual loan is determined by the account officer and other approving officers at the time the loan is made and changed from time to time to reflect an ongoing assessment of loan risk. Grades on specific loans rated moderate or greater are reviewed monthly. The following categories of credit quality are used by Cache.

1 (Pass): Loans in this category represent virtually no risk to the Bank. This category includes loans secured by deposits in this Bank, U. S. Government securities or government agency securities. The borrower’s repayment capacity is excellent as evidenced by a cash flow analysis or the ability to convert liquid assets to cash. Credit and collateral exceptions are minimal.

2 (Pass): Loans in this category represent very moderate risk to the Bank. This will include loans secured by deposits held in another bank, readily marketable securities controlled by the Bank, government guarantees, loans secured by enforceable letters of credit and enforceable take out commitments. The borrower’s repayment capacity is strong. Given no unforeseen difficulties, these loans should pay as agreed.

3 (Pass): Loans in this category represent a reasonable credit risk to the Bank. This will include loans secured by acceptable collateral with loan to value ratios conforming to this policy. The borrower’s repayment capacity is acceptable. The borrower exhibits good ability to service the debt based on prior history and an ability to service debts through the conversion of assets to cash

4 (Watch): Loans in this category are to fair or good customers who may not have adequate collateral coverage. While some aspect of these borrowers warrants additional attention, these loans are considered collectable in full but may require additional attention. Loans in this category are evidenced by a level of slow reduction along with some extensions and/or renewals outside of the original repayment plan. The borrower’s ability to repay is considered to be average.

5 (OAEM): Loans in this category are currently protected but are potentially weak. These loans have potential weaknesses, which may, if not corrected, weaken the loan or inadequately protect the bank’s credit position at some future date. Loans in which actual, potential, weaknesses are evident and significant, should be considered for a more severe grading. Examples of deficiencies that cause a loan to be graded as an OAEM, are:

1)	Loans where repayment is reasonably assured, but proper supervision is hampered due to an inadequate loan agreement, the condition of and/or control over collateral, failure to obtain proper documentation or any other deviation from prudent lending practices;

2)	Loans requiring more than the normal amount of supervision and attention to correct potential weaknesses; and

3)	An adverse trend in the borrower’s operations or unbalanced financial position, which will, if not corrected, lead to a repayment problem.

6 (Substandard): Loans in this category are inadequately protected by the current sound worth and paying capacity of the borrower. Substandard loans have a well-defined weakness or weaknesses that jeopardize the timely repayment of the loan. These loans are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate of all substandard loans, does not have to exist in each individual substandard loan. Examples of deficiencies that cause a loan to be graded as substandard are:

1)	Borrower’s cash flow has declined to a level where repayment is questionable;

2)	Past due without evidence of the borrower’s ability to bring the loan current in a timely manner;

3)	Reliance upon the sale of illiquid collateral/assets for repayment outside of prudent banking practices; and

4)	Filing for protection under the bankruptcy code.

5)	Typically loans past due 90 cumulative days and non-accrual from the contractual due date should be classified Substandard.

7 (Doubtful): Loans in this category have the same characteristics of a substandard loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable or improbable. The possibility for loss is extremely high but due to certain important and reasonable specific pending factors, which may work to the bank’s advantage and strengthen the loan, charging-off the loan is deferred until a more exact status can be determined. Examples of pending factors that may defer the charge-off and result in a doubtful grade are:

1)	Awaiting the completion of an independent appraisal or audit of collateral to determine their liquidating market value. In these circumstances there must be a reasonable expectation that the value of the collateral is sufficient to cover the loan balance.

2)	Awaiting the outcome of legal suits that may realistically result in obtaining additional collateral or repayment.

3)	Awaiting repayment from guarantors or endorses who are capable of providing repayment and have indicated a willingness to provide repayment, but have not as yet fully committed to paying the loan.

4)	Awaiting realistically proposed mergers, acquisitions or liquidation procedures, capital injection, perfecting liens on additional collateral and refinancing plan.

8 (Loss): Loans in this category are considered uncollectible and of such little value that their continuation as a bankable asset is not warranted. Although there may be some recovery or salvage value, it is not desirable to defer writing off a loan in this category even though partial recovery may be affected in the future.

The risk category of loans by class of loans is as follows as of June 30, 2017:

Risk Category of Loans by Class

	As of June 30, 2017
	Pass	Watch	OAEM	Substandard	Doubtful	Total
	(Dollars in Thousands)
Commercial	$89,802	$2,133	$2,000	$1,782	$—	$95,717
Real Estate	180,523	7,460	—	—	—	187,983
Consumer	359	—	—	—	—	359

Total Loans Held for Investment	$270,684	$9,593	$2,000	$1,782	$—	$284,059

Loans Held for Sale	$43,607	—	—	—	—	$43,607

Total Loans	$314,291	$9,593	$2,000	$1,782	$—	$327,666

The risk category of loans by class of loans is as follows as of December 31, 2016:

Risk Category of Loans by Class

	As of December 31, 2016
	Pass	Watch	OAEM	Substandard	Doubtful	Total
	(Dollars in Thousands)
Commercial	$67,934	$2,603	$2,000	$3,056	$—	$75,593
Real Estate	161,639	7,251	—	—	—	168,890
Consumer	343	—	—	—	—	343

Total Loans Held for Investment	$229,916	$9,854	$2,000	$3,056	$—	$244,826

Loans Held for Sale	$23,715	—	—	—	—	$23,715

Total Loans	$253,631	$9,854	$2,000	$3,056	$—	$268,541

At June 30, 2017, loans considered pass rated credits were 95.3% of total loans, up from 93.9% of total loans at December 31, 2016. Classified loans were $3.8 million at June 30, 2017, a decrease of $1.3 million, or 25.2%, from $5.1 million at December 31, 2016. The decrease in classified loans was primarily related to the repossession and liquidation of equipment and real estate securing loans to a single borrower. In addition, Patriot Bank charged off $215 thousand on another real estate note to the same borrower.

Nonperforming Assets

The following table presents information regarding nonperforming assets at the dates indicated:

Nonperforming Assets

	June 30, 2017	December 31, 2016
	(Dollars in Thousands)
Nonaccrual Loans	$918	$1,929

Total Nonperforming Assets	$918	$1,929

Ratios:
Nonperforming Assets to Total Assets	0.26%	0.64%

Nonperforming Assets to Total Loans Plus OREO	0.32%	0.79%

Nonperforming assets (“NPAs”) include loans on nonaccrual status, accruing loans 90 or more days past due, restructured loans, and other real estate acquired through foreclosure. See the “Critical Accounting Policies” section for information regarding the review of loans for determining the allowance for loan loss and impairment.

Generally, loans are designated as nonaccrual when either principal or interest payments are 90 days or more past due based on contractual terms, unless the loan is well secured and in the process of collection. Consumer loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed against income. Future interest income may be recorded on a cash basis after recovery of principal is reasonably assured. Nonaccrual loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Cache had $918 thousand in nonperforming loans at June 30, 2017, compared with $1.9 million at December 31, 2016. The nonperforming loans at June 30, 2017 consisted of 1 credit. The decrease was related to the liquidation of collateral to retire the related non-performing debt relating to a single borrower. The remaining non-performing credit is part of the same relationship.

There are several procedures in place to assist in maintaining the overall quality of Cache’s loan portfolio. Cache has established underwriting guidelines to be followed by lenders, and also monitor delinquency levels for any negative or adverse trends. In accordance with applicable regulation, appraisals or evaluations are required to independently value real estate and, as an important element, to consider when underwriting loans secured in part or in whole by real estate. The value of real estate collateral provides additional support to the borrower’s credit capacity. There can be no assurance; however, that Patriot Bank’s loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions

Potential Problem Loans

Potential problem loans consist of loans that are performing in accordance with contractual terms, but for which management has concerns about the borrower’s ability to comply with repayment terms because of the borrower’s potential financial difficulties. Potential problem loans are assigned a grade of substandard. At June 30, 2017, Cache had $2.9 million in potential problem loans which were not included in either non-accrual or 90 days past due categories, compared to $3.1 million at December 31, 2016.

With respect to potential problem loans, all monitored and under-performing loans are reviewed and evaluated to determine if they are impaired. If it is determined that a loan is impaired, then Cache evaluates the borrower’s overall financial condition to determine the need, if any for possible write downs or appropriate additions to the allowance for loan losses based on the unlikelihood of full repayment of principal and interest in accordance with the contractual terms or the net realizable value of the pledged collateral.

Allowance for loan losses

Please see “—Allowance for Loan Losses” for additional discussion of Cache’s allowance policy.

In connection with Cache’s review of the loan portfolio, risk elements attributable to particular loan types or categories are considered when assessing the quality of individual loans. Some of the risk elements include:

•	Commercial and industrial loans are dependent on the strength of the industries of the related borrowers and the success of their businesses. Commercial and industrial loans are advanced for equipment purchases, to provide working capital, or meet other financing needs of the business. These loans may be secured by accounts receivable, inventory, equipment, or other business assets. Financial information is obtained from the borrower to evaluate the debt service coverage and ability to repay the loans.

•	Commercial real estate loans are dependent on the industries tied to these loans as well as the local commercial real estate market. The loans are secured by the real estate, and appraisals are obtained to support the loan amount. An evaluation of the project’s cash flows is performed to evaluate the borrower’s ability to repay the loan at the time of origination and periodically updated during the life of the loan. Residential real estate loans are affected by the local residential real estate market, the local economy, and movement in interest rates. An evaluation of the borrower’s repayment ability through a review of credit reports and debt to income ratios. Appraisals are obtained to support the loan amount.

•	Consumer loans are dependent on the local economy. Consumer loans are generally secured by consumer assets, but may be unsecured. An evaluation of the borrower’s repayment ability through a review of credit scores and an evaluation of debt to income ratios.

The allowance for loan losses on unimpaired loans totaled $4.0 million, or 1.2% of the $327.7 million in unimpaired loans at June 30, 2017, compared to an allowance for loan losses of $3.8 million, or 1.4% of the $268.5 million in unimpaired loans at December 31, 2016. The decrease in the allowance for loan losses allocated to unimpaired loans as a percentage of total unimpaired loans is, in part, due to Cache realizing a $215 thousand charge-off relating to the liquidation of real estate collateral securing the bank’s only non-accrual loan and a substantial increase in loans held for sale which did not require an allowance for loan losses provision.

Annualized net recoveries as a percentage of average loans was negligible for the three months ended June 30, 2017, as compared to the three months ended June 30, 2016. Annualized net recoveries as a percentage of average loans was also negligible for the six months ended June 30, 2017, as compared to net charge offs for the six months ended June 30, 2016.

The following table presents, as of and for the periods indicated, an analysis of the allowance for loan losses and other related data:

Allowance for Loan Losses

	As of and for the Three Months Ended June 30,		As of and for the Six Months Ended June 30,
	2017	2016	2017	2016
	(Dollars in Thousands)
Average Loans Outstanding	$309,872	$240,605	$290,601	$223,640

Gross Loans Held for Investment Outstanding at End of Period	$284,059	$217,919	$284,059	$217,919

Allowance for Loan Losses at Beginning of the Period	$4,041	$3,118	$3,826	$2,828
Provision for Loan Losses	200	205	415	495
Charge-Offs:
Real Estate	(215)	—	(215)	—
Commercial	—	—	—	—
Consumer	—	—	—	—

Total Charge-Offs	$(215)	$—	$(215)	$—
Recoveries
Commercial
Real Estate	4	—	4

Total Recoveries	$4	$—	$4	$—

Net Recoveries (Charge-Offs)	$(211)	$—	$(211)	$—

Allowance for Loan Losses at End of Period	$4,030	$3,323	$4,030	$3,323

Ratio of Allowance to Period-Ended Loans	1.42%	1.52%	1.42%	1.52%
Annualized Ratio of Net Charge-Offs (Recoveries) to Average Loans	0.07%	0.00%	0.00%	0.00%

The following table shows the allocation of the allowance for loan losses among loan categories and certain other information as of the dates indicated. The total allowance is available to absorb losses from any loan category.

Analysis of the Allowance for Loan Losses

	June 30,		December 31,
	2017		2016
	Amount	% of Total Allowance	Amount	% of Total Allowance
	(Dollars in Thousands)
Balance of Allowance for Loan Losses Applicable to:
Commercial	$1,358	33.70%	$1,182	30.89%
Real Estate	2,667	66.18%	2,639	68.98%
Consumer	5	0.13%	5	0.13%

Total Allowance for Loan Losses	$4,030	100.00%	$3,826	100.00%

Management believes that the allowance for loan losses at June 30, 2017 was adequate to cover probable losses in the loan portfolio as of such date. There can be no assurance, however, that Cache will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at June 30, 2016.

Securities

Cache uses its securities portfolio to provide a source of liquidity, to provide an appropriate return on funds invested, to manage interest rate risk, to meet pledging requirements and to meet regulatory capital requirements. At June 30, 2017, the carrying amount of investment securities totaled $1.7 million, an increase of $386 thousand, or 30.0%, compared with December 31, 2016. At June 30, 2017, securities represented 0.7% of total assets compared with 0.4% at December 31, 2016.

At the date of purchase, debt and equity securities are classified into one of two categories, held-to-maturity or available-for-sale. Cache does not purchase securities for trading purposes. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and carried at cost, adjusted for the amortization of premiums and the accretion of discounts, in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Debt securities not classified as held-to-maturity are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, as accumulated comprehensive income or loss until realized. Interest earned on securities is included in total interest and dividend income. Also included in total interest and dividend income are dividends received on a stock investment in the FHLB of Topeka. This stock investment is stated at cost.

Cache had no available-for sale securities at June 30, 2017 or December 31, 2016.

Deposits

Cache’s lending and investing activities are primarily funded by deposits. A variety of deposit accounts are offered with a wide range of interest rates and terms including demand, savings, money market and time deposits. Cache relies primarily on competitive pricing policies, convenient locations, comprehensive marketing strategy and personalized service to attract and retain these deposits.

The following table shows Cache’s composition of deposits at June 30, 2017 and December 31, 2016:

Composition of Deposits

	June 30,		December 31,
	2017		2016
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Non-interest-bearing demand	$21,147	7.34%	$18,427	6.94%
Interest-bearing demand	88,825	30.82%	68,510	25.81%
Savings and money market	65,391	22.69%	62,518	23.55%
Time	112,881	39.16%	116,035	43.71%

Total deposits	$288,245	100.0%	$265,490	100.0%

Total deposits at June 30, 2017 were 288.2 million, an increase of $22.7 million, or 8.5%, compared to total deposits of $265.5 million at December 31, 2016. The increase in total deposits is primarily due to loan volume growth.

The following table provides information on the maturity distribution of time deposits as of June 30, 2017 and December 31, 2016:

	June 30, 2017	December 31, 2016
	(Dollars in thousands)
3 months or less	$11,698	$41,639
Over 3 through 6 months	45,840	35,151
Over 6 through 12 months	46,593	29,624
Over 12 months	8,751	9,621

Total Time Deposits	$112,882	$116,035

Other Borrowed Funds

Cache utilizes borrowings to supplement deposits to fund its lending and investing activities. Short-term borrowings and long-term borrowings include federal funds purchased, FHLB advances, and a bank stock line of credit.

FHLB advances: FHLB advances include variable rate line of credit advances. Each advance is payable in full at maturity and contains no prepayment penalties. At June 30, 2017, Cache had $21.5 million in FHLB borrowings and $1.0 million from its bank stock line of credit, and at December 31, 2016 Cache had advances totaling $1.3 million with the FHLB. FHLB borrowings are used for operational liquidity needs for originating and purchasing loans and general operating cash requirements. Cache’s FHLB borrowings were collateralized by certain qualifying loans totaling $129.7 million at June 30, 2017. Based on this collateral and FHLB stock holdings, Cache was eligible to borrow an additional $65.7 million at June 30, 2017.

Bank stock line of credit: In September 2016, Cache borrowed $1.0 million from an unaffiliated financial institution, secured by stock in Patriot Bank. At September 30, 2016, $1.0 million was outstanding on the bank stock loan at a variable rate equal to the prime rate.

Liquidity and Capital Resources

Liquidity

Market and public confidence in Cache’s financial strength and financial institutions in general will largely determine access to appropriate levels of liquidity. This confidence is significantly dependent on Cache’s ability to maintain sound asset quality and appropriate levels of capital reserves.

Liquidity is defined as the ability to meet anticipated customer demands for future funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. Cache measures its liquidity position by giving consideration to both on- and off-balance sheet sources of and demands for funds on a daily, weekly, and monthly basis.

Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liabilities, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure the ability to fund operations in a cost-effective manner and to meet current and future potential obligations such as loan commitments, lease obligations, and unexpected deposit outflows. In this process, Cache focuses on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet its needs.

During the six-month periods ended June 30, 2017 and June 30, 2016, Cache’s liquidity needs have primarily been met by core deposits, public funds, brokered deposits and loan maturities. Other funding sources include federal funds purchased and borrowings from the FHLB, and two correspondent banks.

Cache’s largest sources of funds are deposits and FHLB borrowings, and largest uses of funds are loans. Average loans were $290.6 million for the six months ended June 30, 2017, an increase of 17.9% over December 31, 2016 average balances. Public funds and brokered deposits supplement core deposits in funding loan growth.

Cash and cash equivalents were $4.5 million at June 30, 2017, an increase of $1.2 million from the $3.3 million cash and cash equivalents at December 31, 2016. Cache believes that its daily funding needs can be met through cash provided by operating activities, payments and maturities on loans, core deposit base, public funds, brokered deposits, FHLB advances and other borrowing relationships.

Off-Balance Sheet Items

In the normal course of business, Cache enters into various transactions, which, in accordance with GAAP, are not included in the consolidated balance sheets. These transactions are entered into to meet the financing needs of Cache’s customers. These transactions include commitments to extend credit and standby and commercial letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The exposure to credit loss is represented by the contractual amounts of these commitments. The same credit policies and procedures are used in making these commitments as for on-balance sheet instruments.

Cache’s commitments associated with outstanding standby and performance letters of credit, recourse commitments on sold loan exposures, and commitments to extend credit expiring by period as of June 30, 2017 are summarized below. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements:

Credit Extensions Commitments

	As of June 30, 2017
	1 Year or Less	More than 1 Year but Less Than 3 Years	3 Years or More but Less Than 5 Years	5 Years or More	Total
		(Dollars in thousands)
Commitments to Extend Credit	$28,822	$9,680	$5,544	$6,754	$50,800

Standby and Performance Letters of Credit: Standby letters of credit are irrevocable commitments issued to guarantee the performance of a customer to a third party once specified pre-conditions are met. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.

Commitments to Extend Credit: Commitments to originate loans and available lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments and lines of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments and lines of credit may expire without being drawn upon, the total commitment and lines of credit amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, equipment, commercial real estate, and residential real estate.

Capital Resources

Capital management consists of providing equity to support current and future operations. The federal bank regulators view capital levels as important indicators of an institution’s financial soundness. As a general matter, FDIC-insured depository institutions are required to maintain minimum capital relative to the amount and types of assets they hold. As an FDIC insured institution, Patriot Bank is subject to regulatory capital requirements.

Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes that as of June 30, 2017 and December 31, 2016, Patriot Bank met all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and acquisitions, and capital restoration plans are required.

Failure to meet capital guidelines could subject the institution to a variety of enforcement remedies by federal bank regulatory agencies, including termination of deposit insurance by the FDIC, restrictions on certain business activities and appointment of the FDIC as conservator or receiver. As of June 30, 2017, the most recent notifications from the federal regulatory agencies categorized Patriot Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Patriot Bank must maintain minimum total capital, Tier 1 capital, Common Equity Tier 1 capital, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Patriot Bank’s category.

Total shareholders’ equity was $34.2 million at June 30, 2017, an increase of $1.6 million, or 4.8%, compared with December 31, 2016. The increase was primarily attributable to income of $3.6 million, partially offset by dividends paid on common stock.

In July 2013, the federal banking agencies published final rules establishing a new comprehensive capital framework for U.S. banking organizations. These rules became effective as applied to Patriot Bank on January 1, 2015, with a phase in period from January 1, 2015 through January 1, 2019. Beginning in January 2016, the implementation of the capital conservation buffer was effective for Patriot Bank starting at the 0.625% level and increasing 0.625% each year thereafter, until it reaches 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress and requires increased capital levels for the purpose of capital distributions and other payments. Failure to meet the full amount of the buffer will result in restrictions on Patriot Bank’s ability to make capital distributions, including dividend payments and stock repurchases, and to pay discretionary bonuses to executive officers. The following table provides a comparison of Patriot Bank’s leverage and risk-weighted capital ratios as of June 30, 2017 to the minimum and well-capitalized regulatory standards.

Capital Adequacy Analysis

	As of June 30, 2017
	Actual		Minimum Required for Capital Adequacy Purposes Under Basel III Phase-In		To be Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Patriot Bank
Common Equity Tier I Ratio	$32,058	9.45%	$17,812	5.25%	$23,749	7.0%
Tier I Capital to Risk Weighted Assets	$32,058	9.45%	$22,477	6.63%	$28,838	8.5%
Total Risk Based Capital to Risk Weighted Assets	$36,088	10.64%	$29,262	8.63%	$35,623	10.5%
Tier I Capital to Average Assets	$32,058	9.69%	$13,240	4.0%	$13,240	4.0%

Non-GAAP Financial Measures

Cache identifies certain financial measures discussed in this Quarterly Report as being “non-GAAP financial measures.” In accordance with the SEC’s rules, Cache classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in the statements of income, balance sheet or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that Cache discusses in this Form S-4 Registration Statement should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Cache calculates the non-GAAP financial measures that are discussed in this S-4 Registration Statement may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Cache has discussed here when comparing such non-GAAP financial measures.

Efficiency Ratio: The efficiency ratio is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. Cache calculates the efficiency ratio by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gains on the sale of available-for-sale securities. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income. Cache’s efficiency ratio is 37.5% and 41.6% for the six-month periods ended June 30, 2017 and June  30, 2016.

Cache Management’s Discussion and Analysis of Financial Condition and Results of Operations—December 31, 2016

Results of Operations

Net Income

Net income for the twelve months ended December 31, 2016 was $5.9 million as compared to net income of $3.5 million for the twelve months ended December 31, 2015, an increase of $2.4 million, or 66.3%. The changes in the components of net income are discussed in more detail in the following sections of “Results of Operations.”

Net Interest Income and Net Interest Margin Analysis

The following table shows the average balance of each principal category of assets, liabilities, and shareholders’ equity and the average yields on interest-earning assets and average rates on interest-bearing liabilities for the twelve-month periods ended December 31, 2016 and 2015. The yields and rates are calculated by dividing annualized income or annualized expense by the average daily balances of the associated assets or liabilities.

Average Balance Sheets and Net Interest Analysis

	For Twelve Months Ended December 31,
	2016			2015
(Dollars in thousands)	Avg. Balances(1)	Interest inc./ Expense	Avg. Yield / Rate	Avg. Balances(1)	Interest inc./ Expense	Avg. Yield / Rate
Interest earning Assets:
Loans	$243,232	$12,338	5.07%	$176,034	$9,011	5.12%
FHLB and FRB Stock	1,430	74	5.17%	1,591	76	4.78%
Fed Funds Sold and Other	14,207	68	0.48%	6,238	15	0.24%

Total Interest Earning Assets	258,869	12,480	4.82%	183,863	9,102	4.95%

Non-Interest Earning assets
Premises and Equipment	4,113			4,189
Other Non-Interest earning assets	10,705			9,283

Total Assets	$273,687			$197,335

Interest Bearing Liabilities:
Interest Bearing Demand Deposits	$51,974	$217	0.42%	$35,768	$121	0.34%
Savings & Money Market	49,836	347	0.70%	35,548	265	0.75%

Interest Bearing Demand, Savings & Money Market	101,810	564	0.55%	71,316	386	0.54%
CDs	114,733	1,023	0.89%	72,936	539	0.74%

Total Interest Bearing Deposits	216,543	1,587	0.73%	144,252	925	0.64%
FHLB Term & Line of Credit Advances	7,285	60	0.82%	13,984	70	0.50%
Total Interest Bearing Liabilities	223,828	1,647	0.74%	158,236	995	0.63%

Non-Interest Bearing Liabilities & Shareholders’ Equity:
Non-Interest Bearing Deposits	18,397			15,624
Non-Interest Bearing Liabilities	1,569			1,226
Shareholders’ Equity	29,893			22,249
Total Liabilities & Shareholders’ Equity	$273,687			$197,335

Net Interest Income		$10,833			$8,107

Interest rate Spread			4.09%			4.32%

Net Interest Margin(2)			4.18%			4.41%

Total Cost of Deposits including non-Interest
Bearing Deposits	$234,940	$1,587	0.68%	$159,876	$925	0.58%

Average Interest Earning Assets to Interest Bearing Liabilities			115.66%			116.20%

(1)	Average loan balances include nonaccrual loans.

(2)	Net interest margin is calculated by dividing annualized net interest income by average interest-earnings assets for the period.
(3)	Tax exempt income is not included in the above table on a tax equivalent basis.

The following table analyzes the change in volume variances and yield/rate variances for the twelve-month periods ended December 31, 2016 and 2015:

Analysis of Changes in Net Interest Income

For the Twelve Months Ended December 31, 2016 and 2015

	Increase (Decrease) Due to:		Total Increase / (Decrease)
(Dollars in thousands)	Volume(1)	Yield/Rate(1)
Interest-earning assets:
Loans	$3,409	$(82)	$3,327
FHLB and FRB stock	(8)	6	(2)
Federal funds sold and other	30	23	53

Total interest-earning assets	$3,431	$(53)	$3,378

Interest-bearing liabilities:
Interest-bearing demand, savings and money market	$169	$9	$178
Certificates of deposit	356	128	484

Total interest-bearing deposits	525	137	662

FHLB Term and Line of Credit Advances	(43)	33	(10)
Total interest-bearing liabilities	$482	$170	$652

Net Interest Income	$2,949	$(223)	$2,726

(1)	The effect of changes in volume is determined by multiplying the change in volume by the previous year’s average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the prior year’s volume. The changes attributable to both volume and rate, which cannot be segregated, have been allocated to the volume variance and the rate variance in proportion to the relationship of the absolute dollar amount of the change in each.

Net interest income before the provision for loan losses for the twelve months ended December 31, 2016 was $10.8 million compared with $8.1 million for the twelve months ended December 31, 2015. Interest income increased in 2016 from 2015 in loans, primarily from higher volume in the loan portfolio. Interest expense increased in 2016 from 2015 for deposits and borrowings. The increases in cost of deposits and borrowings were primarily the result of a higher average balance in interest-bearing liabilities, and from a higher average interest rate.

Interest income on loans, including loan fees, was $12.3 million for the twelve months ended December 31, 2016, an increase of $3.3 million from $9.0 million for the twelve months ended December 31, 2015. Loan interest income and fees increased primarily due to average loan balances increasing $67.2 million year-over-year with only a slight loan yield of 0.05%, the result of a lower interest rate environment and from competitive pressure.

Interest income on all FHLB and FRB Stock was $74 thousand for the year ended December 31, 2016, down $2 thousand when compared to the year ended December 31, 2015. The decrease was due to a lower average balance in FHLB and FRB stock.

Interest expense was $1.6 million for the twelve months ended December 31, 2016, an increase of $652 thousand from interest expense of $995 thousand for the twelve months ended December 31, 2015. The change in interest expense was primarily due to a higher interest rate environment and an increase in average interest-bearing deposits of $72.3 million. The average rate on these interest-bearing deposits increased from 0.63% to 0.74%. The average balance increase in interest-bearing deposits is primarily the result of strong deposit growth.

Net interest margin was 4.2% for the twelve months ended December 31, 2016, a decrease of 23 basis points when compared with net interest margin of 4.4% for the twelve months ended December 31, 2015. The decrease in Cache’s net interest margin in 2016 is primarily due to decreasing yields on a higher average balance of interest earning assets and increasing rates paid on an increasing average balance of interest bearing liabilities.

Provision for Loan Losses

The provision for loan losses for the twelve months ended December 31, 2016 was $1.0 million compared with $850 thousand for the twelve months ended December 31, 2015. Net charge-offs for the twelve months ended December 31, 2016 were $37 thousand compared to net recoveries of $15 thousand for the twelve months ended December 31, 2015. The increase in loan loss provision is largely due to increase required reserves driven by management’s evaluation of environmental conditions, credit quality, and growth in the total loan portfolio. For additional discussion see “Allowance for Loan Losses.”

Non-Interest Income

The following table provides a comparison of the major components of non-interest income for the twelve months ended December 31, 2016 and 2015:

Non-Interest Income

	For the Twelve Months Ended December 31,
(Dollars in thousands)	2016	2015	Change	%
Service Charges on Deposits	$98	$63	$35	55.6%
Loans Held For Sale Transaction Fees	155	135	20	14.8%
Gain on Sale of Loans	251	72	179	(248.6)%
Other	164	166	(2)	1.2%

Total non-interest income	$668	$436	$232	53.2%

For the twelve months ended December 31, 2016, non-interest income totaled $668 thousand, an increase of $232 thousand, or 53.21%, compared with the twelve months ended December 31, 2015. The improvement was primarily due to the sale of a guaranteed SBA loan.

Non-Interest Expense

For the twelve months ended December 31, 2016, non-interest expense totaled $4.6 million, an increase of $460 thousand, or 11.2%, compared with $4.1 million for the twelve months ended December 31, 2015. The overall increase was due primarily to an increase of $332 thousand in salaries and benefits, which includes an increase in staffing and the cost of health insurance, a $90 thousand increase in advertising and public relations, and a decrease in outside professional services from recovery of legal expenses. These items and other changes in the various components of non-interest expense are discussed in more detail below.

The following table provides a comparison of the major components of non-interest expense for the twelve months ended December 31, 2016 and 2015.

Non-Interest Expense

	For the Twelve Months Ended December 31,
(Dollars in thousands)	2016	2015	Change	%
Salaries & Benefits	$2,829	$2,537	$292	11.5%
Occupancy	444	427	17	4.0%
Furniture & Equipment	92	90	2	2.2%
Advertising and Public Relations	245	173	72	41.6%
Outside Professional Services	156	231	(75)	(32.5)%
Credit Card Fees and Processing	23	27	(4)	(14.8)%
Data Processing	214	206	8	3.9%
Supplies	39	54	(15)	(27.8)%
Telephone	24	24	0	0.0%
Postage	12	10	2	20.0%
Director’s Fees	52	50	2	4.0%
FDIC and State Assessments	124	90	34	37.8%
Other	306	182	124	68.1%

Total non-interest expense	$4,560	$4,101	$459	9.1%

Efficiency Ratio

Cache’s efficiency ratio was 39.7% for the twelve months ended December 31, 2016, compared with 48.3% for the twelve months ended December 31, 2015. The improvement was primarily due to increased interest income from larger loan volume.

Income Taxes

As of August 30, 2008, Cache, with the consent of its shareholders, elected to be an S corporation. Under the election, shareholders must include their proportionate share of Cache’s taxable income in their personal income tax returns, whether or not distributed as dividends. The election continues unless Cache becomes disqualified or until the election is revoked voluntarily.

Impact of Inflation

Cache’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

Unlike many industrial companies, substantially all of Cache’s assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

Financial Condition

Cache’s total assets increased $81.3 million, or 36.8%, from $220.9 million at December 31, 2015, to $302.3 million at December 31, 2016. The increase in total assets was primarily from an increase of

$77.5 million in loans, net of allowance, partially offset by decreases of $425 thousand in cash and due from banks and $200 thousand in FHLB and FRB stock. Total liabilities increased $76.6 million, or 39.7%, from $193.0 million at December 31, 2015 to $269.6 million at December 31, 2016. The increase in total liabilities was primarily from an increase in total deposits of $79.2 million, partially offset by decreased borrowings of $2.8 million. Total shareholders’ equity increased $4.7 million, or 16.8%, from $28.0 million at December 31, 2015 to $32.7 million at December 31, 2016. The increase in total shareholders’ equity was primarily from earnings of $5.9 million, partially offset by dividends.

Loan Portfolio

Loans are Cache’s largest category of earning assets and typically provide higher yields than other types of earning assets. At December 31, 2016, gross loans held for portfolio totaled $268.5 million, an increase of $78.5 million, or 41.3%, compared with December 31, 2015. The overall increase in loan volume primarily consisted of $48.5 million, or 33.7%, from total real estate loans and $29.8 million, or 65.1% increase in commercial loans.

As of December 31, 2016, there was a concentration of loans in real estate, including loans held for sale, representing 71.7% of total loans.

At December 31, 2016, gross total loans were 101.1% of deposits and 88.8% of total assets. At December 31, 2015, total loans were 101.9% of deposits and 86.0% of total assets.

The following table summarizes Cache’s loan portfolio by type of loan as of the dates indicated:

Composition of Loan Portfolio

	December 31,		December 31,
	2016		2015
	Amount	Percent	Amount	Percent
		(Dollars in thousands)
Commercial	$75,593	28.15%	$45,797	24.01%
Real Estate	168,890	62.89%	138,876	73.07%
Consumer	343	0.13%	185	0.10%

Total Loans Held for Investment	$244,826	91.17%	$184,858	97.27%

Loans Held for Sale	23,715	8.83%	5,195	2.73%

Total Loans (net of allowances)	$268,541	100.00%	$190,053	100.00%

The contractual maturity ranges of loans in Cache’s loan portfolio and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of December 31, 2016 are summarized in the following table:

Loan Maturity and Sensitivity to Changes in Interest Rates

	As of December 31, 2016
	One Year or Less	After One Year Through Five Years	After Five Years	Total
	(Dollars in Thousands)
Commercial	$28,687	$23,362	$23,544	$75,593
Real Estate	46,690	93,836	28,364	168,890
Consumer	44	299	—	343
Loans Held for Sale	23,715	—	—	23,715

Total	$99,136	$117,497	$51,908	$268,541

Credit Quality Indicators

The risk category of loans by class of loans is as follows as of December 31, 2016:

Risk Category of Loans by Class

	As of December 31, 2016
	Pass	Watch	OAEM	Substandard	Doubtful	Total
	(Dollars in Thousands)
Commercial	$67,934	$2,603	$2,000	$3,056	$—	$75,593
Real Estate	161,639	7,251	—	—	—	168,890
Consumer	343	—	—	—	—	343

Total Loans Held for Investment	$229,916	$9,854	$2,000	$3,056	$—	$244,826

Loans Held for Sale	$23,715	—	—	—	—	$23,715

Total Loans	$253,631	$9,854	$2,000	$3,056	$—	$268,541

The risk category of loans by class of loans is as follows as of December 31, 2015:

Risk Category of Loans by Class

	As of December 31, 2015
	Pass	Watch	OAEM	Substandard	Doubtful	Total
	(Dollars in Thousands)
Commercial	$40,701	$1,939	$3,000	$157	$—	$45,797
Real Estate	134,290	4,419	—	167	—	138,876
Consumer	185	—	—	—	—	185

Total Loans Held for Investment	$175,176	$6,358	$3,000	$324	$—	$184,858

Loans Held for Sale	5,195	—	—	—	—	5,195

Total Loans	$180,371	$6,358	$3,000	$324	$—	$190,053

At December 31, 2016, loans considered pass rated credits remained relatively the same at 94.5% of total loans, compared with 94.9% of total loans at December 31, 2015. Loans classified as substandard were $3.1 million at December 31, 2016, an increase of $2.7 million, or 843%, from $324 thousand at December 31, 2015. The increase primarily resulted from one borrower filing bankruptcy in the later part of 2016. Watch loans were $9.9 million at December 31, 2016, an increase of $3.5 million, or 55.0%, from the $6.4 million at December 31, 2015. The increase primarily resulted from the migration of two loans from pass to watch in the commercial loans portfolio due to financial condition, but not due to performance issues.

Nonperforming Assets

The following table presents information regarding nonperforming assets at the dates indicated:

Nonperforming Assets

	December 31, 2016	December 31, 2015
	(Dollars in Thousands)
Nonaccrual Loans	$1,929	$267

Total Nonperforming Assets	$1,929	$267

Ratios:
Nonperforming Assets to Total Assets	0.64%	0.12%

Nonperforming Assets to Total Loans Plus OREO	0.79%	0.14%

Cache had $1.9 million in nonperforming loans at December 31, 2016, compared with $267 thousand at December 31, 2015. The nonperforming loans at December 31, 2016 consisted of five separate credits and one borrower. Patriot had one non-performing loan relationship with an outstanding exposure of $267 thousand as of December 31, 2015.

Potential Problem Loans

At December 31, 2016, Cache had $1.1 million in potential problem loans which were not included in either non-accrual or 90 days past due categories, compared to $157 thousand at December 31, 2015.

Allowance for Loan Losses

At December 31, 2016, the allowance for loan losses totaled $3.8 million, or 1.4% of total loans. At December 31, 2015, the allowance for loan losses aggregated $2.8 million, or 1.5% of total loans.

The allowance for loan losses on loans collectively evaluated for impairment totaled $3.8 million, or 1.4% of the $268.5 million in loans collectively evaluated for impairment at December 31, 2016, compared to an allowance for loan losses of $2.8 million, or 1.5% of the $190.1 million in loans collectively evaluated for impairment at December 31, 2015. The decrease in the allowance for loan losses as a percentage of total loans collectively evaluated for impairment principally reflect management’s evaluation of current environmental conditions and changes in the size, composition, and quality of Patriot’s loan portfolio. Also considered by management in evaluating the allowance for loan losses are applied loss factors which are based in part on historical loss experience.

There were no annualized net losses as a percentage of average loans for the twelve months ended December 31, 2016, or for the twelve months ended December 31, 2015.

The following table presents, as of and for the periods indicated, an analysis of the allowance for loan losses and other related data:

Allowance for Loan Losses

	As of and for the Twelve Months Ended December 31,
	2016	2015
	(Dollars in Thousands)
Average Loans Outstanding	$244,827	$176,034

Gross Loans Held for Investment Outstanding at End of Period	$244,827	$184,858

Allowance for Loan Losses at Beginning of the Period	$2,828	$1,963
Provision for Loan Losses	1,035	850
Charge-Offs:
Real Estate	—	—
Commercial	(50)	—
Consumer	—	(5)

Total Charge-Offs	$(50)	$(5)
Recoveries
Commercial		5
Real Estate	13	15

Total Recoveries	$13	$20

Net Recoveries (Charge-Offs)	$(37)	$15

Allowance for Loan Losses at End of Period	$3,826	$2,828

Ratio of Allowance to Period-Ended Loans	1.57%	1.53%
Annualized Ratio of Net Charge-Offs (Recoveries) to Average Loans	0.02%	0.01%

The following table shows the allocation of the allowance for loan losses among Patriot’s loan categories and certain other information as of the dates indicated. The total allowance is available to absorb losses from any loan category.

Analysis of the Allowance for Loan Losses

	December 31,		December 31,
	2016		2015
	Amount	% of Total Allowance	Amount	% of Total Allowance
	(Dollars in Thousands)
Balance of Allowance for Loan Losses Applicable to:
Commercial	$1,182	30.88%	$701	24.79%
Real Estate	$2,639	68.98%	$2,124	75.10%
Consumer	$5	0.14%	$3	0.11%

Total Allowance for Loan Losses	$3,826	100.00%	$2,828	100.00%

Management believes that the allowance for loan losses at December 31, 2016 was adequate to cover potential losses in the loan portfolio as of such date. There can be no assurance, however, that Cache will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at December 31, 2016.

Deposits

The following table shows Cache’s composition of deposits at December 31, 2016 and December 31, 2015:

Composition of Deposits

	December 31,		December 31,
	2016		2015
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Non-interest-bearing demand	$18,427	6.94%	$14,911	8.01%
Interest-bearing demand	68,510	25.81%	41,725	22.40%
Savings	62,518	23.55%	36,046	19.35%
Time	116,035	43.71%	93,569	50.24%

Total deposits	$265,490	100.00%	$186,252	100.0%

Total deposits at December 31, 2016 were $265.5 million, an increase of $79.2 million, or 42.5%, compared to total deposits of $186.3 million at December 31, 2015. The increase in total deposits is primarily due to a strong loan demand.

The following table provides information on the maturity distribution of time deposits as of December 31, 2016 and December 31, 2015:

	December 31, 2016	December 31, 2015
	(Dollars in thousands)
3 months or less	$41,639	$30,393
Over 3 through 6 months	35,151	22,115
Over 6 through 12 months	29,624	19,989
Over 12 months	9,621	21,072

Total Time Deposits	$116,035	$93,569

Other Borrowed Funds

Cache utilizes borrowings to supplement deposits to fund its lending and investing activities. Short-term borrowings and long-term borrowings include federal funds purchased, FHLB advances, and a bank stock line of credit.

As of December 31, 2016 and December 31, 2015, there were no federal funds purchased outstanding. At December 31, 2016 and December 31, 2015, Cache had no retail repurchase agreements with banking customers.

At December 31, 2016, Cache had $1.3 million advanced on a short-term line of credit with the FHLB, and $1 million on a bank stock line of credit. Cache had $5.1 million in borrowings from FHLB at December 31, 2015. Cache’s FHLB borrowings were collateralized by certain qualifying loans totaling $127.5 million at

December 31, 2016. Based on this collateral and Cache’s holdings of FHLB stock, Cache was eligible to borrow an additional $87.9 million at December 31, 2016.

At December 31, 2016 Cache had $1.0 million borrowed against its bank stock loan.

Liquidity and Capital Resources

Liquidity

During the twelve-month periods ended December 31, 2016 and December 31, 2015, Cache’s liquidity needs have primarily been met by core deposits, public funds, brokered deposits and loan maturities. Other funding sources include federal funds purchased, and borrowings from the FHLB.

Cache’s largest sources of funds are deposits and FHLB borrowings, and largest uses of funds are loans. Average loans were $243.2 million for the twelve months ended December 31, 2016, an increase of 38.2% over December 31, 2015 average balance.

Cash and due from banks was $3.3 million at December 31, 2016, a decrease of $425 thousand from the $3.7 million cash and due from banks at December 31, 2015. Cache believes its daily funding needs can be met through cash provided by operating activities, payments and maturities on loans, core deposit base, public funds and FHLB advances and other borrowing relationships.

Off-Balance Sheet Items

Cache’s commitments associated with outstanding standby and performance letters of credit and commitments to extend credit expiring by period as of December 31, 2016 are summarized below. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements:

Credit Extensions Commitments

	As of December 31, 2016
	1 Year or Less	More than 1 Year but Less Than 3 Years	3 Years or More but Less Than 5 Years	5 Years or More	Total
		(Dollars in thousands)
Commitments to Extend Credit	$19,695	$7,361	$2,569	$5,175	$34,800

Capital Resources

Cache believes as of December 31, 2016, Patriot Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2016, the most recent notifications from the federal regulatory agencies categorized Patriot Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Patriot Bank must maintain minimum total capital, Tier 1 capital, Common Equity Tier 1 capital, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Patriot Bank’s category.

Total shareholders’ equity was $32.7 million at December 31, 2016, an increase of $4.7 million, or 16.8%, compared with December 31, 2015.

The following table provides a comparison of Patriot Bank’s leverage and risk-weighted capital ratios as of December 31, 2016 to the minimum and well-capitalized regulatory standards.

Capital Adequacy Analysis

As of December 31, 2016

	Actual		Minimum Required for Capital Adequacy Purposes Under Basel III Phase-In		To be Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Patriot Bank
Common Equity Tier I Ratio	$30,568	10.61%	$14,765	5.125%	$20,168	7.0%
Tier I Capital to Risk Weighted Assets	$30,568	10.61%	$19,087	6.63%	$24,490	8.5%
Total Risk Based Capital to Risk Weighted Assets	$34,172	11.86%	$24,850	8.63%	$30,252	10.5%
Tier I Capital to Average Assets	$30,568	10.03%	$12,192	4.0%	$12,182	4.0%

Non-GAAP Financial Measures

Efficiency Ratio: The efficiency ratio is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. Patriot calculates the efficiency ratio by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gains on the sale of available-for-sale securities. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income. Patriot’s efficiency ratio is 36.3% and 45.5% for the twelve months ended December 31, 2016 and December 31, 2015.

Management utilizes static balance sheet rate shocks to estimate the potential impact on various rate scenarios. This analysis estimates a percentage of change in the metric from the stable rate base scenario versus alternative scenarios of rising and falling market interest rates by instantaneously shocking a static balance sheet. The following table summarizes the simulated immediate change in net interest income for twelve months as of the dates indicated:

Market Risk

	Impact on Net Interest Income
Change in prevailing interest rates	June 30, 2017	December 31, 2016
+300 basis points	7.51%	6.72%
+200 basis points	4.87%	3.83%
+100 basis points	2.26%	1.04%
0 basis points	—	—
-100 basis points	(0.18)%	1.02%

	Impact on Economic Value of Equity
Change in prevailing interest rates	June 30, 2017	December 31, 2016
+300 basis points	(9.59)%	(10.81)%
+200 basis points	(4.63)%	(6.01)%
+100 basis points	(2.80)%	(3.88)%
0 basis points	—	—
-100 basis points	1.25%	1.36%

Quantitative and Qualitative Disclosures About Market Risk

Cache uses an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None

DESCRIPTION OF CAPITAL STOCK OF EQUITY

As a result of the merger, Cache shareholders who receive shares of Equity common stock in the merger will become shareholders of Equity. Your rights as a shareholder of Equity will be governed by Kansas law and the Equity articles and the Equity bylaws. The following briefly summarizes the material terms of Equity common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Equity’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the OGCA and the Equity articles and Equity bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law, which you are urged to read. Copies of Equity’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as the copies of Cache’s governing documents, see “Where You Can Find More Information.”

Overview

Equity’s authorized capital stock consists of 50,000,000 shares of common stock, par value of $0.01 per share, of which 45,000,000 are designated as Equity common stock and 5,000,000 are designated as Class B common stock, and 10,000,000 shares of preferred stock. As of the date of this proxy statement/prospectus, no shares of preferred stock are outstanding.

As of June 30, 2017, there were 12,019,806 shares of Equity common stock issued and outstanding and 186,513 shares of Equity’s Class B common stock issued and outstanding. All issued and outstanding shares at that date were, and the shares of Equity common stock to be issued upon completion of this offering will be, fully paid and nonassessable. Immediately following the completion of the merger, Equity expects to have approximately 14,395,551 shares of Equity common stock outstanding and 186,513 shares of Class B common stock outstanding. As of August 28, 2017, 6,763 restricted stock units and 575,690 stock options to purchase shares of Equity common stock were outstanding under Equity’s Amended and Restated 2013 Stock Incentive Plan. In addition, there were 176,000 stock options to purchase shares of Equity common stock outstanding under the 2006 Non-Qualified Stock Option Plan.

Equity common stock

Class A common stock

Voting Rights. Each holder of Equity common stock is entitled to one vote for each share of Equity common stock held on all matters to be voted on by Equity’s shareholders. Holders of Equity common stock elect Equity Board and act on other matters as are required to be presented to them under Kansas law or as are otherwise presented to them by the board of directors. Each holder of Equity common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If Equity issues preferred stock, holders of Equity’s preferred stock may also possess voting rights. When a quorum is present at any meeting, the vote of the holders of a majority of Equity common stock present in person or by proxy will decide any matter before such meeting, unless the matter is one requiring a different vote by applicable law or the Equity articles.

Dividends. To the extent permitted under the KGCC and subject to the rights of holders of any outstanding shares of Equity’s preferred stock, holders of Equity common stock are entitled to participate ratably on a per share basis with holders of Equity’s Class B common stock in the payment of dividends, when, as and if declared thereon by the Equity Board. For a discussion of Equity’s dividend policy and dividend history, see “Equity Dividend Policy.” If Equity issues preferred stock, the holders of the preferred stock may have a priority over the holders of Equity’s common stock with respect to dividends.

Liquidation Rights. Subject to the provisions of any outstanding series of preferred stock and after payment of all of Equity’s debts and other liabilities, the holders of Equity common stock are entitled to participate ratably on a per share basis in all distributions to the holders of Equity’s common stock in any liquidation, dissolution or winding up of Equity.

Preemptive Rights; Other. Holders of Equity common stock are not entitled to preemptive rights with respect to any shares that may be issued. The Equity common stock is not entitled to the benefits of any redemption or sinking fund provision.

Class B common stock

Voting Rights. The holders of Class B common stock have no voting rights except as may be provided for under Kansas law.

Dividends. To the extent permitted under the KGCC and subject to the rights of holders of any outstanding shares of Equity’s preferred stock, holders of Equity’s Class B common stock are entitled to participate ratably on a per share basis with holders of Equity common stock in the payment of dividends, when, as and if declared thereon by the Equity Board. For a discussion of Equity’s dividend policy and dividend history, see “Equity Dividend Policy.” If Equity issues preferred stock, the holders of the preferred stock may have a priority over the holders of Equity’s common stock with respect to dividends.

Liquidation Rights. Subject to the provisions of any outstanding series of preferred stock and after payment of all of Equity’s debts and other liabilities, the holders of Equity’s Class B common stock are entitled to participate ratably on a per share basis in all distributions to the holders of Equity’s common stock in any liquidation, dissolution or winding up of Equity.

Conversion. The stock purchase agreements pursuant to which the holders of Class B common stock purchased such shares generally provide the holders of Class B common stock with a contractual right to exchange shares of Class B common stock for shares of Equity common stock, at the election of the transferee, in connection with a transfer by such holder of Class B common stock to an unaffiliated party in the following limited circumstances: (i) a transfer to Equity or Equity Bank; (ii) a widespread public distribution; (iii) a transaction in which no transferee (or group of associated transferees) receives two percent or more of any class of voting securities of Equity; or (iv) to a transferee that would control more than fifty percent of the voting securities of Equity without any transfer from such holder of Class B common stock, in each case subject to the terms of the stock purchase agreement. The right to exchange Class B common stock for Equity common stock under the respective stock purchase agreements generally survives indefinitely. The holders of Class B common stock are also generally restricted from transferring their Class B common stock except in a transaction in which the holder would be eligible to exchange Class B common stock for Equity common stock or to an affiliate of the holder.

Preemptive Rights; Other. Holders of Equity’s Class B common stock are not entitled to preemptive rights with respect to any shares that may be issued. The Class  B common stock is not entitled to the benefits of any redemption or sinking fund provision.

Preferred Stock

Upon authorization of the Equity Board, Equity may issue shares of one or more series of Equity’s preferred stock from time to time. The Equity Board may, without any action by holders of common stock and subject to the provisions of any outstanding series of preferred stock, adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. The rights of any series of preferred stock may include, among others, any:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

Equity may issue shares of, or rights to purchase shares of, one or more series of Equity’s preferred stock that have been or may be designated from time to time, the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, Equity’s common stock or other series of preferred stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of Equity’s shareholders might believe to be in their best interests or in which Equity’s shareholders might receive a premium for their stock over Equity’s then market price.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is completed, holders of Cache common stock will be entitled to receive shares of Equity common stock in exchange for their shares of Cache common stock. Equity and Cache are organized under the laws of the states of Kansas and Oklahoma, respectively. The following is a summary of the material differences between (1) the current rights of Cache shareholders under the OGCA, the Cache certificate of incorporation and the Cache bylaws and (2) the current rights of Equity shareholders under the KGCC, the Equity articles and the Equity bylaws.

Equity and Cache believe that this summary describes the material differences between the rights of the holders of Equity common stock as of the date of this proxy statement/prospectus and the rights of the holders of Cache common stock as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Equity’s governing documents have been filed with the SEC. Copies of the Cache certificate and the Cache bylaws are available upon written request from Cache. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Equity	Cache

AUTHORIZED CAPITAL STOCK
The Equity articles authorize it to issue up to (i) 50,000,000 shares of common stock, par value $0.01 per share, of which 45,000,000 shall be designated as Equity common stock and 5,000,000 shall be designated as Class B common stock, and (ii) 10,000,000 shares of preferred stock.	The Cache certificate authorizes it to issue up to 30,000 shares of common stock, par value $1.00 per share.

PREEMPTIVE RIGHTS
Holders of Equity common stock are not entitled to preemptive rights with respect to any shares that may be issued.	The Shareholders’ Agreement between Cache and its shareholders grants the holders of Cache common stock the preemptive right to purchase a pro rata number or amount of any equity security, debt security convertible into or exchangeable for any equity security or any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity security of Cache issued, sold or exchanged by Cache before Cache may issue, sell or exchange such security to or with any other person.

VOTING LIMITATIONS
The Equity articles expressly elect for Equity to be governed by Sections 17-1286 et seq. of the KGCC. Under Section 17-1286 et seq., control shares (shares that would have voting power with respect to shares of Equity that would entitle that person immediately after acquisition of the shares to exercise 20% or more of all the voting power in the election of directors) acquired in a control share acquisition have voting rights only to the extent they are granted by resolution approved by the Equity shareholders, with certain exceptions as provided in Sections 17-1286 et seq. To be approved under Section 17-1294 of the KGCC, such resolution must be approved by (i) the affirmative vote of a majority of all

Sections 1145 et seq. of the OGCA limit the voting rights of control shares under certain circumstances. Cache is not governed by these provisions because Cache is not an issuing public corporation, Cache does not have 100 or more shareholders, and Cache has not made (and is not eligible to make) an election to be governed by such provisions.

Equity	Cache

outstanding shares entitled to vote in the election of directors by class if required by the terms of the shares, and (ii) the affirmative vote of a majority of all outstanding shares entitled to vote in the election of directors by class if required by the terms of the shares, excluding all interested shares (generally defined as all shares owned by the acquiring person or group, Equity’s directors who are also its employees, and Equity’s officers). Under certain circumstances, Equity has redemption rights with respect to shares acquired in a control share acquisition. In addition, Equity shareholders have appraisal rights under certain circumstances if the control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power.

The Equity articles expressly prohibit cumulative voting of shares, except as otherwise required by law and subject to the provisions of the Equity preferred stock. Holders of shares of Class B common stock shall have no right to vote on matters which are voted upon by the Equity shareholders.

Section 1059 of the OGCA permits a corporation to provide for cumulative voting in its certificate of incorporation. The Cache certificate does not expressly permit cumulative voting of shares. Accordingly, Cache’s shareholders do not have the right to vote cumulatively.

SIZE OF BOARD OF DIRECTORS
The Equity articles currently provide that the Equity Board will consist of no less than three directors and no more than 25 directors, and, subject to the rights of the holders of any preferred stock then outstanding, the specific number of directors between three and 25 shall be authorized from time to time by, and only by, resolution duly adopted by a majority of the total number of directors then constituting the entire board. The Equity Board currently has 14 members.	The Cache bylaws currently provide that the Cache Board shall consist of no less than five nor more than 15 persons, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full board or by resolution of a majority of the shareholders at any meeting thereof. The Cache Board currently has eight members.

CLASSES OF DIRECTORS
The Equity Board is divided into three classes, with each class of directors serving for successive three-year terms so that each year the term of only one class of directors expires. The current classification and terms of the board consists of Class I directors whose term will expire in 2019, Class II directors whose term will expire in 2018 and Class III directors whose term will expire in 2017.	The Cache Board is not classified. At each annual meeting of shareholders, the shareholders of Cache elect directors to serve for one-year terms.

REMOVAL OF DIRECTORS
Subject to the rights of the holders of any preferred stock then outstanding, (i) any Equity director or the entire Equity Board may be removed from office at any time by the affirmative vote of the holders of record of outstanding shares representing at least 66 2/3% of the	Any one or more directors of Cache may be removed from office (i) for cause by action of the Cache Board and (ii) with or without cause by a vote of the Cache shareholders.

Equity	Cache
voting power of all the shares of capital stock of Equity then entitled to vote generally in the election of directors, voting together as a single class, and (ii) to the extent permitted by law, any director may be removed from office at any time, but only for cause, by the affirmative vote of a majority of the entire Equity Board.

FILLING VACANCIES ON THE BOARD OF DIRECTORS
Subject to the rights of the holders of any preferred stock then outstanding, any vacancy occurring on the Equity Board for any reason, including any vacancy created by reason of an increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and the term of any director elected to fill a vacancy shall expire upon the expiration of the term of office of the class of directors in which such vacancy occurred. If there are no directors in office, then an election of directors may be held in the manner provided by applicable law.	Any vacancy occurring on the Cache Board may be filled by (i) a majority of the remaining directors at a regular meeting of the Cache Board or at a special meeting called for that purpose at which a quorum is present, (ii) if the remaining directors constitute fewer than a quorum of the Cache Board, a majority of all the remaining directors, or (iii) by shareholders at a special meeting called for that purpose.

SPECIAL MEETING OF SHAREHOLDERS
Except as otherwise required by law and subject to the right of holders of preferred stock then outstanding, special meetings of shareholders may be called by the president of Equity or by or at the direction of a majority of the Equity Board, and shall be called by the chairman of the Equity Board, the president or the secretary upon the written request of the holders of not less than 20% of all outstanding shares of capital stock of Equity entitled to vote at such special meeting. The business transacted at a special meeting of shareholders shall be limited to that stated in the notice of such meeting or in a duly executed waiver thereof.	Except as otherwise specifically provided by statute, special meetings of shareholders may be called for any purpose at any time by the Cache Board or the chairman of the Cache Board and shall be called by the chief executive officer (or, in such officer’s absence, the Secretary) of Cache upon the request in writing of shareholders owning not less than 40% of all outstanding shares of capital stock of Cache entitled to vote, provided that such request states the purpose or purposes for the proposed meeting. The business transacted at a special meeting of shareholders shall be limited to that which relates to the purposes set forth in the notice of such meeting.

QUORUM
Under the Equity bylaws, except as otherwise required by law or the Equity articles, one-half of the stock issued and outstanding and entitled to vote at any meeting, represented in person or by proxy, shall constitute a quorum at all meetings of shareholders for the transaction of business. If a quorum fails to attend any meeting, the shareholders entitled to vote at any meeting, present in person or represented by proxy, may adjourn the meeting from time to time.	Under the Cache bylaws, except as otherwise provided by law, a majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. When a quorum is once present at a meeting, the quorum is not broken by the subsequent withdrawal of any shareholder.

NOTICE OF SHAREHOLDER MEETINGS
The Equity bylaws provide that written notice of each meeting of shareholders stating the place, date and hour	The Cache bylaws provide that written notice of every meeting of shareholders stating the place, date,

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of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered or given to each shareholder entitled to vote at such meeting not less than 10 days nor more than 60 days before the date of the meeting. If a shareholders’ meeting is adjourned for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

If mailed, notice shall be deemed to have been given when deposited in the United States mail, postage prepaid, directed to the shareholder at his address as it appears on the Equity records. Attendance of a shareholder at a meeting shall constitute a waiver of notice of such meeting, except when the shareholder attends a meeting for the express and exclusive purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

An affidavit of the secretary or assistant secretary or of the transfer agent of Equity that notice has been given shall be prima facie evidence of the facts stated therein in the absence of fraud.

hour and, in the case of a special meeting, purposes thereof and the persons calling the meeting, shall, except when otherwise required by law, be given not less than 10 days nor more than 60 days before the date of the meeting to each shareholder entitled to vote thereat.

If a shareholders’ meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment. If Cache becomes aware of an intervening event materially affecting any matter to be voted on more than 10 days prior to the date to which the meeting is adjourned, or if a new record date for the adjourned meeting is fixed, however, notice of the adjourned meeting must be given to persons who are shareholders as of the new record date.

Notices are deemed to have been properly given if given: (i) by mail when deposited in the United States mail addressed to the shareholder at the address for such shareholder as it appears on the records of Cache, with postage thereon prepaid, (ii) by facsimile, visual mail or e-mail transmission, when sent, or (iii) by messenger at the time of delivery. Notices by mail, facsimile, e-mail or messenger shall be sent to each director at the address designated by such person for that purpose, or if none has been so designated, at such person’s last known residence or business address.

A person entitled to notice of a shareholders’ meeting may waive such notice in a signed writing or by attending a meeting, in person or by proxy, without protesting at the commencement of the meeting the lack of notice of such meeting.

ADVANCE NOTICE OF SHAREHOLDER PROPOSALS

The Equity bylaws establish an advance notice procedure with regard to nominations of directors and other business proposals to be brought before Equity’s annual meeting by a shareholder of record of Equity.

The Cache bylaws establish an advance notice procedure with regard to nominations of directors to be brought before Cache’s annual meeting by a shareholder of record of Cache.

A shareholder may make a nomination or nominations for directors of Cache by delivering or mailing a written nomination or nominations to the chairman of the Cache board (i) not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors, or (ii) if less than 21 days’ notice of the meeting is

Equity	Cache

Except as may otherwise be require by applicable law or regulation, or be expressly authorized by the entire Equity Board, a shareholder may make a nomination or nominations for directors of Equity at an annual meeting of shareholders or may bring up any other matter for consideration and action by the shareholders at an annual meeting of shareholders, only if the following provisions shall have been satisfied:

(1) such shareholder must be a shareholder of record on the record date for such annual meeting, must continue to be a shareholder of record at the time of such meeting and must be entitled to vote on such matter so presented;

(2) such shareholder must deliver or cause to be delivered a written notice to the Equity secretary. The notice must be received by the secretary no less than 120 days prior to the day corresponding to the date on which Equity released its proxy statement in connection with the previous year’s annual meeting; provided, however, that if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, such notice must be received by the secretary a reasonable time prior to the time at which notice of such meeting is delivered to the shareholders. The notice shall specify (i) the name and address of the shareholder as they appear on the books of Equity, (ii) the class and number of shares of Equity which are beneficially owned by the shareholder, (iii) any material interest of the shareholder in the proposed business described in then notice, (iv) if such business is a nomination for director, each nomination sought to be made, together with the reasons for each nomination, a description of the qualifications and business or professional experience of each proposed nominee and a statement signed by each nominee indicating his or her willingness to serve if elected, and disclosing the information about such shareholder that would be required by the Exchange Act, and the rules and regulations promulgated thereunder, to be disclosed in the proxy materials for the meeting involved if such shareholder were a nominee of Equity for election as one of its directors, (v) if such business is other than a nomination for director, the nature of the business, the reasons why it is sought to be raised and submitted for a vote of the shareholders and if and why it is deemed by such shareholder to be beneficial to Equity, and (vi) if so requested by Equity, all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the given to shareholders, no later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

Such nomination or nominations shall contain the following information to the extent known by the notifying shareholder: (i) the name and address of each proposed nominee, (ii) the principal occupation of each proposed nominee, (iii) the name and residence address of the notifying shareholder, and (iv) the number of shares of capital stock of Cache owned by the notifying shareholder.

Nominations not made in accordance with these provisions may, in the discretion of the chairman of the Cache board, be disregarded by the chairman of the meeting, and upon the chairman’s instructions, the vote tellers may disregard all votes cast for each such nominee.

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person proposing such business was a participant in a solicitation subject to Section 14 of the 1934 Act;

(3) notwithstanding satisfaction of provisions (1) and (2) above, the proposed business described in the notice may be deemed not to be properly brought before the meeting if, pursuant to state law or any rule or regulation of the SEC, it was offered as a shareholder proposal and was omitted, or had it been so offered, it could have been omitted, from the notice of, and proxy material for, the meeting (or any supplement thereto) authorized by the Equity Board; and

(4) in the event such notice is timely given pursuant to provision (2) and the business described therein is not disqualified pursuant to provision (3), such business may be presented by, and only by, the shareholder who shall have given the notice required by provision (1) or a representative of such shareholder.

If the above provisions shall not have been satisfied, any nomination sought to be made or other business sought to be presented by such shareholder for consideration and action by the shareholders at such a meeting shall be deemed not properly brought before the meeting, shall be ruled by the chairman of the Equity Board to be out of order and shall not be presented or acted upon at the meeting.

ANTI-TAKEOVER PROVISIONS AND OTHER SHAREHOLDER PROTECTIONS

Sections 17-12,100 et seq. of the KGCC restricts certain business combinations between Equity and an interested shareholder for three years following the date that such shareholder became an interested shareholder. An interested shareholder is any person, other than Equity and any direct or indirect majority-owned subsidiary of Equity, that is the owner of 15% or more of the outstanding voting stock of Equity, or an affiliate or associate of Equity and was the owner of 15% or more of the outstanding voting stock of Equity at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder and the affiliates and associates of such person. Certain other persons are excluded from the definition of interested shareholder as provided in Section 17-12,100 of the KGCC.

The restrictions in Sections 17-12,100 et seq. of the KGCC do not apply if (1) prior to such date the Equity Board approved either the business combination or the

Section 1090.3 of the OGCA restricts certain business combinations between certain corporations and interested shareholders. Cache is not governed by these provisions because Cache does not have a class of voting stock that is listed on a national securities exchange or held of record by 1,000 or more shareholders. Neither the Cache certificate nor the Cache bylaws include restrictions similar to those of Section 1090.3 of the OGCA.

The Cache bylaws permit Cache to enter into a contract or transaction with one or more of its directors or another entity in which one or more of Cache’s directors are directors, officer or financially interested. Such contract or transaction shall not be either void or voidable unless it is shown to be unfair and unreasonable as to Cache. In the absence of fraud, any such contract or transaction may be conclusively authorized or conclusively approved as fair and reasonable by: (a) the Cache Board or a committee thereof, by a vote sufficient for such

Equity	Cache

transaction which resulted in the shareholder becoming an interested shareholder, (2) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of Equity outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (3) on or after such date the business combination is approved by the Equity Board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder.

Although a Kansas corporation may elect not to be governed by Sections 17-12,100 et seq. of the KGCC, Equity has expressly elected to be governed by Sections 17-12,100 et seq. of the KGCC.

For a discussion of Sections 17-1286 et seq. of the KGCC, which are also anti-takeover provisions, see “Voting Limitations” above.

purpose without counting the vote or votes of such interested director or directors if the fact of such common directorship, officership or financial interest is disclosed or known to the Cache Board or committee thereof, or (b) the shareholders entitled to vote for the election of directors, by a vote sufficient for such purpose, if such common directorship, officership or financial interest is disclosed or known to such shareholders.

The Shareholders’ Agreement (i) grants preemptive rights to the Cache shareholders, (ii) restricts the transferability of shares, (iii) limits the amount of shares that Cache may authorize a shareholder and all shareholders to transfer to a third party during any calendar year, (iv) grants Cache and then shareholders rights of first refusal with respect to transfers of shares, (v) grants shareholders tag-along rights to participate pro rata in the transfer of any transfer of more than 50% of the total combined voting power of the shares, and (vi) grants shareholders the right to have their shares registered under the Securities Act if Cache proposes to register any of its equity securities under the Securities Act.

LIMITATION OF PERSONAL LIABILITY OF OFFICERS AND DIRECTORS
The Equity articles provide that no Equity director shall be liable to Equity or its shareholders for monetary damages for a breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the KGCC as presently in effect or as the same may be amended. Any repeal or modification of the provision limiting personal liability of directors shall not adversely affect any right or protection of an Equity director existing at the time of such repeal or modification.	The Cache bylaws provide that a director of Cache shall not be personally liable to Cache or its shareholders for monetary damages for a breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to Cache or its shareholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 1053 of the OGCA, or (iv) for any transaction from which the director derived an improper personal benefit. If the OGCA is amended to further eliminate or limit the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by federal banking laws or the OGCA, as amended.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE
In addition to and without limiting the rights to indemnification and advancement of expenses specifically provided for in the Equity bylaws, Equity shall indemnify and advance expenses to each person who is or was an officer or director of Equity, or who is	The Cache bylaws provide that Cache shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or

Equity	Cache

or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, to the fullest extent permitted by the laws of the State of Kansas as then in effect.

The Equity bylaws provide that Equity shall indemnify each person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Equity), by reason of the fact that such person is or was an officer or director of Equity or is or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, against all liabilities and expenses, including, without limitation, judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines and other expenses actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Equity and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that Equity shall not be required to indemnify or advance expenses to any person in connection with an action, suit or proceeding initiated by such person (other than an action, suit or proceeding initiated by such person to enforce his right to indemnification and advancement of expenses pursuant to this section) unless the initiation of such action, suit or proceeding was authorized in advance by the Equity Board.

Equity shall indemnify each person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Equity to procure a judgement in its favor by reason of the fact that the person is or was a director or officer of Equity or is or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, against all liabilities and expenses, including, without limitation, amounts paid in settlement, attorneys’ fees and other expenses actually and reasonably incurred by such person in connection with such action or suit, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Equity, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to Equity unless investigative (other than an action by or in the right of Cache) by reason of the fact that such person is or was a director, officer or employee of Cache or is or was serving at the request of Cache as a director, officer or employee of another corporation, partnership, joint venture or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of Cache and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of Cache and with respect to any criminal action or proceeding had reasonable cause to believe that such person’s conduct was unlawful. Notwithstanding the foregoing, no indemnification by Cache shall be made for expenses, penalties or other payments incurred in connection with an administrative proceeding or action instituted by a bank regulatory agency, which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by such person in the form of payments to Cache or a subsidiary bank.

Cache shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Cache to procure a judgment in its favor by reason of the fact that such person is or was a director, officer or employee of Cache or is or was serving at the request of Cache as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of Cache; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall

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and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

Indemnification of a person referred to in the above paragraphs is mandatory if such person has been successful in the merits or otherwise in defense of any action, suit or proceeding referred to in the above paragraphs, or in defense of any claim, issue or matter therein. For all other situations, and unless indemnification is ordered by a court, any indemnification by Equity shall be made only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because the person has met the applicable standard of conduct set forth in the above paragraphs. Such determination shall be made (i) by the Equity Board by a majority vote of a quorum consisting of directors who were not parties to such action or proceeding, or (ii) if such a quorum is not attainable, or even if attainable, should a quorum of disinterested directors so direct, by independent legal counsel in a written opinion, or (iii) by the Equity shareholders. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or under a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of Equity and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

Expenses actually and reasonably incurred by a person entitled to indemnification under the Equity bylaws shall be paid by Equity in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Equity. The Equity Board may, in each individual case, impose any additional terms and conditions as they shall deem appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, the Equity bylaws shall continue as to any person who has ceased to hold any position with Equity or any other enterprise, and shall inure to the benefit of the heirs, executors, administrators and estate of such person.

have been adjudged to be liable to Cache unless and only to the extent that the court in which such action or suit was brought shall determine, upon application, that despite the adjudication of liability, but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by Cache in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Cache as authorized by the Cache bylaws; provided, however, that no expenses shall be advanced by Cache in connection with an administrative proceeding or action instituted by a bank regulatory agency.

Cache may purchase (upon resolution duly adopted by the board of directors) and maintain insurance on behalf of any person who is or was a director, officer or employee of Cache, or is or was serving at the request of Cache as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not Cache would have the power to indemnify such person against such liability.

To the extent that a director, officer or employee of Cache has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the Cache bylaws or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The indemnification provided by the Cache bylaws shall be deemed to be a contract between Cache and the persons entitled to indemnification thereunder, and any repeal or modification of the indemnification provisions of the Cache bylaws shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter

Equity	Cache

Upon resolution passed by the Equity Board, Equity may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Equity or is or was serving at the request of Equity as a director, officer, employee, partner, trustee or agent of any other enterprise, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not Equity would have the power to indemnify him against such liability under the Equity bylaws.

Notwithstanding any other provision of the Equity bylaws, in no event shall Equity indemnify any person against liabilities, penalties or expenses incurred in connection with an administrative proceeding or action instituted by a bank regulatory agency, which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by such person or persons in the form of payments to Equity or any other enterprise.

brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by the Cache bylaws shall continue as to a person who has ceased to hold a position indemnified hereby and shall inure to such person’s heirs, executors and administrators.

Every such person shall be entitled, without demand by such person upon Cache or any action by Cache, to enforce such person’s right to such indemnity in an action at law against Cache. The right of indemnification and advancement of expenses provided in the Cache bylaws shall not be deemed exclusive of any rights to which any such person may now or hereafter be otherwise entitled and specifically, without limiting the generality of the foregoing, shall not be deemed exclusive of any rights pursuant to statute or otherwise, of any such person in any such action, suit or proceeding to have assessed or allowed in such person’s favor against Cache or otherwise, such person’s costs and expenses incurred therein or in connection therewith or any part thereof.

If the indemnification provisions of the Cache bylaws shall be invalidated on any ground by any court of competent jurisdiction, then Cache shall nevertheless indemnify each director, officer and employee of Cache or person who serves or served at Cache’s request as a director, officer, employee, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of Cache to the full extent permitted by any applicable portion of indemnification provisions of the Cache bylaws that shall not have been invalidated and to the fullest extent permitted by applicable law.

The duties of Cache under the express terms and conditions of the indemnification provisions of the Cache bylaws may be exercised as to an agent of Cache upon such terms as are or may be specified by board resolution.

Equity	Cache

AMENDMENTS TO ORGANIZATIONAL DOCUMENTS

Equity reserves the right to amend, alter, change or repeal any provision contained in the Equity articles in the manner now or hereafter prescribed in the Equity articles and by the laws of the state of Kansas, and all rights conferred upon shareholders in the Equity articles are granted subject to such reservation. Notwithstanding the above provision or any other provisions of the Equity articles or bylaws, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of the then outstanding voting stock of Equity, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles VI (Action by Shareholders), VII (Number, Classification and Election of Directors; Vacancies), VIII (Removal of Directors), IX (Indemnification of Officers and Directors), XI (Control Share Acquisitions), XII (Business Combinations with Interested Shareholders), XIII (Amendment of Bylaws) or XIV (Amendment of Articles) of the Equity articles.

The Equity Board is authorized to make, amend, alter or repeal the Equity bylaws, subject to the power of the shareholders as described below to make, amend, alter or repeal the Equity bylaws. Notwithstanding the foregoing or any other provisions of the Equity articles or bylaws, the affirmative vote of at least 66 2/3% of the voting power of all the shares of the then outstanding voting stock of Equity, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provisions inconsistent with, Articles II (Meetings of Shareholders), III (Directors), VIII (Indemnification of Directors, Officers, Employees & Agents) or IX (Amendments) of the Equity bylaws.

Under Section 1077 of the OGCA, an amendment to Cache’s certificate must first be approved by a majority of the Cache Board and thereafter by the affirmative vote of a majority of the outstanding shares of Cache’s capital stock.

The Cache bylaws provide that the bylaws may be amended, altered or repealed by a majority of the total number of directors, not counting vacancies, or by a majority of the votes casts by the shareholders at a meeting or by written consent.

The Shareholders’ Agreement provides that it may only be amended or terminated by a writing signed by the shareholders.

ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS
Under the Equity articles, any action required or permitted to be taken by the shareholders of Equity must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing by such shareholders.	Under the Cache bylaws, any action required or permitted to be taken by the shareholders of Cache may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Cache board may fix, in advance, the record date for determining shareholders entitled to express consent to corporate action in writing without a meeting, which shall not be more than 60 days prior to the taking of such action. Prompt notice of the taking

Equity	Cache
of corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

SHAREHOLDER RIGHTS PLAN
Equity does not have a shareholder rights plan in effect.	Cache does not have a shareholder rights plan in effect.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Equity

Equity common stock is listed on NASDAQ under the symbol “EQBK.” As of August 28, 2017, the latest practicable date prior to the printing of this proxy statement/prospectus, there were approximately 230 holders of record of Equity common stock. As of such date, approximately 12,019,806 shares of Equity common stock were outstanding. Equity common stock has no public trading history prior to November 11, 2015.

The following table shows the high and low sales prices per share of Equity common stock as reported on NASDAQ on (1) July 14, 2017, the last full trading day preceding the public announcement that Equity and Cache had entered into the merger agreement, (2) August 28, 2017, the latest practicable trading day before the printing of this proxy statement/prospectus and (3) the periods indicated therein.

	Equity common stock
	High	Low
July 14, 2017 (1)	$31.82	$31.50
August 28, 2017(2)	$34.42	$33.76

Quarter Ended
December 31, 2015 (beginning November 11, 2015)	$24.93	$16.00
March 31, 2016	$24.10	$19.72
June 30, 2016	$23.94	$19.81
September 30, 2016	$25.94	$21.02
December 31, 2016	$38.03	$23.94
March 31, 2017	$35.24	$29.82
June 30, 2017	$33.11	$29.13

(1)	The last full trading day preceding the public announcement of the entry into the merger agreement.
(2)	The latest practicable date prior to the printing of this proxy statement/prospectus.

The foregoing table may not provide meaningful information to Cache shareholders in determining whether to approve the Cache Merger Proposal. Each of Equity and Cache shareholders are advised to obtain current market quotations for Equity common stock. The market price of Equity common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of Equity common stock before or after the closing date of the merger. Changes in the market price of Equity common stock prior to the closing of the merger will affect the market value of the merger consideration that Cache shareholders will be entitled to receive upon completion of the merger. See the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 40.

Equity Dividend Policy

Equity has not historically declared or paid cash dividends on Equity’s common stock and does not expect to pay dividends on Equity’s common stock for the foreseeable future. Instead, Equity anticipates that all of Equity’s future earnings will be retained to support Equity’s operations and to finance the growth and development of Equity’s business. Any future determination to pay dividends on Equity’s common stock will be made by the Equity Board and will depend on a number of factors, including:

•	Equity’s historical and projected financial condition, liquidity and results of operations;

•	Equity’s capital levels and requirements;

•	statutory and regulatory prohibitions and other limitations;

•	any contractual restriction on Equity’s ability to pay cash dividends, including pursuant to the terms of any of Equity’s credit agreements or other borrowing arrangements;

•	Equity’s business strategy;

•	tax considerations;

•	any acquisitions or potential acquisitions that Equity may examine;

•	general economic conditions; and

•	other factors deemed relevant by the Equity Board.

Equity is not obligated to pay dividends on its common stock.

As a Kansas corporation, Equity is subject to certain restrictions on dividends under the KGCC. Generally, a Kansas corporation may pay dividends to its shareholders out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, or both. In addition, if the capital of a Kansas corporation is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation cannot declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Equity is also subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies.

Since Equity is a bank holding company and does not engage directly in business activities of a material nature, Equity’s ability to pay dividends to its shareholders depends, in large part, upon Equity’s receipt of dividends from Equity Bank, which is also subject to numerous limitations on the payment of dividends under federal and state banking laws, regulations and policies. The present and future dividend policy of Equity Bank is subject to the discretion of its board of directors. Equity Bank is not obligated to pay dividends.

Cache

Cache is a privately held corporation and its common stock is not traded on any established public trading market. As of the Cache record date, there were approximately 60 holders of record of Cache common stock. As of such date, approximately 20,935 shares of Cache common stock were outstanding.

The most recent trade of Cache’s common stock occurred on November 20, 2015, when 103 shares were traded at a price of $1,500 per share. There were other limited transfers of Cache’s common stock prior to that time, including transfers between related parties (as gifts or to trusts or estates). Because of limited trading, the price described above may not be representative of the actual or fair value of Cache’s common stock. Cache is not obligated to register its common stock or, upon any registration, to create a market for its stock.

Cache’s shareholders are entitled to receive dividends out of legally available funds as and when declared by the Cache Board, in its sole discretion. As an Oklahoma corporation, Cache is subject to certain restrictions on dividends under the OGCA. Generally, an Oklahoma corporation may pay dividends to its shareholders out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, or both. In addition, if the capital of an Oklahoma corporation is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation cannot declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Cache is also subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies.

Since Cache is a bank holding company and does not engage directly in business activities of a material nature, Cache’s ability to pay dividends to its shareholders depends, in large part, upon Cache’s receipt of dividends from Patriot Bank, which is also subject to numerous limitations on the payment of dividends under federal and state banking laws, regulations and policies. The present and future dividend policy of Patriot Bank is subject to the discretion of its board of directors. Patriot Bank is not obligated to pay dividends.

LEGAL MATTERS

The validity of the Equity common stock offered by this prospectus will be passed upon for Equity by Wise & Reber, L.C., McPherson, Kansas. Certain legal matters in connection with this offering will be passed upon for Equity by Norton Rose Fulbright US LLP, Dallas, Texas and for Cache by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma.

EXPERTS

Equity

The consolidated financial statements of Equity Bancshares, Inc. as of December 31, 2016, and 2015, and for each of the three years in the period ended December 31, 2016, incorporated by reference in this proxy statement/prospectus have been audited by Crowe Chizek LLP, an independent registered public accounting firm, as stated in their report, which is included and incorporated by reference herein. Such consolidated financial statements have been so included and incorporated in reliance given on the authority of said firm as experts in accounting and auditing.

Cache

The consolidated financial statements of Cache and its subsidiaries as of December 31, 2016 and December 31, 2015, and for each of the two years in the period ended December 31, 2016, included in this proxy statement/prospectus have been audited by Sewell & Taylor LLP, an independent public accounting firm, as stated in their report, which is included and incorporated by reference herein. Such consolidated financial statements have been so included and incorporated in reliance given on the authority of said firm as experts in accounting and auditing.

Community

The consolidated financial statements of Community First Bancshares, Inc. as of December 31, 2015 and December 31, 2014 and for each of the two years in the period ended December 31, 2015, incorporated by reference in this proxy statement/prospectus have been audited by Erwin & Company, an independent registered public accounting firm, as stated in their report, which is included and incorporated by reference herein. Such consolidated financial statements have been so included and incorporated in reliance given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Equity has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Equity common stock that Cache shareholders will be entitled to receive in connection with the Merger if the Merger is completed. This proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Equity and Equity common stock.

Equity also files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of the materials Equity files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. General information about Equity, including Equity’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through Equity’s website at investor.equitybank.com as soon as reasonably practicable after Equity files them with, or furnishes them to, the SEC. Information on Equity’s website is not incorporated into this proxy statement/prospectus or Equity’s other securities filings and is not a part of these filings.

Set forth below are additional documents which are incorporated by reference and contain important information about Equity and its financial condition.

This document incorporates by reference the following documents that have previously been filed with the SEC by Equity (Commission File No. 001-37624):

•	Annual Report on Form 10-K for the year ended December 31, 2016 (including specific portions of Equity’s definitive Proxy Statement for the 2016 Annual Meeting of Shareholders incorporated therein by reference);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017;

•	Equity’s Forms 8-K filed on June 17, 2017 and June 20, 2017; and

•	The audited consolidated financial statements of Community First Bancshares, Inc. and Subsidiary as of December 31, 2015 and 2014 contained in pages F-116 through F-121 of Amendment No. 1 to Equity’s Registration Statement on Form S-4 (Registration No. 333-213283) (the “Community Registration Statement”) filed with the SEC on September 23, 2016.

A description of Equity’s capital stock can be found herein under “Description of Capital Stock of Equity.”

Information about Equity can also be found in additional documents that Equity may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of Cache’s special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents referred to above through Equity or from the SEC through the SEC’s Internet site at the address described above. Documents incorporated by reference are available from Equity without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Equity at the following address:

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

Attn: Investor Relations

Telephone: (316) 612-6000

Cache is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from Cache, please send a request in writing or by telephone to Cache at the following address:

Cache Holdings, Inc.

9292 S. Delaware Avenue

Tulsa, Oklahoma 74137

Attention: Michael E. Bezanson

Telephone: (918) 209-5200

If you would like to request documents, please do so by October 3, 2017 to receive them before the Cache special meeting. If you request any incorporated documents from Equity, then Equity will mail them to you by first-class mail, or another equally prompt means, within one business day after Equity receives your request.

Equity has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Equity, and Cache has supplied all information contained in this proxy statement/prospectus relating to Cache.

Neither Equity nor Cache has authorized anyone to give any information or make any representation about the merger, the Equity share issuance or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained herein speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEPENDENT ACCOUNTANT’S COMPILATION REPORT

The Board of Directors and Stockholders

Cache Holdings, Inc.:

Management is responsible for the accompanying consolidated financial statements of Cache Holdings, Inc. and Subsidiary, which comprise the consolidated balance sheets as of June 30, 2017 and December 31, 2016, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the six months ended June 30, 2017 and 2016 and the related notes to the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. We have performed a compilation engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. We did not audit or review the consolidated financial statements nor were we required to perform any procedures to verify the accuracy or completeness of the information provided by management. Accordingly, we do not express an opinion, a conclusion, nor provide any form of assurance on these consolidated financial statements.

/s/ SEWELL & TAYLOR LLP

August 10, 2017

CACHE HOLDINGS, INC. AND SUBSIDIARY

Consolidated Balance Sheets

June 30, 2017 and December 31, 2016

	June 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$4,486,124	$3,270,505
Federal funds sold	5,084,000	21,150,000

Cash and Cash Equivalents	9,570,124	24,420,505

Loans	327,666,048	268,541,608
Less allowance for loan losses	4,030,224	3,826,224

Loans, net	323,635,824	264,715,384
Premises and equipment, net	4,051,138	4,101,038
Accrued interest receivable	647,357	755,957
Investments in life insurance contracts	3,847,908	3,793,101
Federal Reserve Bank and Federal Home Loan Bank stock	1,669,700	1,284,100
Goodwill	2,867,191	2,867,191
Other assets	415,783	326,732

Total Assets	$346,705,025	$302,264,008

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing demand	$21,147,174	$18,427,390
Interest bearing deposits	267,097,960	247,062,443

Total Deposits	288,245,134	265,489,833

Accrued interest payable	123,383	134,199
Other liabilities	1,608,802	1,678,144
Other borrowings	22,484,300	2,300,000

Total Liabilities	312,461,619	269,602,176

Stockholders’ equity:
Common stock, $1.00 par value. Authorized 30,000 shares; issued 20,935 shares	20,935	20,935
Additional paid-in capital	23,389,509	23,348,095
Retained earnings	10,832,962	9,292,802

Total stockholders’ equity	34,243,406	32,661,832

Total Liabilities and Stockholders’ Equity	$346,705,025	$302,264,008

See Accompanying Notes

CACHE HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Income

Six Months ended June 30, 2017 and 2016

	2017	2016
Interest Income:
Loans	$7,321,633	$5,584,636
Federal Funds Sold	81,580	35,057
Other Interest and Dividend Income	51,243	32,192

Total interest income	7,454,456	5,651,885
Interest Expense:
Deposits	1,035,544	720,513
Other borrowed funds	97,537	20,378

Total interest expense	1,133,081	740,891

Net interest income	6,321,375	4,910,994
Provision for loan losses	415,000	495,000

Net interest income after provision for loan losses	5,906,375	4,415,994

Other Non-Interest Income:
Service charges on deposit accounts	39,439	52,858
Loans held for sale transaction fees	84,150	50,625
Bank owned life insurance	54,807	58,771
Gain on sale of loans	—	251,407
Other non-interest income	33,593	23,676

Total other non-interest income	211,989	437,337

Other non-interest expenses:
Salaries and employee benefits	1,592,135	1,416,877
Occupancy costs	232,007	209,175
Professional fees	29,007	53,126
Data processing	97,586	114,588
Marketing	104,556	119,998
Deposit insurance premiums	141,061	54,951
Other expenses	287,359	261,359

Total other non-interest expense	2,483,711	2,230,074

Net Income	$3,634,653	$2,623,257

See Accompanying Notes

CACHE HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

Six Months ended June 30, 2017 and 2016

	Common Stock	Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity
Balance, December 31, 2015	$20,935	23,280,446	4,668,901	27,970,282
Net income – Six months ended June 30, 2016	—	—	2,623,257	2,623,257
Unearned compensation – Stock options	—	33,134	—	33,134
Dividends paid	—	—	(1,273,057)	(1,273,057)

Balance, June 30, 2016	$20,935	23,313,580	6,019,101	29,353,616
Net income – Six months ended December 31, 2016	—	—	3,273,701	3,273,701
Unearned compensation – Stock options	—	34,515	—	34,515

Balance, December 31, 2016	$20,935	23,348,095	9,292,802	32,661,832
Net income – Six months ended June 30, 2017	—	—	3,634,653	3,634,653
Unearned compensation – Stock options	—	41,414	—	41,414
Dividends paid	—	—	(2,094,493)	(2,094,493)

Balance, June 30, 2017	$20,935	23,389,509	10,832,962	34,243,406

See Accompanying Notes

CACHE HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Six Months ended June 30, 2017 and 2016

	2017	2016
Cash flows from operating activities:
Net income	$3,634,653	$2,623,257
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	415,000	495,000
Depreciation and amortization	81,764	80,361
Federal Home Loan Bank stock dividends	(21,700)	(6,800)
Stock based compensation expense	41,414	33,134
Earnings on cash value of life insurance	(54,807)	(58,771)
(Increase) decrease in accrued interest receivable	108,600	(23,442)
(Increase) decrease in other assets	(89,676)	(71,815)
Increase (decrease) in accrued interest payable	(10,816)	16,328
Increase (decrease) in other liabilities	(69,342)	(65,765)

Net cash provided by operating activities	4,035,090	3,021,487

Cash flows from investing activities:
Net redemptions (purchases) of Federal Reserve Bank and Federal Home Loan Bank stock	(363,900)	424,700
Net (increase) decrease in loans	(59,335,440)	(59,327,012)
Additions to premises and equipment	(31,239)	(34,291)

Net cash provided (used) in investing activities	(59,730,579)	(58,936,603)

Cash flows from financing activities:
Net increase (decrease) in deposits	22,755,301	60,330,681
Net increase (decrease) in other borrowings	20,184,300	(3,814,900)
Dividends paid	(2,094,493)	(1,273,057)

Net cash provided (used) by financing activities	40,845,108	55,242,724

Net increase (decrease) in cash and cash equivalents	(14,850,381)	(672,392)
Cash and cash equivalents, beginning of period	24,420,505	20,781,488

Cash and cash equivalents, end of period	$9,570,124	20,109,096

Supplemental Cash Flow Information:
Interest Paid	$1,123,870	$724,563

See Accompanying Notes

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months ended June 30, 2017 and 2016 and Year ended December 31, 2016

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a description of the significant accounting and reporting policies which the Company follows in preparing and presenting its financial statements. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The accompanying consolidated financial statements present the accounts of Cache Holdings, Inc. (the Company) and its wholly owned subsidiary, Patriot Bank (the Bank). All significant intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements.

Nature of Operations

Cache Holdings, Inc. is a bank holding company whose operations consist principally of owning Patriot Bank.

Patriot Bank operates under a state bank charter and provides full banking services. The Bank is subject to regulation of the Federal Reserve and the Federal Deposit Insurance Corporation. The area served by Patriot Bank is primarily Oklahoma and surrounding states.

Organization

The Company purchased, as of October 16, 2009, 100% of the outstanding stock of FirstBank Center, Broken Arrow, Oklahoma, and changed its name to Patriot Bank.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

Loans Held for Sale

The Bank is funding loans originated by a Mortgage Company until the loans are securitized and sold. The Bank earns interest on the loans, plus a transaction fee, when the loans are sold. The carrying value of the loans is considered to be fair market value.

Loans

Loans are carried at the principal amount outstanding. Interest income on loans is credited to operations based on the principal amount outstanding. Loan origination fees and related costs, if material, are deferred and amortized as a yield adjustment over the life of the related loans.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months ended June 30, 2017 and 2016 and Year ended December 31, 2016

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans  (continued)

Loans are placed on nonaccrual status when management believes that the borrower’s financial condition, after giving consideration to economic and business conditions and collection efforts, is such that collection of interest is doubtful. In the normal course of business, when a loan is placed on nonaccrual status, all previously accrued but uncollected interest is reversed against the appropriate income and balance sheet accounts. For interest accrued in the current year, the entry is made directly against the interest income account. For interest accrued in prior accounting periods, the interest is charged against the Allowance for Loan Losses account if provisions for possible interest loss were previously made. If accrued interest provisions had not been provided, the charge will be expensed against current earnings as other non-interest expense.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

This allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. General component cover non-impaired loans and are based on historical loss rates for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment’s historical loss experience. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions, changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral- dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months ended June 30, 2017 and 2016 and Year ended December 31, 2016

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for Loan Losses  (continued)

on a loan by loan basis for commercial and real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets.

Bank-Owned Life Insurance

The Bank purchased single-premium life insurance on certain officers of the Bank. Appreciation in value of the insurance policies is classified as noninterest income.

Federal Reserve Bank (FRB) and Federal Home Loan Bank (FHLB)

Federal Reserve Bank and Federal Home Loan Bank stock are required investments for institutions that are members of the FRB and the FHLB. Stocks are carried at cost. The stocks are considered restricted securities and are periodically evaluated for impairment based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

Income Taxes

The Company and its banking subsidiary are small business corporations (S Corporations) as defined in Section 1361(a) of the Internal Revenue Code. As an S Corporation, the Company and the Bank are generally exempt from statutory income taxes. The results of operations of the Company are included in the income tax returns of the individual stockholders. In accordance with certain provisions of the Internal Revenue Code, the Company files a consolidated income tax return with its banking subsidiary.

Consolidated income tax returns for the years 2014, 2015 and 2016 are statutorily open for examination by the Internal Revenue Service and the Oklahoma Tax Commission.

Treasury Stock

Treasury stock transactions are recorded at cost on a specific identification basis.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

(2)	RESTRICTION ON CASH AND DUE FROM BANKS

The Bank is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The required reserve at June 30, 2017 and December 31, 2016, was approximately $2,335,000 and $1,455,000, respectively.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months ended June 30, 2017 and 2016 and Year ended December 31, 2016

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans consist of the following at June 30, 2017 and December 31, 2016:

in Thousands	June 30, 2017	December 31, 2016
Real Estate: Construction & Land Development	$45,612	$36,222

Real Estate – Mortgage:
Farmland	270	424
Multifamily	8,221	8,360
Commercial Properties	99,098	95,822
Residential Properties	34,782	28,062
Loans Held For Sale	43,607	23,715

Total Real Estate – Mortgage	185,978	156,383

Commercial and Industrial	95,717	75,593
Consumer	359	343

Total Loans	327,666	268,541
LESS: Allowance for Loan Losses	(4,030)	(3,826)

Net Loans	$323,636	$264,715

Total Loans as listed above	$327,666	$268,541
Less Loans Held for Sale	43,607	23,715

Total Loans net of Loans Held for Sale	$284,059	$244,826

At June 30, 2017 and December 31, 2016, the Bank has $135.38 million and $127.53 million of loans pledged as collateral for certain borrowings.

As of June 30, 2017, the real estate portfolio constituted 70.7% of the total loan portfolio. This can be broken down further into the following categories: 13.9% construction and land development, 32.8% commercial real estate, and 23.9% residential real estate loans, as a percent of total loans. The commercial real estate can be further broken down to 16.5% in owner occupied properties and 16.4% in non-owner occupied properties, as a percent of total loans.

As of December 31, 2016, the real estate portfolio constituted 72% of the total loan portfolio. This can be broken down further into the following categories: 13% construction and land development, 39% commercial real estate, and 19% residential real estate loans, as a percent of total loans. The commercial real estate can be further broken down to 17% in owner occupied properties and 24% in non-owner occupied properties, as a percent of total loans.

The Company’s construction and land development loans are secured by real property where the loan funds will be used to acquire land and to construct or improve appropriately zoned real property for the creation of income producing or owner occupied commercial properties. Borrowers are generally required to put equity into the project at levels determined by the loan committee and usually are underwritten with a maximum term of 24 months.

Commercial real estate loans are secured by improved real property which is generating income in the normal course of business. Debt service coverage minimums, assuming stabilized occupancy, are typically required to support a permanent loan. The debt service coverage minimum is ordinarily at 1.20 to 1.00. These loans are generally underwritten with a term not greater than 10 years or the remaining useful life of the property, whichever is less. The preferred term is between 3 to 5 years, with maximum amortization of 25 years.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months ended June 30, 2017 and 2016 and Year ended December 31, 2016

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

Residential real estate loans are secured by improved real property of the borrower and are usually underwritten with a term of 1 to 5 years, but may be underwritten with terms up to 25 years.

The Company also makes commercial and industrial loans for a variety of purposes, which include working capital, equipment, and accounts receivable financing. This category represents approximately 29.2% of the loan portfolio at June 30, 2016. Loans in this category generally carry a variable interest rate. Commercial loans meet reasonable underwriting standards, including appropriate collateral and cash flow necessary to support debt service. Personal guarantees are generally required, but may be limited.

The following tables show the allowance for loan losses for the six months ended June 30, 2017 and 2016 and recorded investment in loans as of June 30, 2017 and December 31, 2016:

in Thousands	Construction and Land Development	Multifamily	Farmland	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer	Total
June 30, 2017
Allowance for Loan Losses:
Beginning Balance	$1,017	$200	$5	$1,251	$369	$981	$3	$3,826
Charge-Offs	—	—	—	(215)	—	—	—	(215)
Recoveries	—	—	—	—	4	—	—	4
Provisions	59	10	0	126	99	121	0	415

Ending Balance	$1,076	$210	$5	$1,162	$472	$1,102	$3	$4,030

Ending Balance: Individually Evaluated for Impairment	$—	$—	$—	$—	$—	$—	$—	$—

Ending Balance: Collectively Evaluated for Impairment	$1,076	$210	$5	$1,162	$472	$1,102	$3	$4,030

Loans:
Ending Balance	$45,612	$8,221	$270	$99,098	$34,782	$95,717	$359	$284,059

Ending Balance: Individually Evaluated for Impairment	$—	$—	$—	$—	$—	$—	$—	$—

Ending Balance: Collectively Evaluated for Impairment	$45,612	$8,221	$270	$99,098	$34,782	$95,717	$359	$284,059

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months ended June 30, 2017 and 2016 and Year ended December 31, 2016

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

in Thousands	Construction and Land Development	Multifamily	Farmland	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer	Total
June 30, 2016
Allowance for Loan Losses:
Beginning Balance	$860	$164	$3	$840	$249	$710	$2	$2,828
Charge-Offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	82	17	1	183	113	98	1	495

Ending Balance	$942	$181	$4	$1,023	$362	$808	$3	$3,323

Ending Balance: Individually Evaluated for Impairment	$—	$—	$—	$—	$—	$—	$—	$—

Ending Balance: Collectively Evaluated for Impairment	$942	$181	$4	$1,023	$362	$808	$3	$3,323

December 31, 2016
Loans:
Ending Balance	$36,222	$8,360	$424	$95,822	$28,062	$75,593	$343	$244,826

Ending Balance: Individually Evaluated for Impairment	$—	$—	$—	$—	$—	$—	$—	$—

Ending Balance: Collectively Evaluated for Impairment	$36,222	$8,360	$424	$95,822	$28,062	$75,593	$343	$244,826

Credit quality indicators as of June 30, 2017 and 2016 are as follows:

Internally assigned grade:

Pass – loans in this category have strong asset quality and liquidity along with a multi-year track record of profitability.

Watch – Loans classified as watch possess potential weaknesses that require management attention, but do not yet warrant adverse classification. While the status of a loan put on this list may not technically trigger their classification as Special Mention or Substandard, it is considered a proactive way to identify potential issues and address them before the situation deteriorates further and does result in a loss for the Bank.

Special mention – loans in this category are currently protected but are potentially weak. The credit risk may be relatively minor, yet constitute an increased risk in light of the circumstances surrounding a specific loan.

Substandard – loans in this category show signs of continuing negative financial trends and unprofitability at various times, and, therefore, are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any.

Doubtful – loans in this category are illiquid and highly leveraged, have negative net worth, cash flow, and continuing operating losses. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the asset, its classification as loss is deferred until its more exact status may be determined.

Loss – loans in this category are considered uncollectible and of such little value that their continuance as bankable loans is not warranted. This classification does not mean that the loan has no recovery value, but that it is not practical to defer writing it off, even though partial recovery may be affected in the future. Such credits should be recommended for charge-off.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months ended June 30, 2017 and 2016 and Year ended December 31, 2016

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

The information for each of the credit quality indicators is updated on a quarterly basis in conjunction with the determination of the adequacy of the allowance for loan losses.

Credit risk profile by internally assigned grade:

in Thousands	Construction and Land Development	Multifamily	Farmland	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer	Total
June 30, 2017
Pass	$44,105	$8,221	$270	$94,044	$33,883	$89,802	$359	$270,684
Watch/OAEM	1,507	—	—	5,054	899	4,133	—	11,593
Substandard	—	—	—	—	—	1,782	—	1,782

Total	$45,612	$8,221	$270	$99,098	$34,782	$95,717	$359	$284,059

December 31, 2016
Pass	$34,291	$8,360	$424	$90,733	$27,832	$68,033	$343	$230,016
Watch/OAEM	1,931	—	—	5,089	230	4,604	—	11,854
Substandard	—	—	—	—	—	2,956	—	2,956

Total	$36,222	$8,360	$424	$95,822	$28,062	$75,593	$343	$244,826

Information on impaired loans for the six months ended June 30, 2017 and year ended December 31, 2016 are as follows:

in Thousands	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
June 30, 2017 With No Related Allowance Recorded:
Construction & Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	918	918	—	1,213	38
Residential Real Estate	—	—	—	—	—
Commercial & Industrial	—	—	—	—	—
Consumer	—	—	—	—	—

Total	$918	$918	$—	$1,213	$38

With Related Allowance Recorded:
Construction & Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	—	—	—	—	—
Residential Real Estate	—	—	—	—	—
Commercial & Industrial	—	—	—	—	—
Consumer	—	—	—	—	—

	$—	$—	$—	$—	$—

Construction & Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	918	918	—	1,213	38
Residential Real Estate	—	—	—	—	—
Commercial & Industrial	—	—	—	—	—
Consumer	—	—	—	—	—

Grand Total	$918	$918	$—	$1,213	$38

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months ended June 30, 2017 and 2016 and Year ended December 31, 2016

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

in Thousands	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2016
With No Related Allowance Recorded:
Construction & Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	1,213	1,213	—	1,238	158
Residential Real Estate	—	—	—	—	—
Commercial & Industrial	716	716	—	794	269
Consumer	—	—	—	—	—

Total	$1,929	$1,929	$—	$2,032	$427

With Related Allowance Recorded:
Construction & Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	—	—	—	—	—
Residential Real Estate	—	—	—	—	—
Commercial & Industrial	—	—	—	—	—
Consumer	—	—	—	—	—

	$—	$—	$—	$—	$—

Construction & Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	1,213	1,213	—	1,238	158
Residential Real Estate	—	—	—	—	—
Commercial & Industrial	716	716	—	794	269
Consumer	—	—	—	—	—

Grand Total	$1,929	$1,929	$—	$2,032	$427

Age analysis tables of past due loans as of June 30, 2017 and December 31, 2016 are as follows:

in Thousands	30-59 Days Past Due	60-89 Days Past Due	≥ 90 Days Past Due	Total Past Due	Current	≥ 90 & Still Accruing
June 30, 2017
Construction & Land Development	$—	$—	$—	$—	$45,612	$—
Multifamily	—	—	—	—	8,221	—
Farmland	—	—	—	—	270	—
Commercial Properties	—	—	918	918	98,180	—
Residential Properties	—	—	—	—	34,782	—
Commercial and Industrial	—	—	—	—	95,717	—
Consumer	—	—	—	—	359	—

Total	$—	$—	$918	$918	$283,141	$—

December 31, 2016
Construction & Land Development	$—	$—	$—	$—	$36,222	$—
Multifamily	—	—	—	—	8,360	—
Farmland	—	—	—	—	424	—
Commercial Properties	—	1,452	—	1,452	94,370	—
Residential Properties	—	—	—	—	28,062	—
Commercial and Industrial	—	621	—	621	74,972	—
Consumer	—	—	—	—	343	—

Total	$—	$2,073	$—	$2,073	$242,753	$—

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months ended June 30, 2017 and 2016 and Year ended December 31, 2016

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

Information on performing and nonaccrual impaired loans as of June 30, 2017 and December 31, 2016 is as follows:

in Thousands	June 30, 2017	December 31, 2016
Impaired Performing Loans:
Construction & Land Development	$—	$—
Multifamily	—	—
Farmland	—	—
Commercial Properties	—	—
Residential Properties	—	—
Commercial and Industrial	—	—
Consumer	—	—

Total Impaired Performing Loans	$—	$—

Impaired Nonperforming Loans:
Nonaccrual Loans:
Construction & Land Development	$—	$—
Multifamily	—	—
Farmland	—	—
Commercial Properties	918	1,213
Residential Properties	—	—
Commercial and Industrial	—	716
Consumer	—	—

Total Impaired Nonperforming Loans	$918	$1,929

(4)	PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

	June 30, 2017	December 31, 2016
Land	$900,000	$900,000
Building	2,992,441	2,992,441
Furniture, fixtures and equipment	1,071,986	1,040,747

	4,964,427	4,933,188
Less accumulated depreciation	913,289	832,150

	$4,051,138	$4,101,038

(5)	INVESTMENT IN LIFE INSURANCE CONTRACTS

The Company is the owner and the beneficiary of life insurance policies on certain directors and officers of the Bank, with aggregate death benefits of approximately $11,146,000 and $11,000,000 as of June 30, 2017 and December 31, 2016, respectively. The cash surrender value on the policies amounted to $3,847,908 and $3,793,101 as of June 30, 2017 and December 31, 2016, respectively.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months ended June 30, 2017 and 2016 and Year ended December 31, 2016

(6)	SAVINGS PLAN

The Bank has a savings plan which incorporates the provisions of Section 401(k) of the Internal Revenue Code. All employees, after meeting age and service requirements, are eligible to participate in the plan and receive matching employer contributions based upon years of service and the amount of contributions elected by the employee. Contributions by the Bank were $41,542 and $33,865 during the six months ended June 30, 2017 and 2016, respectively.

(7)	DEPOSITS

A summary of deposits follows:

	June 30, 2017	December 31, 2016
Demand	$21,147,174	$18,427,390
NOW Accounts	88,825,,547	68,509,729
Money Market Accounts	64,993,012	62,009,213
Savings	398,214	508,786
Certificates of Deposit, $250,000 and over	17,085,055	16,760,406
Other Certificates of Deposit	95,796,132	99,274,309

Total deposits	$288,245,134	$265,489,833

Certificates of deposit and other time deposits issued in denominations that meet or exceed the FDIC insurance limit of $250 thousand or more totaled $17,085,055 and $16,760,406 at June 30, 2017 and December 31, 2016, respectively, and are included in interest-bearing deposits in the consolidated balance sheets.

At June 30, 2017, the scheduled maturities of certificates of deposit are as follows:

2017	$59,753,878
2018	47,712,757
2019	3,790,008
2020	580,867
2021	790,986
2022	252,691

Totals	$112,881,187

(8)	OTHER BORROWINGS

Other borrowings consist of:

	2017	2016
Federal Home Loan Bank of Topeka-line of credit	$20,184,300	$—
Federal Home Loan Bank of Topeka-term advance	1,300,000	1,300,000
The Bankers Bank	1,000,000	1,000,000

Total	$22,484,300	$2,300,000

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months ended June 30, 2017 and 2016 and Year ended December 31, 2016

(8)	OTHER BORROWINGS (continued)

Federal Home Loan Bank term advance at June 30, 2017 matures as follows:

October 26, 2018	$600,000
April 24, 2019	700,000

$1,300,000

Federal Home Loan Bank borrowings are secured by certain loans.

The Bankers Bank note, with interest at prime floating, 4.25%, matures May 27, 2018 and is secured by Bank stock.

At June 30, 2017, the Bank had unused lines of credit aggregating approximately $90,000,000.

(9)	DIVIDENDS FROM BANK SUBSIDIARY

Dividends from Patriot Bank are the primary source of funds available to the Company for interest and principal payments on the note payable and for other cash requirements.

Banks are restricted under various statutes as to the amount of dividends that may be paid in any calendar year. Generally, banks can pay dividends equal to the prior two years undistributed net profits (as defined) plus an additional amount equal to the bank’s net profits during the applicable dividend period without prior approval by the Federal Reserve.

At June 30, 2017, the Bank could pay dividends of approximately $11,000,000 with approval of the Bank regulators.

(10)	STOCK OPTIONS

The Company has granted incentive stock options to certain officers of Patriot Bank. The options granted are to purchase Company common stock at not less than fair market value at date of grant. Options are generally exercisable annually in cumulative installments of 20% and fully vest upon a change of control.

The following summarizes stock option activity for 2017 and 2016:

	Shares	Exercise Price Range
Outstanding as of December 31, 2015	2,020	$1,000-$1,500
Granted	500	$1,500
Cancelled	—	—
Exercised	—	—

Outstanding as of December 31, 2016	2,520	$1,000-$1,500
Granted	—	—
Cancelled	—	—
Exercised	—	—

Outstanding as of June 30, 2017	2,520	$1,000-$1,500

As of June 30, 2017 and December 31, 2016, 1,446 shares and 1,122 shares were exercisable at prices ranging from $1,000 to $1,500 per share.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months ended June 30, 2017 and 2016 and Year ended December 31, 2016

(10)	STOCK OPTIONS (continued)

Stock-based compensation expense recognized in the accompanying consolidated statements of income amounted to $41,414 and $33,134 for the six months ended June 30, 2017 and 2016, respectively. At June 30, 2017, there was $180,927 of unrecognized compensation cost.

(11)	RELATED PARTY TRANSACTIONS

In the ordinary course of business, officers, directors and employees of the Bank are customers of and engage in transactions with the Bank. These transactions are on substantially the same terms as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk or present other unfavorable features. Loans to such parties are made in accordance with terms and policies of the Bank and are specifically authorized by the Board of Directors. Aggregate loans, owed to the Bank by such persons, were approximately $6,967,000 and $6,588,000 at June 30, 2017 and December 31, 2016, respectively. Deposits from related parties held by the Bank at June 30, 2017 and December 31, 2016 amounted to approximately $4,399,000 and $5,600,000, respectively.

(12)	COMMITMENTS AND CONTINGENT LIABILITY

Loans – In the normal course of business, the Bank makes commitments under standby letters of credit that are not reflected in the accompanying financial statements. Commitments under these standby letters of credit aggregated approximately $704,000 and $727,000 at June 30, 2017 and December 31, 2016, respectively.

The Bank is committed to fund unused portions of lines of credit and construction loans to borrowers in compliance with the related loan agreements that are not reflected in the accompanying financial statements. At June 30, 2017 and December 31, 2016, the unused portions of lines of credit and construction loans aggregated approximately $50,800,000 and $34,800,000, respectively.

The Bank does not anticipate any material losses as a result of these commitments.

(13)	LITIGATION

The Bank is subject to various claims and lawsuits which arise primarily in the ordinary course of business. There are no outstanding or unresolved claims or lawsuits.

(14)	REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months ended June 30, 2017 and 2016 and Year ended December 31, 2016

(14)	REGULATORY CAPITAL REQUIREMENTS (continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Common Equity Tier 1 Capital (“CETI”), Tier 1 Capital, Total Capital and leverage ratio of Tier 1 Capital. The requirements are:

•	4.5% based upon CETI

•	6.0% based upon Tier 1 Capital

•	8.0% based on total regulatory capital

•	Leverage ratio of Tier 1 Capital assets equal to 4%

As of June 30, 2017 and 2016, management believes the Bank met all capital adequacy requirements to which they are subject. As of June 30, 2017, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the following table (in thousands):

	Actual		Minimum Required For Capital Adequacy Under Basel III Phase-In		Minimum Required For Capital Adequacy Under Basel III Fully Phased-In
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2017
Common Equity Tier I Ratio	$32,058	9.45%	$17,812	>5.25%	$23,749	> 7.0%
Tier I Capital to Risk Weighted Assets	$32,058	9.45%	$22,477	>6.625%	$28,838	> 8.5%
Total Risk Based Capital to Risk Weighted Assets	$36,088	10.64%	$29,262	>8.625%	$35,623	>10.5%
Tier I Capital to Average Assets	$32,058	9.69%	$13,240	>4.0%	$13,240	> 4.0%
December 31, 2016
Common Equity Tier I Ratio	$30,568	10.61%	$14,765	>5.125%	$20,168	> 7.0%
Tier I Capital to Risk Weighted Assets	$30,568	10.61%	$19,087	>6.625%	$24,490	> 8.5%
Total Risk Based Capital to Risk Weighted Assets	$34,172	11.86%	$24,850	>8.625%	$30,252	>10.5%
Tier I Capital to Average Assets	$30,568	10.03%	$12,192	>4.0%	$12,182	> 4.0%

(15)	FAIR VALUE OF ASSETS AND LIABILITIES

The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months ended June 30, 2017 and 2016 and Year ended December 31, 2016

(15)	FAIR VALUE OF ASSETS AND LIABILITIES (continued)

These techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Fair value accounting guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset, a change in valuation technique or the use of multiple valuation techniques may be appropriate.

In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

In accordance with this guidance, the Company groups its financial assets and liabilities generally measured at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value.

•	Level 1: Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

•	Level 2: Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

•	Level 3: Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities may include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

When available, the Company attempts to use quoted market prices to determine fair value and classifies such items as Level 1 or Level 2. If quoted market prices are not available, fair value is often determined using model-based techniques incorporating various assumptions, including interest rates, prepayment speeds and credit losses. Assets and liabilities valued using model-based techniques are classified as either Level 2 or Level 3, depending on the extent to which the valuation inputs are based on market data obtained from independent sources.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months ended June 30, 2017 and 2016 and Year ended December 31, 2016

(15)	FAIR VALUE OF ASSETS AND LIABILITIES (continued)

The estimated fair values, and related carrying amounts, of the Company’s financial instruments are as follows:

	June 30, 2017		December 31, 2016
	Fair Value	Carrying Value	Fair Value	Carrying Value
	(in Thousands)		(in Thousands)
Financial Assets:
Cash and cash equivalents	$9,570	$9,570	$24,420	$24,420
Federal Reserve Bank and Federal Home Loan Bank stock	1,670	1,670	1,284	1,284
Loans Held for Sale	43,607	43,607	23,715	23,715
Loans, net	295,301	280,029	253,830	241,000
Interest receivable	647	647	756	756

Financial Liabilities:
Deposits	278,094	288,245	255,423	265,490
Other Borrowings	22,497	22,484	2,315	2,300
Interest Payable	123	123	134	134
Off-Balance Sheet Commitments:
Standby Letters of Credit	704	704	727	727

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents and Interest Bearing Deposits in Banks – The carrying value approximates their fair values.

Loans Held for Sale – The carrying value approximates its fair value.

Loans – The fair values for loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and credit quality.

Interest Receivable – The carrying value approximates its fair value.

Deposits – The fair values disclosed for demand deposits (for example, interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings – The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on current market rates for similar types of borrowing arrangements.

Interest Payable – The carrying value approximates the fair value.

Off-Balance Sheet Instruments – Fair values for the Company’s off-statement-of-financial-condition instruments (unused lines of credit and letters of credit), which are based upon fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and counterparties’

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months ended June 30, 2017 and 2016 and Year ended December 31, 2016

(15)	FAIR VALUE OF ASSETS AND LIABILITIES (continued)

credit standing, are not significant. Many of the Company’s off-balance sheet instruments, primarily loan commitments and standby letters of credit, are expected to expire without being drawn upon; therefore, the commitment amounts do not necessarily represent future cash requirements.

(16)	CONCENTRATIONS

The Company held approximately $231,500,000 and $156,384,000 at June 30, 2017 and December 31, 2016, respectively, in loans collateralized by real estate.

(17)	SUBSEQUENT EVENTS

Cache Holdings, Inc. and its subsidiary, Patriot Bank, have agreed to be acquired by Equity Bancshares, Inc. The acquisition, which is subject to regulatory approval, is expected to be completed in the fourth quarter of 2017.

* * * * *

INDEPENDENT AUDITOR’S REPORT

The Board of Directors and Stockholders

Cache Holdings, Inc.:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Cache Holdings, Inc. and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cache Holdings, Inc. and its Subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ SEWELL & TAYLOR LLP

August 10, 2017

CACHE HOLDINGS, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2016 and 2015

	2016	2015
ASSETS
Cash and Due from Banks	$3,270,505	$3,695,488
Federal Funds Sold	21,150,000	17,086,000

Cash and Cash Equivalents	24,420,505	20,781,488

Loans	268,541,608	190,053,089
Less allowance for loan losses	3,826,224	2,828,046

Loans, net	264,715,384	187,225,043
Premises and equipment, net	4,101,038	4,144,720
Accrued interest receivable	755,957	478,017
Investments in life insurance contracts	3,793,101	3,678,538
Federal Reserve Bank and Federal Home Loan Bank stock	1,284,100	1,487,000
Goodwill	2,867,191	2,867,191
Other assets	326,732	282,358

Total Assets	$302,264,008	$220,944,355

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing demand	$18,427,390	$14,911,413
Interest bearing deposits	247,062,443	171,340,300

Total Deposits	265,489,833	186,251,713

Accrued interest payable	134,199	103,875
Other liabilities	1,678,144	1,503,585
Other borrowings	2,300,000	5,114,900

Total Liabilities	269,602,176	192,974,073

Stockholders’ equity:
Common stock, $1.00 par value. Authorized 30,000 shares; issued 20,935 shares	20,935	20,935
Additional paid-in capital	23,348,095	23,280,446
Retained earnings	9,292,802	4,668,901

Total stockholders’ equity	32,661,832	27,970,282

Total Liabilities and Stockholders’ Equity	$302,264,008	$220,944,355

See accompanying notes to consolidated financial statements.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Income

Years ended December 31, 2016 and 2015

	2016	2015
Interest Income:
Loans	$12,338,474	$9,010,487
Federal Funds Sold	68,402	14,844
Other Interest and Dividend Income	74,064	76,102

Total interest income	12,480,940	9,101,433
Interest Expense:
Deposits	1,587,119	925,285
Other borrowed funds	70,132	116,455

Total interest expense	1,657,251	1,041,740

Net interest income	10,823,689	8,059,693
Provision for loan losses	1,035,000	850,000

Net interest income after provision for loan losses	9,788,689	7,209,693

Other Non-Interest Income:
Service charges on deposit accounts	97,548	63,957
Loans held for sale-transaction fees	155,175	134,700
Bank owned life insurance	114,563	120,839
Gain on sale of loans held for sale	251,407	72,198
Other non-interest income	49,540	44,523

Total other non-interest income	668,233	436,217

Other non-interest expenses:
Salaries and employee benefits	2,829,258	2,536,798
Occupancy costs	443,794	426,893
Professional fees	156,726	230,660
Data processing	213,576	206,371
Marketing	245,156	173,202
Deposit insurance premiums	124,011	90,030
Other expenses	547,443	436,587

Total other non-interest expense	4,559,964	4,100,541

Net Income	$5,896,958	$3,545,369

See accompanying notes to consolidated financial statements.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

Years ended December 31, 2016 and 2015

	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Total Stockholders’ Equity
Balance, December 31, 2014	$16,550	16,650,032	1,834,271	(246,400)	18,254,453
Net income – 2015	—	—	3,545,369	—	3,545,369
Unearned compensation – Stock options	—	27,699	—	—	27,699
Dividends paid	—	—	(710,739)	—	(710,739)
Sale of 4,385 shares of common stock	4,385	6,573,115	—	—	6,577,500
Sale of 224 shares of treasury stock	—	29,600	—	246,400	276,000

Balance, December 31, 2015	20,935	23,280,446	4,668,901	—	27,970,282
Net income—2016	—	—	5,896,958	—	5,896,958
Unearned compensation – Stock options	—	67,649	—	—	67,649
Dividends paid	—	—	(1,273,057)	—	(1,273,057)

Balance, December 31, 2016	$20,935	23,348,095	9,292,802	—	32,661,832

See accompanying notes to consolidated financial statements.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 2016 and 2015

	2016	2015
Cash flows from operating activities:
Net income	$5,896,958	$3,545,369
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,035,000	850,000
Depreciation and amortization	168,440	166,088
Federal Home Loan Bank stock dividends	(23,700)	(43,000)
Stock based compensation expense	67,649	27,699
Earnings on cash value of life insurance	(114,563)	(120,839)
(Increase) decrease in accrued interest receivable	(277,940)	(138,846)
(Increase) decrease in other assets	(44,324)	(59,434)
Increase (decrease) in accrued interest payable	30,324	33,058
Increase (decrease) in other liabilities	174,559	513,227

Net cash provided by operating activities	6,912,403	4,773,322

Cash flows from investing activities:
Net redemptions (purchases) of Federal Reserve Bank and Federal Home Loan Bank stock	226,600	(184,300)
Net decrease (increase) in loans	(78,526,641)	(53,678,745)
Additions to premises and equipment	(123,508)	(59,322)

Net cash provided (used) in investing activities	(78,423,549)	(53,922,367)

Cash flows from financing activities:
Net increase (decrease) in deposits	79,238,120	59,278,179
Net increase (decrease) in other borrowings	(2,814,900)	814,900
Proceeds from issuance of stock	—	6,577,500
Sale of treasury stock	—	276,000
Dividends paid	(1,273,057)	(710,739)

Net cash provided (used) by financing activities	75,150,163	66,235,840

Net increase (decrease) in cash and cash equivalents	3,639,017	17,086,795
Cash and cash equivalents, beginning of year	20,781,488	3,694,693

Cash and cash equivalents, end of year	$24,420,505	20,781,488

Supplemental Cash Flow Information:
Interest Paid	$1,626,927	$962,107

See accompanying notes to consolidated financial statements.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2016 and 2015

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a description of the significant accounting and reporting policies which the Company follows in preparing and presenting its financial statements. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The accompanying consolidated financial statements present the accounts of Cache Holdings, Inc. (the Company) and its wholly owned subsidiary, Patriot Bank (the Bank). All significant intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements.

Nature of Operations

Cache Holdings, Inc. is a bank holding company whose operations consist principally of owning Patriot Bank.

Patriot Bank operates under a state bank charter and provides full banking services. The Bank is subject to regulation of the Federal Reserve and the Federal Deposit Insurance Corporation. The area served by Patriot Bank is primarily Oklahoma and surrounding states.

Organization

The Company purchased, as of October 16, 2009, 100% of the outstanding stock of FirstBank Center, Broken Arrow, Oklahoma, and changed its name to Patriot Bank.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

Loans Held for Sale

The Bank is funding loans originated by a Mortgage Company until the loans are securitized and sold. The Bank earns interest on the loans, plus a transaction fee, when the loans are sold. The carrying value of the loans is considered to be fair market value.

Loans

Loans are carried at the principal amount outstanding. Interest income on loans is credited to operations based on the principal amount outstanding. Loan origination fees and related costs, if material, are deferred and amortized as a yield adjustment over the life of the related loans.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2016 and 2015

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans  (continued)

Loans are placed on nonaccrual status when management believes that the borrower’s financial condition, after giving consideration to economic and business conditions and collection efforts, is such that collection of interest is doubtful. In the normal course of business, when a loan is placed on nonaccrual status, all previously accrued but uncollected interest is reversed against the appropriate income and balance sheet accounts. For interest accrued in the current year, the entry is made directly against the interest income account. For interest accrued in prior accounting periods, the interest is charged against the Allowance for Loan Losses account if provisions for possible interest loss were previously made. If accrued interest provisions had not been provided, the charge will be expensed against current earnings as other non-interest expense.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

Allowance for Loan Losses

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

This allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. General component cover non-impaired loans and are based on historical loss rates for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment’s historical loss experience. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions, changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral- dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2016 and 2015

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for Loan Losess  (continued)

on a loan by loan basis for commercial and real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets.

Bank-Owned Life Insurance

The Bank purchased single-premium life insurance on certain officers of the Bank. Appreciation in value of the insurance policies is classified as noninterest income.

Federal Reserve Bank (FRB) and Federal Home Loan Bank (FHLB)

Federal Reserve Bank and Federal Home Loan Bank stock are required investments for institutions that are members of the FRB and the FHLB. Stocks are carried at cost. The stocks are considered restricted securities and are periodically evaluated for impairment based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

Income Taxes

The Company and its banking subsidiary are small business corporations (S Corporations) as defined in Section 1361(a) of the Internal Revenue Code. As an S Corporation, the Company and the Bank are generally exempt from statutory income taxes. The results of operations of the Company are included in the income tax returns of the individual stockholders. In accordance with certain provisions of the Internal Revenue Code, the Company files a consolidated income tax return with its banking subsidiary.

Consolidated income tax returns for the years 2014, 2015 and 2016 are statutorily open for examination by the Internal Revenue Service and the Oklahoma Tax Commission.

Treasury Stock

Treasury stock transactions are recorded at cost on a specific identification basis.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

(2)	RESTRICTION ON CASH AND DUE FROM BANKS

The Bank is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The required reserve at December 31, 2016 and 2015, was approximately $1,455,000 and $1,108,000, respectively.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2016 and 2015

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans consist of the following at December 31, 2016 and 2015:

in Thousands	2016	2015
Real Estate: Construction & Land Development	$36,222	$41,006

Real Estate – Mortgage:
Farmland	424	413
Multifamily	8,360	10,227
Commercial Properties	95,822	65,940
Residential Properties	28,062	21,290
Loans Held For Sale	23,715	5,195

Total Real Estate – Mortgage	156,383	103,065

Commercial and Industrial	75,593	45,797
Consumer	343	185

Total Loans	268,541	190,053
LESS: Allowance for Loan Losses	(3,826)	(2,828)

Net Loans	$264,715	$187,225

Total Loans as listed above	$268,541	$190,053
Less Loans Held for Sale	23,715	5,195

Total Loans net of Loans Held for Sale	$244,826	$184,858

At December 31, 2016 and 2015, the Bank has $127.53 million and $84.61 million of loans pledged as collateral for certain borrowings.

As of December 31, 2016, the real estate portfolio constituted 72% of the total loan portfolio. This can be broken down further into the following categories: 13% construction and land development, 39% commercial real estate, and 19% residential real estate loans, as a percent of total loans. The commercial real estate can be further broken down to 17% in owner occupied properties and 24% in non-owner occupied properties, as a percent of total loans.

Commercial real estate loans are secured by improved real property which is generating income in the normal course of business. Debt service coverage minimums, assuming stabilized occupancy, are typically required to support a permanent loan. The debt service coverage minimum is ordinarily at 1.20 to 1.00. These loans are generally underwritten with a term not greater than 10 years or the remaining useful life of the property, whichever is less. The preferred term is between 3 to 5 years, with maximum amortization of 25 years.

Residential real estate loans are secured by improved real property of the borrower and are usually underwritten with a term of 1 to 5 years, but may be underwritten with terms up to 25 years.

The Company also makes commercial and industrial loans for a variety of purposes, which include working capital, equipment, and accounts receivable financing. This category represents approximately 28% of the loan portfolio at December 31, 2016. Loans in this category generally carry a variable interest rate. Commercial loans meet reasonable underwriting standards, including appropriate collateral and cash flow necessary to support debt service. Personal guarantees are generally required, but may be limited.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2016 and 2015

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

The following tables show the allowance for loan losses and recorded investment in loans for the years ended December 31, 2016 and 2015:

in Thousands	Construction and Land Development	Multifamily	Farmland	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer	Total
2016
Allowance for Loan Losses:
Beginning Balance	$860	$164	$3	$840	$249	$710	$2	$2,828
Charge-Offs	—	—	—	—	—	(50)	—	(50)
Recoveries	—	—	—	13	—	—	—	13
Provisions	157	36	2	398	120	321	1	1,035

Ending Balance	$1,017	$200	$5	$1,251	$369	$981	$3	$3,826

Ending Balance: Individually Evaluated for Impairment	$—	$—	$—	$—	$—	$—	$—	$—

Ending Balance: Collectively Evaluated for Impairment	$1,017	$200	$5	$1,251	$369	$981	$3	$3,826

Loans:
Ending Balance	$36,222	$8,360	$424	$95,822	$28,062	$75,593	$343	$244,826

Ending Balance: Individually Evaluated for Impairment	$—	$—	$—	$—	$—	$—	$—	$—

Ending Balance: Collectively Evaluated for Impairment	$36,222	$8,360	$424	$95,822	$28,062	$75,593	$343	$244,826

in Thousands	Construction and Land Development	Multifamily	Farmland	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer	Total
2015
Allowance for Loan Losses:
Beginning Balance	$668	$116	$1	$526	$150	$496	$6	$1,963
Charge-Offs	—	—	—	—	—	—	(5)	(5)
Recoveries	—	—	—	15	—	5	—	20
Provisions	192	48	2	299	99	209	1	850

Ending Balance	$860	$164	$3	$840	$249	$710	$2	$2,828

Ending Balance: Individually Evaluated for Impairment	$—	$—	$—	$—	$—	$—	$—	$—

Ending Balance: Collectively Evaluated for Impairment	$860	$164	$3	$840	$249	$710	$2	$2,828

Loans:
Ending Balance	$41,006	$10,227	$413	$65,940	$21,290	$45,797	$185	$184,858

Ending Balance: Individually Evaluated for Impairment	$—	$—	$—	$—	$—	$—	$—	$—

Ending Balance: Collectively Evaluated for Impairment	$41,006	$10,227	$413	$65,940	$21,290	$45,797	$185	$184,858

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2016 and 2015

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

Credit quality indicators as of December 31, 2016 and 2015 are as follows:

Internally assigned grade:

Pass – loans in this category have strong asset quality and liquidity along with a multi-year track record of profitability.

Watch – Loans classified as watch possess potential weaknesses that require management attention, but do not yet warrant adverse classification. While the status of a loan put on this list may not technically trigger their classification as Special Mention or Substandard, it is considered a proactive way to identify potential issues and address them before the situation deteriorates further and does result in a loss for the Bank.

Special mention – loans in this category are currently protected but are potentially weak. The credit risk may be relatively minor, yet constitute an increased risk in light of the circumstances surrounding a specific loan.

Substandard – loans in this category show signs of continuing negative financial trends and unprofitability at various times, and, therefore, are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any.

Doubtful – loans in this category are illiquid and highly leveraged, have negative net worth, cash flow, and continuing operating losses. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the asset, its classification as loss is deferred until its more exact status may be determined.

Loss – loans in this category are considered uncollectible and of such little value that their continuance as bankable loans is not warranted. This classification does not mean that the loan has no recovery value, but that it is not practical to defer writing it off, even though partial recovery may be affected in the future. Such credits should be recommended for charge-off.

The information for each of the credit quality indicators is updated on a quarterly basis in conjunction with the determination of the adequacy of the allowance for loan losses.

Credit risk profile by internally assigned grade:

in Thousands	Construction and Land Development	Multifamily	Farmland	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer	Total
2016
Pass	$34,291	$8,360	$424	$90,733	$27,832	$68,033	$343	$230,016
Watch/OAEM	1,931	—	—	5,089	230	4,604	—	11,854
Substandard	—	—	—	—	—	2,956	—	2,956

Total	$36,222	$8,360	$424	$95,822	$28,062	$75,593	$343	$244,826

2015
Pass	$41,006	$10,227	$413	$61,593	$21,053	$40,700	$185	$175,177
Watch/OAEM	—	—	—	4,180	237	4,940	—	9,357
Substandard	—	—	—	167	—	157	—	324

Total	$41,006	$10,227	$413	$65,940	$21,290	$45,797	$185	$184,858

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2016 and 2015

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

Information on impaired loans for the years ended December 31, 2016 and 2015 are as follows:

in Thousands	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
2016
With No Related Allowance Recorded:
Construction & Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	1,213	1,213	—	1,238	158
Residential Real Estate	—	—	—	—	—
Commercial & Industrial	716	716	—	794	269
Consumer	—	—	—	—	—

Total	$1,929	$1,929	$—	$2,032	$427

With Related Allowance Recorded:
Construction & Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	—	—	—	—	—
Residential Real Estate	—	—	—	—	—
Commercial & Industrial	—	—	—	—	—
Consumer	—	—	—	—	—

	$—	$—	$—	$—	$—

Construction & Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	1,213	1,213	—	1,238	158
Residential Real Estate	—	—	—	—	—
Commercial & Industrial	716	716	—	794	269
Consumer	—	—	—	—	—

Grand Total	$1,929	$1,929	$—	$2,032	$427

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2016 and 2015

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

in Thousands	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
2015
With No Related Allowance Recorded:
Construction & Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	267	267	—	455	27
Residential Real Estate	—	—	—	—	—
Commercial & Industrial	—	—	—	—	—
Consumer	—	—	—	—	—

Total	$267	$267	$—	$455	$27

With Related Allowance Recorded:
Construction & Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	—	—	—	—	—
Residential Real Estate	—	—	—	—	—
Commercial & Industrial	—	—	—	—	—
Consumer	—	—	—	—	—

	$—	$—	$—	$—	$—

Construction & Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	267	267	—	455	27
Residential Real Estate	—	—	—	—	—
Commercial & Industrial	—	—	—	—	—
Consumer	—	—	—	—	—

Grand Total	$267	$267	$—	$455	$27

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2016 and 2015

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

Age analysis tables of past due loans as of December 31, 2016 and 2015 are as follows:

in Thousands	30-59 Days Past Due	60-89 Days Past Due	≥ 90 Days Past Due	Total Past Due	Current	≥ 90 & Still Accruing
2016
Construction & Land Development	$—	$—	$—	$—	$36,222	$—
Multifamily	—	—	—	—	8,360	—
Farmland	—	—	—	—	424	—
Commercial Properties	—	1,452	—	1,452	94,370	—
Residential Properties	—	—	—	—	28,062	—
Commercial and Industrial	—	621	—	621	74,972	—
Consumer	—	—	—	—	343	—

Total	$—	$2,073	$—	$2,073	$242,753	$—

2015
Construction & Land Development	$—	$—	$—	$—	$41,006	$—
Multifamily	—	—	—	—	10,227	—
Farmland	—	—	—	—	413	—
Commercial Properties	—	—	—	—	65,940	—
Residential Properties	—	—	—	—	21,290	—
Commercial and Industrial	142	—	—	142	45,655	—
Consumer	—	—	—	—	185	—

Total	$142	$—	$—	$142	$184,716	$—

Information on performing and nonaccrual impaired loans as of December 31, 2016 and 2015 is as follows:

in Thousands	12/31/2016	12/31/2015
Impaired Performing Loans:
Construction & Land Development	$—	$—
Multifamily	—	—
Farmland	—	—
Commercial Properties	—	—
Residential Properties	—	—
Commercial and Industrial	—	—
Consumer	—	—

Total Impaired Performing Loans	$—	$—

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2016 and 2015

(3)	LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

in Thousands	12/31/2016	12/31/2015
Impaired Nonperforming Loans:
Nonaccrual Loans:
Construction & Land Development	$—	$—
Multifamily	—	—
Farmland	—	—
Commercial Properties	1,213	267
Residential Properties	—	—
Commercial and Industrial	716	—
Consumer	—	—

Total Impaired Nonperforming Loans	$1,929	$267

(4)	PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

	2016	2015
Land	$900,000	$900,000
Building	2,992,441	2,992,441
Furniture, fixtures and equipment	1,040,747	917,239

	4,933,188	4,809,680
Less accumulated depreciation	832,150	664,960

	$4,101,038	$4,144,720

(5)	INVESTMENT IN LIFE INSURANCE CONTRACTS

The Company is the owner and the beneficiary of life insurance policies on certain directors and officers of the Bank, with aggregate death benefits of approximately $10,900,000 and $11,000,000 as of December 31, 2016 and 2015, respectively. The cash surrender value on the policies amounted to $3,793,101 and $3,678,538 as of December 31, 2016 and 2015, respectively.

(6)	SAVINGS PLAN

The Bank has a savings plan which incorporates the provisions of Section 401(k) of the Internal Revenue Code. All employees, after meeting age and service requirements, are eligible to participate in the plan and receive matching employer contributions based upon years of service and the amount of contributions elected by the employee. Contributions by the Bank were $62,799 and $47,534 during the years ended December 31, 2016 and 2015, respectively.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2016 and 2015

(7)	DEPOSITS

A summary of deposits follows:

	2016	2015
Demand	$18,427,390	$14,911,413
NOW Accounts	68,509,729	41,724,640
Money Market Accounts	62,009,213	35,396,421
Savings	508,786	650,015
Certificates of Deposit, $250,000 and over	16,760,406	16,009,664
Other Certificates of Deposit	99,274,309	77,559,560

Total deposits	$265,489,833	$186,251,713

Certificates of deposit and other time deposits issued in denominations that meet or exceed the FDIC insurance limit of $250 thousand or more totaled $16,760,406 and $16,009,664 at December 31, 2016 and 2015, respectively, and are included in interest-bearing deposits in the consolidated balance sheet.

At December 31, 2016, the scheduled maturities of certificates of deposit are as follows:

2017	$106,907,736
2018 and 2019	8,433,692
2020 and 2021	693,287
2022 and thereafter	0

Totals	$116,034,715

(8)	OTHER BORROWINGS

Other borrowings consist of:

	2016	2015
Federal Home Loan Bank of Topeka	$1,300,000	$5,114,900
The Bankers Bank	1,000,000	—

Total	$2,300,000	$5,114,900

Federal Home Loan Bank borrowings at December 31, 2016 mature as follows:

2018	$600,000
2019	700,000

$1,300,000

Federal Home Loan Bank borrowings are secured by certain loans.

The Bankers Bank note, with interest at prime floating, 4.25%, matures May 27, 2018 and is secured by Bank stock.

At December 31, 2016, the Bank had unused lines of credit aggregating approximately $97,000,000.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2016 and 2015

(9)	DIVIDENDS FROM BANK SUBSIDIARY

Dividends from Patriot Bank are the primary source of funds available to the Company for interest and principal payments on the note payable and for other cash requirements.

Banks are restricted under various statutes as to the amount of dividends that may be paid in any calendar year. Generally, banks can pay dividends equal to the prior two years undistributed net profits (as defined) plus an additional amount equal to the bank’s net profits during the applicable dividend period without prior approval by the Federal Reserve.

At December 31, 2016, the Bank could pay dividends of approximately $10,000,000 with approval of the bank regulators.

(10)	STOCK OPTIONS

The Company has granted incentive stock options to certain officers of Patriot Bank. The options granted are to purchase Company common stock at not less than fair market value at date of grant. Options are generally exercisable annually in cumulative installments of 20% and fully vest upon a change of control.

The following summarizes stock option activity for 2016 and 2015:

	Shares	Exercise Price Range
Outstanding as of December 31, 2014	2,020	$1,000-$1,500
Granted	—	—
Cancelled	—	—
Exercised	—	—

Outstanding as of December 31, 2015	2,020	$1,000-$1,500
Granted	500	$1,500
Cancelled	—	—
Exercised	—	—

Outstanding as of December 31, 2016	2,520	$1,000-$1,500

As of December 31, 2016 and 2015, 1,446 shares and 1,122 shares were exercisable at prices ranging from $1,000 to $1,500 per share.

Stock-based compensation expense recognized in the accompanying consolidated statements of income amounted to $67,649 and $27,699 for 2016 and 2015, respectively. At December 31, 2016, there was $222,341 of unrecognized compensation cost.

(11)	RELATED PARTY TRANSACTIONS

In the ordinary course of business, officers, directors and employees of the Bank are customers of and engage in transactions with the Bank. These transactions are on substantially the same terms as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk or present other unfavorable features. Loans to such parties are made in accordance with terms and policies of the Bank and are specifically authorized by the Board of Directors. Aggregate loans, owed to the Bank by such persons, were approximately $6,588,000 and $1,949,000 at December 31, 2016 and 2015, respectively. Deposits from related parties held by the Bank at December 31, 2016 and 2015 amounted to approximately $5,600,000 and $3,000,000, respectively.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2016 and 2015

(12)	COMMITMENTS AND CONTINGENT LIABILITY

Loans – In the normal course of business, the Bank makes commitments under standby letters of credit that are not reflected in the accompanying financial statements. Commitments under these standby letters of credit aggregated approximately $727,000 and $1,300,000 at December 31, 2016 and 2015, respectively.

The Bank is committed to fund unused portions of lines of credit and construction loans to borrowers in compliance with the related loan agreements that are not reflected in the accompanying financial statements. At December 31, 2016 and 2015, the unused portions of lines of credit and construction loans aggregated approximately $34,800,000 and $42,000,000, respectively.

The Bank does not anticipate any material losses as a result of these commitments.

(13)	LITIGATION

The Bank is subject to various claims and lawsuits which arise primarily in the ordinary course of business. There are no outstanding or unresolved claims or lawsuits.

(14)	REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Common Equity Tier 1 Capital (“CETI”), Tier 1 Capital, Total Capital and leverage ratio of Tier 1 Capital. The requirements are:

•	4.5% based upon CETI

•	6.0% based upon Tier 1 Capital

•	8.0% based on total regulatory capital

•	Leverage ratio of Tier 1 Capital assets equal to 4%

As of December 31, 2016 and 2015, management believes the Bank met all capital adequacy requirements to which they are subject. As of December 31, 2016, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank’s category.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2016 and 2015

(14)	REGULATORY CAPITAL REQUIREMENTS (continued)

The Bank’s actual capital amounts and ratios are presented in the following table (in thousands):

	Actual		Minimum Required For Capital Adequacy Under Basel III Phase-In		Minimum Required For Capital Adequacy Under Basel III Fully Phased-In
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2016
Common Equity Tier I Ratio	$30,568	10.61%	$14,765	>5.125%	$20,168	> 7.0%
Tier I Capital to Risk Weighted Assets	$30,568	10.61%	$19,087	>6.625%	$24,490	> 8.5%
Total Risk Based Capital to Risk Weighted Assets	$34,172	11.86%	$24,850	>8.625%	$30,252	>10.5%
Tier I Capital to Average Assets	$30,568	10.03%	$12,192	>4.0%	$12,182	> 4.0%

	Actual		Minimum Capital Requirements		Minimum To Be Well Capitalized Under Base III Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2015
Common Equity Tier I Ratio	$24,857	11.08%	$10,094	>4.5%	$14,580	> 6.5%
Tier I Capital to Risk Weighted Assets	$24,857	11.08%	$13,458	>6.0%	$17,944	> 8.0%
Total Risk Based Capital to Risk Weighted Assets	$27,661	12.33%	$17,944	>8.0%	$22,430	>10.0%
Tier I Capital to Average Assets	$24,857	11.59%	$8,579	>4.0%	$10,724	> 5.0%

(15)	FAIR VALUE OF ASSETS AND LIABILITIES

The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.

These techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Fair value accounting guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset, a change in valuation technique or the use of multiple valuation techniques may be appropriate.

In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2016 and 2015

(15)	FAIR VALUE OF ASSETS AND LIABILITIES (continued)

In accordance with this guidance, the Company groups its financial assets and liabilities generally measured at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value.

•	Level 1: Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

•	Level 2: Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

•	Level 3: Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities may include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

When available, the Company attempts to use quoted market prices to determine fair value and classifies such items as Level 1 or Level 2. If quoted market prices are not available, fair value is often determined using model-based techniques incorporating various assumptions, including interest rates, prepayment speeds and credit losses. Assets and liabilities valued using model-based techniques are classified as either Level 2 or Level 3, depending on the extent to which the valuation inputs are based on market data obtained from independent sources.

The estimated fair values, and related carrying amounts, of the Company’s financial instruments are as follows:

	2016		2015
	Fair Value	Carrying Value	Fair Value	Carrying Value
Financial Assets:
Cash and cash equivalents	$24,420,505	$24,420,505	$20,781,488	$20,781,488
FRB and FHLB stock	1,284,100	1,284,100	1,487,000	1,487,000
Loans Held for Sale	23,715,312	23,715,312	5,195,019	5,195,019
Loans, net	253,830,146	241,000,072	191,230,786	182,030,024
Interest receivable	755,957	755,957	478,017	478,017

Financial Liabilities:
Deposits	255,422,657	265,489,833	182,589,051	186,251,713
Other Borrowings	2,314,694	2,300,000	6,281,551	5,114,900
Interest Payable	134,199	134,199	103,875	103,875

Off-Balance Sheet Commitments:
Standby Letters of Credit	726,760	726,760	1,327,045	1,327,045

CACHE HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years ended December 31, 2016 and 2015

(15)	FAIR VALUE OF ASSETS AND LIABILITIES (continued)

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents and Interest Bearing Deposits in Banks – The carrying value approximates their fair values.

Loans Held for Sale – The carrying value approximates its fair value.

Loans – The fair values for loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and credit quality.

Interest Receivable – The carrying value approximates its fair value.

Deposits – The fair values disclosed for demand deposits (for example, interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings – The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on current market rates for similar types of borrowing arrangements.

Interest Payable – The carrying value approximates the fair value.

Off-Balance Sheet Instruments – Fair values for the Company’s off-statement-of-financial-condition instruments (unused lines of credit and letters of credit), which are based upon fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and counterparties’ credit standing, are not significant. Many of the Company’s off-balance sheet instruments, primarily loan commitments and standby letters of credit, are expected to expire without being drawn upon; therefore, the commitment amounts do not necessarily represent future cash requirements.

(16)	CONCENTRATIONS

The Company held approximately $156,384,000 and $103,065,000 at December 31, 2016 and 2015, respectively, in loans collateralized by real estate.

(17)	SUBSEQUENT EVENTS

Cache Holdings, Inc. and its subsidiary, Patriot Bank, have agreed to be acquired by Equity Bancshares, Inc. The acquisition, which is subject to regulatory approval, is expected to be completed in the fourth quarter of 2017.

Subsequent events have been evaluated through August 10, 2017, which is the date the financial statements were available to be issued.

* * * * *

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

EQUITY BANCSHARES, INC.

AND

CACHE HOLDINGS, INC.

DATED AS OF JULY 14, 2017

(continued)

(continued)

(continued)

EXHIBITS

Exhibit “A”	Form of Voting Agreement

Exhibit “B”	Form of Director Support Agreement

Exhibit “C”	Form of Option Cancellation Agreement

Exhibit “D”	Form of Bank Merger Agreement

Exhibit “E”	Form of Director Release

Exhibit “F”	Form of Officer Release

Exhibit “G-1”	Form of Employment Agreement

Exhibit “G-2”	Form of Employment Agreement

Exhibit “G-3”	Form of Employment Agreement

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is effective as of July 14, 2017, by and between Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”) and Cache Holdings, Inc. (“Cache”), an Oklahoma corporation and registered bank holding company under the BHCA.

RECITALS

WHEREAS, EQBK owns all of the common stock of Equity Bank, a Kansas state bank with its principal office in Andover, Kansas (“Equity Bank”);

WHEREAS, Cache owns all of the common stock of Patriot Bank, an Oklahoma state bank with its principal office in Tulsa, Oklahoma (the “Bank”);

WHEREAS, the Board of Directors of EQBK (the “EQBK Board”) and the Board of Directors of Cache (the “Cache Board”) have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which EQBK will, on the terms and subject to the conditions set forth in this Agreement, acquire Cache for a combination of cash and stock with an aggregate value of approximately $50.5 million as calculated in accordance with the terms of this Agreement, through the merger of Cache with and into EQBK (the “Merger”);

WHEREAS, immediately following the Merger, or at such later time as EQBK may determine, EQBK will cause the Bank to be merged with and into Equity Bank, with Equity Bank surviving the merger (the “Bank Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, certain shareholders of Cache have each entered into a Voting Agreement in the form attached hereto as Exhibit “A” (the “Voting Agreement”), whereby such shareholders of Cache have agreed to vote the shares of Cache Stock (as defined below) owned by them in favor of this Agreement, the Merger and the transactions contemplated hereby and thereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, each of the directors of Cache have entered into Director Support Agreements in the form attached hereto as Exhibit “B” (the “Director Support Agreement”) in connection with the Merger;

WHEREAS, it is intended that the Merger be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby:

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I

THE MERGER

Section 1.01 Merger of Cache with and into EQBK. Subject to the terms and conditions of this Agreement, at the Effective Time, Cache will merge with and into EQBK in accordance with Section 1082 of the Oklahoma General Corporation Act (the “OGCA”). EQBK will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the OGCA. Upon consummation of the Merger, the separate corporate existence of Cache shall terminate.

Section 1.02 Effects of the Merger. The Merger will have the effects set forth in the OGCA. The name of the Surviving Corporation will be “Equity Bancshares, Inc.”

Section 1.03 Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation and bylaws of EQBK, as in effect immediately before the Effective Time, will be the articles of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided by Law.

Section 1.04 Directors and Officers. The directors and officers, respectively, of EQBK at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 1.05 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of EQBK, Cache or any holder of record of the following securities:

(a) Each share of Class A common stock, par value $0.01 per share, of EQBK (“EQBK Class A Stock”) and Class B common stock, par value $0.01 per share of EQBK (“EQBK Class B Stock”), issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

(b) Each share of common stock, par value $1.00 per share, of Cache (the “Cache Stock”) issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares and Dissenting Shares, shall cease to be outstanding and shall automatically be converted into and become the right to receive, without interest, the following:

(i) a number of shares of EQBK Class A Stock equal to the Exchange Ratio; and

(ii) the Per Share Cash Amount (the aggregate consideration described in clauses (i) and (ii), such per share amount, the “Per Share Merger Consideration,” and in the aggregate for all holders of Cache Stock entitled to receive the Per Share Merger Consideration under the terms of this Agreement, the “Merger Consideration”).

(c) At the Effective Time, each share of Cache Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Cache Stock shall thereafter cease to have any rights with respect to such shares of Cache Stock, except the right to receive the Per Share Merger Consideration for such shares.

(d) Any shares of Cache Stock that are owned immediately prior to the Effective Time by Cache, EQBK or their respective Subsidiaries (other than (i) shares of Cache Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Cache Stock held in respect of a debt previously contracted) shall be canceled and extinguished without any conversion thereof or consideration therefor (the “Cancelled Shares”).

(e) No certificates representing a fractional share of EQBK Class A Stock shall be issued by EQBK. In lieu of any fractional share, each holder of Cache Stock entitled to a fractional share, upon surrender of such shares of Cache Stock, shall be entitled to receive from EQBK an amount in cash (without interest), payable in accordance with Section 1.07, rounded to the nearest cent, determined by multiplying the fractional share by the closing price of EQBK Class A Stock as of the Calculation Date.

(f) Notwithstanding anything to the contrary herein, if, between the date hereof and the Effective Time, the outstanding shares of EQBK Class A Stock or EQBK Class B Stock increase, decrease, change into or are exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the Exchange Ratio shall be appropriately and proportionately adjusted so that each holder of Cache Stock shall be entitled to receive the Merger Consideration in such proportion as it would have received if the record date for such Share Adjustment had been immediately after the Effective Time.

Section 1.06 Calculation of Consideration.

(a) For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Adjusted Equity” means the sum of Cache’s capital, surplus and retained earnings accounts less all intangible assets, calculated as of the Calculation Date and in accordance with generally accepted accounting principles of the United States (“GAAP”) consistently applied (“Cache Equity”), and adjusted to reflect the payment of or accrual for all Cache Merger Costs.

(ii) “Adjusted Cash Amount” means an amount equal to the difference of (A) $12,877,537, minus (B) the Equity Adjustment.

(iii) “Calculation Date” means the close of business on the fifth Business Day immediately preceding the Closing Date, or such other date as mutually agreeable to the parties hereto.

(iv) “Cache Merger Costs” means, to the extent not already reflected in the Cache Equity as of the Calculation Date, (A) the cost of terminating any employment related agreements and obligations (including any non-competition agreements, option agreements or equity based plans); (B) the transaction costs, fees and expenses (including, without limitation, all legal, accounting, and financial advisory fees and expenses, including any cost to obtain any opinion as to the financial fairness of the Merger) incurred by Cache; (C) the payments owed by Cache to those employees and in such amounts listed on Confidential Schedule 1.06, including, without limitation any severance, stay-pay or retention bonus amounts or change in control payments not being paid by EQBK (all of which shall be reflected on Confidential Schedule 1.06 including the name of the recipient, the amount of such payment and with respect to any stay-pay or retention bonus arrangements, the date through which the recipient must remain employed by the Surviving Corporation to receive the stay-pay or retention bonus amount); (D) a mutually agreeable estimate of the cost of obtaining a determination letter from the IRS in connection with the termination of a Retirement Plan; (E) any federal or state income Tax obligations, franchise Tax obligations or real property Tax obligations incurred prior to the Effective Time; (F) the accrual or payment of all of the costs, fees, expenses, contract payments and penalties or liquidated damages necessary to be paid by Cache in connection with any contract termination required pursuant to this Agreement, including, without limitation, all costs, fees, expenses, contract payments and penalties or liquidated damages associated with the termination of the data processing, technology and other contracts contemplated by Section 5.15 hereof; (G) any unrealized gains or any unrealized losses (as the case may be) in Cache’s securities portfolio due to mark-to-market adjustments required by GAAP as of the Calculation Date; (H) a mutually agreeable estimate of the cost of preparing the federal and state income Tax Returns of Cache for the period from January 1, 2017 through the Closing Date; (I) the difference, if any, between Cache Equity calculated in accordance with GAAP consistent with Cache’s audited financial statements prepared in the Audit and Cache Equity calculated using Cache’s historical accounting practices; (J) the cost of the Audit; and (K) any other amounts mutually agreed upon in writing by EQBK and Cache. In addition, any dividends (whether paid or declared) by Cache shall have been recorded by Cache as a reduction of Adjusted Equity.

(v) “Equity Adjustment” means the difference of (A) Minimum Equity, minus (B) Adjusted Equity; provided, that if the amount of the Adjusted Equity is greater than the Minimum Equity, then the Equity Adjustment shall be zero.

(vi) “Exchange Ratio” means 53 shares of EQBK Class A Stock.

(vii) “Minimum Equity” means $30,810,000.

(viii) “Per Share Cash Amount” means $615.12; provided, however, that if the Equity Adjustment is greater than zero, then the Per Share Cash Amount shall be equal to the quotient of (A) the Adjusted Cash Amount, divided by (B) the number of the shares of Cache Stock outstanding immediately prior to the Effective Time, except for the Cancelled Shares.

Section 1.07 Exchange Procedures.

(a) Prior to the Effective Time, EQBK shall appoint an exchange agent (the “Exchange Agent”) to act as the exchange agent hereunder.

(b) At or prior to the Effective Time, EQBK shall deposit with or make available to the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Section 1.07, (i) certificates or, at EQBK’s option, evidence of shares in book entry form, representing the shares of EQBK Class A Stock, to be issued pursuant to Section 1.05(b), and (ii) cash in an amount sufficient to pay (A) the aggregate cash portion of the Merger Consideration and (B) cash in lieu of any fractional shares (such shares of EQBK Class A Stock and cash described in the foregoing clauses (i) and (ii), the “Exchange Fund”).

(c) As promptly as practicable after the Effective Time, but in no event later than seven (7) Business Days thereafter, and subject to the receipt by the Exchange Agent of a list of Cache’s shareholders in a format that is reasonably acceptable to the Exchange Agent, EQBK shall cause the Exchange Agent to mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of Cache Stock (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Cache Stock), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate and, if reasonably required by EQBK or the Exchange Agent, the posting by such holder of Cache Stock of a bond in such amount as EQBK may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the agreement with the Exchange Agent (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Per Share Merger Consideration, any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07. The Cache shareholders will be entitled to receive their Per Share Merger Consideration only after receipt by the Exchange Agent of a properly completed Letter of Transmittal. If a Letter of Transmittal contains an error, is incomplete or is not accompanied by all appropriate Certificates, then the Exchange Agent will notify that Cache shareholder promptly of the need for further information or documentation.

(d) Within five (5) Business Days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, or within five (5) Business Days after the Effective Time for any uncertificated shares of Cache Stock held of record in book-entry form (subject to receipt of any customary tax documentation that may be reasonably requested by the Exchange Agent), the Exchange Agent shall deliver to such holder of Cache Stock the Per Share Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid with respect to each share of Cache Stock represented by the Certificate, and each Certificate surrendered will be canceled. EQBK may, at its option, deliver any shares of EQBK Class A Stock in book-entry form. Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 1.07, and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07.

(e) No dividends or other distributions with respect to EQBK Class A Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of EQBK Class A Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 1.07. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Section 1.07, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of EQBK Class A Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of EQBK Class A Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the EQBK Class A Stock issuable with respect to such Certificate.

(f) In the event of a transfer of ownership of a Certificate representing Cache Stock prior to the Effective Time that is not registered in the stock transfer records of Cache, the Per Share Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Cache Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of EQBK and the Exchange Agent that the Tax has been paid or is not applicable.

(g) EQBK and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold, if necessary, from any consideration otherwise payable pursuant to this Agreement to any Person such amounts as EQBK or the Exchange Agent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by EQBK or the Exchange Agent, as the case may be, and remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by EQBK or the Exchange Agent, as the case may be.

(h) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Cache at the expiration of six (6) months after the Effective Time shall be paid to EQBK. In such event, any former shareholders of Cache who have not theretofore complied with this Section 1.07 shall thereafter look only to EQBK with respect to the Per Share Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the EQBK Class A Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(i) Any other provision of this Agreement notwithstanding, none of EQBK, the Surviving Corporation or the Exchange Agent shall be liable to a holder of Cache Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 1.08 Tax Treatment. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 1.09 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, EQBK may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal or state income tax consequences to the holders of Cache Stock as a result of such modification, (ii) the after tax consideration to be paid to the holders of Cache Stock is not changed in kind or reduced in amount, and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or the Closing.

Section 1.10 Dissenting Shareholders.

(a) Notwithstanding anything in this Agreement to the contrary, no Person who has prior to the Effective Time perfected a demand for appraisal rights pursuant to Section 1091 of the OGCA (a “Dissenting Shareholder”) with respect to any shares of Cache Stock held by such Dissenting Shareholder (“Dissenting Shares”) shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Dissenting Shareholder shall have effectively withdrawn (in accordance with the applicable provisions of the OGCA) or lost such Person’s right to appraisal under the OGCA with respect to such Dissenting Shares. Unless and until a Dissenting Shareholder shall have effectively so withdrawn or lost such Dissenting Shareholder’s right to appraisal under the OGCA with respect to Dissenting Shares, such Dissenting Shareholder shall be entitled to receive only payment of the fair value of such Dissenting Shares as required by Section 1091 of the OGCA (including any interest thereon and related costs, if any, required to be paid in accordance with Section 1091 of the OGCA). Cache shall give EQBK (i) prompt written notice of any written demands for payment of fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by Cache prior to the Effective Time in accordance with the provisions of Section 1091 of the OGCA relating to Cache shareholders’ appraisal rights and (ii) the opportunity to participate in and control all negotiations and proceedings with respect to demands for payment of fair value by Cache shareholders under Section 1091 of the OGCA. Cache shall not, except with the prior written consent of EQBK (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any such dissent or demands for payment of fair value, offer to settle or settle any such demands. Any payment required to be made with respect to the Dissenting Shares shall be made by EQBK. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time).

(b) If any shareholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to appraisal under the OGCA, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s shares of Cache Stock shall no longer be Dissenting Shares and shall be automatically converted into the right to receive the Per Share Merger Consideration, without interest, as set forth in this Article I, it being understood that surrender of the Certificate representing such Dissenting Shares shall be a prerequisite to the receipt of payment in respect of any Dissenting Shares represented thereby.

Section 1.11 Treatment of Equity Awards. Each option to purchase shares of Cache Stock granted under the Cache stock option plan(s) (the “Cache Stock Plan”) or in any individual Cache stock option award agreement (each, a “Cache Option”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Calculation Date shall be surrendered, by each holder’s entry into the form of Option Cancellation Agreement attached hereto as Exhibit “C”, and each share of Cache Stock subject to such Cache Option will, on the Effective Date, be converted into a number of shares of EQBK Class A Stock equal to the excess, if any, of the Cache Per Share Value over the exercise price per share of such Cache Option, divided by $31.17 (the “Option Consideration”). Notwithstanding anything to the contrary herein, if, between the date hereof and the Effective Time, there is a Share Adjustment, then the Option Consideration shall be appropriately and proportionately adjusted so that each holder of a Cache Option shall be entitled to receive the Option Consideration in such proportion as it would have received if the record date for such Share Adjustment had been immediately after the Effective Time. EQBK shall issue the EQBK Class A Stock described in this Section 1.11 in accordance with Section 1.07, as if such Option Consideration was Per Share Merger Consideration, including with respect to the payment of cash in lieu of any fractional shares.

Section 1.12 Bank Merger. Immediately following the Merger, or at such later time as EQBK may determine in its sole discretion, EQBK will cause the Bank Merger on the terms and subject to the terms and conditions set forth in the Bank Merger Agreement attached hereto as Exhibit “D” (the “Bank Merger Agreement”). Equity Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Bank shall cease. The parties agree that the Bank Merger will become effective immediately after the Second Effective Time or at such later time as EQBK may determine. Prior to or on the date of this Agreement, the board of directors each of Equity Bank and the Bank have approved the Bank Merger Agreement and Equity Bank and the Bank entered into the Bank Merger Agreement. In furtherance of the foregoing, the parties shall execute and cause to be filed applicable articles or certificates of merger and such other documents as are necessary to effectuate the Bank Merger.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01 Time and Place of the Closing and Closing Date.

(a) On a date mutually acceptable to EQBK and Cache within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties for a reasonable period to facilitate a Calculation Date on month-end in the event the parties so agree, a meeting will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in Article VII and Article VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the “Closing”).

(b) The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the certificate of merger, reflecting the Merger, filed with the Secretary of State of the State of Oklahoma in accordance with the OGCA (the “Effective Time”). The parties will use their commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event will the Effective Time occur more than one (1) day after the Closing Date.

(c) The Closing will take place at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201 at 10:00 a.m. on the Closing Date, or at such other time and place to which the parties may agree.

Section 2.02 Actions to be Taken at the Closing by Cache. At the Closing, Cache will execute and acknowledge, or cause to be executed and acknowledged, and deliver to EQBK such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of EQBK to close hereunder):

(a) True, correct and complete copies of Cache’s certificate of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Oklahoma;

(b) True, correct and complete copies of the Bank’s certificate of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Oklahoma;

(c) A certificate of good standing from the Secretary of State of the State of Oklahoma, duly certifying as of a recent date as to the good standing of Cache under the Laws of the State of Oklahoma;

(d) A certificate of good standing from the Secretary of State of the State of Oklahoma, duly certifying as of a recent date as to the good standing of the Bank;

(e) A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the “FDIC”), duly certifying that the deposits of the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act, as amended (the “FDIA”);

(f) A letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that Cache is a registered bank holding company under the BHCA;

(g) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of Cache, pursuant to which such officer will certify: (i) the due adoption by the Cache Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the shareholders of Cache of this Agreement; (iii) the incumbency and true signatures of those officers of Cache duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iv) that the copy of the Bylaws of Cache attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the holders of Cache Stock as of the Closing Date;

(h) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of the Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the due adoption by the sole shareholder of the Bank of resolutions authorizing the Bank Merger, the Bank Merger Agreement and the transactions contemplated by the Bank Merger Agreement, (iii) the incumbency and true signatures of those officers of the Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; and (iv) that the copy of the Bylaws of the Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(i) A certificate, dated as of the Closing Date, executed by the chief executive officer of Cache, pursuant to which Cache will certify that (i) Cache has satisfied the conditions set forth in Sections 8.01 and 8.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to Cache or any of its Subsidiaries, individually or in the aggregate since December 31, 2016;

(j) All consents required from third parties to complete the transactions contemplated by this Agreement listed on Confidential Schedule 2.02(j);

(k) All releases as required under Section 8.06;

(l) Cache shall have delivered to EQBK a duly executed certificate in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, stating that Cache is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

(m) A certificate, dated as of the Closing Date, executed by the chief financial officer of Cache certifying the amount of the Adjusted Equity of Cache as of the Calculation Date that the Adjusted Equity was calculated in accordance with the terms of this Agreement; and

(n) All other documents required to be delivered to EQBK under this Agreement, and all other documents, certificates and instruments as are reasonably requested by EQBK or its counsel.

Section 2.03 Actions to be Taken at the Closing by EQBK. At the Closing, EQBK will execute and acknowledge, or cause to be executed and acknowledged, and deliver to Cache such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of Cache to close hereunder):

(a) True, correct and complete copies of EQBK’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;

(b) A certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of EQBK under the Laws of the State of Kansas;

(c) A letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that EQBK is a registered bank holding company under the BHCA;

(d) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of EQBK, pursuant to which such officer will certify: (i) the due adoption by the EQBK Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of EQBK duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iii) that the copy of the Bylaws of EQBK attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(e) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Equity Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of Equity Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the incumbency and true signatures of those officers of Equity Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver the Bank Merger Agreement and the other agreements and documents contemplated thereby; and (iii) that the copy of the Bylaws of the Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(f) A certificate, dated as of the Closing Date, executed by the chief executive officer of EQBK, pursuant to which EQBK will certify that (i) EQBK has satisfied the conditions set forth in Sections 7.01 and 7.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to EQBK since December 31, 2016;

(g) All consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on Confidential Schedule 2.03(g); and

(h) All other documents required to be delivered to Cache by EQBK under this Agreement, and all other documents, certificates and instruments as are reasonably requested by Cache or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CACHE

Except as disclosed in the disclosure schedules delivered by Cache to EQBK prior to the execution hereof (the “Cache Disclosure Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Cache Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Cache that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Cache hereby represents and warrants to EQBK as follows:

Section 3.01 Organization and Qualification.

(a) Cache is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Oklahoma and is a bank holding company registered under the BHCA. Cache has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the certificate of incorporation and bylaws of Cache, as amended to date, certified by the Secretary of Cache, have been made available to EQBK. Cache does not own or control any Affiliate or Subsidiary, other than the Bank. The nature of the business of Cache and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Oklahoma. Cache has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than the Bank or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Cache has not been conducted through any other direct or indirect Subsidiary or Affiliate of Cache other than the Bank.

(b) The Bank is an Oklahoma state bank, duly organized and validly existing under the Laws of the State of Oklahoma and in good standing under all Laws of the State of Oklahoma. The Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the certificate of incorporation and bylaws of the Bank, as amended to date, certified by the Secretary or Cashier of the Bank have been made available to EQBK. The Bank is an insured depository institution as defined in the FDIA. Except as set forth in Confidential Schedule 3.01(b), the Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction other than the State of Oklahoma. The Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

Section 3.02 Authority; Execution and Delivery. Cache has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Cache Board. The Cache Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Cache and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Cache’s shareholders for adoption at a meeting of such shareholders with a recommendation from the Cache’s Board in favor of adoption (the “Cache Recommendation”) and has adopted a resolution to the foregoing effect. Cache has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Cache, and each constitutes the legal, valid and binding obligation of Cache, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 3.03 Capitalization. As of the date of this Agreement,

(a) The entire authorized capital stock of Cache consists solely of 30,000 shares of Cache Stock, of which 20,935 shares are issued and outstanding and no shares are held as treasury stock. Except as set forth on Confidential Schedule 3.03, there are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, Cache to purchase or otherwise acquire any security of or equity interest in Cache, obligating Cache to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Cache Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of Cache Stock have been issued in compliance with the securities Laws of the United States and the states in which such shares of Cache Stock were issued. There are no restrictions applicable to the payment of dividends on the shares of Cache Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(b) The entire authorized capital stock of the Bank consists solely of 500,000 shares of common stock, par value $10.00 per share, of the Bank (“Bank Stock”) of which 137,500 shares are issued and outstanding and no shares are held as treasury stock. There are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Bank Stock have been duly authorized, validly issued and are fully paid and, except as provided by 6 Okla. Stat. § 220, nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of Bank Stock have been issued in compliance with the securities Laws of the United States and the State of Oklahoma. There are no restrictions applicable to the payment of dividends on the shares of Bank Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(c) Cache owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens whatsoever, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to the Bank, as provided by 6 Okla. Stat. § 220) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Cache has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.04 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on Confidential Schedule 3.04(a), Cache and each of its Subsidiaries have in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and have complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the certificate of incorporation of Cache or any of its Subsidiaries, the bylaws or other governing documents of Cache or any of its Subsidiaries (collectively, the “Cache Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Cache, its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any material Law or Order of any Governmental Entity applicable to Cache or any of its Subsidiaries or their respective assets, operations, properties or businesses.

(b) Except as set forth on Confidential Schedule 3.04(b), the execution, delivery and performance of this Agreement (provided the required regulatory and shareholder approvals are obtained) and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the Cache Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to Cache or any of its Subsidiaries or their respective assets, operations, properties or businesses or (iii) any material Law or Order of any Governmental Entity applicable to Cache or any of its Subsidiaries or their respective assets, operations, properties or businesses.

Section 3.05 Financial Statements.

(a) Cache has furnished EQBK with true and complete copies of the parent company financial statements as filed on Form FR Y-9SP for the 12-month periods ended December 31, 2014, 2015 and 2016, together with the memoranda items and notes thereto (the “FR Y-9SP Reports”), for Cache. The FR Y-9SP Reports fairly present, in all material respects, the financial position of Cache and the results of its operations, on a parent company basis, at the date and for the period indicated in that FR Y-9SP Report in conformity with the instructions to the Form FR Y-9SP. The FR Y-9SP Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b) Cache has furnished EQBK with true and complete copies of the Reports of Condition and Income as of December 31, 2014, 2015 and 2016 and March 31, 2017, together with the memoranda items and notes thereto (the “Call Reports”), for the Bank. The Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the instructions to the Call Report. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with GAAP and regulatory accounting principles (“RAP”) as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for loan losses account for the Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.

(c) Cache has furnished EQBK with true and complete copies of the unaudited parent balance sheet and income statement of Cache and its Subsidiaries for the 3-month period ended March 31, 2017, and, if available, for the 6-month period ended June 30, 2017 (the “Interim Financial Statements”). The Interim Financial Statements fairly present, in all material respects, the financial position of Cache and its Subsidiaries and the results of its operations at the date and for the periods indicated therein.

Section 3.06 Undisclosed Liabilities. Except as set forth in Confidential Schedule 3.06, neither Cache nor any of its Subsidiaries have liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by Cache or any of its Subsidiaries or liabilities for federal, state or local taxes or assessments), that are not reflected in or disclosed in the appropriate FR Y-9SP Reports or Call Reports, except those (a) liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the applicable dates of the FR Y-9SP Reports or the Call Reports, respectively, or (b) that are not, individually or in the aggregate, material to Cache and its Subsidiaries, taken as a whole.

Section 3.07 Litigation.

(a) Except as set forth on Confidential Schedule 3.07, neither Cache nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Cache, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Cache or any of its Subsidiaries, nor to the Knowledge of Cache, is there any basis for any proceeding, claim or any action against Cache or any of its Subsidiaries. Except as set forth in Confidential Schedule 3.07, the amounts in controversy in each matter described on Confidential Schedule 3.07, and the costs and expenses of defense thereof (including attorneys’ fees) are fully covered by insurance, subject to the deductible set forth on Confidential Schedule 3.07 with respect to each matter and subject to the policy limits set forth on Confidential Schedule 3.07. There is no Order imposed upon Cache or any of its Subsidiaries or the assets or Property of Cache or any of its Subsidiaries that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to Cache or any of its Subsidiaries.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of Cache, threatened against Cache or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Cache or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.08 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices, (b) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the OSBC, and approval of such applications, filings and notices, (d) the filing with the SEC of (i) any filings under applicable requirements of the Exchange Act, including the filing of the Proxy Statement/Prospectus and (ii) the Form S-4 and declaration of effectiveness of the Form S-4, (e) the filing of the articles or certificates of merger with the Secretary of State of the State of Oklahoma pursuant to the requirements of the OGCA and the Secretary of State of the State of Kansas pursuant to the requirements of the KGCC, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of EQBK Class A Stock pursuant to this Agreement and the approval of the listing of such EQBK Class A Stock on the NASDAQ, no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Cache of this Agreement or (B) the consummation by Cache of the transactions contemplated by this Agreement. As of the date of this Agreement, Cache knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and Cache has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 3.09 Title to Assets. Confidential Schedule 3.09 identifies all real property, other than foreclosed Other Real Estate Owned Property (“OREO Property”) that, as of the date of this Agreement is (i) owned by Cache or any of its Subsidiaries (“Owned Real Property”), or (ii) leased pursuant to which Cache or any of its Subsidiaries is a party, either as a lessor or lessee (“Leased Real Property”). Cache or any of its Subsidiaries (a) has good and marketable title to all its Owned Real Property; (b) holds valid and enforceable leases for all its Leased Real Property; (c) owns all of its personal property reflected on the Call Reports and Interim Financial Statements; and (d) holds valid and enforceable leases for all leased personal property used by Cache or any of its Subsidiaries, in each case free and clear of all mortgages and all other Liens (other than Permitted Encumbrances), except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby, or which, individually or in the aggregate, would not have a Material Adverse Change on Cache.

Section 3.10 Absence of Certain Changes or Events. Except as set forth on Confidential Schedule 3.10, since December 31, 2016, Cache and each of its Subsidiaries has conducted its business only in the ordinary course and has not:

(a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(b) discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(c) increased the shares of Cache Stock or Bank Stock outstanding (other than as the result of the exercise of any Cache Option) or its surplus (as calculated in accordance with the instructions to the Call Report), or declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(d) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(e) acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(f) mortgaged, pledged or subjected to Lien any of its material property, business or assets, tangible or intangible, except (i) Permitted Encumbrances, (ii) pledges of assets to secure public fund deposits, and (iii) those assets and properties disposed of for fair value since the applicable dates of the FR Y-9SP Reports or the Call Reports;

(g) sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(h) terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably constitute a Material Adverse Change;

(i) disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license or Proprietary Right or modified any existing rights with respect thereto;

(j) made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except to the extent required by Law or as contemplated by this Agreement;

(k) except for improvements or betterments relating to Properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

(l) instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $10,000;

(m) suffered any change, event or condition that, in any case or in the aggregate, has caused or may result in a Material Adverse Change;

(n) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(o) entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(p) sold, or disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(q) made any, or acquiesced with any, change in any accounting methods, principles or practices except as required by GAAP or RAP or the extent required by Law;

(r) sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $500,000 or more, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(s) made, renewed, extended the maturity of, or altered any of the terms of any loan to any single borrower and his related interests in excess of the principal amount of $500,000;

(t) renewed, extended the maturity of, or altered any of the terms of any loan classified by Cache as “intermediate,” “substandard,” and “problem” or other words of similar import; or

(u) entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (s) above.

Section 3.11 Leases, Contracts and Agreements.

(a) Confidential Schedule 3.11(a) sets forth a complete listing, as of June 30, 2017, of all contracts to which Cache or any of its Subsidiaries is a party (collectively, the “Listed Contracts”) that:

(i) relate to real property used by Cache or any of its Subsidiaries in its operations (such contracts being referred to herein as the “Leases”);

(ii) relate in any way to the assets or operations of Cache or any of its Subsidiaries and involves payments to or by Cache or any of its Subsidiaries of $50,000 or more during the term thereof;

(iii) contain any right of first refusal or option to purchase in favor of a third party;

(iv) limits the ability of Cache or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or that upon consummation of the Merger will restrict the ability of EQBK or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;

(v) obligates Cache or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, EQBK and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than Cache or any of its Subsidiaries “most favored nation” status or similar rights;

(vi) relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(vii) relates to indebtedness of Cache or any of its Subsidiaries;

(viii) provides for potential indemnification payments by Cache or any of its Subsidiaries or the potential obligation of Cache or any of its Subsidiaries to repurchase loans;

(ix) is material to Cache’s and its Subsidiaries’ balance sheets or their financial conditions or results of operations;

(x) provides any rights to investors in Cache, including registration, preemptive or antidilution rights or rights to designate members of or observers to Cache’s or any of its Subsidiaries’ Board of Directors;

(xi) is a data processing/technology contracts, software programming or licensing contract;

(xii) requires a consent to, waiver of or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement;

(xiii) limits the payment of dividends by the Bank or any other Subsidiary of Cache; or

(xiv) was otherwise not entered into in the ordinary course of business or that is material to Cache or any of its Subsidiaries or its financial condition or results of operations.

(b) For the purposes of this Agreement, the term “Listed Contracts” does not include (i) loans made by, (ii) unfunded loan commitments made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) bankers acceptances of, or (viii) deposit liabilities of, Cache or the Bank.

(c) No participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liability to Cache or any of its Subsidiaries. All of the Listed Contracts are legal, valid and binding obligations of the parties to the contracts enforceable according to their terms, subject to the Bankruptcy Exception.

(d) True and correct copies of all such Listed Contracts, and all amendments thereto, have been furnished to EQBK.

(e) All rent and other payments by Cache and each of its Subsidiaries under the Listed Contracts are current, there are no existing defaults by Cache or any of its Subsidiaries under the Listed Contracts and no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.

(f) Since December 31, 2016, neither Cache nor any of its Subsidiaries has entered into any contracts of the type described under Sections 3.11(a)(i) – (xiv).

Section 3.12 Taxes.

(a) Cache and each of its Subsidiaries have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns were correct and complete in all material respects and all Taxes due and owing by Cache and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid. Neither Cache nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made within the past three (3) years by an authority in a jurisdiction where Cache or any of its Subsidiaries does not file Tax Returns that it is subject to taxation by that jurisdiction. Other than Permitted Encumbrances, there are no Liens for Taxes upon any of the assets of Cache or any of its Subsidiaries.

(b) Cache and each of its Subsidiaries have collected or withheld and paid to the appropriate Governmental Entity all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax liability of Cache or any of its Subsidiaries either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which any of the directors and officers of Cache or any of its Subsidiaries has Knowledge based upon personal contact with any agent of such authority.

(d) True and complete copies of the federal, state and local income Tax Returns of Cache and each of its Subsidiaries, as filed with the taxing authority for the years ended December 31, 2014, 2015, and 2016 have been furnished to EQBK. Neither Cache nor any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.

(e) Neither Cache nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f) Neither Cache nor any of its Subsidiaries is a party to or bound by any tax allocation or sharing agreement, other than (i) those to which only Cache and the Bank are parties, or (ii) commercial business agreements, the principal purpose of which is not the allocation of Taxes.

(g) Neither Cache nor any of its Subsidiaries have (i) been a member of any group filing a consolidated federal income tax return (other than a group the common parent of which was Cache) nor (ii) any liability for the Taxes of any Person other than Cache or any of its Subsidiaries under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, under Law.

(h) The unpaid Taxes of Cache and each of its Subsidiaries (i) did not, as of June 30, 2017, exceed the current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the FR Y-9SP Reports and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Cache and its Subsidiaries in filing their respective Tax Returns.

(i) Neither Cache nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(j) Neither Cache nor any of its Subsidiaries will be required to include any item of income in, nor will Cache or any of its Subsidiaries be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in Cache’s or any of its Subsidiary’s method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date by Cache or any of its Subsidiaries; (iii) intercompany transaction or excess loss account of Cache or any of its Subsidiaries described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by Cache or any of its Subsidiaries; (v) prepaid amount received on or prior to the Closing Date by Cache or any of its Subsidiaries, (vi) election under Section 108(i) of the Code; or (vii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date. Neither Cache nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code § 280(g), or (ii) any amount that will not be fully deductible as a result of Code § 162(m) (or any corresponding provision under applicable state or local Tax Laws).

(k) Neither Cache nor any of its Subsidiaries (i) have been a party to any “reportable transaction” as such term is defined in Code § 6707A(c)(1) and Treasury Regulation § 1.6011-4(b), and (ii) have been required to disclose on their respective federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(l) Neither Cache nor any of its Subsidiaries have distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m) Within the past three (3) years, the Internal Revenue Service (the “IRS”) has not challenged the interest deduction on any of Cache’s or any of its Subsidiaries’ debt on the basis that such debt constitutes equity for federal income tax purposes.

(n) Cache has made a valid election to be an S corporation pursuant to Section 1362 of the Code, and valid state S corporation elections, where applicable, beginning with its first taxable year (“Commencement Date”) as a corporation for federal tax purposes. Cache has been a valid S corporation for all U.S. federal and state Tax purposes (where applicable) at all times since the Commencement Date and will continue to be a valid S corporation through the Closing Date. No Governmental Authority has challenged or is challenging Cache’s qualification as an S corporation. Cache will not be liable for any Tax under Section 1374 of the Code (or any analogous provisions of state or local Law), in connection with the sale of any of its assets.

(o) Each Subsidiary has made a valid election to be a qualified subchapter S subsidiary (as that term is defined in Section 1361(b)(3)(B) of the Code) and valid state S corporation election, where applicable), and such Subsidiary has been a valid qualified subchapter S subsidiary for U.S. federal and state Tax purposes (where applicable) at all times since organization or formation and will be a qualified subchapter S subsidiary at the time of the Closing.

(p) Neither Cache nor its Subsidiaries has taken or agreed to take (or failed to take or failed to agree to take) any action and has no Knowledge of any facts or circumstances that could reasonably prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.13 Insurance. Confidential Schedule 3.13 sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to Cache and each of its Subsidiaries. All such policies (a) are valid, outstanding and enforceable according to their terms, subject to the Bankruptcy Exception, and (b) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither Cache nor any of its Subsidiaries is in default with respect to any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Except as set forth on Confidential Schedule 3.13, neither Cache nor any of its Subsidiaries have been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which Cache or any of its Subsidiaries have applied for any such insurance within the last two (2) years. Each property of Cache and each of its Subsidiaries is insured for an amount deemed adequate by Cache’s management, as applicable, against risks customarily insured against. There have been no claims under any fidelity bonds of Cache or any of its Subsidiaries within the last three (3) years, and Cache has no Knowledge of any facts that would form the basis of a claim under such bonds.

Section 3.14 No Material Adverse Change. Except as set forth on Confidential Schedule 3.14, there has not been any Material Adverse Change with regard to or affecting Cache or any of its Subsidiaries since December 31, 2016, nor has any event or condition occurred that has resulted, or is reasonably likely to result, in a Material Adverse Change on Cache or any of its Subsidiaries or that could materially affect Cache’s or any of its Subsidiaries’ ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.

Section 3.15 Proprietary Rights. Except as set forth on Confidential Schedule 3.15, neither Cache nor any of its Subsidiaries owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for its business or operations. Neither Cache nor any of its Subsidiaries is infringing upon or otherwise acting adversely to, and have not infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other Person or Persons. There is no claim or action by any such Person pending, or to Cache’s Knowledge, threatened, with respect thereto. No third party has ever gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Cache and its Subsidiaries.

Section 3.16 Transactions with Certain Persons and Entities. Except as set forth on Confidential Schedule 3.16 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by Cache or any of its Subsidiaries to, and neither Cache nor any of its Subsidiaries is otherwise a creditor to, any director or executive officer of Cache or any of its Subsidiaries nor is Cache or any of its Subsidiaries a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director of Cache or any of its Subsidiaries. Except as set forth on Confidential Schedule 3.16, neither Cache nor any of its Subsidiaries uses any asset owned by any shareholder or any present or former director or officer of Cache or any of its Subsidiaries, or any Affiliate thereof, in the operations (other than personal belongings of such officers and directors located in Cache’s or any of its Subsidiaries’ premises and not used in the operations of Cache or any of its Subsidiaries), nor do any of such persons own or have the right to use real property that is adjacent to property on which Cache’s or any of its Subsidiaries’ facilities are located. Except as set forth on Confidential Schedule 3.16 or Confidential Schedule 3.28(a), neither Cache nor any of its Subsidiaries is a party to any transaction or contract with any director or executive officer of Cache or any of its Subsidiaries.

Section 3.17 Evidences of Indebtedness. All evidences of indebtedness and Leases included in the Call Reports and the FR Y-9SP Reports are the legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception, and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against Cache or any of its Subsidiaries or the present holder thereof. The credit files of Cache and the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to Cache that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio of Cache or the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). Cache and the Bank have disclosed all of the intermediate, substandard, doubtful, loss, nonperforming or problem loans of Cache and the Bank on the internal watch list of Cache or the Bank, a copy of which as of April 30, 2017, has been provided to EQBK. Neither Cache nor the Bank is aware of, nor has Cache or the Bank received notice of, any past or present conditions, events, activities, practices or incidents that may result in a violation of any Environmental Law with respect to any real property securing any indebtedness reflected as an asset of Cache. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in compliance and conformity with all relevant Laws such that such Governmental Entity’s guaranty of such loan is effective during the term of such loan in all material respects.

Section 3.18 Condition of Assets. All tangible assets used by Cache and each of its Subsidiaries are in good operating condition, ordinary wear and tear excepted, and conform with all applicable ordinances, regulations, zoning and other Laws, whether federal, state or local. None of Cache’s or any of its Subsidiaries’ premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.19 Environmental Compliance.

(a) Cache and each of its Subsidiaries, operations and Properties are in material compliance with all Environmental Laws. Cache is not aware of, nor has Cache or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Cache or any of its Subsidiaries with all Environmental Laws.

(b) Cache and each of its Subsidiaries have obtained all permits, licenses and authorizations that are required by it under all Environmental Laws, all such permits are in full force and effect, there exists no basis for revocation or suspension of the permits, and the permits will not be affected by the transactions contemplated herein.

(c) No Hazardous Materials exist on, about or within any of the Properties, nor to the Knowledge of Cache has any Hazardous Materials previously existed on, under, about or within or have been used, generated, stored, or transported from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment. The use that Cache and each of its Subsidiaries makes and intends to make of the Properties will not result in the use, generation, storage, transportation or accumulation of any Hazardous Material on, in or from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment.

(d) There is no action, suit, proceeding, investigation, or inquiry by any Governmental Entity pending or to Cache’s Knowledge threatened against Cache, any of its Subsidiaries or, to Cache’s Knowledge, pending or threatened against any other Person in connection with any Property, arising in any way under any Environmental Law. Neither Cache nor any of its Subsidiaries have any liability for remedial action under any Environmental Law. Neither Cache nor any of its Subsidiaries received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has Cache or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(e) No Hazardous Materials have been disposed of on, or released to, or from, any of the Properties, and no Hazardous Materials are present in or on the soil, sediments, surface water or ground water on, under, or migrating from any of the Properties in concentrations that would give rise to an obligation to conduct a remedial action pursuant to Environmental Laws.

(f) Except as listed on Confidential Schedule 3.19, none of the following exists at any property or facility owned or operated by Cache or any of its Subsidiaries: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or urea formaldehyde, or (iv) landfills, surface impoundments, or disposal areas.

(g) None of the properties currently owned or operated by Cache or any of its Subsidiaries is encumbered by a Lien arising or imposed under any Environmental Law.

(h) The transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(i) Neither Cache nor any of its Subsidiaries, either expressly or by operation of law, assumed or undertaken any obligation, including any obligation for remedial action, of any other Person under any Environmental Law.

(j) Cache has provided EQBK with copies of reports in its possession discussing the environmental condition of any Property and any violations of Environmental Law relating to any Property.

Section 3.20 Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by Cache and any of its Subsidiaries with any Regulatory Agency, including, but not limited to, the Federal Reserve, FDIC and the Oklahoma State Banking Department, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. Except as set forth on Confidential Schedule 3.20, (a) none of Cache or any of its Subsidiaries is or has been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any such regulatory bodies, and Cache and each of its Subsidiaries are in full compliance with the requirements of any such commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action, and (b) there are no actions or proceedings pending or threatened against Cache or any of its Subsidiaries by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any proceeding or, to Cache’s Knowledge, investigation into the business or operations of Cache or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Cache or the Bank. Cache is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). The Bank is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 303.2(r)).

Section 3.21 Absence of Certain Business Practices. Neither Cache nor any of its Subsidiaries or any officer, employee or agent of Cache any of its Subsidiaries, or any other Person acting on their behalf, has, directly or indirectly, within the past seven (7) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Cache any of its Subsidiaries (or assist Cache any of its Subsidiaries in connection with any actual or proposed transaction) that (a) might subject Cache any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Change, or (c) if not continued in the future might result in a Material Adverse Change or might subject Cache any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.

Section 3.22 Books and Records. The minute books, stock certificate books and stock transfer ledgers of Cache and each of its Subsidiaries (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect transactions involving the business of Cache or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.23 Forms of Instruments, Etc. Cache has made, and will make, available to EQBK copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by Cache and its Subsidiaries in the ordinary course of its business.

Section 3.24 Fiduciary Responsibilities. Cache and each of its Subsidiaries have performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Laws, regulations, orders, agreements, instruments and common law standards.

Section 3.25 Guaranties. Except as set forth on Confidential Schedule 3.25, according to prudent business practices and in compliance with applicable Law, neither Cache nor any of its Subsidiaries have guaranteed the obligations or liabilities of any other Person.

Section 3.26 Voting Trust, Voting Agreements or Shareholders’ Agreements. Except as set forth in Confidential Schedule 3.26 and except for the Voting Agreements, during the periods ending on or prior to the Closing Date, there have been no voting trusts, voting agreements, shareholders’ agreements or similar arrangements relating to a right of first refusal with respect to the purchase, sale or voting of any shares of Cache Stock.

Section 3.27 Employee Relationships.

(a) Cache and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to its relationships with their employees, and Cache believes that the relationships between Cache’s and each of its Subsidiaries’ employees are good. To the Knowledge of Cache, no executive officer or manager of any of the operations of Cache or any of its Subsidiaries or of any group of employees of Cache any of its Subsidiaries have any present plans to terminate their employment with Cache any of its Subsidiaries. Except as set forth on Confidential Schedule 3.27(a), Cache is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against Cache any of its Subsidiaries before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of Cache any of its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. Cache and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Cache nor any of its Subsidiaries is engaged in any unfair labor practice.

(b) Set forth on Confidential Schedules 3.27(b) is a complete and correct list of all employment agreements between Cache or any of its Subsidiaries and any employee of Cache or any of its Subsidiaries (collectively, “Employment Agreements”). True and correct copies of all Employment Agreements and all amendments thereto, have been furnished to EQBK.

Section 3.28 Employee Benefit Plans.

(a) Set forth on Confidential Schedules 3.27(a) and 3.28(a) is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all multiple employer and “multiemployer plans” (as defined in the Code or ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) are sponsored, maintained, or contributed to, by Cache and any of its Subsidiaries, or with respect to which Cache and any of its Subsidiaries has or could reasonably be expected to have any liability thereunder, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any current of former officer, director, independent contractor, employee, or service provider of Cache or any of its Subsidiaries, or the dependents or spouses of any such person, regardless of whether funded (the “Employee Plans”). Except as set forth on Confidential Schedule 3.28(a), true, accurate and complete copies of the documents comprising each Employee Plan, or, in the case of each unwritten Employee Plan, a written description thereof, including, to the extent applicable each award agreement, trust, funding arrangements (including all annuity contracts, insurance contracts, and other funding instruments), the most current determination letter issued by the Internal Revenue Service, Form 5500 Annual Reports (including all schedules and attachments) for the three most recent plan years, documents, records, policies, procedures or other materials related thereto, have been delivered to EQBK and are included and specifically identified in Confidential Schedule 3.28(a). No unwritten amendment exists with respect to any written Employee Plan.

(b) Except as set forth on Confidential Schedule 3.28(b) no Employee Plan is a defined benefit plan within the meaning of ERISA §3(35) or is otherwise subject to ERISA Title IV, and neither Cache nor any of its Subsidiaries has ever sponsored or otherwise maintained such a plan.

(c) Except as set forth on Confidential Schedule 3.28(c), there have been no prohibited transactions (as defined in Code §4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans that would directly or indirectly subject Cache, any of its Subsidiaries or any Employee Plan to any taxes, penalties, or other liabilities (any liability arising from any indemnification agreement or policy), except to the extent that Cache, any of its Subsidiaries or any Employee Plan sponsored by Cache or any of its Subsidiaries is involved in such transaction or breach. Each Employee Plan that is intended to be qualified under Code §401(a) has a current favorable determination or opinion letter that covers all existing amendments up to and including all changes required by the most recent IRS Cumulative List of Changes applicable to the Employee Plan and has no obligation to adopt any amendments for which the remedial amendment period under Code §401(b) has expired and Cache is not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter. Each such Employee Plan is so qualified and has been operated in material compliance with applicable Law and its terms, any related trust is exempt from federal income tax under Code §501(a) and no event has occurred that will or reasonably could result in the loss of such tax exemption or to liability for any tax under Code §511. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to Cache’s Knowledge, none are threatened, except to the extent that Cache, any of its Subsidiaries, or any Employee Plan sponsored by Cache or any of its Subsidiaries is involved in such transaction. Neither Cache nor any of its Subsidiaries provides benefits to any employee or dependent of such employee of Cache or any of its Subsidiaries after the employee terminates employment other than as disclosed in this Agreement or any schedule hereto or as required by Law. No written or oral representations have been made by or on behalf of Cache or any of its Subsidiaries to any employee or former employee of Cache or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA §3(1)) for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code §4980B). Compliance with FAS 106 would not create any material change to the FR Y-9SP Reports or the Call Reports. Except as set forth in Confidential Schedule 3.28(c), the completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any current or former employee, officer or director of Cache or any of its Subsidiaries except (i) as required by the terms of any Employee Plan provided to EQBK or by applicable Law in connection with a qualified plan, (ii) as contemplated by this Agreement, or (iii) except as identified on Confidential Schedule 3.28(c). There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against Cache or any of its Subsidiaries, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.

(d) The execution, delivery and performance by Cache of its obligations under the transactions contemplated by this Agreement and/or the approval of Cache’s shareholders of the Merger (whether alone or in connection with any subsequent event(s)), will not result in any payments or benefits which would not be deductible pursuant to Code §280G.

(e) All contributions to any Employee Plan (including, without limitation, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable by Cache any of its Subsidiaries on or before the Closing Date have been timely paid to or made with respect to each Employee Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with GAAP.

(f) No participant, beneficiary or non-participating employee has been denied any benefit due or to become due under any Employee Plan. Neither Cache nor any of its Subsidiaries has misled any person as to his or her rights under any Employee Plan. All obligations required to be performed by Cache and any of its Subsidiaries under any Employee Plan have been performed in all material respects and neither Cache nor any of its Subsidiaries is in default under or in violation of any provision of any Employee Plan. No event has occurred that would constitute grounds for an enforcement action by any party against Cache, any of its Subsidiaries or any fiduciary of any Employee Plan under part 5 of Title I of ERISA under any Employee Plan.

(g) With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or within the last six years, by any corporation or trade or business, the employees of which, together with the employees of Cache and each of its Subsidiaries, are required to be treated as employed by a single employer under any of the rules contained in ERISA or Code §414 (the “Controlled Group Plans”):

(i) All Controlled Group Plans that are “group health plans” (as defined in Code §5000(b)(1) and ERISA §733(a)) have been operated up to the Closing in a manner so as to not subject Cache or any of its Subsidiaries to any liability under Code §4980B or §4980D;

(ii) Except as set forth on Confidential Schedule 3.28(f), there is no Controlled Group Plan that is a “multiple employer plan” or “multiemployer plan” (as either such term is defined in ERISA), nor has there been any such plan under which Cache or any of its Subsidiaries had any liability in the last 5 years (or would have had liability if notice had been given); and

(iii) Except as set forth on Confidential Schedule 3.27(a)) or Confidential Schedule 3.28(f), each Employee Plan that provides (or has provided within the past 5 years) for health, dental, vision, life, disability or similar coverage is covered by one or more third-party insurance policies and neither Cache nor any of its Subsidiaries is liable for self-insuring any such claims.

Each such Controlled Group Plan is included in the listing of Employee Plans on Confidential Schedule 3.28(a).

(h) Except as set forth on Confidential Schedule 3.28(h), all Employee Plan documents, annual reports or returns, audited, compiled or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed or distributed to the extent required by Law.

(i) Except as set forth on Confidential Schedule 3.28(i), no Employee Plan holds any stock or other securities of Cache or any of its Subsidiaries or provides the opportunity for the grant, purchase or contribution of any such security.

(j) Except as provided in Confidential Schedule 3.28(j), Cache or any of its Subsidiaries may, at any time amend or terminate any Employee Plan that it sponsors or maintains and may withdraw from any Employee Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination and for customary termination expenses.

(k) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code §409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) subject to Code §409A has (i) been maintained and operated since January 1, 2010 (or, if later, from its inception) in good faith compliance with Code §409A of the Code and all applicable IRS regulations promulgated thereunder, and (ii) since January 1, 2011, been materially in documentary and operational compliance with Code §409A and all applicable IRS guidance promulgated thereunder. No additional tax under Code §409A(a)(1)(B) has been or is reasonably expected to be incurred by a participant in any such Employee Plan or other contract, plan, program, agreement, or arrangement. Neither Cache nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Code §409A(a)(1)(B). No currently outstanding stock option or other right to acquire Cache Stock or other equity security of Cache or any of its any of its Subsidiaries under any Employee Plan, or the payment of cash based on the value thereof, (A) has, as to any employee of Cache or any of its Subsidiaries, an exercise price that was less than the fair market value of the underlying equity security as of the date such stock option or right was granted, as determined by Cache in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and § 1.409A-1 (b)(5)(iv) of the Treasury regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of Cache or any of its Subsidiaries that is not “service recipient stock” (within the meaning of applicable regulations under Code §409A).

Section 3.29 Obligations to Employees. All accrued obligations and liabilities of Cache, each of its Subsidiaries and all Employee Plans, for payments to trusts (including grantor trusts) or other funds, to any government agency or authority, or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to any of the matters listed below have been timely paid to the extent required by applicable Law or the terms of such plan, contract program, policy, or other governing instruments: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to, by Cache or any of its Subsidiaries for its current or former directors, officers, employees and agents. To the extent that payment of any obligation or liability under any of the foregoing is not currently required, adequate actuarial accruals and reserves for such payments have been and are being made by Cache or its Subsidiaries according to GAAP and applicable Law applied on a consistent basis. All obligations and liabilities of Cache and each of its Subsidiaries for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable Law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by Cache and each of its Subsidiaries according to GAAP and generally accepted actuarial principles. All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in the FR Y-9SP Reports and the books, statements and records of Cache and each of its Subsidiaries.

Section 3.30 Interest Rate Risk Management Instruments. Other than loans that provide for interest rate caps or floors, neither Cache nor any of its Subsidiaries has any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Cache or any of its Subsidiaries or for the account of a customer of Cache or any of its Subsidiaries.

Section 3.31 Internal Controls. Cache and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that are designed to provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Cache and to maintain accountability for Cache’s and its Subsidiaries’ assets; (c) access to Cache’s and its Subsidiaries’ assets is permitted only in accordance with management’s authorization; (d) the reporting of Cache’s and its Subsidiaries’ assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth on Confidential Schedule 3.31, none of Cache’s or any of its Subsidiaries’ systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Cache, any of its Subsidiaries or their accountants.

Section 3.32 Community Reinvestment Act. The Bank is in compliance with the Community Reinvestment Act (the “CRA”) and all regulations issued thereunder, and Cache has supplied EQBK with copies of the Bank’s current CRA Statement, all support papers therefor, all letters and written comments received by it since January 1, 2011, pertaining thereto and any responses by the Bank to those letters and comments. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and Cache has no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.33 Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. The Bank is in compliance with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act and the Equal Credit Opportunity Act and all regulations issued thereunder. The Bank has not received any notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any notice of, nor does Cache have any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.

Section 3.34 Usury Laws and Other Consumer Compliance Laws. All loans of the Bank have been made in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Oklahoma usury statutes as they are currently interpreted, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the Laws of the State of Oklahoma. Each loan on the books of the Bank was made in the ordinary course of business.

Section 3.35 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Cache and the Bank are in compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. The Bank has timely filed all Suspicious Activity Reports with the Financial Institutions—Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the Laws referenced in this Section.

Section 3.36 Unfair, Deceptive or Abusive Acts or Practices. Neither Cache nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices, as such terms are defined under §1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). There are no allegations, claims or disputes to which Cache or any of its Subsidiaries is a party that allege, or to the Knowledge of Cache, no Person has threatened to allege, that Cache or any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices.

Section 3.37 Securities Not Publicly Traded. No security or interest in Cache or any of its Subsidiaries is, or has been, publicly traded, quoted or traded on any security exchange, over-the-counter market or any interdealer quotation system including, without limitation, the New York Stock Exchange, Inc., The NASDAQ Stock Market LLC, the American Stock Exchange, Inc. or the Over-the-Counter Bulletin Board. Neither Cache nor any of its Subsidiaries has ever filed a registration statement with the Securities and Exchange Commission (“SEC”) under the Securities Act or been required to file, or has voluntarily filed, periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Neither Cache nor any of its Subsidiaries has obtained a CUSIP number for any of its securities. The consummation of the transactions contemplated hereby will not require any notification or filing pursuant to Rule 10b-17 promulgated by the SEC or Rule 6490 promulgated by the Financial Industry Regulatory Authority.

Section 3.38 Proxy Statement/Prospectus. None of the information supplied or to be supplied by Cache or any of its Subsidiaries or any of its directors, officers, employees or agents for inclusion in the Proxy Statement/

Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of Cache and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Cache or any of its Subsidiaries necessary in order to make the statements therein with respect to Cache and any of its Subsidiaries, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that Cache is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to Cache and each of its Subsidiaries with the provisions of applicable Law.

Section 3.39 Agreements Between Cache and its Subsidiaries; Claims. Except as set forth on Confidential Schedule 3.39, there are no written or oral agreements or understandings between Cache and any of its Subsidiaries. All past courses of dealings between Cache and each of its Subsidiaries have been conducted in the ordinary course of business, on arms-length terms consistent with applicable Law and prudent business practices. Cache has no Knowledge of any Claims that Cache has against any of its Subsidiaries or of any facts or circumstances that would give rise to any such Claim.

Section 3.40 Representations Not Misleading. No representation or warranty by Cache contained in this Agreement, nor any written statement, exhibit or schedule furnished to EQBK by Cache under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over Cache or its properties of the facts and circumstances upon which they were based.

Section 3.41 State Takeover Laws. The Cache Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

Section 3.42 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Cache Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from D.A. Davidson & Co., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Cache Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 3.43 No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of Cache, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to Cache or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EQBK

Except (i) as disclosed in the disclosure schedules delivered by EQBK to Cache prior to the execution hereof (the “EQBK Disclosure Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the EQBK Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by EQBK that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any EQBK SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), EQBK hereby represents and warrants to Cache as follows:

Section 4.01 Organization and Qualification.

(a) EQBK is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Kansas and is a bank holding company registered under the BHCA. EQBK has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of EQBK, as amended to date, certified by the Secretary of EQBK, have been made available to Cache.

(b) Equity Bank is a Kansas state bank, duly organized and validly existing under the Laws of the State of Kansas and in good standing under all Laws of the State of Kansas. Equity Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of incorporation and bylaws of Equity Bank, as amended to date, certified by the Secretary or Cashier of Equity Bank have been made available to Cache. Equity Bank is an insured depository institution as defined in the FDIA.

Section 4.02 Authority; Execution and Delivery. EQBK has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the EQBK Board. The EQBK Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of EQBK and its shareholders. EQBK has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by EQBK, and each constitutes the legal, valid and binding obligation of EQBK, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 4.03 Capitalization.

(a) The entire authorized capital stock of EQBK consists solely of (i) 45,000,000 shares of EQBK Class A Stock, of which 12,019,806 shares are issued and outstanding, as of June 30, 2017, (ii) 5,000,000 shares of EQBK Class B Stock, of which 186,513 shares are issued and outstanding, as of June 30, 2017, and (iii) 10,000,000 shares of preferred stock, none of which are issued and outstanding.

(b) At the Effective Time, the shares of EQBK Class A Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive rights or any applicable federal or state securities Laws, and will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any shareholder of Cache who may be deemed to be an “affiliate” (under the Exchange Act) of EQBK after completion of the Merger.

Section 4.04 SEC Filings; Financial Statements.

(a) EQBK has timely filed and made available to Cache all forms, reports, and documents required to be filed by EQBK with the SEC since its initial public offering (collectively, the “EQBK SEC Reports”). Except as set forth on Confidential Schedule 4.04, The EQBK SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such EQBK SEC Reports or necessary in order to make the statements in such EQBK SEC Reports, in light of the circumstances under which they were made, not misleading. Except for any Subsidiaries of EQBK that are registered as a broker, dealer or investment advisor or filings required due to fiduciary holdings of such Subsidiaries of EQBK, no Subsidiary of EQBK is required to file any forms, reports or other documents with the SEC.

(b) The financial statements of EQBK contained in the EQBK SEC Reports, including any EQBK SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of EQBK and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) EQBK’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all material information (both financial and non-financial) required to be disclosed by EQBK in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to EQBK’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of EQBK required under the Exchange Act with respect to such reports. EQBK has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to EQBK’s auditors and the audit committee of the board of directors of EQBK (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect EQBK’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in EQBK’s internal controls over financial reporting.

(d) Each of the principal executive officer and the principal financial officer of EQBK (or each former principal executive officer and each former principal financial officer of EQBK, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the SOA with respect to the EQBK SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. Neither EQBK nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the SOA) any “extensions of credit” (within the meaning of Section 402 of the SOA) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of EQBK or any of its Subsidiaries. EQBK is otherwise in compliance, in all material respects, with all applicable provisions of the SOA.

(e) The books and records kept by EQBK and its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Law and accounting requirements. The financial statements of EQBK included in the EQBK SEC Reports have been prepared from, and are in accordance with, the books and records of EQBK and its Subsidiaries.

(f) Neither EQBK nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among EQBK and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, EQBK or any of its Subsidiaries in EQBK’s or such Subsidiary’s financial statements.

Section 4.05 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on Confidential Schedule 4.05, each of EQBK and Equity Bank holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any Governmental Entity, which is reasonably likely to result in a Material Adverse Change as to EQBK, individually or in the aggregate, or to the Knowledge of EQBK is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth on Confidential Schedule 4.05, each of EQBK and Equity Bank has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (or with the giving of notice or the passage of time shall be in default) under, or in violation of, (i) any provision of the articles of incorporation or bylaws of EQBK or Equity Bank or other governing documents of EQBK or Equity Bank, as applicable (collectively, the “EQBK Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses now conducted or heretofore conducted or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or award of any Governmental Entity applicable in any material respect to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses now conducted or heretofore conducted.

(c) Except as set forth on Confidential Schedule 4.05, the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the EQBK Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses or (iii) any material permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses.

Section 4.06 Undisclosed Liabilities. EQBK has no liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by EQBK or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the EQBK SEC Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with past business practices since the date of the EQBK SEC Reports or (b) that are not, individually or in the aggregate, material to EQBK.

Section 4.07 Litigation.

(a) Except as set forth on Confidential Schedule 4.07, neither EQBK nor Equity Bank is a party to any, and there are no pending or, to the Knowledge of EQBK, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against EQBK or

Equity Bank which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK or Equity Bank, nor, to the Knowledge of EQBK, is there any basis for any proceeding, claim or any action against EQBK or Equity Bank that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK or Equity Bank. There is no Order imposed upon EQBK or Equity Bank or the assets or property of EQBK or Equity Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to EQBK or Equity Bank.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the best Knowledge of EQBK, threatened against EQBK or Equity Bank that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by EQBK pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.08 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHCA and approval of such applications, filings and notices, (c) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the OSBC in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing with the SEC of (i) any filings under applicable requirements of the Exchange Act, including the filing of the Proxy Statement/Prospectus and (ii) the Form S-4 and declaration of effectiveness of the Form S-4, (f) the filing of the articles and certificates of merger with the Secretary of State of the State of Oklahoma pursuant to the requirements of the OGCA and the Secretary of State of the State of Kansas pursuant to the requirements of the KGCC, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of EQBK Class A Stock pursuant to this Agreement and the approval of the listing of such EQBK Class A Stock on the NASDAQ, no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by EQBK of this Agreement or (B) the consummation by EQBK of the transactions contemplated by this Agreement. As of the date of this Agreement, EQBK knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and EQBK has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 4.09 Regulatory Compliance.

(a) Except as set forth on Confidential Schedule 4.09, EQBK is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of a supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business. Except as set forth on Confidential Schedule 4.09, there is no unresolved violation, criticism or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations of EQBK or Equity Bank. EQBK is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). Equity Bank is an “eligible bank” (as that term is defined in 12 C.F.R. § 303.2(r). Notwithstanding the foregoing, neither party shall be required to take any action under this Agreement that would cause such party to violate 12 C.F.R. §309.6.

(b) All material reports, records, registrations, statements, notices and other documents or information required to be filed by EQBK with any Regulatory Agency, have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially true, accurate, correct and complete.

Section 4.10 Proxy Statement/Prospectus. None of the information supplied or to be supplied by EQBK or any of its directors, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of Cache and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to EQBK or any Subsidiary of EQBK necessary in order to make the statements therein with respect to EQBK or any Subsidiary of EQBK, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that EQBK is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to EQBK in all material respects with the provisions of applicable Law.

Section 4.11 Absence of Certain Changes. Since December 31, 2016, (a) EQBK has conducted its business in the ordinary course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, had or is reasonably likely to have, a Material Adverse Change on EQBK or Equity Bank.

Section 4.12 EQBK Disclosure Controls and Procedures. Except as set forth on Confidential Schedule 4.12, none of EQBK’s records, systems, controls, data or information, are recorded, stored, maintained and operated wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of EQBK or its accountants.

Section 4.13 Representations Not Misleading. No representation or warranty by EQBK contained in this Agreement, nor any written statement, exhibit or schedule furnished to Cache by EQBK under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over EQBK or their properties of the facts and circumstances upon which they were based.

Section 4.14 Opinion of Financial Advisor. Prior to the execution of this Agreement, the EQBK Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Stephens Inc. to the effect that as of the date thereof and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration payable pursuant to this Agreement is fair from a financial point of view to EQBK. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 4.15 No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of EQBK, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to EQBK or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

Section 4.16 Taxes. EQBK has no Knowledge of any facts or circumstances that could reasonably prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V

COVENANTS OF CACHE

Section 5.01 Commercially Reasonable Efforts. Cache will use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.

Section 5.02 Shareholders’ Meeting. Cache, acting through the Cache Board, shall, in accordance with applicable Law:

(a) duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC for the purpose of approving and adopting this Agreement, the Merger, the termination of all voting trusts, voting agreements, shareholders’ agreements or similar arrangements listed on Confidential Schedule 3.26 and the transactions contemplated hereby;

(b) require no greater than the minimum vote of the capital stock of Cache required by applicable Law in order to approve this Agreement, the Merger and the transactions contemplated hereby and require no greater than the minimum vote of the capital stock of Cache required by any voting trusts, voting agreements, shareholders’ agreements or similar arrangements listed on Confidential Schedule 3.26 in order to approve the termination thereof;

(c) include in the Proxy Statement/Prospectus the recommendation of the Cache Board that the shareholders of Cache vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby; and

(d) cause the Proxy Statement/Prospectus to be mailed to the shareholders of Cache as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC, and use its commercially reasonable efforts to obtain the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby by shareholders holding at least the minimum number of shares of Cache Stock entitled to vote at the Shareholders’ Meeting necessary to approve the foregoing under applicable Law. The letters to shareholders, notices of meeting, proxy statement of Cache and EQBK and forms of proxy to be distributed to Cache’s and EQBK’s shareholders in connection with the Merger and this Agreement shall be in form and substance reasonably satisfactory to EQBK and are collectively referred to herein as the “Proxy Statement/Prospectus”.

Section 5.03 Information Furnished by Cache. Cache shall promptly following receipt of a written request from EQBK furnish or cause to be furnished to EQBK, all information concerning Cache, including but not limited to financial statements, required for inclusion in any statement or application made or filed by EQBK to any governmental body in connection with the transactions contemplated by this Agreement or in connection with any unrelated transactions during the pendency of this Agreement. Cache represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Cache shall otherwise fully cooperate with EQBK in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 5.04 Required Acts. Between the date of this Agreement and the Closing, Cache will, and will cause of each of its Subsidiaries including the Bank to, unless otherwise permitted in writing by EQBK:

(a) operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

(b) except as required by prudent business practices, use all commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

(c) perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Cache or any of its Subsidiaries may in good faith reasonably dispute;

(d) use commercially reasonable efforts to maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e) timely file, subject to extensions, all reports required to be filed with any Governmental Entity and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings;

(f) timely file, subject to extensions, all Tax Returns required to be filed by it and timely pay all Taxes that become due and payable, except those being contested in good faith by appropriate proceedings;

(g) promptly notify EQBK of any Tax proceeding or claim pending or threatened against or with respect to Cache or any of its Subsidiaries;

(h) withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all Taxes required to be withheld therefrom and pay the same to the proper Governmental Entity when due;

(i) account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

(j) promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Call Report and the Uniform Retail Credit Classification and Account Management Policy;

(k) maintain the allowance for loan losses account in an amount not less than 1.40% of aggregate loans (excluding loans held for sale);

(l) pay or accrue all costs, expenses and other charges to be incurred in connection with the Merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the Calculation Date;

(m) ensure that all accruals for Taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP); and

(n) take all actions necessary to cause Cache to maintain its election as an S corporation and maintain the qualified subchapter S subsidiary (as defined in Code § 1361(b)(3)(B)) for any Subsidiary.

Section 5.05 Prohibited Acts. Between the date of this Agreement and the Closing, Cache will not, and will not permit any of its Subsidiaries including the Bank to, without the prior written consent of EQBK, except as set forth on Confidential Schedule 5.05:

(a) take or fail to take any action that would cause the representations and warranties made in Article III to be inaccurate at the time of the Closing or preclude Cache from making such representations and warranties at the time of the Closing;

(b) merge into, consolidate with or sell its assets to any other Person or entity, change or amend Cache’s or any of its Subsidiaries’ certificate of incorporation or bylaws, increase the number of shares of

Cache Stock (other than by exercise of a Cache Option) or any of its Subsidiaries’ stock outstanding or increase the amount of the Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

(c) except as explicitly permitted hereunder or in accordance with applicable Law or pursuant to a contract existing as of the date of this Agreement, engage in any transaction with any affiliated Person or allow such Persons to acquire any assets from Cache or any of its Subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

(d) declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities, provided, however, that Cache may declare and pay S corporation distributions of up to 45% of Cache’s net income calculated in accordance with GAAP for the period from January 1, 2017 to the Closing Date, less the amount of any distributions already paid with respect to said 2017 net income attributable to Cache shareholders;

(e) discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(f) issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(g) accelerate the vesting of pension or other benefits in favor of employees of Cache or any of its Subsidiaries except according to the Employee Plans or as otherwise contemplated by this Agreement or as required by applicable Law;

(h) acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(i) mortgage, pledge or subject to Lien any of its property, business or assets, tangible or intangible, except (i) Permitted Encumbrances and (ii) pledges of assets to secure public funds deposits and Federal Home Loan Bank borrowings;

(j) sell, transfer, lease to others or otherwise dispose of any of its assets, or cancel or compromise any debt or claim, or waive or release any right or claim of a market value in excess of $1,000;

(k) make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal practices to its employees and officers;

(l) enter into any employment or consulting contract (other than as contemplated by the terms of the Employee Plans or this Agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend any Employment Agreement, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable Law or by this Agreement;

(m) make any capital expenditures or capital additions or betterments except for such capital expenditures or capital additions that are set forth in writing in the budget provided to EQBK, that are necessary to prevent substantial deterioration of the condition of a property or that do not exceed $25,000 in the aggregate;

(n) sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(o) make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by Cache’s independent auditors, or as required by any applicable Regulatory Agency, or (iv) tax election, change in taxable year, accounting methods for Tax purposes, amendment of a Tax Return, restriction on any assessment period relating to Taxes, settlement of any Tax claim or assessment relating to Cache or any of its Subsidiaries, “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law), or surrender any claim to a refund;

(p) reduce the amount of the Bank’s allowance for loan losses except through charge offs;

(q) sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(r) renew, extend the maturity of, or alter any of the terms of any loan classified by Cache as “watch,” “special mention,” “substandard,” “doubtful,” and “non-accrual” or other words of similar import or make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $600,000, provided that (i) prior to taking one or more of the actions described in the foregoing clause with respect to any such loan, the Bank shall cause the loan credit memorandum with respect to such action or loan to be transmitted by email to the EQBK Loan Representatives at the email address specified in Section 10.12, (ii) upon receipt of such loan credit memorandum, one or more of the EQBK Loan Representatives promptly will review the proposed action or loan and may, within two Business Days of receipt of the loan credit memorandum, request in writing such additional information with respect to such action or loan as such EQBK Loan Representative(s) may reasonably determine necessary (which request may be made by return email), and (iii) one or more of the EQBK Loan Representatives shall, within two Business Days of the receipt of the latter of the loan credit memorandum or, if timely requested, the receipt of such additional information, approve or disapprove such action or loan in writing (which approval or disapproval may be given by return email), provided that if such EQBK Loan Representative(s) fails to timely approve or disapprove or fails to timely give notice of such approval or disapproval, the EQBK Loan Representative(s) shall be deemed to have approved such action or loan;

(s) Cache’s election to be an S corporation shall not have been revoked, and neither Cache or any of its Subsidiaries shall revoke or allow any action to be taken (other than the consummation of the Merger) that would result in the termination of any Subsidiary’s election to be treated as a qualified subchapter S subsidiary (as defined in Code § 1361(b)(3)(B));

(t) enter into any acquisitions or leases of real property, including new leases and lease extensions; or

(u) take or omit to take any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

Section 5.06 Access; Pre-Closing Investigation.

(a) Upon reasonable notice and subject to applicable Laws, Cache will afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of EQBK full access to the properties, books, contracts and records of Cache and each of its Subsidiaries, permit EQBK to make such inspections (including with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon pursuant to Section 5.12) as EQBK may require and furnish to EQBK during such period all such information concerning Cache, each of its Subsidiaries and its affairs as EQBK may reasonably request, in order that EQBK may have full opportunity to make such reasonable investigation as it desires to make of the affairs of Cache and each of its Subsidiaries, including access sufficient to verify the value of the assets and the liabilities of Cache and each of its Subsidiaries and the satisfaction of the conditions precedent to EQBK’s obligations described in Article VIII of this Agreement. EQBK will use its commercially reasonable efforts not to disrupt the normal business operations of Cache or any of its Subsidiaries. Cache agrees at any time, and from time to time, to furnish to EQBK as soon as practicable, any additional information that EQBK may reasonably request. Neither Cache nor any of its Subsidiaries shall be required to afford or provide access to, permit the inspection of, or furnish or disclose properties, books, contracts, records, structures or information (i) that constitutes confidential supervisory information of Cache or the Bank (as such term is defined in 12 C.F.R. § 261.2), or (ii) where such access or disclosure would violate or prejudice the rights of Cache’s or any of its Subsidiaries’ customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 5.07 Additional Financial Statements.

(a) Cache will promptly furnish EQBK with true and complete copies of (a) each Call Report prepared after the date of this Agreement as soon as such reports are filed with the FDIC, (b) the consolidated balance sheet of Cache as of June 30, 2017, the consolidated statement of income and changes in shareholders’ equity of Cache for the six months ended June 30, 2017, and the consolidated statement of cash flows of Cache for the six months ended June 30, 2017, as soon as each such compiled financial statement is made available to Cache, and (c) unaudited month-end financial statements of Cache and the Daily Report of the Bank as of the last day of each month ended and for each month ended after the date of this Agreement.

(b) Cache will (i) promptly cause an independent accounting firm to audit Cache’s financial statements that are required by SEC rules and regulations to be included in the Registration Statement (the “Audit”), (ii) furnish EQBK with true and complete copies of the audited and unaudited financial statements required by SEC rules and regulations to be included in the Registration Statement, (iii) cooperate and assist EQBK in preparing any disclosure regarding Cache’s financial statements that are required by SEC rules and regulations to be included in the Registration Statement, and (iv) cause Cache’s auditor to cooperate with EQBK, to provide any comfort requested by EQBK concerning Cache’s financial statements, and to provide any consent required to be provided by such auditor in connection with the inclusion of Cache’s financial statements in the Registration Statement.

Section 5.08 Untrue Representation. Cache will promptly notify EQBK in writing if Cache becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to EQBK or any representation or warranty made in or pursuant to this Agreement or that results in the failure of Cache or any of its Subsidiaries to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 5.09 Litigation and Claims. Cache will promptly notify EQBK in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against Cache or any of its Subsidiaries or affecting any of their properties, and Cache will promptly notify EQBK of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of Cache, threatened against Cache or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Cache or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.10 Material Adverse Changes. Cache will promptly notify EQBK in writing if any change or development has occurred or, to the Knowledge of Cache, been threatened (or any development has occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on Cache or any of its Subsidiaries, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the transactions contemplated by this Agreement, or (c) would cause the conditions in Article VIII not to be satisfied.

Section 5.11 Consents and Approvals. Cache will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 2.02(j).

Section 5.12 Environmental Investigation; Right to Terminate Agreement.

(a) EQBK and its consultants, agents and representatives will have the right, to the same extent that Cache has the right, if any, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”) at any time on or prior to the date that is forty-five (45) days after the date of this Agreement. EQBK will notify Cache prior to any physical inspections of the Property, and Cache may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by EQBK, EQBK will (i) notify Cache of any Property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, and (ii) commence such Secondary Investigation, on or prior to the date that is seventy-five (75) days after the date of this Agreement. EQBK will give reasonable notice to Cache of such Secondary Investigations, and Cache may place reasonable time and place restrictions on such Secondary Investigations.

(b) Cache agrees to make available to EQBK and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other Environmental Inspections and surveys. Cache also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with EQBK and will be entitled to certify the same in favor of EQBK and its consultants, agents and representatives and make all other data available to EQBK and its consultants, agents and representatives.

Section 5.13 Registration Statement and Proxy Statement/Prospectus.

(a) Cache agrees to cooperate and assist EQBK in (i) preparing a Registration Statement on Form S-4 (the “Registration Statement”), relating to the shares of EQBK Stock to be issued as part of the Merger Consideration provided for herein, and the Proxy Statement/Prospectus, and (ii) filing the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) with the SEC, including furnishing to EQBK all information concerning Cache and each of its Subsidiaries that EQBK may reasonably request in connection with preparation of such Registration Statement and Proxy Statement/Prospectus. None of the information supplied or to be supplied by Cache or any of its directors, officers, employees or agents for inclusion in the Registration Statement or the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of Cache and, as the Registration Statement and the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Cache necessary in order to make the statements therein with respect to Cache, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that Cache is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to Cache in all material respects with the provisions of applicable Law.

(b) The Cache Board has resolved to recommend to the Cache shareholders that they approve this Agreement, the Merger and shall submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the purposes of this Agreement. The Cache Board shall (i) include in the Proxy Statement/Prospectus the recommendation of the Cache Board that the shareholders of Cache vote in favor of this Agreement, the Merger and the transactions contemplated hereby, (ii) use its commercially reasonable efforts to obtain such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby, (iii) perform such other acts as may reasonably be requested by EQBK to ensure that such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby are obtained, and (iv) cause the Proxy Statement/Prospectus to be mailed to the shareholders of Cache as soon as practicable after the Registration Statement becomes effective with the SEC.

(c) If Cache becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, Cache shall promptly inform EQBK thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

Section 5.14 Benefit Plans.

(a) Cache will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is a Code section 401(a) qualified retirement plan (each a “Retirement Plan”) and related trust sponsored by Cache or any of its Subsidiaries, effective no later than the date immediately before the Closing Date. Cache will provide EQBK evidence or such other confirmation from Cache which EQBK deems appropriate that (i) each such Retirement Plan has been terminated as set forth in this Section 5.14(a) pursuant to duly authorized corporate action and (ii) at the request of EQBK, Cache will submit to the IRS an application for determination of the tax qualified status of any qualified plan relating to its termination. Provided EQBK’s request to file an application for determination is given at least ninety (90) days prior to the Closing, such application will be filed on or before the Closing. Any costs incurred prior to the Closing related to the termination of each Retirement Plan shall be paid (including all related legal, administrative and other costs and expenses unless specifically set forth otherwise in this subsection) solely by Cache and reflected in the calculation of Adjusted Equity.

(b) At the direction of EQBK, Cache will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is an employee welfare benefit plan, as defined in ERISA § 3(1) (“Welfare Plan”), effective not later than immediately before the Closing. Cache will provide EQBK evidence or such other confirmation from Cache which EQBK deems appropriate that each such Welfare Plan has been terminated as set forth in this Section 5.14(b) pursuant to duly authorized corporate action. Notwithstanding the foregoing, without the consent of EQBK, Cache shall not take, or permit any of its Subsidiaries to take, any action to terminate any Welfare Plan that is a group medical plan.

Section 5.15 Termination of Contracts.

(a) Cache and each of its Subsidiaries will, with regard to any contract to which Cache or any of its Subsidiary is a party identified by EQBK prior to the Calculation Date, cooperate with and take such actions as reasonably requested by EQBK to terminate any such contract on a date to be determined by EQBK, in its sole discretion. Any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Cache or any of its Subsidiaries in connection with the termination of any contract, regardless of whether such contract is identified by EQBK, shall be accrued or paid by Cache or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(a) and shall be reflected in the calculation of Adjusted Equity as contemplated by Section 1.06(a). For the avoidance of doubt, EQBK will not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract.

(b) Cache and each of its Subsidiaries will cooperate with EQBK in EQBK’s negotiation in good faith of a reasonable settlement of the termination of Cache’s and/or each of its Subsidiaries’ data processing/technology contracts listed on Confidential Schedule 5.15(b) and Cache and each of its Subsidiaries will take such actions as reasonably requested by EQBK in connection with the termination of such contracts, to ensure that if the Merger occurs, the data procession/technology contracts listed on Confidential Schedule 5.15(b) will be terminated in connection with the consummation of the Merger; provided, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Cache or any of its Subsidiaries in connection with the termination of such data processing and technology contracts shall be accrued or paid by Cache or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(b) and shall be reflected in the calculation of Adjusted Equity as contemplated by Section 1.06(a).

(c) Any such notice and actions by Cache and/or each of its Subsidiaries pursuant to this Section 5.15 will be in accordance with the terms of such contracts.

Section 5.16 Conforming Accounting Adjustments. Cache and each of its Subsidiaries shall, if requested by EQBK, consistent with GAAP, immediately prior to Closing, make such accounting entries as EQBK may reasonably request in order to conform the accounting records of Cache and each of its Subsidiaries to the accounting policies and practices of EQBK; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement (except to the extent that a certain representation, warranty, covenant or other provision is breached and thus, requires the adjustment), (b) require any prior filing with any governmental agency or regulatory authority, (c) violate any Law, rule or regulation applicable to Cache or any of its Subsidiaries, (d) adversely affect the calculation of Adjusted Equity, or (e) be an acknowledgment by Cache (i) of any adverse circumstances for purposes of determining whether the conditions to EQBK’s obligations under this Agreement have been satisfied, (ii) that such adjustment is required for purposes of determining satisfaction of the condition to EQBK’s obligations under this Agreement set forth in Section 8.08 or (c) that such adjustment has any bearing on the Merger Consideration.

Section 5.17 Regulatory and Other Approvals. Cache, at its own expense, will promptly file or cause to be filed applications for all regulatory approvals required to be obtained by Cache in connection with this Agreement and the other agreements contemplated hereby. Cache will promptly furnish EQBK with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. Cache will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time.

Section 5.18 Tax Matters.

(a) Michael E. Bezanson, as the individual appointed to represent the shareholders of Cache with respect to certain tax matters arising under this Section 5.18 (or any successor appointed by Michael E. Bezanson in writing who accepts the position, “Shareholders’ Representative”), shall prepare and file or cause to be prepared and filed, at the expense of Cache, all federal income Tax Returns for Cache, including any amended Tax Returns, for the periods before the Closing Date (including the period beginning January 1, 2017 and ending the day before the Closing Date (the “Short S Tax Period”)) (the “Pre-Closing

Tax Returns”), and all such Tax Returns shall be filed in a manner consistent with past custom and practice and any existing elections. The Shareholders’ Representative shall provide EQBK with copies of any such Tax Returns at least fifteen (15) Business Days prior to the due date for such Pre-Closing Tax Returns and shall allow EQBK to review, comment upon and reasonably approve without undue delay any Pre-Closing Tax Return prepared pursuant to the first sentence of this Section 5.18(a).

(b) EQBK shall prepare or cause to be prepared and file or caused to be filed all Tax Returns for Cache for all periods beginning on or after the Closing Date that are filed after the Closing (“Post-Closing Tax Returns”). To the extent permitted by applicable Law, Cache shall include in its income on Cache’s federal Pre-Closing Tax Returns and state income and franchise Pre-Closing Tax Returns for all periods ending before the Closing Date including the Short S Tax Period and pay any federal and state Taxes attributable to such income if payable by Cache or include such income gains, losses and deductions on K-1s issued to each holder of Cache stock consistent with Cache’s qualifications as a S corporation under the Code pursuant to applicable Law. In the case of any taxable period that includes (but does not end on the day before) the Closing Date (a “Straddle Period”), the amount of any Taxes other than real property or ad valorem Taxes of Cache for any portion of the Straddle Period through the day before the Closing Date shall be determined on an interim closing of the books as of the close of business on the day before the Closing Date and the amount of all real property or ad valorem Taxes shall be determined for that portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of the days from the beginning of the Straddle Period through the day before the Closing Date and the denominator of which is the total number of days in the Straddle Period.

(c) All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by Cache when due, and Cache will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, EQBK will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(d) Each party will promptly notify the other party upon becoming aware of the commencement of any audit, examination, claim or other proposed claim or adjustment of any federal income, or state or local income Tax Return of Cache or its Subsidiaries for a period that ends on or before the Closing Date, as well as any notice of assessment or notice and demand for payment, concerning any federal, state or local income Taxes of Cache or its Subsidiaries for a period that ends or before the Closing Date (collectively, the “Tax Proceeding”). The Shareholders’ Representative may elect to control the Tax Proceeding in accordance with the provisions of this Section 5.18. In the event Shareholders’ Representative elects to represent Cache or its Subsidiaries in any such Tax Proceeding, the Shareholders’ Representative shall within five (5) Business Days of becoming aware of such Tax Proceeding (or sooner, if the nature of the Tax Proceeding so requires) notify EQBK of its intent to do so, and shall control the strategy, defense and settlement of any Tax audit or administrative or court proceeding relating to federal income or state or local income Taxes of Cache or its Subsidiaries attributable to any period that ends on or before the Closing Date. EQBK shall (i) reasonably cooperate with the Shareholders’ Representative and its counsel in the defense against or compromise of any claim in any Tax Proceeding controlled by the Cache and (ii) have (A) the right to participate fully in the Tax Proceeding, including through separate counsel of its own choosing at its sole cost and expense, (B) the right to receive reasonable advance notice from the Shareholders’ Representative of any meetings, hearings, or proceedings, and the Shareholders’ Representative shall execute any necessary powers of attorney allowing EQBK’s representative to participate in the Tax Proceeding, and (C) the right to review in advance and comment on any pleadings, briefs, or other documents to be filed. Neither Cache nor the Shareholders’ Representative may consent to any judgment or enter into any settlement, closing or other agreement with respect to any Tax Proceeding without the prior written consent of EQBK which consent may not be unreasonably withheld, conditioned or delayed; provided, however, that to the extent that any such settlement, closing or other agreement of a Tax Proceeding would materially adversely impact EQBK such consent may be withheld by EQBK in its sole discretion.

(e) If the Shareholders’ Representative elects not to represent Cache and its Subsidiaries in the Tax Proceeding or fails to timely notify EQBK of its election as provided herein, then EQBK may represent the interest of Cache and its Subsidiaries in any such Tax Proceeding in any manner that it reasonably may deem appropriate and the Shareholders’ Representative shall reasonably cooperate with EQBK to the extent reasonably requested by EQBK and the Shareholders’ Representative shall execute any necessary powers of attorney allowing EQBK’s representative to participate in the Tax Proceeding, provided that EQBK may settle any such Tax Proceeding in its sole discretion without the consent of Shareholders’ Representative.

(f) Any Tax Proceeding relating to a Straddle Period of Cache and its Subsidiaries shall be jointly controlled and conducted by EQBK and the Shareholders’ Representative, and neither party shall be permitted to settle or compromise any such Tax Proceeding without the consent of the other.

(g) Without the prior written consent of the Shareholders’ Representative (which may not be unreasonably withheld, conditioned or delayed), EQBK will not file any amended federal income Tax Return for Cache or its Subsidiaries relating to any period that ends on or before the Closing Date, and without the prior written consent of EQBK, Shareholders’ Representative will not file any amended federal income Tax Return for Cache or its Subsidiaries relating to any period that ends on or before the Closing Date.

(h) EQBK, Cache and the Shareholders’ Representative will maintain all Tax records, working papers and other supporting financial records and documents relating to the Tax Returns filed by Cache and the Subsidiaries for all open years for periods that end on or before the Closing Date or for other Tax periods to the extent the Tax Returns affect Taxes payable for any period ending on or before the Closing Date. These Tax Returns will be delivered to and maintained by EQBK for a period of six (6) years after the Closing, and EQBK will make the same available to the Shareholders’ Representative or his agents at reasonable times for inspection and copying at the Shareholders’ Representative’s expense.

(i) Officers of Cache shall execute and deliver to McAfee & Taft A Professional Corporation and to Norton Rose Fulbright US LLP, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including prior to the effective date of the Proxy Statement/Prospectus and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger pursuant to Section 7.10 and Section 8.16.

(j) Cache and EQBK further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

Section 5.19 Disclosure Schedules. At least ten (10) days prior to the Closing, Cache agrees to provide EQBK with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 5.20 Transition.

(a) The senior officers of Cache and the Bank agree to meet with senior officers of EQBK as reasonably requested by EQBK to review the financial and operational affairs of the Bank, and to the extent permitted by applicable Law, each of Cache and the Bank agrees to give due consideration to EQBK’s input on such matters, consistent with this Section 5.20, with the understanding that EQBK shall in no event be permitted to exercise control of Cache or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, Cache and the Bank shall have no obligation to act in accordance with

EQBK’s input. Commencing after the date hereof and to the extent permitted by applicable Law, EQBK, Cache and the Bank shall use their commercially reasonable efforts to plan the integration of Cache and the Bank with the businesses of EQBK and their respective affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall EQBK or its affiliates be entitled to control Cache or the Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of Cache and the Bank in the ordinary course of business, Cache’s and the Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including support from Cache’s and the Bank’s outside contractors, and to assist EQBK in performing all tasks, including, without limitation, equipment installation, reasonably required to result in a successful integration at the Closing. EQBK shall provide such assistance of its personnel as Cache and the Bank shall request to permit Cache and the Bank to comply with their obligations under this Section 5.20.

(b) From and after the date hereof, each of Cache and the Bank shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its agents to, permit EQBK to take all reasonable actions that EQBK deems necessary or appropriate, and to cooperate and to use its commercially reasonable efforts to cause its agents to cooperate in the taking of such actions, to enable EQBK, after the Closing, to satisfy the applicable obligations under §§302, 404 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) and the other requirements of the SOA with respect to Cache and the Bank, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA.

Section 5.21 Execution of Releases. Cache shall cause the persons set forth on Confidential Schedule 8.06 to take such action as they are required to, in order to execute the releases as described in Section 8.06.

Section 5.22 No Solicitation.

(a) Subject to the provisions of this Section 5.22, Cache will not, and will cause its Subsidiaries not to, and will cause Cache’s and its Subsidiaries’ respective officers, directors, employees, Affiliates, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) except as permitted below, (A) engage in negotiations or discussions with or provide any information or data to, any Person relating to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal. Cache shall, and shall cause each of its officers, directors, employees, Affiliates, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any Person (other than EQBK) conducted heretofore with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its officers, directors, employees, Affiliates, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the approval of the Cache shareholders, in the event that Cache receives a bona fide Acquisition Proposal that is not received in violation of this Section 5.22, Cache and its Board may participate in discussions or negotiations with, or furnish any information to, any Person making such Acquisition Proposal and its agents and representatives or potential sources of financing that need to be involved in such discussion if Cache’s Board determines in good faith, after consultation with its counsel and financial advisor, that such Person is reasonably likely to submit to Cache a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties; provided, however, that, prior to providing any nonpublic information to such Person or participating in discussions or negotiations with such Person, Cache shall have entered into a confidentiality agreement with such Person on terms that are substantially similar to the confidentiality provisions of the Confidentiality Agreement and that any nonpublic information concerning Cache and its Subsidiaries provided to such Person, to the extent not previously provided to EQBK, is promptly provided to EQBK. In addition, nothing herein shall restrict Cache from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(c) Cache will promptly (and in any event within 48 hours) notify EQBK of the receipt by Cache of any Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. Cache will keep EQBK reasonably informed of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto.

(d) Cache’s Board may, at any time prior to obtaining the approval of the Cache shareholders, (i) approve, endorse or recommend a Superior Proposal or enter into a definitive agreement with respect to a Superior Proposal or (ii) modify or amend in a manner adverse to EQBK or withdraw Cache Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”), provided that (x) prior to such Change in Recommendation, Cache’s Board shall determine, in good faith (after consultation with its counsel), that the failure to take such action would be to be inconsistent with the directors’ fiduciary duties under applicable Law and (y) such Change in Recommendation is in connection with a Superior Proposal or an Intervening Event and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account any action taken by EQBK pursuant to Section 5.22(e).

(e) Notwithstanding anything to the contrary contained in this Agreement, Cache may not terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal unless (i) it notifies EQBK in writing of its intention to take such action at least five (5) Business Days prior to taking such action, specifying the material terms of any applicable Superior Proposal, identifying the Person(s) making such Superior Proposal and providing EQBK an unredacted copy of all of the agreements with the party making such Superior Proposal, (ii) EQBK does not make, after being provided with reasonable opportunity to negotiate with Cache and its agents and representatives, within such five (5) Business Day period, irrevocable adjustments in the terms and conditions of this Agreement that Cache’s Board determines, in good faith after consultation with its counsel and financial advisors, is at least as favorable to Cache’s shareholders as such Superior Proposal and (iii) Cache is not in material breach of this Section 5.22.

ARTICLE VI

COVENANTS OF EQBK

Section 6.01 Commercially Reasonable Efforts. EQBK shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02 Regulatory Filings; Registration Statement.

(a) EQBK, at its own expense, with the cooperation of Cache, at its own expense, shall promptly file or cause to be filed within thirty (30) days of the date of this Agreement applications for all regulatory approvals required to be obtained by EQBK in connection with this Agreement and the transactions contemplated hereby, including but not limited to the necessary applications for the prior approval of the Merger by the Federal Reserve and the OSBC.

(b) EQBK shall reserve and make available for issuance in connection with the Merger, and in accordance with the terms of this Agreement, the shares of EQBK Stock for the Stock Consideration and shall, with the cooperation of Cache and the Bank, file with the SEC the Registration Statement, which

Registration Statement will contain the Proxy Statement/Prospectus, and EQBK shall use its commercially reasonable efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of the mailing thereof to the Cache shareholders at the time of the Shareholders’ Meeting and on the Effective Time, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading.

(c) EQBK shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its commercially reasonable efforts to obtain such permits and approvals on a timely basis.

(d) EQBK shall promptly and properly prepare and file any filings required under the Securities Act or Exchange Act, relating to the Merger and the transactions contemplated herein.

(e) EQBK shall keep Cache reasonably informed as to the status of such applications and filings and shall notify it promptly of any developments that reasonably could significantly delay the completion of the Merger.

Section 6.03 Untrue Representations. EQBK shall promptly notify Cache in writing if EQBK becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Cache or any representation or warranty made in or pursuant to this Agreement or that results in the failure of EQBK to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 6.04 Litigation and Claims. EQBK shall promptly notify Cache of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of EQBK, threatened against EQBK or any Subsidiary of EQBK that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by EQBK or any Subsidiary of EQBK pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.05 Material Adverse Changes. EQBK shall promptly notify Cache in writing if any change or development shall have occurred or, to the Knowledge of EQBK, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on EQBK, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement or (c) would cause the conditions in Article VII not to be satisfied.

Section 6.06 Consents and Approvals. EQBK will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 2.03(g).

Section 6.07 Employee Matters.

(a) At the Effective Time, EQBK may, in its sole and absolute discretion, either discontinue the employment of one or more current employees of Cache or any of its Subsidiaries (each a “Terminated Employee”), or continue the employment of one or more current employees of Cache or any of its Subsidiaries (each a “Continuing Employee”). EQBK shall consult with the Chief Executive Officer of Cache with respect to the termination of any such employees in connection with the Closing. Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of EQBK, each Continuing Employee shall be entitled, as an employee of EQBK or its Subsidiaries, to participate in the employee benefit plans of EQBK provided to similarly situated employees of EQBK or its Subsidiaries, if such Continuing Employee shall be eligible and, if required by the terms of such plans, selected for participation therein under the terms thereof and makes any required contributions. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 6.07 is not intended to give any Continuing Employee any rights or privileges superior to those of other similarly situated employees of EQBK or its Subsidiaries. The provisions of this Section 6.07 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, EQBK shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a Continuing Employee may participate (excluding any defined benefit pension plan), credit each Continuing Employee with his or her term of service with Cache or any of its Subsidiaries to the extent such service was recognized under the analogous Employee Plan of Cache or any of its Subsidiaries.

(b) Terminated Employees and Continuing Employees will be eligible to receive the severance set forth on Confidential Schedule 6.07, subject to the satisfaction of the terms and condition set forth on such schedule.

(c) If Continuing Employees become eligible to participate in a medical, dental or health plan of EQBK upon termination of any such analogous plan of Cache or the Bank, EQBK shall use commercially reasonable efforts to cause each such plan of EQBK to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of EQBK, and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such Continuing Employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(d) Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of Cache or any of its Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, EQBK, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Cache, EQBK or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Cache or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Employee Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular Employee Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 10.19, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of Cache or any of its Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.08 Conduct of Business in the Ordinary Course. Except as specifically provided for in this Agreement, EQBK shall conduct its business in the ordinary course as heretofore conducted. For purposes of this Section 6.09, the ordinary course of business shall consist of the banking and related business as presently conducted by EQBK and its Subsidiaries, and engaging in acquisitions and assisting in the management of its Subsidiaries.

Section 6.09 Access to Properties and Records. To the extent permitted by applicable Law, and solely for the purposes of verifying the representations and warranties of EQBK and preparing for the Merger and the other matters contemplated by this Agreement, EQBK shall, and shall cause each of its Subsidiaries to, upon reasonable notice from Cache to EQBK (a) afford the employees and officers and authorized representatives

(including legal counsel, accountants and consultants) of Cache, who enter into a non-disclosure agreement with EQBK in a form acceptable to EQBK, reasonable access to the properties, books and records of EQBK and its Subsidiaries during normal business hours in order that Cache may have the opportunity to make such reasonable investigation of the affairs of EQBK and its Subsidiaries, and (b) furnish Cache with such additional financial and operating data and other information as to the business and properties of EQBK as Cache shall, from time to time, reasonably request. Cache shall use commercially reasonable efforts to minimize any interference with EQBK’s business operations during any such access. Neither EQBK nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of EQBK’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

Section 6.10 Nasdaq Listing. EQBK shall file all documents required to be filed to have the shares of EQBK Class A Stock to be issued pursuant to this Agreement included for listing on the Nasdaq Global Select Market and use its commercially reasonable efforts to affect said listing.

Section 6.11 Disclosure Schedules. At least ten (10) days prior to the Closing, EQBK agrees to provide Cache with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.12 No Control of Cache’s Business. Nothing contained in this Agreement gives EQBK or any of their representatives or Affiliates, directly or indirectly, the right to control or direct the operations of Cache or the Bank prior to the Effective Time. Prior to the Effective Time, Cache shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of Cache and the Bank.

Section 6.13 Directors’ and Officers’ Indemnification and Insurance.

(a) By virtue of the occurrence of the Merger, EQBK shall, from and after the Effective Time, succeed to Cache’s and the Bank’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Cache and the Bank, respectively, as provided in their certificate of incorporation, Bylaws, indemnification agreements or otherwise in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time (collectively, the “Existing Indemnification Obligation”). EQBK hereby guaranties Cache’s indemnification obligations.

(b) Except to the extent prohibited by applicable Law, following the Effective Time and for a period of six (6) years thereafter, EQBK shall indemnify, defend, and hold harmless any Person who has rights to indemnification from Cache, under the Existing Indemnification Obligation.

(c) Prior to Closing, EQBK and Equity Bank shall obtain, at the expense of EQBK, a six (6) year tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance currently maintained by Cache and the Bank as of the date hereof with respect to claims arising from facts or events that occurred on or prior to the Effective Time (including the transactions contemplated hereby) as currently maintained by Cache (“Tail Policy”), on terms no less advantageous than those contained in Cache’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that EQBK shall not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date hereof by Cache for such insurance.

(d) If EQBK or Equity Bank or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary, provision shall be made so that the successors and assigns of EQBK or Equity Bank expressly assume the obligations set forth in this Section 6.13.

(e) The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Cache or the Bank (the “Indemnified Parties”) and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(f) Any Indemnified Party wishing to claim indemnification under this Section 6.13, upon learning of any Claim, shall promptly notify EQBK in writing thereof. In the event of any such claim for indemnification (whether arising before or after the Effective Time), (i) EQBK shall have the right to assume the defense thereof and EQBK shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if EQBK elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between EQBK and the Indemnified Parties, then the Indemnified Parties may retain counsel satisfactory to them, and EQBK shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties in accordance with its historical business practices; provided that EQBK shall be obligated pursuant to this Section 6.13(f) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) EQBK shall not be liable for any settlement effected without its prior written consent; provided that EQBK shall not have any obligation hereunder to any Indemnified Party and such Indemnified Party shall reimburse EQBK for any fees and expenses of such Indemnified Party’s counsel that were paid by EQBK, when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

Section 6.14 Tax Matters.

(a) EQBK shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.

(b) Following the Merger, EQBK will not take any action or omit to take any action that would prevent or impede the Merger from qualifying as a reorganization described in Section 368(a) of the Code or satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulation Section 1.368-1(d).

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CACHE

The obligations of Cache under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by Cache:

Section 7.01 Representations and Warranties. (i) Each of the representations and warranties of the EQBK set forth in Sections 4.01, 4.02, 4.03 (other than inaccuracies that are de minimis in amount and effect) and 4.15 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by EQBK in this Agreement or in any document or schedule delivered to Cache in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 7.02 Performance of Obligations. EQBK has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by EQBK under this Agreement on or prior to the Closing Date.

Section 7.03 Shareholder Approval. Each of this Agreement and the Merger having been approved by the requisite vote of the holders of the outstanding shares of Cache Stock as and to the extent required by the OGCA and the Cache Constituent Documents (the “Requisite Cache Vote”).

Section 7.04 Government and Other Approvals. Cache and EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Confidential Schedule 2.03(g) and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 7.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject Cache or any officer, director, shareholder or employee of Cache to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

Section 7.06 Delivery of Closing Documents. Cache shall have received all documents required to be received from EQBK on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to Cache.

Section 7.07 No Material Adverse Change. There having been no Material Adverse Change with respect to EQBK since December 31, 2016.

Section 7.08 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 7.01 Nasdaq Listing. The shares of EQBK Class A Stock to be issued pursuant to this Agreement shall have been approved for listing on the Nasdaq Global Select Market.

Section 7.02 Federal Tax Opinion. Cache shall have received an opinion of McAfee & Taft A Professional Corporation, in form and substance reasonably satisfactory to Cache, dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, McAfee & Taft A Professional Corporation may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of EQBK and Cache.

Section 7.03 Tail Policy. EQBK shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.13(c).

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EQBK

All obligations of EQBK under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by such parties.

Section 8.01 Representations and Warranties. (i) Each of the representations and warranties of the Cache set forth in Sections 3.01, 3.02, 3.03 (other than inaccuracies that are de minimis in amount and effect) and 3.14 and 3.42 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by Cache in this Agreement or in any document or schedule delivered to EQBK in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 8.02 Performance of Obligations. Cache has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Cache under this Agreement on or prior to the Closing Date.

Section 8.03 Shareholder Approval. Each of this Agreement and the Merger having been approved by the Requisite Cache Vote. The requisite vote of the holders of Cache Stock necessary to terminate any voting trusts, voting agreements, shareholders’ agreements or similar arrangements listed on Confidential Schedule 3.26 having been obtained and such voting trusts, voting agreements, shareholders’ agreements or similar arrangements having been terminated on or prior to the Closing Date.

Section 8.04 Government and Other Approvals. EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Confidential Schedule 2.02(j), and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 8.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of EQBK or its Subsidiaries, or (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (d) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject EQBK or any officer, director, shareholder or employee of Cache to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

Section 8.06 Releases. EQBK having received from each of the directors of Cache an instrument dated as of the Closing Date releasing Cache, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein), the form of which is attached as Exhibit “E”. Further, EQBK having received from each of the officers of Cache, as listed on Confidential Schedule 8.06, an instrument dated as of the Closing Date releasing Cache, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such officers (except as to certain matters described therein), the form of which is attached as Exhibit “F”.

Section 8.07 No Material Adverse Change. There will have been no Material Adverse Change to Cache since December 31, 2016.

Section 8.08 Termination of Employee Plans. EQBK having received evidence reasonably satisfactory to EQBK that, as of the Effective Time, all Employee Plans of Cache (other than such plans EQBK elects not to terminate) have been terminated in accordance with the terms of such Employee Plans of Cache, the Code, ERISA and all other applicable Laws on a basis satisfactory to EQBK in its reasonable discretion and that, to the extent required by the Employee Plans or applicable Law, affected participants have been notified of such terminations and/or integrations.

Section 8.09 Employment Agreements. EQBK having received, from each of the individuals party to an Employment Agreement set forth on Confidential Schedule 3.27(b), a fully executed employment agreement dated as of the Closing Date substantially in the forms attached hereto as Exhibit “G-1”, Exhibit “G-2” and Exhibit “G-3”.

Section 8.10 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 8.11 Dissenting Shareholders. Holders of not more than 10% of the outstanding shares of Cache Stock having demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders under applicable provisions of the OGCA.

Section 8.12 Delivery of Closing Documents. EQBK shall have received all documents required to be received from Cache on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to EQBK.

Section 8.13 Minimum Adjusted Equity. Cache’s Adjusted Equity shall be equal to or greater than $17,932,463.

Section 8.14 Cache Options. Each holder of a Cache Option shall have delivered the Option Cancellation Agreement prior to the Calculation Date or Cache shall have cancelled any Cache Option that remains unexercised as of the Calculation Date.

Section 8.15 FIRPTA Certificate. Cache shall have delivered to EQBK (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by Cache, and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certification of Non-Foreign Status, in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by Cache.

Section 8.16 Subchapter S Documents. EQBK shall have received from Cache documentation reasonably satisfactory to EQBK from Cache’s shareholders demonstrating each such shareholders’ eligibility to own Cache Stock in accordance with Section 1361 of the Code.

Section 8.17 Federal Tax Opinion. EQBK shall have received an opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to EQBK, dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Norton Rose Fulbright US LLP may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of EQBK and Cache.

ARTICLE IX

TERMINATION

Section 9.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the shareholders of Cache, prior to the Effective Time as follows, and in no other manner:

(a) by the mutual written consent of EQBK and Cache;

(b) by either Cache or EQBK (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties’ obligations to close specified in Article VII and Article VIII, respectively, hereof have not been met or waived by December 31, 2017; provided, that such date may be extended to such later date as agreed upon by the parties hereto;

(c) by either EQBK or Cache if any of the transactions contemplated by this Agreement are disapproved by any Regulatory Agency whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an Order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such disapproval, Order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have used its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action.

(d) by either EQBK or Cache if there has been any Material Adverse Change with respect to the other party;

(e) by EQBK, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of Cache or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.01 or Section 8.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to EQBK if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If EQBK desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.01(e), then it must notify Cache in writing of its intent to terminate stating the reason therefor. Cache shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(f) by Cache, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of EQBK or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.01 or Section 7.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to Cache if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If Cache desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(f), then it must notify EQBK in writing of its intent to terminate stating the reason therefor. EQBK shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(g) by EQBK or Cache, if this Agreement and the Merger are not approved by the required vote of shareholders of Cache at its Shareholders’ Meeting, or at any adjournment or postponement thereof; provided, however, that Cache may not terminate this Agreement pursuant to this Section 9.01(g) if Cache has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the approval of the Cache shareholders at the Shareholders’ Meeting, or at any adjournment or postponement thereof;

(h) by Cache prior to obtaining the approval of the Cache shareholders at the Shareholders’ Meeting, and subject to the terms and conditions of Section 5.22(e), in order to accept a Superior Proposal;

(i) by EQBK if Cache’s Board shall have effected a Change in Recommendation;

(j) by EQBK if Cache or the Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity.

(k) by Cache if EQBK or Equity Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity; or

(l) by Cache, not later than the end of the second Business Day following the Calculation Date, in the event that as of the Calculation Date, both of the following conditions are satisfied:

(i) the EQBK Closing VWAP is less than 80% of the EQBK Starting Price; and

(ii) and the quotient of (A) the EQBK Closing VWAP, divided by (B) the EQBK Starting Price, is less than the product of (X) the Index Change Ratio, multiplied by (Y) 0.80.

If Cache elects to terminate pursuant to this Section 9.01(l) and provides such written notice to EQBK, then within two (2) Business Days following EQBK’s receipt of such notice, EQBK may elect by written notice to Cache to reinstate the Merger and the other transactions contemplated by this Agreement and (A) adjust the Exchange Ratio to equal a number equal to the lesser of (i) a quotient (rounded to the nearest one-thousandth), the numerator of which is $1,321.61 and the denominator of which is the EQBK Closing VWAP, and (ii) a quotient (rounded to the nearest one-thousandth), the numerator of which is $1,321.61 and the denominator of which is the EQBK Closing VWAP, multiplied by the Index Change Ratio, or (B) in the alternative, not adjust the Exchange Ratio, and, in lieu of thereof, add an amount in cash to the Per Share Cash Amount such that each holder of Cache Stock would be entitled to receive, in respect of each share of Cache Stock, the equivalent value, based on the EQBK Closing VWAP for each share of Cache Stock as such holder would have received had the Exchange Ratio been adjusted in accordance with clause (A), provided that such additional cash amount will not prevent or impede the Merger from qualifying as a reorganization described in Section 368(a) of the Code. If EQBK makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 9.01(l) and this Agreement will remain in effect according to its terms (except as the Merger Consideration has been adjusted).

The calculations pursuant to this Section 9.01(l) shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into EQBK Class A Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of EQBK Class A Stock outstanding after the date hereof and prior to the Calculation Date.

For the purposes of this Section 9.01(l), the following term shall have the meaning set forth below:

“Index Change Ratio” shall mean the quotient of (i) the 20-day average closing price of the NASDAQ Bank Index (or, if such index is not available, a similar index that may be agreed upon by the parties hereto) over the twenty (20) trading day period beginning on the twenty-first (21st) day prior to the Calculation Date and ending on the day prior to the Calculation Date, divided by (ii) 3,773.63.

Section 9.02 Notice of Termination. The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section 10.08 of this Agreement.

Section 9.03 Effect of Termination.

(a) If this Agreement is terminated pursuant to the provisions of Section 9.01 hereof, then no party to this Agreement will have any further liability or obligation under this Agreement; provided, however, that:

(i) no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement or actual fraud;

(ii) the provisions of this Section 9.03, and Article X (other than Section 10.06) shall survive any such termination; and

(iii) the Confidentiality Agreement shall survive any such termination in accordance with its terms.

(b) If EQBK is not in material breach of any covenant or obligation under this Agreement, Cache shall pay to EQBK, by wire transfer of same day funds, a termination fee equal to $1,500,000 (the “Termination Fee”), if this Agreement is terminated:

(i) by Cache pursuant to Sections 9.01(h);

(ii) by EQBK pursuant to Section 9.01(i);

(iii) by EQBK or Cache pursuant to Section 9.01(b) (if Cache shall have failed to obtain the Requisite Cache Vote at the duly convened Shareholders’ Meeting of Cache or any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken) or by EQBK pursuant to Section 9.01(e), in either case only if:

(A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of Cache, the Cache Board or directly to Cache’s shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Cache; and

(B) prior to the date that is twelve (12) months after the date of such termination, Cache enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), provided, that, solely for the purposes of this Section 9.03(b)(iii), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 10.12, except that all references in such definition to 15% shall be changed to 50%.

(c) Any payment required by Section 9.03(b) shall be paid:

(i) on the date of termination, if paid pursuant to Section 9.03(b)(i);

(ii) within two (2) Business Days of termination, if paid pursuant to Section 9.03(b)(ii); and

(iii) on the earlier of the date Cache enters into the definitive agreement described in Section 9.03(b)(iii)(B) and the date Cache consummates the transaction described in Section 9.03(b)(iii)(B), if paid pursuant to Section 9.03(b)(iii).

(d) Each of the parties hereto acknowledges and hereby agrees that the provisions of Section 9.03(b) are an integral part of the transactions contemplated by this Agreement, that such amounts do not constitute a penalty, and that, without such provisions, the parties would not have entered into this Agreement. If Cache shall fail to pay in a timely manner any amount due to EQBK pursuant to this Section 9.03, then Cache (i) shall pay to EQBK the reasonable costs and expenses of EQBK (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection EQBK’s efforts to obtain payment of any amounts due to EQBK and (ii) shall pay all interest accrued on any amount due to EQBK pursuant to this Section 9.03, which shall accrue at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

(e) The fees described in this Section 9.03 shall be the exclusive remedy for a termination of the Agreement as specified in Section 9.03(b) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Nonsurvival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements (other than the Confidentiality Agreement, which shall survive in accordance with its terms) of the parties hereto contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time, which shall survive the Closing.

Section 10.02 Expenses. Except (i) with respect to costs and expenses of printing and mailing the Proxy Statement/Prospectus and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by EQBK and Cache, (ii) as otherwise provided in Section 9.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 10.03 Brokerage Fees and Commissions.

(a) Except as set forth on Confidential Schedule 10.03(a), EQBK hereby represents to Cache that no agent, representative or broker has represented EQBK in connection with the transactions described in this Agreement. Cache will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of EQBK and EQBK hereby agrees to indemnify and hold Cache harmless for any amounts owed to any agent, representative or broker of EQBK.

(b) Except as set forth on Confidential Schedule 10.03(b), Cache hereby represents to EQBK that no agent, representative or broker has represented Cache in connection with the transactions described in this Agreement. EQBK will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Cache or any shareholder of Cache, and Cache hereby agrees to indemnify and hold EQBK harmless for any amounts owed to any agent, representative or broker of Cache or any shareholder of Cache.

Section 10.04 Entire Agreement. This Agreement, the Voting Agreement, the Director Support Agreements, the EQBK Confidential Schedules, the Cache Confidential Schedules, the Confidentiality Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 10.05 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

Section 10.06 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 10.07 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the illegal, invalid or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 10.08 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email (provided that the email is promptly confirmed by telephone and is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), at the respective addresses set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and email addresses by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Cache:

Michael E. Bezanson

Chairman and Chief Executive Officer

Cache Holdings, Inc.

9292 S. Delaware Ave

Tulsa, OK 74137

Email: mike.bezanson@patriotbankok.com

With a copy (which shall not constitute notice) to:

C. Bruce Crum, Esq.

McAfee & Taft A Professional Corporation

10th Floor, Two Leadership Square

211 N. Robinson

Oklahoma City, OK 73102

Email: bruce.crum@mcafeetaft.com

With an additional copy (which shall not constitute notice) to:

Gentner F. Drummond, Esq.

Drummond Law, PLLC

1500 South Utica Avenue, Suite 400

Tulsa, OK 74104

Email: gentner.drummond@drumlaw.com

If to EQBK:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Email: belliott@equitybank.com

With a copy (which shall not constitute notice) to:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Email: mike.keeley@nortonrosefulbright.com

Section 10.09 GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGWICK COUNTY, KANSAS.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 10.12 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

“Acquisition Proposal” As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Cache and its Subsidiaries or 15% or more of any class of equity or voting securities of Cache or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Cache, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of Cache or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Cache, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Cache or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Cache.

“Adjusted Equity” shall have the meaning set forth in Section 1.06(a)(i).

“Adjusted Cash Amount” shall have the meaning set forth in Section 1.06(a)(iii).

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and ownership means the direct or indirect beneficial ownership of more than fifty percent (50%) of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than fifty percent (50%) of the voting and/or equity interest.

“Agreement” shall have the meaning set forth in the preamble.

“Audit” shall have the meaning set forth in Section 5.07(b).

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.

“Bank” shall have the meaning set forth in the Recitals.

“Bank Merger” shall have the meaning set forth in the Recitals.

“Bank Merger Agreement” shall have the meaning set forth in Section 1.12.

“Bank Stock” shall have the meaning set forth in Section 3.03(b).

“BHCA” shall have the meaning set forth in the preamble.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in Wichita, Kansas are authorized or required by Law to be closed.

“Cache” shall have the meaning set forth in the preamble.

“Cache Board” shall have the meaning set forth in the Recitals.

“Cache Constituent Documents” shall have the meaning set forth in Section 3.04(a).

“Cache Equity” shall have the meaning set forth in Section 1.06(a)(i).

“Cache Option” shall have the meaning set forth in Section 1.10.

“Cache Merger Costs” shall have the meaning set forth in Section 1.06(a)(iv).

“Cache Per Share Value” shall mean the amount equal to the Per Share Cash Amount plus the Exchange Ratio multiplied by $31.17.

“Cache Recommendation” shall have the meaning set forth in Section 3.02.

“Cache Stock” shall have the meaning set forth in Section 1.05(b).

“Cache Stock Plan” shall have the meaning set forth in Section 1.10.

“Calculation Date” shall have the meaning set forth in Section 1.06(a)(iv).

“Call Reports” shall have the meaning set forth in Section 3.05(b).

“Cancelled Shares” shall have the meaning set forth in Section 1.05(d).

“Certificate” shall have the meaning set forth in Section 1.07(c).

“Change in Recommendation” shall have the meaning set forth in Section 5.22(d).

“Closing” shall have the meaning set forth in Section 2.01(a).

“Closing Date” shall have the meaning set forth in Section 2.01(a).

“Code” shall have the meaning set forth in the Recitals.

“Commencement Date” shall have the meaning set forth in Section 3.12(n).

“Confidentiality Agreement” means the Confidentiality Agreement, effective as of February 14, 2017, by and between Cache and EQBK.

“Continuing Employee” shall have the meaning set forth in Section 6.07(a).

“Controlled Group Plans” shall have the meaning set forth in Section 3.28(f).

“CRA” shall have the meaning set forth in Section 3.32.

“Director Support Agreement” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 1.09.

“Dissenting Shareholder” shall have the meaning set forth in Section 1.09.

“Dodd-Frank Act” shall have the meaning set forth in Section 3.36.

“Effective Time” shall have the meaning set forth in Section 2.01(b).

“Employee Plans” shall have the meaning set forth in Section 3.28(a).

“Employment Agreements” shall have the meaning set forth in Section 3.27(b).

“Environmental Inspections” shall have the meaning set forth in Section 5.12(a).

“Environmental Laws” means the common Law and all federal, state, local and foreign Laws or regulations, codes, Orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of human health and the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom, and (iv) the conservation of open space, ecosystems, wetlands or water of the United States or a state, and (v) the preservation of cultural or historic structures or artifacts.

“EQBK” shall have the meaning set forth in the preamble.

“EQBK Board” shall have the meaning set forth in the Recitals.

“EQBK Class A Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Class B Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Closing VWAP” means the volume-weighted average price per share of EQBK Class A Stock for a twenty (20) trading day period, starting with the opening of trading on the twenty-first (21st) trading day prior to the Calculation Date to the closing of trading on the day prior to the Calculation Date, rounded to the nearest cent, as reported by Bloomberg Finance L.P.

“EQBK Constituent Documents” shall have the meaning set forth in Section 4.05(b).

“EQBK Loan Representatives” means Scott Smits (having an email address of ssmits@equitybank.com) and Wendell Bontrager (having an email address of wbontrager@equitybank.com).

“EQBK SEC Reports” shall have the meaning set forth in Section 4.04(a).

“EQBK Starting Price” means $31.17.

“Equity Bank” shall have the meaning set forth in the Recitals.

“Equity Adjustment” shall have the meaning set forth in Section 1.06(a)(v).

“ERISA” shall have the meaning set forth in Section 3.28(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.07(a).

“Exchange Fund” shall have the meaning set forth in Section 1.07(b).

“Exchange Ratio” shall have the meaning set forth in Section 1.06(a)(vi).

“Existing Indemnification Obligation” shall have the meaning set forth in Section 6.13(a).

“FDIA” shall have the meaning set forth in Section 2.02(e).

“FDIC” shall have the meaning set forth in Section 2.02(e).

“Federal Reserve” shall mean the Federal Reserve System.

“FR Y-9SP Reports” shall have the meaning set forth in Section 3.05(a).

“GAAP” shall have the meaning set forth in Section 1.06.

“Governmental Entity” means any court, arbitrator, administrative agency or commission, board, bureau or other governmental or Regulatory Agency or instrumentality.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, among others, asbestos, lead-based paint, urea-formaldehyde, petroleum, crude oil or any fraction thereof or any petroleum product.

“Indemnified Parties” shall have the meaning set forth in Section 6.13(e).

“Index Change Ratio” shall have the meaning set forth in Section 9.01(l).

“Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that, individually or in the aggregate, materially affects the business, financial condition, or results of operations of Cache and its Subsidiaries, taken as a whole, that (i) was not known, or reasonably foreseeable, to Cache’s Board as of or prior to the date of this Agreement and did not result from a breach of this Agreement by Cache and (ii) does not relate to or involve an Acquisition Proposal.

“IRS” shall have the meaning set forth in Section 3.12(m).

“Interim Financial Statements” shall have the meaning set forth in Section 3.05(c).

“KGCC” shall have the meaning set forth in Section 1.11.

A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or “executive officer” (as such term is defined of 12 C.F.R. Part 215 (Regulation O)) of that person, after reasonable inquiry, is actually aware of such fact or other matter.

“Law” shall mean any federal or state constitution, statute, regulation, rule, or common law applicable to a Person.

“Leases” shall have the meaning set forth in Section 3.11(a)(i).

“Leased Real Property” shall have the meaning set forth in Section 3.09.

“Letter of Transmittal” shall have the meaning set forth in Section 1.07(b).

“Lien(s)” means any mortgage, security interest, pledge, charges, encumbrance or lien (statutory or otherwise).

“Listed Contracts” shall have the meaning set forth in Section 3.11(a).

“Material Adverse Change” means, with respect to any party hereto, any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, or (ii) the ability of such party to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Change: (i) any changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by this Agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Kansas or Oklahoma, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (viii) the announcement of the transactions contemplated by this Agreement; provided, that with respect to clauses (i) through (vii), such party is not affected to a greater extent than other Persons, bank holding companies or insured depository institutions in the industry in which such party operates.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.05(b)(ii).

“Minimum Equity” shall have the meaning set forth in Section 1.06(a)(vii).

“Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 3.28(j).

“OGCA” shall have the meaning set forth in Section 1.02.

“Option Consideration” shall have the meaning set forth in Section 1.11.

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Entity.

“OREO Property” shall have the meaning set forth in Section 3.09.

“OSBC” means the Office of the State Bank Commissioner of Kansas.

“Owned Real Property” shall have the meaning set forth in Section 3.09.

“Permitted Encumbrances” shall mean only (i) Liens for taxes not yet due and payable and that do not constitute penalties , (ii) Liens for taxes being contested in good faith by appropriate proceedings, (iii) statutory Liens of landlords, (iv) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (v) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Bank, or have a material detrimental effect on the value thereof or its present use.

“Per Share Cash Amount” shall have the meaning set forth in Section 1.06(a)(viii).

“Per Share Merger Consideration” shall have the meaning set forth in Section 1.05(b)(ii).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Post-Closing Tax Returns” shall have the meaning set forth in Section 5.18(b).

“Pre-Closing Tax Returns” shall have the meaning set forth in Section 5.18(a).

“Property” or “Properties” shall include all real property currently owned or leased by Cache, including all Owned Real Property, OREO Property and Leased Real Property, as well as the premises and all improvements and fixtures thereon of Cache.

“Proprietary Rights” shall have the meaning set forth in Section 3.15.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.02(d).

“RAP” shall have the meaning set forth in Section 3.05(b).

“Registration Statement” shall have the meaning set forth in Section 5.13(a).

“Regulatory Agency” means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the FDIC, (iv) OSBC, (v) the Oklahoma State Banking Department, (vi) the SEC, or (vii) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

“Requisite Cache Vote” shall have the meaning set forth in Section 7.03(a).

“Retirement Plan” shall have the meaning set forth in Section 5.14(a).

“SEC” shall have the meaning set forth in Section 3.37.

“Secondary Investigation” shall have the meaning set forth in Section 5.12(a).

“Second Certificate of Merger” shall have the meaning set forth in Section 1.11.

“Second Effective Time” shall have the meaning set forth in Section 1.11.

“Securities Act” shall mean Securities Act of 1933, as amended.

“Share Adjustment” shall have the meaning set forth in Section 1.05(f).

“Shareholders’ Meeting” shall have the meaning set forth in Section 5.02(a).

“Short S Tax Period” shall have the meaning set forth in Section 5.18(a)

“SOA” shall have the meaning set forth in Section 5.20(b).

“Straddle Period” shall have the meaning set forth in Section 5.18(b).

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

“Superior Proposal” means any bona fide written Acquisition Proposal received after the date hereof that Cache’s Board determines in good faith, after consultation with its outside legal and financial advisors, to be reasonably likely to be consummated in accordance with its terms and to be more favorable to Cache and its shareholders from a financial point of view than the transactions contemplated hereby (including any adjustment to the terms and conditions proposed by EQBK in response to such proposal pursuant to Section 5.22(e) or otherwise); provided that for purposes of this definition references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

“Surviving Corporation” shall have the meaning set forth in Section 1.01.

“Tail Policy” shall have the meaning set forth in Section 6.13(c).

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies, interest or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, interest, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, charges, duties, levies, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with an Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Terminated Employee” shall have the meaning set forth in Section 6.07(a).

“Termination Fee” shall have the meaning set forth in Section 9.03(b).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

“Voting Agreement” shall have the meaning set forth in the Recitals.

“Welfare Plan” shall have the meaning set forth in Section 5.14(b).

Section 10.13 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 10.14 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 10.15 Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.16 Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 10.17 Public Disclosure. Neither EQBK nor Cache, or any Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement (which shall not be unreasonably withheld, condition or delayed); provided, however, that (i) EQBK and Cache are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement and (ii) EQBK may disclose the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby to potential investors in EQBK that is bound by a confidentiality agreement.

Section 10.18 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements, covenants or conditions contained herein.

Such action will be evidenced by a signed written notice given in the manner provided in Section 10.08. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 10.08) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

Section 10.19 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

Section 10.20 No Third Party Beneficiaries. Except as provided in Section 6.13(e), nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

EQUITY BANCSHARES, INC.

By:	/s/ Brad S. Elliott
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

CACHE HOLDINGS, INC.

By:	/s/ Michael E. Bezanson
Name: Michael E. Bezanson
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

ANNEX B

FORM OF CACHE DIRECTOR SUPPORT AGREEMENT

DIRECTOR SUPPORT AGREEMENT

This DIRECTOR SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of July 14, 2017, by and between Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and [            ], an individual resident of the State of Oklahoma (“Director”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given to them in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, EQBK and Cache Holdings, Inc. (“Cache”), an Oklahoma corporation and registered bank holding company under the BHCA, have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), providing for EQBK’s acquisition of Cache through the merger of Cache with and into EQBK (the “Merger”);

WHEREAS, EQBK will acquire all of the assets and liabilities of Cache, including all of the goodwill of Cache, pursuant to the Reorganization Agreement which provides, among other things, that (i) Cache will merge with and into EQBK and (ii) that all of the issued and outstanding shares of common stock, par value $1.00 per share, of Cache (the “Cache Common Stock”), other than Cancelled Shares and Dissenting Shares, will be exchanged for cash and stock of EQBK to be paid to the Cache shareholders, which includes a premium to the fair market value and includes the goodwill of Cache (the “Merger Consideration”); and

WHEREAS, as a condition and inducement to EQBK’s willingness to enter into the Reorganization Agreement, EQBK and Director have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration for receipt of such confidential information and trade secrets and in consideration of the premises and mutual covenants contained herein and in the Reorganization Agreement intending to be legally bound hereby, EQBK and Director agree as follows;

AGREEMENT

1. Director Support. Director agrees to use his or her best efforts to refrain from harming the goodwill of Cache, any Subsidiary of Cache (“Cache Subsidiary”), EQBK or any Subsidiary of EQBK, and their respective customer, client and vendor relationships. During the term of this Agreement, Director agrees also to consider Equity Bank, a Kansas state bank with its principal office in Andover, Kansas (“Equity Bank”), when obtaining banking products or services for his or her personal or business needs; provided, however, that this Agreement shall not require Director to contact Equity Bank for a proposal on any such needs.

2. Director Covenants.

(a) Director acknowledges that he has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of current and prospective customers of Cache or any Cache Subsidiary, Cache’s and any Cache Subsidiary’s current and prospective services, Cache’s and any Cache Subsidiary’s business projections and market studies, Cache’s and any Cache Subsidiary’s business plans and strategies, Cache’s and any Cache Subsidiary’s studies and information concerning special services unique to Cache or any Cache Subsidiary. Director further acknowledges and agrees that this consideration, including the Merger Consideration, constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of EQBK or any subsidiary of EQBK, Director agrees that Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

i. solicit the business of any person or entity who is a customer of Cache or any Cache Subsidiary as of the date of this Agreement or as of the Closing Date on behalf of any other insured depository institution for the purpose of providing financial services to such person or entity;

ii. acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with any insured depository institution that has a location (A) in Tulsa County, Oklahoma, or (B) any county that is contiguous to Tulsa County, Oklahoma (the “Noncompete Area”) (but notwithstanding the foregoing, Director may (1) retain any existing ownership interest in any insured depository institution as disclosed on Schedule 1 attached hereto, (2) acquire an ownership interest in any publicly-traded depository institution, so long as that ownership interest does not exceed 1% of the total number of shares outstanding of that depository institution, and (3) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions);

iii. from and after the Effective Time, serve as an officer, director, employee, agent or consultant to any insured depository institution that has a location within the Noncompete Area;

iv. establish or operate a branch or other office of an insured depository institution within the Noncompete Area; or

v. recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of Cache or any Cache Subsidiary; but nothing in this Section 2(a)(v) applies to employment other than in financial services.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the Noncompete Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b) If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c) Director agrees that (i) this Agreement is entered into in connection with the sale to EQBK of Cache and Patriot Bank, an Oklahoma state bank with its principal offices in Tulsa, Oklahoma (collectively, the “Bank”), (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure EQBK acquires the goodwill of the Bank, and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

3. Shareholder Representation. Director hereby represents and warrants that he or she is the registered owner of the number of shares of Cache Common Stock set forth below the Director’s name on the signature page hereto.

4. Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Director intends to engage in, Director will first notify EQBK in writing and meet with a EQBK representative and a neutral mediator (if EQBK elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least twenty-one (21) days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. If Director fails to comply with this requirement, Director waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time.

5. Termination. This Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Reorganization Agreement is terminated pursuant to Section 9.01 of the Reorganization Agreement or (b) the date that is twenty-four (24) months after the Closing Date.

6. Waiver, Amendment and Modification. Any party may unilaterally waive a right which is solely applicable to it. Such action will be evidenced by a signed written notice. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

7. Governing Law. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF OKLAHOMA. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGEWICK COUNTY, KANSAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

9. No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

11. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

12. Entire Agreement. This Agreement, the Reorganization Agreement, the Voting Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

13. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

14. Notice. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Director:

If to EQBK:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

Facsimile: (316) 681-0839

With a copy (which shall not constitute notice) to:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Facsimile: (214) 855-8200

15. Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

16. Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR

[NAME]
Number of Shares:

EQUITY BANCSHARES, INC.

By:
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

ANNEX C

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) dated as of July 14, 2017 is executed by and among Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Cache Holdings, Inc. (“Cache”), an Oklahoma corporation and registered bank holding company under the BHCA, Brad S. Elliott (“Proxy Holder”), as proxy, and the Shareholders of Cache listed on the signature page to this Agreement (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, EQBK and Cache have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), providing for EQBK’s acquisition of Cache through the merger of Cache with and into EQBK (the “Merger”);

WHEREAS, the Reorganization Agreement provides that all of the issued and outstanding shares of common stock, par value $1.00 per share, of Cache (the “Common Stock”), other than Cancelled Shares and Dissenting Shares, will be exchanged for such consideration as set forth in the Reorganization Agreement;

WHEREAS, as a condition and inducement to EQBK’s willingness to enter into the Reorganization Agreement, each of the Shareholders have agreed to vote their shares of Common Stock in favor of approval of the Reorganization Agreement and the transactions contemplated thereby; and

WHEREAS, EQBK is relying on the agreements set forth herein in incurring expenses in reviewing the business of Cache and its wholly-owned banking subsidiary, Patriot Bank, an Oklahoma state bank with its principal office in Tulsa, Oklahoma (the “Bank”), in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger, and the Shareholders are benefiting both from such expenditures by EQBK and by the terms of the Reorganization Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cache, EQBK, the Proxy Holder (as defined below) and the Shareholders undertake, promise, covenant and agree with each other as follows:

AGREEMENT

1. Each Shareholder, being the registered owner of the number of shares of Common Stock set forth below the Shareholder’s name on the signature pages hereto (for each such Shareholder, the “Shares”), will vote, direct to vote, or act by consent with respect to:

(a)	the Shares;

(b)	all Common Stock the Shareholder owns as of the record date of any meeting of the Shareholders of Cache or otherwise as of the date of such vote or consent; and

(c)	all Common Stock the Shareholder owns beneficially and has the power and authority to direct the voting thereof as of the record date of any meeting of the Shareholders of Cache or otherwise as of the date of such vote or consent

(clauses (a), (b) and (c), collectively, the “Proxy Shares”), in favor of approval of the Merger and any other transactions contemplated by the Reorganization Agreement.

2. If Cache conducts a meeting of or otherwise seeks approval of its Shareholders with respect to any Acquisition Proposal (as defined in the Reorganization Agreement) or any other matter that may contradict this Agreement or the Reorganization Agreement or may prevent EQBK or Cache from completing the Merger, then the Shareholders will vote the Proxy Shares against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Reorganization Agreement.

3. Each Shareholder shall not invite or seek any Acquisition Proposal, support (or publicly suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the Cache Board to consider, support or seek any Acquisition Proposal or otherwise take any action designed to make any Acquisition Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any Person that makes or is considering making an Acquisition Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Acquisition Proposal. Each Shareholder shall promptly advise Cache of each contact the Shareholder or any of the Shareholder’s representatives may receive from any Person relating to any Acquisition Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Acquisition Proposal and will provide Cache with all information EQBK requests that is available to the Shareholder regarding any such Acquisition Proposal or possible Acquisition Proposal. Each Shareholder will not make any claim or join in any litigation alleging that the Cache Board is required to consider, endorse or support any Acquisition Proposal or to invite or seek any Acquisition Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair EQBK’s ability to exercise any of the rights granted by the Reorganization Agreement. Notwithstanding the foregoing and for purposes of clarity, nothing contained herein shall prevent any Shareholder from taking actions on behalf of Cache, solely in his or her capacity as a director or officer of Cache, that are expressly permitted by Section 5.22 of the Reorganization Agreement.

4. Each Shareholder, severally, but not jointly, represents and warrants to EQBK that:

(a)	Shareholder (i) owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Shares free and clear of all liens or encumbrances, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares.

(b)	Shareholder does not beneficially own any Common Stock other than (i) the Shares and (ii) any options, warrants or other rights to acquire any additional shares of Common Stock or any security exercisable for or convertible into shares of Common Stock, set forth on the signature page of this Agreement.

(c)	Shareholder has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder (including the proxy described in Section 5 below). This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d)	None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to Shareholder or to Shareholder’s property or assets.

(e)	No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

(f)	Shareholder hereby (a) confirms his or her knowledge of the availability of the rights of dissenting shareholders under the Oklahoma General Corporation Act (the “OGCA”) with respect to the Merger and (b) confirms receipt of a copy of the provisions of the OGCA related to the rights of dissenting shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its Affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such Affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of Cache that the Shareholder shall hold of record at the time that the Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the OGCA or otherwise.

5. In order to better effect the provisions of Sections 1 and 2 of this Agreement, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Proxy Holder, with full power of substitution, his true and lawful proxy and attorney-in-fact (the “Proxy Holder”) to vote at any meeting of the Shareholders of Cache all of the Proxy Shares in favor of the approval of the Merger and any other transactions contemplated by the Reorganization Agreement (including the termination of any voting trusts, voting agreements, shareholders’ agreements or similar arrangements other than this Agreement), with such modifications to the Reorganization Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Merger contemplated by the Reorganization Agreement if the Reorganization Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Shareholder or (ii) materially alter the tax consequences of the receipt thereof under the Reorganization Agreement in its present form. This proxy shall be limited strictly and solely to the power and authority to vote the Proxy Shares in the manner and for the purpose set forth in Sections 1 and 2 of this Agreement and shall not extend to any other matters.

6. Each Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, each Shareholder will not, and will not agree to, without the consent of EQBK, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, cause to be redeemed or otherwise dispose of (any such transaction, a “Transfer”) any of the Shares or grant any proxy or interest in or with respect to any Shares or deposit any such Shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement. Any attempted Transfer of Shares or any interest therein in violation of this Section shall be null and void. This Section shall not prohibit a Transfer of the Shares to any member of Shareholder’s immediate family, to another Shareholder, to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to EQBK, to be bound by all of the terms of this Agreement.

7. Proxy Holder, by his execution below, agrees to (A) vote all of the Shareholders’ Proxy Shares at any meeting of the Shareholders of Cache, in favor of the approval of the Merger and any other transactions contemplated by the Reorganization Agreement (including the termination of any prior voting trusts, voting agreements, shareholders’ agreements or similar arrangements other than this Agreement), with such modifications to the Reorganization Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Merger contemplated by the Reorganization Agreement if the Reorganization Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Shareholder or (ii) materially alter the tax consequences of the receipt thereof under the Reorganization Agreement in its present form and (B) in the event of an Acquisition Proposal, to vote all of the Shareholders’ Proxy Shares at any meeting of the Shareholders of Cache, against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Reorganization Agreement.

8. Each Shareholder acknowledges that EQBK and Cache are relying on this Agreement in incurring expenses in connection with EQBK’s reviewing Cache and the Bank’s business, in Cache’s cooperation with EQBK’s preparation of a proxy statement and Registration Statement on Form S-4, in EQBK’s proceeding with the filing of applications for regulatory approvals, and in their undertaking other actions necessary for completing the Merger and that THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, INCLUDING TO THE EXTENT APPLICABLE, SECTION 1057 OF THE OKLAHOMA GENERAL CORPORATION ACT. The Shareholders and Cache acknowledge that the performance of this Agreement is intended to benefit EQBK.

9. This Agreement shall remain in effect until the earlier to occur of (a) the termination of the Reorganization Agreement, as it may be amended or extended from time to time, pursuant to the terms and conditions contained therein, or (b) completion of the transactions contemplated by the Reorganization Agreement.

10. Proxy Holder may, in his sole discretion, appoint a substitute proxy to act as Proxy Holder under this Agreement; provided, that any substitute proxy shall agree in writing to be bound by the terms and conditions of this Agreement. In the event of the death, disability or incapacity of Proxy Holder, EQBK, in its sole discretion, may appoint a substitute proxy to act as Proxy Holder under this Agreement.

11. The vote of the Proxy Holder will control in any conflict between his vote of the Proxy Shares and a vote by the substitute proxy holder or the Shareholders of the Proxy Shares, and Cache agrees to recognize the vote of the Proxy Holder instead of the vote of substitute proxy holder or the Shareholders if the substitute proxy holder or the Shareholders do not vote in accordance with Sections 1 and 2 of this Agreement.

12. This Agreement may be amended, modified or supplemented with respect to a particular Shareholder only by an instrument in writing executed by EQBK, Cache and that Shareholder. Any such amendment, modification or supplement shall only apply to the Shareholder(s) executing such written agreement and this Agreement will remain in full force and effect with respect to Shareholders who do not execute such written agreement.

13. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. An email or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

14. This Agreement, the Reorganization Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

15. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO CACHE OR THE SHAREHOLDERS:

Michael E. Bezanson

Chairman and Chief Executive Officer

Cache Holdings, Inc.

9292 S. Delaware Ave

Tulsa, OK 74137

Email: mike.bezanson@patriotbankok.com

WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

C. Bruce Crum, Esq.

McAfee & Taft A Professional Corporation

10th Floor, Two Leadership Square

211 N. Robinson

Oklahoma City, OK 73102

Email: bruce.crum@mcafeetaft.com

and

Gentner F. Drummond, Esq.

Drummond Law, PLLC

1500 South Utica Avenue, Suite 400

Tulsa, OK 74104

Email: gentner.drummond@drumlaw.com

IF TO EQBK OR PROXY HOLDER:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

Email: belliott@equitybank.com

WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Email: mike.keeley@nortonrosefulbright.com

16. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGWICK COUNTY, KANSAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

18. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

19. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EQUITY BANCSHARES, INC.

By:
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

PROXY HOLDER:

Brad S. Elliott

CACHE HOLDINGS, INC.

By:
Name: Michael E. Bezanson
Title: Chairman and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDERS

[Name]

Number of Shares:

[Name]

Number of Shares:

ANNEX D

OPINION OF D. A. DAVIDSON & CO.

July 14, 2017

Board of Directors

Cache Holdings, Inc.

9292 S. Delaware Ave.

Tulsa, OK 74137

Members of the Board:

We understand that Cache Holdings, Inc., an Oklahoma corporation headquartered in Tulsa, Oklahoma (“Cache”) and Equity Bancshares, Inc. (“EQBK”), a Kansas corporation plan to enter into an agreement and plan of reorganization (the “Agreement”) pursuant to which, among other things, EQBK will acquire Cache for a combination of cash and stock (the “Merger”). Common stock, par value $1.00 per share, of Cache (“Cache Stock”) shall be converted into the right to receive from EQBK (i) 53 shares of EQBK Class A common stock, par value $0.01 per share (“EQBK Class A Common Stock”) (the “Exchange Ratio”); plus (ii) $615.12 in cash (the “Per Share Cash Amount”), subject to adjustments in the Agreement (the “Per Share Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Cache of the Per Share Merger Consideration to be paid for Cache Stock in the proposed Merger.

In connection with preparing our opinion, we have reviewed, among other things:

(i)	the Agreement dated July 10, 2017;

(ii)	certain financial statements and other historical financial and business information about Cache and EQBK made available to us from published sources and/or from the internal records of Cache and EQBK;

(iii)	certain internal financial projections and other financial and operating data concerning the business, operations and prospects of Cache and EQBK prepared by or at the direction of management of Cache and EQBK, as approved for our use by Cache and EQBK, respectively;

(iv)	the current market environment generally and the banking environment in particular;

(v)	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

(vi)	compared the current and historical market prices and trading activity of EQBK’s Class A Common Stock with that of certain other publicly-traded companies that we deemed relevant;

(vii)	considered the pro forma financial effects of the Merger, taking into consideration the amounts and timing of transaction costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the Merger;

Investment Banking

30 North LaSalle Street • Suite 1600 • Chicago, IL 60602 • (312) 525-2777 • FAX (312) 525-2778

www.davidsoncompanies.com/ecm/

(viii)	participated in discussions and negotiations among representatives of Cache and EQBK, and their respective financial and legal advisors;

(ix)	the net present value of Cache with consideration of projected financial results through 2022;

(x)	the relative contributions of Cache and EQBK to the combined company;

(xi)	compared the financial and operating performance of Cache and EQBK with publicly available information concerning certain other companies that we deemed relevant; and,

(xii)	such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of Cache and EQBK concerning the business, financial condition, results of operations and prospects of Cache and EQBK.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Cache or EQBK, and we did not make an independent appraisal or analysis of Cache or EQBK with respect to the Merger. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Cache or EQBK, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in Cache’s or EQBK’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us, and that neither Cache nor EQBK is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

With respect to the financial forecasts and other analyses (including information relating to certain pro forma financial effects of, and strategic implications and operational benefits anticipated to result from, the Merger) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of Cache and EQBK, and have assumed with your consent, that such forecasts and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Cache and EQBK as to the future financial performance of Cache and EQBK and the other matters covered thereby, and that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and analyses will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these forecasts and analyses or the assumptions on which they were based. We have relied on the assurances of management of Cache and EQBK that they are not aware of any facts or circumstances that would make any of such information, forecasts or analyses inaccurate or misleading.

We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Cache and EQBK or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to Cache or EQBK or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for loan and lease losses for both Cache and EQBK are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of Cache’s or EQBK’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of Cache or EQBK. We did not make an independent evaluation of the quality of Cache’s or EQBK’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of Cache or EQBK.

We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Merger will be obtained without any material adverse effect on Cache or EQBK or the contemplated benefits of the Merger. Further, we have assumed that the executed Agreement will not differ in any material respect from the Agreement, dated July 10, 2017, reviewed by us.

We have assumed in all respects material to our analysis that Cache will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of Cache or any other entity.

Our opinion is limited to the fairness, from a financial point of view, to Cache of the Per Share Merger Consideration to be paid in the proposed Merger. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Merger (including, without limitation, the form or structure of the Merger) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Merger, or as to the underlying decision by Cache to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of Cache, or any class of such persons, relative to the Per Share Merger Consideration in the Merger, or with respect to the fairness of any such compensation to Cache.

We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that Cache obtained such advice as it deemed necessary from qualified professionals. We express no view as to the potential benefits, federal or state tax implications.

We do not express any opinion as to the value of any asset of Cache or EQBK whether at current market prices or in the future, or as to the price at which Cache or EQBK or its assets could be acquired in the future. We also express no opinion as to the price at which Cache Stock or EQBK Class A Common Stock will trade following announcement of the Merger or at any future time.

We have not evaluated the solvency or fair value of Cache under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Cache. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of Cache or EQBK or the ability of Cache or EQBK to pay their respective obligations when they come due.

We have acted as Cache’s financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Cache has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

During the two years preceding the date of this letter, we have provided investment banking and other financial services to Cache for which we would have received customary compensation.

In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may trade or hold securities of Cache or EQBK for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to Cache or EQBK in the future for which we would expect to receive compensation.

This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

It is understood that this letter is for the information of the Board of Directors of Cache in connection with and for the purposes of its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation as to how the shareholders of Cache should vote or act with respect to the Merger or any matter relating thereto.

This opinion is for the information of the Board of Directors of Cache and shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent, except that a copy of this opinion may be included in its entirety in any regulatory filing that EQBK is required to make in connection with the Merger if such inclusion is required by applicable law.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be paid in the Merger is fair, from a financial point of view, to Cache.

Very truly yours,

/s/ D.A. Davidson

D.A. Davidson & Co.

ANNEX E

OKLAHOMA GENERAL CORPORATION ACT1

APPRAISAL RIGHTS

A. Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to the shares, who continuously holds the shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of the shares of stock under the circumstances described in subsections B and C of this section. As used in this section, the word “shareholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and “depository receipt” means an instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository. The provisions of this subsection shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after November 1, 1988.

B. 1. Except as otherwise provided for in this subsection, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation, or of the acquired corporation in a share acquisition, to be effected pursuant to the provisions of Section 1081, other than a merger effected pursuant to subsection G of Section 1081, and Section 1082, 1086, 1087, 1090.1 or 1090.2 of this title.

2. a. No appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either:

(1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(2) held of record by more than two thousand holders.

No appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in subsection G of Section 1081 of this title.

b. In addition, no appraisal rights shall be available for any shares of stock, or depository receipts in respect thereof, of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of Section 1081 of this title.

3. Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to the provisions of Section 1081, 1082, 1086, 1087, 1090.1 or 1090.2 of this title to accept for the stock anything except:

a. shares of stock of the corporation surviving or resulting from the merger or consolidation or depository receipts thereof, or

[1]	This statute will be superseded effective November 1, 2017.

b. shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than two thousand holders, or

c. cash in lieu of fractional shares or fractional depository receipts described in subparagraphs a and b of this paragraph, or

d. any combination of the shares of stock, depository receipts, and cash in lieu of the fractional shares or depository receipts described in subparagraphs a, b, and c of this paragraph.

4. In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of Section 1083 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.

C. Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections D and E of this section, shall apply as nearly as is practicable.

D. Appraisal rights shall be perfected as follows:

1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its shareholders entitled to appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in the notice a copy of this section. Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shares of the shareholder. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of the merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

2. If the merger or consolidation is approved pursuant to the provisions of Section 1073 or 1083 of this title, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten (10) days thereafter shall notify each of the holders of any class or series of stock of the constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of the constituent corporation, and shall include in the notice a copy of this section. The notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify the shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of the holder’s shares. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the holder’s shares. If the notice does not notify shareholders of the effective date of the merger or consolidation either:

a. each constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of the constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation, or

b. the surviving or resulting corporation shall send a second notice to all holders on or within ten (10) days after the effective date of the merger or consolidation; provided, however, that if the second notice is sent more than twenty (20) days following the mailing of the first notice, the second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of the holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given; provided, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

E. Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders; provided, however, at any time within sixty (60) days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty (120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The written statement shall be mailed to the shareholder within ten (10) days after the shareholder’s written request for a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later.

F. Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which, within twenty (20) days after service, shall file, in the office of the court clerk of the district court in which the petition was filed, a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such duly verified list. The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Notice shall also be given by one or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma City, Oklahoma, or other publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

G. At the hearing on the petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The court may require the shareholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with this direction, the court may dismiss the proceedings as to that shareholder.

H. After determining the shareholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this section and who has submitted the certificates of stock of the shareholder to the court clerk, if required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.

I. The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be made to each shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing the stock. The court’s decree may be enforced as other decrees in the district court may be enforced, whether the surviving or resulting corporation be a corporation of this state or of any other state.

J. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

K. From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided for in subsection D of this section shall be entitled to vote the stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if the shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided for in subsection E of this section or thereafter with the written approval of the corporation, then the right of the shareholder to an appraisal shall cease; provided further, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and approval may be conditioned upon terms as the court deems just.

L. The shares of the surviving or resulting corporation into which the shares of any objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers of Equity.

K.S.A. § 17-6305 provides that a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney’s fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Similarly, a Kansas corporation may also indemnify any person described in the previous sentence who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that any person found liable to the corporation may be indemnified only if a court has determined such person is fairly and reasonably entitled to indemnity for such expenses. To the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any foregoing action, suit or proceeding, or in defense of any claim, issue or matter therein, K.S.A. § 17-6305 provides that such director, officer, employee or agent will be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees.

Equity’s Articles of Incorporation and Bylaws provide that we will indemnify each of Equity’s officers and directors to the fullest extent permitted by Kansas law and that any modification or repeal of Equity’s Articles of Incorporation or Bylaws will not adversely affect this indemnification right of Equity’s officers and directors with respect to any act or omission occurring prior to such modification or repeal. Equity’s Bylaws further provide that any expenses (including attorneys’ fees) actually and reasonably incurred by Equity’s officers and directors in connection with their defense of any indemnifiable proceeding or the enforcement of their indemnification rights will be paid by Equity in advance of the disposition of such action upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that they were not entitled to be indemnified.

As permitted by K.S.A. § 17-6002(b)(8), Equity’s Articles of Incorporation eliminate a director’s liability to Equity and Equity’s shareholders for monetary damages for breach of a fiduciary duty as a director, except for (a) any breach of the director’s duty of loyalty to Equity or Equity’s shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) certain transactions under K.S.A. § 17-6424 (relating to liability for unauthorized acquisitions or redemptions of, or payment of dividends on, capital stock), or (d) for any transaction from which the director derived an improper personal benefit.

Equity’s Bylaws also provide that the indemnification rights set forth in the Bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, provision in Equity’s Articles of Incorporation or Bylaws, agreement, vote of shareholders or disinterested directors, policy of insurance or otherwise. In this regard, we will enter into indemnification agreements with each of Equity’s current and future directors and officers that will provide these individuals with a contractual right to indemnification from Equity to the fullest extent permitted under Kansas law against any liability that may arise by reason of their service to us, and to the advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified. Equity’s Bylaws further authorize Equity to purchase and maintain insurance on behalf of Equity’s officers and directors and we have obtained insurance to cover such individuals for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Equity under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, Equity’s ability to provide indemnification to Equity’s directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. §1828(k).

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization, dated July 14, 2017, by and among Equity Bancshares, Inc. and Cache Holdings, Inc. (attached as Annex A to this proxy statement/prospectus) (schedules to which have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the SEC upon request).

3.1	Second Amended and Restated Articles of Incorporation of Equity Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on May 3, 2016).

3.2	Amended and Restated Bylaws of Equity Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Equity Bancshares, Inc.’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on October 27, 2015, File No. 333-207351).

5.1*	Opinion of Wise & Reber, L.C. regarding the validity of the securities to be issued.

8.1*	Opinion of Norton Rose Fulbright US LLP regarding certain tax matters.

8.2*	Opinion of McAfee & Taft A Professional Corporation regarding certain tax matters.

10.1†	Equity Bancshares, Inc. 2006 Non-Qualified Stock Option Plan, as amended (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on October 27, 2015, File No. 333-207351).

10.2†	Equity Bancshares, Inc. Amended and Restated 2013 Stock Incentive Plan (incorporated by reference to Appendix A to Equity Bancshares, Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 28, 2016).

10.3†	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.3 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

10.4†	Amended and Restated Employment Agreement, dated November 14, 2016, between Equity Bank, Equity Bancshares, Inc. and Brad S. Elliott (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on November 15, 2016).

10.5†	Amended and Restated Employment Agreement, dated November 14, 2016, among Equity Bank, Equity Bancshares, Inc. and Gregory H. Kossover (incorporated by reference to Exhibit 10.2 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on November 15, 2016).

10.6†	Employment Agreement, dated January 26, 2017, among Equity Bank, Equity Bancshares, Inc. and Wendell Bontrager, Jr. (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on January 26, 2017).

10.7	Amended Loan and Security Agreement, dated March 13, 2017, between Equity Bancshares, Inc. and ServisFirst Bank (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on March 16, 2017).

10.8	Amended and Restated Registration Rights Agreement, dated November 16, 2015, by and between Equity Bancshares, Inc., Patriot Financial Partners, L.P., Patriot Financial Partners Parallel, L.P., Endicott Opportunity Partners III, L.P., Compass Island Investment Opportunities Fund A, L.P. and Compass Island Investment Opportunities Fund C, L.P. (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on November 19, 2015).

10.9	Stock Purchase Agreement, dated May 15, 2012, among Equity Bancshares, Inc., Compass Island Investment Opportunities Fund A, L.P. and Compass Island Investment Opportunities Fund C, L.P. (incorporated by reference to Exhibit 10.12 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

10.10†	Form of Market President Incentive Plan (incorporated by reference to Exhibit 10.28 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

10.11†	Equity Bancshares, Inc. Annual Executive Incentive Plan (incorporated by reference to Appendix A to Equity Bancshares, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 22, 2017).

10.12	Form of Securities Purchase Agreement, dated as of December 19, 2016 (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on December 22, 2016).

10.13	Form of Registration Rights Agreement, dated as of December 19, 2016 (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on December 22, 2016).

10.14	Form of Director Support Agreement, dated July 14, 2017, between Equity Bancshares, Inc. and each of the directors of Cache Holdings, Inc. (attached as Annex B to this proxy statement/prospectus).

10.15	Form of Voting Agreement, dated July 14, 2017, between Equity Bancshares, Inc. and certain shareholders of Cache Holdings, Inc. (attached as Annex C to this proxy statement/prospectus).

21.1	List of Subsidiaries of Equity Bancshares, Inc. (incorporated by reference to Exhibit 21.1 to Equity Bancshares, Inc.’s Annual Report on Form 10-K, filed with the SEC on March 17, 2016).

23.1*	Consent of Crowe Chizek, LLP (with respect to Equity Bancshares, Inc.).

23.2*	Consent of Erwin & Company (with respect to Community First Bancshares, Inc.).

23.3*	Consent of Sewell & Taylor LLP (with respect to Cache Holdings, Inc.).

23.4	Consent of Wise & Reber, L.C. (included in Exhibit 5.1).

23.5	Consent of Norton Rose Fulbright LLP (included in Exhibit 8.1).

23.6	Consent of McAfee & Taft A Professional Corporation (included in Exhibit 8.2).

24.1*	Powers of Attorney.

99.1*	Consent of D.A. Davidson & Co.

99.2	Form of proxy of Cache Holdings, Inc.

*	Previously filed.
†	Represents a management contract or a compensatory plan or arrangement.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on August 30, 2017.

EQUITY BANCSHARES, INC.

By:	/s/ Brad S. Elliott
Name: Brad S. Elliott
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brad S. Elliott Brad S. Elliott	Chairman and Chief Executive Officer (Principal Executive Officer)	August 30, 2017

/s/ Gregory H. Kossover Gregory H. Kossover	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 30, 2017

* Gary C. Allerheiligen	Director	August 30, 2017

* James L. Berglund	Director	August 30, 2017

* Jeff A. Bloomer	Director	August 30, 2017

* Dan R. Bowers	Director	August 30, 2017

* Roger A. Buller	Director	August 30, 2017

* Michael R. Downing	Director	August 30, 2017

* P. John Eck	Director	August 30, 2017

* Gregory L. Gaeddert	Director	August 30, 2017

* Randee R. Koger	Director	August 30, 2017

* Jerry P. Maland	Director	August 30, 2017

* Shawn D. Penner	Director	August 30, 2017

* Harvey R. Sorensen	Director	August 30, 2017

*By:	/s/ Brad S. Elliott
Attorney-in-Fact August 30, 2017

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization, dated July 14, 2017, by and among Equity Bancshares, Inc. and Cache Holdings, Inc. (attached as Annex A to this proxy statement/prospectus) (schedules to which have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the SEC upon request).

3.1	Second Amended and Restated Articles of Incorporation of Equity Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on May 3, 2016).

3.2	Amended and Restated Bylaws of Equity Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Equity Bancshares, Inc.’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on October 27, 2015, File No. 333-207351).

5.1*	Opinion of Wise & Reber, L.C. regarding the validity of the securities to be issued.

8.1*	Opinion of Norton Rose Fulbright US LLP regarding certain tax matters.

8.2*	Opinion of McAfee & Taft A Professional Corporation regarding certain tax matters.

10.1†	Equity Bancshares, Inc. 2006 Non-Qualified Stock Option Plan, as amended (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on October 27, 2015, File No. 333-207351).

10.2†	Equity Bancshares, Inc. Amended and Restated 2013 Stock Incentive Plan (incorporated by reference to Appendix A to Equity Bancshares, Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 28, 2016).

10.3†	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.3 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

10.4†	Amended and Restated Employment Agreement, dated November 14, 2016, between Equity Bank, Equity Bancshares, Inc. and Brad S. Elliott (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on November 15, 2016).

10.5†	Amended and Restated Employment Agreement, dated November 14, 2016, among Equity Bank, Equity Bancshares, Inc. and Gregory H. Kossover (incorporated by reference to Exhibit 10.2 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on November 15, 2016).

10.6†	Employment Agreement, dated January 26, 2017, among Equity Bank, Equity Bancshares, Inc. and Wendell Bontrager, Jr. (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on January 26, 2017).

10.7	Amended Loan and Security Agreement, dated March 13, 2017, between Equity Bancshares, Inc. and ServisFirst Bank (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on March 16, 2017).

10.8	Amended and Restated Registration Rights Agreement, dated November 16, 2015, by and between Equity Bancshares, Inc., Patriot Financial Partners, L.P., Patriot Financial Partners Parallel, L.P., Endicott Opportunity Partners III, L.P., Compass Island Investment Opportunities Fund A, L.P. and Compass Island Investment Opportunities Fund C, L.P. (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on November 19, 2015).

10.9	Stock Purchase Agreement, dated May 15, 2012, among Equity Bancshares, Inc., Compass Island Investment Opportunities Fund A, L.P. and Compass Island Investment Opportunities Fund C, L.P. (incorporated by reference to Exhibit 10.12 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

10.10†	Form of Market President Incentive Plan (incorporated by reference to Exhibit 10.28 to Equity Bancshares, Inc.’s Registration Statement on Form S-1, filed with the SEC on October 9, 2015, File No. 333-207351).

10.11†	Equity Bancshares, Inc. Annual Executive Incentive Plan (incorporated by reference to Appendix A to Equity Bancshares, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 22, 2017).

10.12	Form of Securities Purchase Agreement, dated as of December 19, 2016 (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on December 22, 2016).

10.13	Form of Registration Rights Agreement, dated as of December 19, 2016 (incorporated by reference to Exhibit 10.1 to Equity Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on December 22, 2016).

10.14	Form of Director Support Agreement, dated July 14, 2017, between Equity Bancshares, Inc. and each of the directors of Cache Holdings, Inc. (attached as Annex B to this proxy statement/prospectus).

10.15	Form of Voting Agreement, dated July 14, 2017, between Equity Bancshares, Inc. and certain shareholders of Cache Holdings, Inc. (attached as Annex C to this proxy statement/prospectus).

21.1	List of Subsidiaries of Equity Bancshares, Inc. (incorporated by reference to Exhibit 21.1 to Equity Bancshares, Inc.’s Annual Report on Form 10-K, filed with the SEC on March 17, 2016).

23.1*	Consent of Crowe Chizek, LLP (with respect to Equity Bancshares, Inc.).

23.2*	Consent of Erwin & Company (with respect to Community First Bancshares, Inc.).

23.3*	Consent of Sewell & Taylor LLP (with respect to Cache Holdings, Inc.).

23.4	Consent of Wise & Reber, L.C. (included in Exhibit 5.1).

23.5	Consent of Norton Rose Fulbright US LLP (included in Exhibit 8.1).

23.6	Consent of McAfee & Taft A Professional Corporation (included in Exhibit 8.2).

24.1*	Powers of Attorney.

99.1*	Consent of D.A. Davidson & Co.

99.2	Form of proxy of Cache Holdings, Inc.

*	Previously filed.
†	Represents a management contract or a compensatory plan or arrangement.